UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

CATALENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CATALENT, INC.

14 Schoolhouse Road

Somerset, New Jersey 08873

April 15, 2024

Fellow Catalent Stockholders:

It is our pleasure to invite you to participate in a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Catalent, Inc., a Delaware corporation (the “Company” or “Catalent”). We will hold the Special Meeting of Catalent at 8:00 a.m., Eastern Time, on May 29, 2024 via a virtual meeting format. You are invited to attend, submit questions, and vote via the Internet at www.virtualshareholdermeeting.com/CTLT2024SM. You will not be able to attend the Special Meeting in person. You will need the control number on your proxy card, or, if shares of common stock, par value $0.01 per share, of Catalent (the “Common Stock”, and each, a “Share”), are held in the name of a broker, bank, or other nominee, on the voting instruction form, to participate in the virtual Special Meeting. Beneficial owners of shares of Common Stock held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares of Common Stock. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. Once admitted, you may participate in the meeting and vote during the Special Meeting by following the instructions that will be available on the meeting website.

On February 5, 2024, Catalent entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) (the form of which is attached as Annex C to the accompanying proxy statement) with Creek Parent, Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Novo Holdings A/S, and Creek Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each Share that is issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by (i) Catalent, Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent, or (ii) a holder who has not voted in favor of the adoption of the Merger Agreement and is entitled to demand and properly demands appraisal of such shares of Common Stock under the DGCL), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest.

At the Special Meeting, you will be asked to consider and vote on:

•	a proposal to adopt and approve the Merger Agreement (the “Merger Proposal”);

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Catalent’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

•

a proposal to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if a quorum is not present or there are not sufficient votes cast at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Advisory Compensation Proposal, the “Special Meeting Proposals”).

The Catalent board of directors (the “Catalent Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. After due and careful discussion and consideration, the Catalent Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting. Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Concurrently with the execution of the Merger Agreement on February 5, 2024, Parent entered into a voting and support agreement (the “Voting Agreement”) (the form of which is attached as Annex E to the accompanying proxy statement) with Elliott Investment Management L.P. and certain of its affiliates (collectively, “Elliott”), pursuant to which, among other things, Elliott has agreed to vote any Common Stock owned by Elliott (as of the record date for the Special Meeting) in favor of the Merger and the adoption of the Merger Agreement. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting and Support Agreement” in the accompanying proxy statement.

The accompanying proxy statement provides you with more specific information about the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about Catalent from the documents Catalent files with the Securities and Exchange Commission (the “SEC”), including those incorporated by reference into the accompanying proxy statement.

Your vote is very important, regardless of the number of shares of Common Stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting, provided a quorum is present. In addition, the Merger Agreement makes the approval by the Catalent stockholders of the Merger Proposal a condition to the parties’ obligations to consummate the Merger. If a quorum is present at the Special Meeting, approval of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Common Stock entitled to vote thereon and present or represented by proxy at the Special Meeting. The failure of any Catalent stockholder to vote will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Because each of the Special Meeting Proposals is “non-routine,” brokers, banks and other nominees do not have discretionary authority to vote on any of the Special Meeting Proposals, and will not be able to vote absent instructions from the beneficial owner of any shares of Common Stock held of record by them. Accordingly, a failure to vote (including a failure to instruct your bank, broker, trust or other nominee to vote) will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. Even if you plan to attend the Special Meeting virtually, Catalent requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Special Meeting to ensure that your shares of Common Stock will be represented and voted at the Special Meeting if you later decide not to or become unable to attend virtually.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a

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stockholder of record, but instead hold your shares of Common Stock in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote at the Special Meeting.

Please vote as promptly as possible, whether or not you plan to attend the Special Meeting virtually. If your shares of Common Stock are held in the name of a broker, bank, trust or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, trust or other nominee. If you hold your shares of Common Stock in your own name, submit a proxy to vote your shares of Common Stock as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Common Stock entitled to vote at the Special Meeting and who is virtually present at the Special Meeting may vote, thereby revoking any previous proxy of such stockholder. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement.

If you have any questions concerning the Merger Proposal, the Advisory Compensation Proposal, the Adjournment Proposal, the Merger or the accompanying proxy statement, would like additional copies of these materials or need help voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

Thank you for your support of Catalent.

Sincerely yours,

Alessandro Maselli

President and Chief Executive Officer

The Merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED APRIL 15, 2024 AND IS FIRST BEING MAILED

TO STOCKHOLDERS OF CATALENT ON OR ABOUT APRIL 15, 2024.

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CATALENT, INC.

14 Schoolhouse Road

Somerset, New Jersey 08873

April 15, 2024

Fellow Catalent Stockholders:

As the Executive Chair of the Catalent board of directors (the “Catalent Board”) and Lead Independent Director, we jointly write to discuss the potential acquisition of Catalent, Inc., a Delaware corporation (the “Company” or “Catalent”) and to encourage you to vote.

On February 5, 2024, Catalent entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) (the form of which is attached as Annex C to the accompanying proxy statement) with Creek Parent, Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Novo Holdings A/S, and Creek Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Catalent (the “Common Stock”, and each, a “Share”), that is issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by (i) Catalent, Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent, or (ii) a holder who has not voted in favor of the adoption of the Merger Agreement and is entitled to demand and properly demands appraisal of such shares of Common Stock under the DGCL), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest.

The Catalent Board carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. After due and careful discussion and consideration, the Catalent Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting. Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

At the special meeting of stockholders (the “Special Meeting”) of Catalent, stockholders will vote on these proposals. Please take the time to read each of the proposals carefully, which we describe in our proxy statement for the Special Meeting. Regardless of how many shares of Common Stock you own, your vote is very important. Whether or not you plan to virtually attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy.

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Thank you for your understanding and trust.

Sincerely yours,

John J. Greisch
Executive Chair of the Catalent Board

Jack Stahl

Lead Independent Director

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CATALENT, INC.

14 Schoolhouse Road

Somerset, New Jersey 08873

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2024

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Catalent, Inc., a Delaware corporation (the “Company” or “Catalent”) will be held at 8:00 a.m., Eastern Time, on Wednesday, May 29, 2024 via a virtual meeting format. You are invited to attend, submit questions, and vote via the Internet at www.virtualshareholdermeeting.com/CTLT2024SM. You will not be able to attend the Special Meeting in person. You will need the control number on your proxy card, or, if shares of common stock, par value $0.01 per share, of Catalent (the “Common Stock”, and each, a “Share”), are held in the name of a broker, bank, or other nominee, on the voting instruction form, to participate in the virtual Special Meeting. Beneficial owners of shares of Common Stock held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares of Common Stock. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. Once admitted, you may participate in the meeting and vote during the Special Meeting by following the instructions that will be available on the meeting website.

The Special Meeting will be conducted for the following purposes:

1.

Adoption and Approval of the Merger Agreement. To vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 5, 2024 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), by and among Catalent, Creek Parent, Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Novo Holdings A/S (“Novo Holdings”), and Creek Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger, the “Merger” and such proposal, the “Merger Proposal”);

2.

Advisory Compensation Proposal. To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Catalent’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

3.

Adjournment Proposal. To vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if a quorum is not present or there are not sufficient votes cast at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Advisory Compensation Proposal, the “Special Meeting Proposals”).

The Catalent board of directors (the “Catalent Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement (see a summary below) and the transactions contemplated by the Merger Agreement, including the Merger. After due and careful discussion and consideration, the Catalent Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other

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transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting. Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

On February 5, 2024, Catalent entered into the Merger Agreement, with Parent and Merger Sub. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each Share that is issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by (i) the Company, Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, or (ii) a holder who has not voted in favor of the adoption of the Merger Agreement and is entitled to demand and properly demands appraisal of such shares of Common Stock under the DGCL), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest (the “Merger Consideration”) and will cease to exist.

Treatment of Equity Awards

At the Effective Time, each option to purchase shares of Common Stock granted by the Company that is outstanding immediately prior to the Effective Time (each, a “Company Option”), will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Option multiplied by (ii) the number of shares of Common Stock subject to such Company Option, provided that if the exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled at the Effective Time without any consideration in respect thereof.

Each time-based restricted stock unit with respect to shares of Common Stock granted by the Company that is outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Common Stock subject to such award, except for certain Company restricted stock units granted to employees of the Company and its subsidiaries following the date of the Merger Agreement which will be converted at the Effective Time into restricted cash awards equal to the product of (a) the Merger Consideration multiplied by (b) the number of shares of Common Stock subject to such award and will otherwise remain subject to their terms, including vesting terms.

Each award of performance-based restricted stock units with respect to shares of Common Stock granted by the Company that is outstanding immediately prior to the Effective Time will vest based on the greater of target level of performance or actual level of performance as of the Effective Time as determined by the Catalent Board and will be canceled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Common Stock subject to such award as determined pursuant to the Merger Agreement.

With respect to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”), (i) the final exercise date will be the earlier of the original exercise date of the ESPP offering in progress as of the date of the Merger Agreement and no later than the date that is four business days prior to the Effective Time (the “Final Exercise Date”), (ii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iii) the ESPP will terminate on the date immediately prior to the date on which the Effective Time occurs, (iv)(a) no new participant will be permitted to join the current offering period in progress under the ESPP as of the date of the Merger Agreement and (b) no participant in the ESPP with respect to the current offering period as of the date of the Merger

Agreement will be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions) and (v) the current offering period in progress as of the date of the Merger Agreement will be the final offering period under the ESPP. All shares of Common Stock purchased on the Final Exercise Date will be canceled at the Effective Time and converted into the right to receive the Merger Consideration as described above.

Closing Conditions

Consummation of the Merger is subject to customary closing conditions, including approval of the Merger by the Company’s stockholders. Further conditions include (i) receipt of certain governmental waivers, consents, clearances, decisions, declarations, approvals, and expirations or terminations of applicable waiting periods in applicable jurisdictions, including the expiration or termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, with respect to (a) the Merger and (b) the sale of three of the Company’s fill-finish sites (which are located in Anagni, Italy, Bloomington, Indiana, USA, and Brussels, Belgium) and related assets from Novo Holdings to Novo Nordisk A/S (“Novo Nordisk”), of which Novo Holdings has a controlling interest, following the consummation of the Merger (the “Carve-Out”), and (ii) the absence of any order, injunction or law prohibiting the Merger or the Carve-Out, in the case of Parent’s obligation to close, without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals” beginning on page 96 of the accompanying proxy statement) provided that the consummation of the Carve-Out is not a condition to the closing of the Merger. Parent’s and Merger Sub’s obligations to close the Merger are also conditioned upon the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) on the Company.

If the Merger has not closed by February 5, 2025 (as may be extended as described in the following sentence, the “End Date”), either the Company or Parent may terminate the Merger Agreement. However, if as of such date all conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that (i) by their nature are to be satisfied by actions to be taken at the closing, or (ii) relate to receipt of required regulatory approvals or legal restraints in connection with required regulatory approvals or applicable antitrust or foreign investment laws), then such date will automatically be extended by three months on each of four occasions. In addition, if as of such date, (a) all conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and (b) the condition relating to receipt of the Company’s stockholders’ approval has not been satisfied solely due to the Company’s inability to timely file the proxy statement then such date will be extended by three months on each of the first two such occasions.

No Solicitation; Catalent Board Recommendation

Pursuant to the Merger Agreement, the Company has agreed to cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any person that may be ongoing with respect to an alternative acquisition proposal, subject to exceptions that allow the Company under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals. The Catalent Board also has the ability to change its stockholder recommendation of the Merger in respect of an alternative acquisition proposal that constitutes a Superior Offer (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 92 of the accompanying proxy statement) or in respect of certain changes in circumstances not known to, or reasonably foreseeable by, the Catalent Board prior to the signing of the Merger Agreement that subsequently become known to the Catalent Board prior to the Special Meeting. In addition, prior to the approval of the Merger Proposal, the Catalent Board may terminate the Merger Agreement in order to enter into a written definitive agreement in respect of an alternative acquisition proposal that constitutes a Superior Offer, subject to the Company paying a termination fee (as described below). In each such case, the Catalent Board must determine in good faith, after consultation with outside legal counsel, that the failure to change its recommendation and, as applicable, terminate the Merger Agreement, would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Termination and Fees

The Merger Agreement may be terminated upon the mutual consent of the Company and Parent. In addition, either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger is not completed by the End Date, (ii) a governmental authority has issued a final nonappealable legal restraint prohibiting the Merger or the Carve-Out, (iii) Catalent stockholders fail to adopt the Merger Agreement, or (iv) the other party is in material breach of the Merger Agreement in a manner that would result in a failure of the applicable closing condition (subject to the applicable cure period set forth in the Merger Agreement). Parent may also terminate the Merger Agreement if, prior to the approval of the Merger Proposal, the Catalent Board makes a change in its stockholder recommendation of the Merger, subject to the terms and conditions of the Merger Agreement. The Company may also terminate the Merger Agreement in order to enter into a definitive agreement in respect of an alternative acquisition proposal that the Catalent Board determines is a Superior Offer; provided that the Company pays the termination fee described below.

Upon termination of the Merger Agreement, (i) Parent, under specified circumstances and conditions set forth in the Merger Agreement, including termination by either Parent or the Company for failure to obtain required regulatory approvals by the End Date (including, in the case of Parent, if such required regulatory approvals cannot be obtained without the imposition of a Burdensome Condition), or the issuance of a final nonappealable legal restraint prohibiting the Merger or the Carve-Out (if such legal restraint relates to required regulatory approvals or other applicable antitrust or foreign investment laws), Parent will be required to pay the Company a termination fee equal to $584,400,000, and (ii) the Company, under specified circumstances and conditions set forth in the Merger Agreement, including termination (a) by the Company in order to enter into an alternative acquisition agreement with respect to a Superior Offer or (b) by Parent upon a change in the Catalent Board’ stockholder recommendation of the Merger, will be required to pay Parent a termination fee equal to $344,800,000.

Financing

Novo Holdings has provided an equity commitment in the form of an equity commitment letter (the “Equity Commitment Letter”) to Parent in the aggregate amount of $16,650,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. In addition, the Company is obligated to use commercially reasonable efforts to provide certain limited cooperation in connection with Parent’s efforts to obtain debt financing, if any, to fund a portion of the amount necessary to complete the Merger and pay related fees in connection with the Merger. Parent has obtained debt financing commitments and does not presently anticipate that the entire $16,650,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing. The Merger is not subject to any financing contingency.

Other Terms of the Merger Agreement

The Merger Agreement contains various customary representations and warranties from each of the Company, Parent and Merger Sub. The Company has also agreed to various customary covenants, including (i) using commercially reasonable efforts to conduct its business in all material respects in the ordinary course and not engage in certain types of transactions during the period between the execution of the Merger Agreement and the closing of the Merger, subject to certain exceptions and (ii) to prepare a proxy statement relating to the approval of the Merger Agreement by the Company’s stockholders and to hold the Special Meeting. The Company and Parent and their respective controlled affiliates have agreed to take all actions necessary, proper, or advisable (subject to certain limitations, including, in the case of Parent, imposition of a Burdensome Condition) to cause the conditions to the closing of the Merger to be satisfied as soon as reasonably practicable, including cooperating to obtain required regulatory approvals. Novo Nordisk and certain of its affiliates have also separately agreed to specified obligations with respect to regulatory filings and approvals that are substantially similar to the parallel obligations of Parent under the Merger Agreement and subject to the same limitations (including imposition of a Burdensome Condition). Additionally, the parties are entitled to seek specific performance under the Merger Agreement.

The Company has also agreed to use commercially reasonable efforts to cooperate with Novo Holdings and Novo Nordisk in connection with planning efforts for the Carve-Out such that the Carve-Out can be implemented as promptly as reasonably practicable following closing of the Merger. The consummation of the Carve-Out is not a condition to closing of the Merger.

Voting and Support Agreement

As a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, on February 5, 2024, concurrently with the execution of the Merger Agreement, Parent entered into a voting and support agreement (the “Voting Agreement”) (the copy of the Voting Agreement attached as Annex E to the accompanying proxy statement) with Elliott Investment Management L.P. and certain of its affiliates (collectively, “Elliott”), pursuant to which, among other things, Elliott has agreed to vote any Common Stock owned by Elliott (as of the record date for Catalent stockholder meeting) in favor of the Merger and the adoption of the Merger Agreement. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting and Support Agreement” in the accompanying proxy statement.

The foregoing description of the Merger Agreement and the Voting Agreement and the transactions contemplated thereby does not purport to be complete. Please see the section entitled “The Merger Agreement” beginning on page 80 of the accompanying proxy statement for a description of the transactions contemplated by the Merger Agreement.

Catalent will transact no other business at the Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof by or at the direction of the Catalent Board. The accompanying proxy statement, of which this notice is a part and is incorporated herein by reference, describes the proposals listed above in more detail. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, which are incorporated by reference into this notice, for further information with respect to the business to be transacted at the Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the section entitled “The Merger Agreement” beginning on page 80 of the accompanying proxy statement for a description of the transactions contemplated by the Merger Agreement.

Approval of the Merger Proposal is required to complete the Merger and will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Catalent stockholders will also be asked to approve the Advisory Compensation Proposal and the Adjournment Proposal, which are not conditions to consummation of the Merger. If a quorum is present at the Special Meeting, approval of the Advisory Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the Common Stock entitled to vote thereon and present or represented by proxy at the Special Meeting. The failure of any Catalent stockholder to vote will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Because each of the Special Meeting Proposals is “non-routine,” brokers, banks and other nominees do not have discretionary authority to vote on any of the Special Meeting Proposals, and will not be able to vote absent instructions from the beneficial owner of any shares of Common Stock held of record by them. Accordingly, a failure to vote (including a failure to instruct your bank, broker, trust or other nominee to vote) will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal.

The Catalent Board has fixed the close of business on April 5, 2024 as the record date (the “Record Date”) for the determination of the Catalent stockholders entitled to receive notice of, and to virtually vote at, the

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Special Meeting or any adjournment or postponement thereof. The Catalent stockholders of record as of the close of business on the Record Date are the only Catalent stockholders that are entitled to receive notice of, and to virtually vote at, the Special Meeting and any adjournment or postponement thereof unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting. Regardless of whether there is a quorum, the chairman or any other person presiding over the Special Meeting as designated by the Catalent Board may adjourn the Special Meeting. In addition, the Special Meeting may be postponed by the Catalent Board in its discretion. For additional information regarding the Special Meeting, please see the section entitled “The Special Meeting of Catalent’s Stockholders” beginning on page 29 of the accompanying proxy statement.

Under the DGCL, a holder of Common Stock who does not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of its shares of Common Stock as determined by the Court of Chancery of the State of Delaware if the Merger is completed, but only if such stockholder strictly complies with the procedures set forth in Section 262 of the DGCL (“Section 262”). These procedures are summarized in the section entitled “Appraisal Rights” beginning on page 112 of the accompanying proxy statement. In addition, the text of Section 262 is attached as Annex B to the accompanying proxy statement.

To ensure your virtual representation at the Special Meeting, please vote as promptly as possible, whether or not you plan to attend the Special Meeting virtually. If your shares of Common Stock are held in the name of a broker, bank, trust or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, trust or other nominee. If you hold your shares of Common Stock in your own name, submit a proxy to vote your shares of Common Stock as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card, or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Common Stock entitled to vote at the Special Meeting and who is virtually present at the Special Meeting may vote, thereby revoking any previous proxy of such stockholder. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement.

Catalent stockholders of record as of the Record Date will be able to participate in the Special Meeting by visiting www.virtualshareholdermeeting.com/CTLT2024SM and entering the 16-digit control number on the proxy card or voting instruction form you received. If you would like to view the Special Meeting materials via the internet, please visit www.virtualshareholdermeeting.com/CTLT2024SM.

If you have any questions or need assistance voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

By order of the Board of Directors,

Joseph A. Ferraro

General Counsel, Chief Compliance Officer, and Corporate Secretary

April 15, 2024

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE BY (i) TELEPHONE USING THE TOLL-FREE NUMBER ON YOUR PROXY CARD, (ii) VISITING THE INTERNET SITE LISTED ON THE PROXY CARD, OR (iii) SUBMITTING YOUR PROXY OR VOTING INSTRUCTION CARD BY MAIL BY USING THE SELF-ADDRESSED, STAMPED ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTING INSTRUCTIONS AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. Even if you plan to attend the Special Meeting virtually, Catalent requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Special Meeting to ensure that your shares of Common Stock will be represented and voted at the Special Meeting if you later decide not to or become unable to attend virtually.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares of Common Stock in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote at the Special Meeting.

Please vote as promptly as possible, whether or not you plan to attend the Special Meeting virtually. If your shares of Common Stock are held in the name of a broker, bank, trust or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, trust, or other nominee. If you hold your shares of Common Stock in your own name, submit a proxy to vote your shares of Common Stock as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card, or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Common Stock entitled to vote at the Special Meeting who is virtually present at the Special Meeting may vote, thereby revoking any previous proxy of such stockholder. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in this Proxy Statement.

The enclosed proxy statement, which is incorporated herein by reference, provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Special Meeting. We urge you to read carefully this Proxy Statement—including any documents incorporated by reference—and the annexes in their entirety before voting. If you have any questions concerning the Merger Proposal, the Advisory Compensation Proposal, the Adjournment Proposal, the Merger or this Proxy Statement, would like additional copies of these materials or need help voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

Annexes

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SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement (this “Proxy Statement”). This summary highlights selected information from this Proxy Statement and does not contain all of the information that may be important to you as a Catalent stockholder (as defined below). To understand the Merger (as defined below) fully and for a more complete description of the terms of the Merger, you should read this Proxy Statement entirely and carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this Proxy Statement. See the section entitled “Where You Can Find More Information” beginning on page 121 of this Proxy Statement. Items in this summary include a page reference directing you to a more complete description of those items. In this Proxy Statement, the terms “Catalent,” “the Company,” “we,” “our” and “us” refer to Catalent, Inc. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Merger (See page 28)

Catalent, Inc.

Catalent, Inc. is a global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion unit doses of nearly 8,000 products annually. Catalent’s expert workforce of over 17,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year.

A detailed description of Catalent’s business is contained in Catalent’s Annual Report filed on Form 10-K for the fiscal year ended June 30, 2023, which is incorporated by reference into this Proxy Statement. See the section entitled “Where You Can Find More Information” beginning on page 121 of this Proxy Statement.

Catalent’s public common stock, par value $0.01 per share (the “Common Stock”, and each, a “Share”), is listed and traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CTLT.” Catalent has its executive offices located at 14 Schoolhouse Road, Somerset, New Jersey 08873.

Creek Parent, Inc.

Creek Parent, Inc., which we refer to as “Parent,” is a newly formed Delaware corporation and a wholly owned subsidiary of Novo Holdings A/S (“Novo Holdings”). Parent has its executive offices located at 200 Clarendon Street, Floor 45, Boston, Massachusetts 02116. Parent’s sole purpose is to enter into the Merger Agreement (as defined below) and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings has a controlling interest in Novo Nordisk A/S and Novonesis A/S and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seeds, Venture, Growth, and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2023, Novo Holdings had total assets of EUR 149 billion. More information is available at www.novoholdings.dk.

Creek Merger Sub, Inc.

Creek Merger Sub, Inc., which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist.

The Special Meeting of Catalent’s Stockholders (See page 29)

A special meeting of Catalent stockholders (including any adjournments or postponements thereof, the “Special Meeting”) will be held virtually on May 29, 2024, at 8:00 a.m., Eastern Time. You are invited to attend, submit questions, and vote via the Internet at www.virtualshareholdermeeting.com/CTLT2024SM. You will not be able to attend the Special Meeting in person. You will need the control number on your proxy card, or, if shares of Common Stock are held in the name of a broker, bank, or other nominee, on the voting instruction form, to participate in the virtual Special Meeting. Beneficial owners of shares of Common Stock held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares of Common Stock. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. Once admitted, you may participate in, and vote during, the Special Meeting by following the instructions that will be available on the meeting website.

The Special Meeting is being held to consider and vote on the following proposals:

•

to vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 5, 2024 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), by and among Catalent, Parent and Merger Sub (such merger, the “Merger” and such proposal, the “Merger Proposal”);

•

to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Catalent’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

•

to vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if a quorum is not present or there are not sufficient votes cast at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Completion of the Merger is conditioned on, among other things, the approval of the Merger Proposal by the requisite holders of Common Stock (“Catalent stockholders”). Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the obligation of the parties to complete the Merger.

Only holders of record of outstanding shares of Common Stock as of the close of business on April 5, 2024 (the “Record Date”) are entitled to receive notice of, and to vote virtually at, the Special Meeting and any adjournment or postponement of the Special Meeting unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting. Catalent stockholders may cast one vote for each Share owned as of the close of business on the Record Date for each proposal.

As of the close of business on the Record Date, there were 180,974,218 shares of Common Stock issued and outstanding.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Accordingly, a Catalent stockholder’s abstention from voting or the failure of a Catalent stockholder to vote (including the failure of a Catalent stockholder who holds shares of Common Stock in “street name” through a bank, broker, trust or other nominee to give any voting instructions to that bank, broker, trust or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal.

Under the Bylaws of Catalent (the “Bylaws”), if a quorum is present at the Special Meeting, approval of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented by proxy and entitled to vote on the subject matter at the Special Meeting. Under the Bylaws, abstentions will be counted as present for the purpose of determining whether a quorum is present for the meeting. Abstentions will have the effect of a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal. Accordingly, with respect to a Catalent stockholder who is present or represented by proxy at the Special Meeting and who abstains from voting on either the Advisory Compensation Proposal or the Adjournment Proposal, such stockholder’s abstention will be counted in connection with the determination of whether a quorum is present with respect to such proposal and will have the effect of a vote “AGAINST” such proposals The failure of a Catalent stockholder of record who is not present or represented by proxy at the Special Meeting to vote on either the Advisory Compensation Proposal or the Adjournment Proposal, as well as the failure of a Catalent stockholder who holds shares of Common Stock in “street name” through a bank, broker, trust or other nominee to give any voting instructions to the bank, broker, trust or other nominee, will have no effect on the outcome of either the Advisory Compensation Proposal or the Adjournment Proposal.

The Merger (Proposal 1) (See page 35) and the Merger Agreement (See page 80)

You are being asked to adopt and approve the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the laws of the State of Delaware (“Delaware Law”), at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware Law as the surviving corporation (the “Surviving Corporation”). The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex C to this Proxy Statement. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger. Following the Merger, the Common Stock will be delisted from the NYSE, will be deregistered under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and will cease to be publicly traded.

When the Merger is Expected to be Completed (See page 24)

Catalent and Parent are working to complete the Merger as soon as reasonably practicable after the Special Meeting. The Merger is expected to close towards the end of calendar year 2024, subject to customary closing conditions. The transaction is not subject to any financing contingency. In order to complete the Merger, Catalent must obtain the required Catalent stockholder approval and, as to Catalent and/or the Parent, a number of closing conditions under the Merger Agreement must be satisfied or waived, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and approvals, clearances, and expirations or terminations of any applicable waiting periods under applicable antitrust and foreign investment regimes in certain non-U.S. jurisdictions. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.” Accordingly, there can be no assurance that the Merger will be completed at all, or if completed, that it will be completed at the end of the calendar year 2024.

Merger Consideration–Payment for Common Stock in the Merger (See page 83)

At the effective time of the Merger (the “Effective Time”), each Share that is issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by (i) Catalent (including as treasury stock or otherwise), or any direct or indirect wholly owned Catalent subsidiary, but excluding for the avoidance of doubt any Share held by any Company plan or trust related thereto (other than, for the avoidance of doubt, shares of Common Stock reserved for issuance under any of the Company equity plans or the ESPP), or held, directly or indirectly, by Parent, Merger Sub, or any wholly owned subsidiary of Parent, immediately prior to the Effective Time (the “Cancelled Shares”), or (ii) a holder who has not voted in favor of the adoption of the Merger Agreement and is entitled to demand and properly demands appraisal of such shares of Common Stock under the DGCL (“Dissenting Shares”)), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest (the “Merger Consideration”). Each Canceled Share will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

Voting and Support Agreement (See page 105)

Concurrently with the execution of the Merger Agreement, Parent entered into the voting and support agreement (the “Voting Agreement”) (the copy of the Voting Agreement attached as Annex E to this Proxy Statement) with Elliott Investment Management L.P. and certain of its affiliates (collectively, “Elliott”), pursuant to which, among other things, Elliott has agreed to vote any Common Stock owned by Elliott (as of the record date for the Special Meeting) in favor of the Merger and the adoption of the Merger Agreement. For more information, please see the section entitled “The Merger Agreement—Voting and Support Agreement.”

Recommendation of Catalent Board and its Reasons for the Merger (See page 48)

The Catalent Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting.

Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For additional information on the factors considered by the Catalent Board in reaching this decision and the recommendation of the Catalent Board, please see the section entitled “The Merger (Proposal 1)—Recommendation of Catalent Board and its Reasons for the Merger.”

Financial Advisors to Catalent (See page 56)

Catalent has engaged each of Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan Securities LLC as financial advisors to Catalent in connection with the proposed Merger.

Opinion of Citigroup Global Markets Inc.

In connection with Citi’s engagement, Citi delivered a written opinion, dated February 4, 2024, to the Catalent Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received in the Merger by holders of Common Stock (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk A/S (“Novo Nordisk”) and their respective affiliates) pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated February 4, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Catalent Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Catalent to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Catalent or the effect of any other transaction which Catalent might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Catalent Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Interests of Catalent’s Directors and Executive Officers in the Merger (See page 65)

In considering the recommendation of the Catalent Board, that Catalent stockholders vote to approve the Merger Proposal, Catalent stockholders should be aware that Catalent’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Catalent stockholders generally. These interests include, among others:

•

if applicable, accelerated vesting at the Effective Time, in each case, as described further below, of Company Options, Company Restricted Stock Units, and Company Performance Stock Units (each as defined below) held by certain of Catalent’s executive officers with an estimated aggregate value of $32,343,143 based on the Merger Consideration;

•

payment of severance payments and benefits that certain Catalent executive officers may become entitled to receive under individual severance and employment agreements, upon a qualifying termination of employment following the Effective Time, with an estimated aggregate value of $18,334,625;

•

granting of retention awards to certain Catalent executive officers with an aggregate value of $3,000,000 that vest 50% on the Effective Time and 50% on the 12-month anniversary of the Effective Time, subject to continued employment through the applicable vesting date;

•

to the extent that Catalent reasonably believes that certain “disqualified individuals” may receive or be entitled to receive “excess parachute payments” (each as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) in connection with the Merger, Catalent may be permitted to take certain actions to reduce the amount of any such potential payments and may indemnify such disqualified individual(s) on an after-Tax basis for any excise Taxes imposed under Section 4999 of the Code up to an aggregate limit of $25 million; and

•	rights to indemnification, advancement of expenses, and directors’ and officers’ liability insurance that will survive the completion of the Merger.

The Catalent Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger, and in recommending the approval of the Merger Proposal and the Advisory Compensation Proposal to the Catalent stockholders. See the section entitled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger.”

Treatment of Catalent Equity Awards (See page 82)

Treatment of Options

At the Effective Time, each option to purchase shares of Common Stock granted by the Company that is outstanding immediately prior to the Effective Time (each, a “Company Option”), will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Option multiplied by (B) the number of shares of Common Stock subject to such Company Option, provided that if the exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled at the Effective Time without any consideration in respect thereof. For more information, see the section entitled “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Options.”

Treatment of Restricted Stock Units

At the Effective Time, each time-based restricted stock unit with respect to shares of Common Stock granted by the Company (a “Company Restricted Stock Unit”) that is outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Restricted Stock Units, except for certain Company Restricted Stock Units granted to employees of the Company and its subsidiaries following the date of the Merger Agreement which will be converted at the Effective Time into restricted cash awards equal to the product of (a) the Merger Consideration multiplied by (b) the number of shares of Common Stock subject to such award and will otherwise remain subject to their terms, including vesting terms. For more information, see the section entitled “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Restricted Stock Units.”

Treatment of Performance Stock Units

At the Effective Time, each performance-based restricted stock unit with respect to shares of Common Stock granted by the Company (a “Company Performance Stock Unit”) that is outstanding immediately prior to the Effective Time will vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Catalent Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which will vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units will be canceled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Performance Stock Units as determined by the Catalent Board or a committee thereof. For more information, see the section entitled “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Performance Stock Units.”

Treatment of Employee Stock Purchase Plan

With respect to the ESPP, (i) the final exercise date will be the earlier of the original exercise date of the ESPP offering in progress as of the date of the Merger Agreement and no later than the date that is four business days prior to the Effective Time (the “Final Exercise Date”), (ii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iii) the ESPP will terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights will be granted or exercised under the ESPP thereafter, (iv)(A) no new participant will be permitted to join the current offering period in progress as of the date of the

Merger Agreement under the ESPP and (B) no participant in the ESPP with respect to the current offering period as of the date of the Merger Agreement will be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions), and (v) the current offering period in progress as of the date of the Merger Agreement will be the final offering period under the ESPP. All shares of Common Stock purchased on the Final Exercise Date will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. For more information, see the section entitled “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of the Employee Stock Purchase Plan.”

Actions Necessary

Prior to the Effective Time, the Catalent Board (or, if appropriate, any appropriate committee thereof) will adopt such resolutions or take such other necessary actions to effect the treatment of the equity awards of Catalent and to terminate the ESPP and the Company equity plans effective as of the Effective Time.

Financing of the Merger (See page 64)

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is anticipated to be approximately $16,650,000,000.

Novo Holdings has provided an equity commitment in the form of an equity commitment letter (the “Equity Commitment Letter”) to Parent in the aggregate amount of $16,650,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. In addition, the Company is obligated to use commercially reasonable efforts to provide certain limited cooperation in connection with Parent’s efforts to obtain debt financing, if any, to fund a portion of the amount necessary to complete the Merger and pay related fees in connection with the Merger. Parent has obtained debt financing commitments and does not presently anticipate that the entire $16,650,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing. The Merger is not subject to any financing contingency.

Conditions to the Consummation of the Merger (See page 83)

Consummation of the Merger is subject to customary closing conditions, including approval of the Merger by the Company’s stockholders. Further conditions include:

•

receipt of certain governmental actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and all expirations or terminations of applicable waiting periods in applicable jurisdictions, including the expiration or termination of the waiting period under the HSR Act and under other laws, with respect to (A) the Merger and (B) the sale of three of the Company’s fill-finish sites (which are located in Anagni, Italy, Bloomington, Indiana, USA, and Brussels, Belgium) and related assets (the “Carve-Out Business”) from Novo Holdings to Novo Nordisk, of which Novo Holdings has a controlling interest following the consummation of the Merger (the “Carve-Out”) (the “Antitrust and Foreign Investment Condition”); and

•	the absence of any order, injunction or law by any governmental authority prohibiting the Merger or the Carve-Out (a “Legal Restraint”) (the “Restraint Condition”).

In addition, Parent’s and Merger Sub’s obligation to effect the Merger is subject to the fulfillment at or prior to the closing of the Merger (the “Closing”) or waiver (to the extent not prohibited under applicable law), of each of the following additional conditions:

•

the accuracy of the representations and warranties of Catalent contained in the Merger Agreement (subject to certain materiality and “Material Adverse Effect” (as defined in the Merger Agreement) qualifications);

•	Catalent’s performance with its obligations required to be performed by it under the Merger Agreement in all material respects;

•	the absence of a Material Adverse Effect, individually or in the aggregate, relating to Catalent;

•	the delivery of an officer’s certificate by Catalent certifying the matters of the three preceding bullets; and

•

the Antitrust and Foreign Investment Condition and the Restraint Condition (as it relates to the Antitrust and Foreign Investment Condition) having been satisfied without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals” beginning on page 96 of this Proxy Statement).

Catalent’s obligation to effect the Merger is subject to the fulfillment at or prior to the Closing Date or waiver (to the extent not prohibited under applicable law) at Closing, of each of the following additional conditions:

•	the accuracy of the representations and warranties of Parent (subject to certain materiality and material adverse effect qualifications);

•	Parent’s and Merger Sub’s performance with its obligations required to be performed by it under the Merger Agreement in all material respects; and

•	the delivery of an officer’s certificate by Parent certifying the matters of the two preceding bullets.

No Solicitation of Acquisition Proposals by Catalent (See page 92)

Except as permitted by the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (the “Pre-Closing Period”), Catalent will, and will cause its subsidiaries to, and will direct its representatives to, cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any person that may be ongoing with respect to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 92 of this Proxy Statement) and the Company will not, and will direct its representatives not to, directly or indirectly:

•

solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any inquiry regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal;

•

engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal; or

•

enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal (other than in limited circumstances in accordance with the Merger Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, if at any time after the date of the Merger Agreement and prior to the approval of the Merger Proposal by the Catalent stockholders (but not after), Catalent or any its representatives receives an Acquisition Proposal that does not result from a breach of the non-solicitation provisions of the Merger Agreement: (i) Catalent or its representatives may contact such person or group of persons that delivered such Acquisition Proposal to clarify the terms and conditions thereof and inform such person or group of persons of the terms of the non-solicitation provisions of the Merger Agreement and (ii) if the Catalent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Offer (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 92 of this Proxy Statement), Catalent may:

•

negotiate and enter into an acceptable confidentiality agreement with the person or group of persons making such Acquisition Proposal and furnish, pursuant to any such acceptable confidentiality agreement, information (including non-public information) with respect to Catalent to the person or group of persons who has made such Acquisition Proposal and their potential sources of financing and their respective representatives; and

•

engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their potential sources of financing and their respective representatives.

If Catalent receives an Acquisition Proposal, Catalent must:

•

substantially concurrently (and in any event within 48 hours) provide to Parent all information concerning Catalent that is provided to any such person that was not previously provided to Parent or its representatives; and

•

provide any competitively sensitive information or data provided to such person in a separate “clean team room” and enter into a customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Catalent with advice from its outside legal counsel.

Termination of the Merger Agreement (See page 102)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written agreement of the Company and Parent;

•	by either Catalent or Parent:

if the Merger is not consummated on or before February 5, 2025 (as may be extended as described in the following sentence, the “End Date”); provided that if, (i) as of such date or a Test Date (as defined below), the conditions to the Closing set forth in the Merger Agreement have been satisfied or waived (other than (A) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), (B) the Restraint Condition as it relates to antitrust or foreign investment laws, (C) the Antitrust and Foreign Investment Condition and (D) the absence of a Burdensome Condition as it relates to the Restraint Condition (but solely to the extent the applicable Legal Restraint relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws) and the Antitrust and Foreign Investment Condition, then such date will be automatically extended by three months on four occasions (the date of such occasion, a “Test Date”); provided, further, that, notwithstanding the foregoing, (1) if as of any Test Date, Catalent stockholder vote has not been obtained solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC filing not being filed in a timely manner pursuant to applicable law, such automatic extension will still occur so long as the other conditions to the automatic extension set forth in the first proviso are satisfied and (2) if, solely on the first Test Date and the second Test Date, all conditions precedent will have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) Catalent stockholder vote has not been obtained solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC filing not being filed in a timely manner pursuant to applicable law), such automatic extension will still occur and (ii) the party seeking to terminate the Merger Agreement pursuant to this clause will not have breached or failed to perform in any material respect its obligations under the Merger Agreement in any manner that will have principally caused the failure to consummate the Merger on or before such Test Date;

•	if any Legal Restraint has become final and nonappealable; or

•	if the required approval of the Merger Proposal at the Special Meeting (or at any adjournment or postponement thereof) is not obtained.

•	by Parent:

•

if Catalent has breached in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, which, in each case, such breach (i) would result in a failure to satisfy the closing conditions relating to Catalent’s representations and warranties or covenants and (ii) is not curable by the End Date or, if curable, is not cured within 30 business days following Parent’s delivery of written notice to Catalent stating Parent’s intention to terminate the Merger Agreement and the basis thereof; provided that Parent is not then in material breach of any representation, warranty, agreement, or covenant contained in the Merger Agreement (which breach would result in a failure to satisfy the closing conditions relating to Parent’s representations, warranties, agreements and covenants); or

•

at any time following a Company Adverse Change Recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals—The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 94 of this Proxy Statement).

•	by Catalent:

•

if Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, which, in each case, such breach (i) would result in a failure to satisfy the closing conditions relating to Parent’s and Merger Sub’s representations and warranties, agreements or covenants and (ii) is not curable by the End Date or, if curable, is not cured within 30 business days following Catalent’s delivery of written notice to Parent stating Catalent’s intention to terminate the Merger Agreement and the basis thereof; provided that Catalent is not then in material breach of any representation, warranty, agreement, or covenant contained in the Merger Agreement (which breach would result in a failure to satisfy the closing conditions relating to Catalent’s representations, warranties and covenants); or

•

prior to the approval of the Merger Proposal in order to enter into an agreement providing for a Superior Offer, subject to compliance with specified non-solicitation provisions of the Merger Agreement.

Expenses (See page 104)

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses.

Catalent Termination Fee (See page 103)

If the Merger Agreement is terminated in specified circumstances, the Company will be required to pay or cause to be paid to Parent a termination fee of $344,800,000 in cash (the “Company Termination Fee”). Parent would be entitled to receive the Company Termination Fee from Catalent if the Merger Agreement is terminated:

•

by Catalent, prior to the approval of the Merger Proposal in order to enter into an agreement providing for a Superior Offer, subject to compliance with specified non-solicitation provisions of the Merger Agreement; or

•	by Parent, if the Catalent Board will have effected a Company Adverse Change Recommendation; or

•

under certain specified circumstances (as described in the section entitled “The Merger Agreement—Certain Additional Covenants—Catalent Termination Fee” beginning on page 103 of this Proxy Statement), including if within 12 months of such termination, Catalent consummates or enters into a definitive agreement with respect to an Acquisition Proposal for more than 50% of Common Stock or consolidated assets, or assets from which 50% or more of the consolidated revenues or earnings of Catalent are derived.

These triggers for the termination fee are subject to additional conditions or qualifications, which are described in greater detail in the section entitled “The Merger Agreement—Certain Additional Covenants—Catalent Termination Fee” beginning on page 103 of this Proxy Statement.

Parent Termination Fee (See page 103)

If the Merger Agreement is terminated in specified circumstances, Parent will be required to pay or cause to be paid to Catalent a termination fee of $584,400,000 in cash (the “Parent Termination Fee”). Catalent would be entitled to receive the Parent Termination Fee from Parent if either Parent or Catalent terminates the Merger Agreement:

•

because of a failure of the Closing to occur by the End Date, or due to a Legal Restraint (but solely to the extent the applicable Legal Restraint relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws) and at such time (i) (1) the Restraint Condition, (2) the Antitrust and Foreign Investment Condition or (3) the absence of a Burdensome Condition have not been fulfilled (or waived to the extent permissible under applicable law) (in the case of each of clauses (1) and (3), as it relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws), (ii) all other closing conditions have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), and (iii) there has not been a breach by Catalent of its filing, consents and approvals efforts obligations under the Merger Agreement which has principally caused the failure of the satisfaction of all or any of the conditions listed in clause (i).

The Parent Termination Fee is subject to additional conditions or qualifications, which are described in greater detail in the section entitled “The Merger Agreement—Certain Additional Covenants—Parent Termination Fee” beginning on page 103 of this Proxy Statement.

U.S. Federal Income Tax Considerations (See page 76)

The receipt of cash by U.S. holders (as defined in the section entitled “The Merger (Proposal 1)—U.S. Federal Income Tax Considerations”) in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the Merger and (ii) the U.S. holder’s adjusted tax basis in its Common Stock exchanged therefor.

This Proxy Statement contains a general discussion of U.S. federal income tax considerations relating to the Merger. No information is provided with respect to the tax consequences of the Merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare and alternative minimum tax laws), or any applicable state, local or non-U.S. tax laws. Consequently, holders of Common Stock should consult their tax advisors as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Regulatory Matters (See page 96)

The completion of the Merger is subject to:

•

any waiting period (and any extension thereof, including under any agreement between a party and a governmental authority agreeing not to consummate the Merger prior to a certain date) under the HSR Act and the filings set forth in the specified section of the Company Disclosure Schedules (as defined in the Merger Agreement) applicable to the Merger or the Carve-Out (collectively, the “Transactions”) having expired or been terminated;

•

each other clearance or approval under the applicable antitrust and foreign subsidy and investment regimes set forth in the specified section of the Company Disclosure Schedules will have been obtained (or deemed obtained); and

•

no governmental authority having jurisdiction over Parent, Merger Sub, Catalent, Novo Holdings, Novo Nordisk or any of their respective affiliates has entered any injunction or similar order that remains in effect and no law has been adopted or is effective, in each case, that prohibits or makes illegal the consummation of the Transactions.

Under the HSR Act and related rules, the Merger may not be completed until each of Catalent and Parent files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and the applicable statutory waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act Notification and Report Forms (unless earlier terminated or extended by the issuance of a request for additional information and documentary material (a “Second Request”) to the parties by the FTC or the Antitrust Division prior to that time). On March 4, 2024, both Catalent and the Novo Nordisk Foundation (as the ultimate parent entity of Parent) filed their respective Notification and Report Forms with the Antitrust Division and the FTC. As agreed with Catalent, following informal discussions with the FTC staff, Parent notified the FTC that the Novo Nordisk Foundation elected to withdraw and refile its Notification and Report Form with the Antitrust Division and the FTC prior to expiration of the initial waiting period to give the FTC additional time to review the Transactions. The Novo Nordisk Foundation’s Notification and Report Form was withdrawn and refiled effective as of April 2, 2024, at which time a new 30-calendar-day waiting period commenced under the HSR Act. If the FTC or the Antitrust Division issues a Second Request, the parties must observe an additional 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the Antitrust Division or the parties otherwise agree to extend the waiting period. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the Antitrust Division, or any state could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Similarly, in certain other jurisdictions, the Merger cannot be closed until a notification is made and approvals, clearances, and expirations or terminations of any applicable waiting periods under applicable antitrust laws are obtained. Foreign investment approvals in certain jurisdictions are also required to close the Merger.

Beneficial Ownership (See page 106)

At the close of business on April 5, 2024, Catalent’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 361,645 shares of Common Stock, representing less than 1% of the shares of Common Stock issued and outstanding on that date. Catalent currently expects that all of its directors and executive officers will vote their shares of Common Stock “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal, if necessary. For more information regarding the security ownership of Catalent directors and executive officers, please see the section entitled “Certain Beneficial Owners of Common Stock.”

Pursuant to the Voting Agreement and subject to the terms and conditions thereof, Elliott has agreed to vote any shares of Common Stock that it owns as of the Record Date in favor of the Merger Proposal at the Special Meeting. For a more complete discussion of the Voting Agreement, please see the section entitled “The Merger Agreement—Voting and Support Agreement.”

Stock Exchange Delisting; Deregistration (See page 64)

As promptly as practicable prior to the Effective Time, Catalent and Parent will use their respective reasonable best efforts to enable the delisting by the Surviving Corporation of the shares of Common Stock from NYSE and the deregistration of the shares of Common Stock under the Exchange Act.

Litigation Related to the Merger (See page 78)

As of the date of this Proxy Statement, no stockholder litigation related to the Merger Agreement has been filed against Catalent or any members of the Catalent Board.

Appraisal Rights (See page 112)

Under the DGCL, a holder of Common Stock who does not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of its shares of Common Stock as determined by the Court of Chancery of the State of Delaware if the Merger is completed, but only if such stockholder strictly complies with the procedures set forth in Section 262 of the DGCL (“Section 262”). This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of Common Stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the Merger Proposal at the Special Meeting and must not vote or otherwise submit a proxy in favor of the Merger Proposal. A stockholder’s failure to follow the procedures specified under the DGCL exactly will result in the loss of such stockholder’s appraisal rights. The requirements of the DGCL for exercising appraisal rights are summarized in this Proxy Statement, including Section 262, the text of which can be found in Annex B to this Proxy Statement.

Market Price of the Common Stock (See page 49)

The closing trading price of a Share on the NYSE on February 2, 2024, the last trading day prior to our announcement of Catalent’s entry into the Merger Agreement, was $54.51 per Share. The Merger Consideration represents a premium of:

•

47.5% over the volume weighted average stock price of shares of Common Stock during the 60-day period ended February 2, 2024, the last trading day prior to the Catalent Board’s approval of the Merger Agreement;

•

39.1% over the closing stock price of Common Stock as of August 28, 2023, the last trading day prior to Catalent’s announcement that the Catalent Board had formed a Strategic and Operational Review Committee with a view towards maximizing value for Catalent’s stockholders; and

•	16.5% over the closing stock price of shares of Common Stock as of February 2, 2024, the last trading day prior to the Catalent Board’s approval of the Merger Agreement.

On April 12, 2024, which is the latest practicable trading day before this Proxy Statement was printed, the closing price of a Share on NYSE was $56.30. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares of Common Stock.

Additional Information (See page 121)

You can find more information about Catalent in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at http://www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions about the Special Meeting and the Merger. These questions and answers may not include all the information that is important to you as a Catalent stockholder. Catalent stockholders should carefully read this entire Proxy Statement, including the annexes and the other documents referred to herein and incorporated by reference.

Q:	Why am I receiving these materials?

A:

On February 5, 2024, Catalent entered into the Merger Agreement with Parent, a wholly owned subsidiary of Novo Holdings, and Merger Sub. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Catalent Board is furnishing this Proxy Statement and form of proxy card to the holders of Catalent’s public common stock, par value $0.01 per share (the “Common Stock”, and each, a “Share”), in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Catalent stockholders of record as of the close of business on April 5, 2024 may virtually attend the Special Meeting and are entitled and requested to vote on (i) the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal (collectively, the “Special Meeting Proposals”).

Q:	When and where is the Special Meeting?

A:

The Special Meeting will take place virtually on May 29, 2024, at 8:00 a.m., Eastern Time. You are invited to attend, submit questions, and vote via the Internet at www.virtualshareholdermeeting.com/CTLT2024SM. You will not be able to attend the Special Meeting in person. You will need the control number on your proxy card, or, if shares of Common Stock are held in the name of a broker, bank, or other nominee, on the voting instruction form, to participate in the virtual Special Meeting. Beneficial owners of shares of Common Stock held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares of Common Stock. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. Once admitted, you may participate in the meeting and vote during the Special Meeting by following the instructions that will be available on the meeting website.

Q:	What is the Merger and what effects will it have on Catalent?

A:

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into Catalent, with Catalent continuing as the Surviving Corporation. As a result of the Merger, Catalent will become a wholly owned subsidiary of Parent and you will no longer own shares of Common Stock. Catalent expects to delist the Common Stock from the NYSE on the Closing Date and to deregister the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Thereafter, Catalent would no longer be a publicly traded company, and Catalent would no longer file periodic reports with the SEC on account of Common Stock.

Q:	What will I receive if the Merger is consummated?

A:

Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $63.50 in cash, without interest, for each Share that you own, unless you are entitled to demand and have properly demanded appraisal of such shares of Common Stock under the DGCL. For example, if you own 100 shares of Common Stock, you will be entitled to receive $6,350.00 in cash, without interest, in exchange for your 100 shares of Common Stock. In either case, your shares of Common Stock will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record as of the close of business on April 5, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares of Common Stock, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee will not have discretionary authority to vote your shares of Common Stock on the Special Meeting Proposals. Instructions on how to vote shares of Common Stock held in street name are described under the question “How may I vote?” below.

Q:	How may I vote?

A:

For Catalent stockholders of record: If you are eligible to vote at the Special Meeting and hold your shares of Common Stock as a record holder, you may cast your shares of Common Stock in any of four ways:

•	by voting over the Internet using the website indicated on the enclosed proxy card;

•	by telephone using the toll-free number on the enclosed proxy card;

•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

•	by virtually attending the Special Meeting and voting by ballot.

For holders in street name: If your shares of Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares of Common Stock, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee will not have discretionary authority to vote your shares of Common Stock on the Special Meeting Proposals. If your shares of Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares of Common Stock “FOR” the Special Meeting Proposals by following the instructions provided on the voting instruction card.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Common Stock will be voted in accordance with your instructions.

Even if you plan to virtually attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares of Common Stock which you beneficially own and wish to change your vote, you may still vote your shares of Common Stock by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote by ballot, your previous vote by proxy will not be counted.

Q:	How many votes do I have?

A:	Each holder of Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each Share that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Catalent will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

In any case, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to virtually attend the Special Meeting. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares of Common Stock as you have directed. If you virtually attend the Special Meeting and vote by ballot, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Common Stock in street name, because you are not the stockholder of record, you may not vote your shares of Common Stock by ballot at the Special Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, by non-binding, advisory vote, compensation that will or may become payable by Catalent to its named executive officers in connection with the Merger; and

•

to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	How does the Merger Consideration compare to the market price of Common Stock prior to the announcement of the Merger?

A:	The Merger Consideration of $63.50 per Share represents a premium of:

•

16.5% over the closing stock price of shares of Common Stock as of February 2, 2024, the last trading day prior to the announcement of the Merger, and a 47.5% premium to the 60-day volume-weighted average price as of February 2, 2024;

•

39.1% over the closing stock price of Common Stock on August 28, 2023, the last trading day prior to Catalent’s announcement that its Board of Directors formed a Strategic and Operational Review Committee with a view towards maximizing value for Catalent’s stockholders; and

•	16.5% over the closing stock price of shares of Common Stock as of February 2, 2024, the last trading day prior to the Catalent Board’s approval of the Merger Agreement.

Q:	What do I need to do now?

A:

Catalent encourages you to read this Proxy Statement, including all documents incorporated by reference into this Proxy Statement, and its annexes carefully and in their entirety. Then, as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares of Common Stock can be voted at the Special Meeting. Alternatively, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of this Proxy Statement for more information.

Q:	How does the Catalent Board recommend that I vote?

A:

On February 4, 2024, the Catalent Board, after considering various factors, including those described in the section entitled “The Merger (Proposal 1)—Recommendation of Catalent Board and Its Reasons for the Merger” beginning on page 48 of this Proxy Statement, and after consultation with Catalent’s independent legal counsels and financial advisors, unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting.

The Catalent Board unanimously recommends that you vote: (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Catalent to its named executive officers in connection with the Merger and contemplated by the Merger Agreement; and (iii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Should I send in my stock certificate(s) now?

A:

No. If you are a record holder, under the terms of the Merger Agreement you will receive a letter of transmittal following the consummation of the Merger, instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each Share represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificate(s) for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares of Common Stock in street name, please contact your broker, bank or other nominee for instructions as to how to effect the surrender of your shares of Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificate(s) now.

Q:	If I do not know where my stock certificate(s) are, how will I get the Merger Consideration for my shares of Common Stock?

A:

If the Merger is consummated, the transmittal materials you will receive after the Closing will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by Catalent stockholders or if the Merger is not consummated for any other reason, Catalent stockholders will not receive any payment for their shares of Common Stock. Instead, Catalent will remain an independent public company, Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Common Stock.

Under certain specified circumstances, Catalent may be required to pay Parent a termination fee, as described in the section entitled “The Merger Agreement—Certain Additional Covenants—Catalent Termination Fee” beginning on page 103 of this Proxy Statement.

Q:	Do any of Catalent’s directors or executive officers have interests in the Merger that may be in addition to or differ from those of Catalent stockholders generally?

A:

Yes. In considering the recommendation of the Catalent Board with respect to the proposal to adopt the Merger Agreement, you should be aware that Catalent’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Catalent stockholders generally. The Catalent Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Catalent stockholders. For a description of the interests of Catalent’s directors and executive officers in the Merger, see the section entitled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger” beginning on page 65 of this Proxy Statement.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Catalent’s named executive officers in connection with the Merger?

A:

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?

A:	For the Merger Proposal, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting is required to adopt the Merger Agreement.

For the Advisory Compensation Proposal and the Adjournment Proposal, if a quorum is present, the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting is required. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares of Common Stock voted “FOR” such proposal is greater than 50% of the total number of shares of Common Stock outstanding as of the Record Date; the Advisory Compensation Proposal and the Adjournment Proposal will each be approved if the number of shares of Common Stock voted “FOR” each proposal is greater than 50% of the shares of Common Stock present in person or by proxy having voting power and entitled to vote are voted for each proposal at the Special Meeting.

Abstentions will have the same effect as votes “AGAINST” each of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Because each of the Special Meeting Proposals is “non-routine,” brokers, banks and other nominees do not have discretionary authority to vote on any of the Special Meeting Proposals, and will not be able to vote absent instructions from the beneficial owner of any shares of Common Stock of Common Stock held of record by them. Accordingly, a failure to vote (including a failure to instruct your bank, broker, trust or other nominee to vote) will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal.

As of April 5, 2024, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately 180,974,218 shares of Common Stock issued and outstanding. Each holder of Common Stock (other than Cancelled Shares and Dissenting Shares) is entitled to one vote per Share owned by such holder as of the Record Date.

Q:	What will happen if stockholders do not approve the Advisory Compensation Proposal at the Special Meeting?

A:

Approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Advisory Compensation Proposal is an advisory vote and will not be binding on the Company. Therefore, if the other requisite Company stockholder approvals are obtained and the Merger is completed, the amounts payable under the Advisory Compensation Proposal will continue to be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

A:

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Common Stock, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Catalent. As the stockholder of record, you have the right to vote by proxy, which involves granting your voting rights directly to Catalent or to a third party, or to vote by ballot at the Special Meeting.

If your shares of Common Stock are held through a broker, bank or other nominee, you are considered the beneficial owner of shares of Common Stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of Common Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of Common Stock. Because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares of Common Stock with respect to the Special Meeting Proposals without your voting instructions.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.” The Board has designated each of the Chief Executive Officer and Chief Financial Officer, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?

A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.

If you hold your shares of Common Stock as a record holder, you may change or revoke your proxy in any one of the following four ways:

•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy card and timely submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to the Corporate Secretary at Catalent’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by virtually attending the Special Meeting and voting by ballot. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares of Common Stock are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	If a Catalent stockholder gives a proxy, how will the shares of Common Stock be voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy card will be voted (i) “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Catalent to its named executive officers in connection with the Merger and (iii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of record of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, present or represented by proxy, will constitute a quorum. As of the Record Date, there were 180,974,218 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. As a result, 90,487,110 shares of Common Stock must be represented in person or by proxy to have a quorum. If less than a quorum is present, the chair of the meeting or stockholders holding a majority in voting power of the shares of Common Stock, present or by proxy and entitled to vote at the Special Meeting, will have the power to adjourn the meeting pursuant to the Bylaws.

Q:	How can I obtain a proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For Catalent stockholders of record: Please call Okapi Partners LLC (“Okapi”) at (877) 869-0171.

For holders in street name: Please contact your account representative at your broker, bank or other similar institution.

Q:	What happens if I sell or otherwise transfer my shares of Common Stock after the close of business on the Record Date but before the Special Meeting?

A:

The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or transfer your shares of Common Stock and each of you notifies Catalent in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Common Stock, but you will retain your right to vote these shares of Common Stock at the Special Meeting. Even if you sell or otherwise transfer your shares of Common Stock after the close of business on the Record Date, you are encouraged to complete, sign, date and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a stockholder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, sign, date and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of Common Stock after the Special Meeting but prior to the Effective Time?

A:

If you sell or transfer your shares of Common Stock after the Special Meeting but prior to the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you sell or transfer your shares of Common Stock. In order to receive the Merger Consideration, you must hold your shares of Common Stock through the Effective Time.

Q:	Who will count the votes?

A:

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

The cost of this proxy solicitation will be borne by Catalent. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. Catalent has retained Okapi as its proxy solicitor. Okapi will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Catalent may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where can I find the voting results of the Special Meeting?

A:

Catalent has retained Broadridge Financial Solutions, Inc., a Delaware corporation, to serve as independent inspector of elections in connection with the Special Meeting. Catalent intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it also expects to file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the Merger?

A:

The exchange of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—U.S. Federal Income Tax Considerations” beginning on page 76 of this Proxy Statement) who exchanges shares of Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Common Stock and the U.S. holder’s adjusted tax basis in such shares of Common Stock.

For a more complete description of the U.S. federal income tax considerations of the Merger, see the section entitled “The Merger (Proposal 1)—U.S. Federal Income Tax Considerations” beginning on page 76 of this Proxy Statement.

Q:	What will the holders of outstanding Catalent equity awards receive in the Merger?

A:

If the Merger is completed, at the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Option multiplied by (B) the number of shares of Common Stock subject to such Company Option; provided that if the applicable exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled at the Effective Time without any cash payment or other consideration being made in respect thereof.

Each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Restricted Stock Units, except for certain Company Restricted Stock Units granted to employees of the Company and its subsidiaries following the date of the Merger Agreement which will be converted at the Effective Time into restricted cash awards equal to the product of (a) the Merger Consideration multiplied by (b) the number of shares of Common Stock subject to such award and will otherwise remain subject to their terms, including vesting terms.

Each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time will vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Catalent Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which will vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units will be canceled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Performance Stock Units.

Q:	When do you expect the Merger to be consummated?

A:

Catalent and Parent are working toward consummating the Merger as soon as reasonably practicable. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by Catalent’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger to be completed towards the end of calendar year 2024.

Q:	Are there any other risks to me from the Merger that I should consider?

A:

Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 26 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger Agreement is adopted by Catalent stockholders, shares of Common Stock held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares will be entitled to receive such consideration as will be determined pursuant to Section 262 of the DGCL. This means that Catalent stockholders will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Delaware Court of Chancery. Catalent stockholders who wish to seek appraisal of their shares of Common Stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 112 of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL, the text of which can be found in Annex B to this Proxy Statement, is also accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein to this Proxy Statement.

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

If Catalent experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Catalent will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page 15 minutes prior to the start of the Special Meeting. You are encouraged to visit the FAQs and “System Test” link, located in your registration confirmation email, to test your system and view the minimum system requirements for the meeting.

Q:	How can I obtain more information about Catalent?

A:	You can obtain more information about Catalent from various sources described in the section entitled “Where You Can Find More Information” beginning on page 121 of this Proxy Statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help voting your shares of Common Stock, please contact Catalent’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements and information in this Proxy Statement and the documents incorporated by reference herein, and any related oral statements, may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of Catalent with an entity controlled by Novo Holdings, including financial estimates and statements as to the expected timing, completion and effects of the merger. These forward-looking statements are based on Catalent’s current expectations, estimates and projections regarding, among other things, the expected Closing Date and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Catalent, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the Closing and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:

•

the completion of the merger on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the merger, including the termination or expiration of the waiting period applicable to the Merger or the Carve-Out under the HSR Act and all other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and all expirations or terminations of waiting periods under applicable non-U.S. antitrust and foreign investment laws;

•

potential litigation relating to the merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•	the risk that disruptions from the merger will harm Catalent’s business, including current plans and operations;

•	the ability of Catalent to retain and hire key personnel;

•	potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the merger;

•	continued availability of capital and financing and rating agency actions;

•	legislative, regulatory and economic developments affecting Catalent’s business;

•	general economic and market developments and conditions;

•	certain restrictions during the pendency of the merger that may impact Catalent’s ability to pursue certain business opportunities or strategic transactions;

•

unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as Catalent’s response to any of the aforementioned factors;

•	significant transaction costs associated with the merger;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances requiring Catalent to pay a termination fee or other expenses;

•	competitive responses to the merger;

•	Catalent’s management response to any of the aforementioned factors;

•

the risks and uncertainties pertaining to Catalent’s business, including those set forth in Catalent’s most recent Annual Report on Form 10-K and Catalent’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Catalent with the SEC; and

•	the risks and uncertainties described in this Proxy Statement.

While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Catalent’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

THE PARTIES TO THE MERGER

Catalent, Inc.

Catalent, Inc. is a global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion unit doses of nearly 8,000 products annually. Catalent’s expert workforce of over 17,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year.

A detailed description of Catalent’s business is contained in Catalent’s Annual Report filed on Form 10-K for the fiscal year ended June 30, 2023, which is incorporated by reference into this Proxy Statement. See the section entitled “Where You Can Find More Information” beginning on page 121 of this Proxy Statement.

The Common Stock is listed and traded on the NYSE under the ticker symbol “CTLT.” Catalent has its executive offices located at 14 Schoolhouse Road, Somerset, New Jersey 08873.

Creek Parent, Inc.

Creek Parent, Inc., which we refer to as “Parent,” is a newly formed Delaware corporation and a wholly owned subsidiary of Novo Holdings. Parent has its executive offices located at 200 Clarendon Street, Floor 45, Boston, Massachusetts 02116. Parent’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings has a controlling interest in Novo Nordisk A/S and Novonesis A/S and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seeds, Venture, Growth, and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2023, Novo Holdings had total assets of EUR 149 billion. More information is available at www.novoholdings.dk.

Creek Merger Sub, Inc.

Creek Merger Sub, Inc., which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist.

THE SPECIAL MEETING OF CATALENT’S STOCKHOLDERS

General

This Proxy Statement is first being mailed on or about April 15, 2024 and constitutes notice of the Special Meeting in conformity with the requirements of the DGCL and the Bylaws.

This Proxy Statement is being provided to Catalent stockholders as part of a solicitation of proxies by the Catalent Board for use at the Special Meeting and at any adjournment or postponement of the Special Meeting. Catalent stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Special Meeting will be held virtually on May 29, 2024, at 8:00 a.m., Eastern Time. You are invited to attend, submit questions, and vote via the Internet at www.virtualshareholdermeeting.com/CTLT2024SM. You will not be able to attend the Special Meeting in person. You will need the control number on your proxy card, or, if shares of Common Stock are held in the name of a broker, bank, or other nominee, on the voting instruction form, to participate in the virtual Special Meeting. Beneficial owners of shares of Common Stock held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares of Common Stock. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. Once admitted, you may participate in the meeting and vote during the Special Meeting by following the instructions that will be available on the meeting website.

Purpose of the Special Meeting

At the Special Meeting, Catalent stockholders will be asked to consider and vote on the following:

•	the Merger Proposal;

•	the Advisory Compensation Proposal; and

•	the Adjournment Proposal.

Catalent will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof by or at the direction of the Catalent Board. This Proxy Statement, including the Merger Agreement attached hereto as Annex C, contains further information with respect to these matters.

Recommendation of the Catalent Board

The Catalent Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting. A description of factors considered by the Catalent Board in reaching its decision to approve and declare advisable the foregoing proposals can be found in the section entitled “The Merger (Proposal 1)—Recommendation of Catalent Board and Its Reasons for the Merger” beginning on page 48 of this Proxy Statement.

The Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting.

Catalent stockholders’ approval of Merger Proposal is a condition for the Merger to occur. If Catalent stockholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of record of outstanding shares of Catalent’s public common stock, par value $0.01 per share (the “Common Stock”, and each, a “Share”), as of the close of business on April 5, 2024, the Record Date for the Special Meeting, will be entitled to notice of, and to virtually vote at, the Special Meeting and any adjournment or postponement of the Special Meeting unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting. At the close of business on the Record Date, 180,974,218 shares of Common Stock were issued and outstanding.

Holders of Common Stock are entitled to one vote for each Share they own at the close of business on the Record Date.

A complete list of stockholders entitled to vote at the Special Meeting will be available for a period of at least ten days prior to the Special Meeting (a) on a reasonably accessible electronic network or (b) during ordinary business hours at the principal place of business of Catalent. Though our offices may generally remain closed to public visitors through the date of the Special Meeting, if you wish to examine the list in person, you may contact our Corporate Secretary, and arrangements will be made for you to review the list.

Quorum; Adjournment

The presence at the Special Meeting of the holders of record of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. As a result, with respect to any proposal, there must be a majority of all of our outstanding shares of Common Stock present or represented by proxy at the Special Meeting in order to have a quorum with respect to such proposal. Virtual attendance by Catalent stockholders of record at the Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting.

Failure of a quorum to be represented at the Special Meeting may result in an adjournment of the Special Meeting and may subject Catalent to additional expense. Even if a quorum is present, the Special Meeting may also be adjourned one or more times in order to provide more time to solicit additional proxies in favor of approval of the Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal. In addition, the Special Meeting may be postponed by the chair of the Special Meeting or the Catalent Board in its discretion.

Notice need not be given of any adjourned meeting if the time, place (if any) thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 2.04 of the Bylaws. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Catalent Board will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting. In addition, the Special Meeting could be postponed before it commences.

If the Special Meeting is adjourned or postponed one or more times for the purpose of soliciting additional votes, Catalent stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares of Common Stock will be counted as present for purposes of determining whether a quorum exists at the Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Accordingly, with respect to a Catalent stockholder who is present or represented by proxy at the Special Meeting, such stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. Additionally, the failure of a Catalent stockholder who holds shares of Common Stock in “street name” through a bank, broker, trust or other nominee to give voting instructions to the bank, broker, trust or other nominee will have the same effect as a vote “AGAINST” the Merger Proposal.

If a quorum is present at the Special Meeting, approval of the Advisory Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented by proxy and entitled to vote on the subject matter.

The Merger is conditioned on, among other things, the approval of the Merger Proposal at the Special Meeting. The Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the consummation of the Merger.

Pursuant to the Voting Agreement and subject to the terms and conditions thereof, Elliott has agreed to vote any shares of Common Stock that it owns as of the Record Date in favor of the Merger Proposal at the Special Meeting. For a more complete discussion of the Voting Agreement, please see the section entitled “The Merger Agreement—Voting and Support Agreement” beginning on page 105 of this Proxy Statement.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the Special Meeting, abstention will be treated as present and entitled to vote. Abstaining from voting will have the same effect as voting “AGAINST” each of (i) the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the Catalent Board’s recommendation with respect to each proposal and consequently will be voted “FOR” each of (i) the Merger Proposal, (ii) the Advisory Compensation Proposal, and (iii) the Adjournment Proposal.

Because each of the Special Meeting Proposals is “non-routine,” brokers, banks and other nominees do not have discretionary authority to vote on any of the Special Meeting Proposals, and will not be able to vote absent instructions from the beneficial owner of any shares of Common Stock held of record by them. Accordingly, a failure to vote (including a failure to instruct your bank, broker, trust or other nominee to vote) will have the same effect as a vote “AGAINST” the Merger Proposal and will not have any effect on the Advisory Compensation Proposal or the Adjournment Proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or submit your proxy over the Internet, by telephone or at the Special Meeting, your shares of Common Stock will not be voted at the

Special Meeting, will not be counted as present in person or by proxy at the Special Meeting, and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Merger Proposal, a failure of record owners to vote, or a failure of beneficial owners to instruct their bank, broker, trust or other nominee to vote, will have the same effect as a vote “AGAINST” the Merger Proposal. A failure of record owners who are not present or represented by proxy at the Special Meeting to vote, or a failure of beneficial owners to instruct their bank, broker, trust or other nominee to vote, will have no effect on the outcome of either of the Advisory Compensation Proposal or the Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Common Stock to be voted, then your shares of Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

Voting by Catalent’s Directors and Executive Officers

At the close of business on April 5, 2024, directors and executive officers of Catalent were entitled to vote 361,645 shares of Common Stock representing less than 1% of the shares of Common Stock issued and outstanding on that date. Directors and executive officers of Catalent have informed Catalent that they intend to vote their shares of Common Stock in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the Special Meeting

The Special Meeting will be held virtually on May 29, 2024, at 8:00 a.m., Eastern Time. To participate in the Special Meeting and submit questions during the Special Meeting, visit www.virtualshareholdermeeting.com/CTLT2024SM and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 7:45 a.m., Eastern Time. Please allow time for online check-in procedures. The virtual stockholder meeting format uses technology designed to increase stockholder access, save Catalent and Catalent stockholders time and money, and provide Catalent stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Catalent provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. Although Catalent offers four different voting methods, Catalent encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares of Common Stock are represented and voted at the Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.virtualshareholdermeeting.com/CTLT2024SM and follow the steps outlined on the secure website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to the start of the Special Meeting.

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To Submit a Proxy by Telephone: Non-objecting beneficial owners and registered stockholders may submit a proxy to vote by telephone by calling toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to the start of the Special Meeting.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage-paid envelope provided.

If you sign and return your proxy card without indicating how you want your shares of Common Stock to be voted with regard to a particular proposal, your shares of Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares of Common Stock will not be counted as present at the Special Meeting and cannot be voted.

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To Vote Virtually at the Special Meeting: To vote virtually at the Special Meeting to be held on May 29, 2024 at 8:00 a.m., Eastern Time, visit www.virtualshareholdermeeting.com/CTLT2024SM and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 7:45 a.m., Eastern Time, on May 29, 2024. If your shares of Common Stock are held by your bank, broker, trust or other nominee, you are considered the beneficial owner of shares of Common Stock held in “street name” and you will receive a vote instruction form from your bank, broker, trust or other nominee seeking instruction from you as to how your shares of Common Stock should be voted. If you sign your proxy, but do not indicate how you wish to vote, your shares of Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the stockholder of record of your shares of Common Stock, you may revoke your proxy by:

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attending the Special Meeting and voting. Your virtual attendance at the Special Meeting will not revoke your proxy unless you give written notice of revocation to Catalent’s Corporate Secretary before your proxy is exercised or unless you vote your shares of Common Stock in person at the Special Meeting. If you are the beneficial owner of shares of Common Stock held in “street name,” you should contact your bank, broker, trust or other nominee with questions about how to change or revoke your voting instructions;

•	timely delivering to the Catalent’s Corporate Secretary a revocation of this Proxy Statement or a new proxy bearing a later date; or

•	submitting another proxy over the Internet or by telephone prior to the start of the Special Meeting.

Solicitation of Proxies

The Catalent Board is soliciting your proxy in connection with the Special Meeting, and Catalent will bear the cost of soliciting such proxies, including the costs of printing and filing this Proxy Statement. Catalent has retained Okapi as proxy solicitor to assist with the solicitation of proxies in connection with the Special Meeting. Catalent estimates it will pay Okapi a fee of approximately $50,000, in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Catalent’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes at the Special Meeting.

Householding of Special Meeting Materials

Each registered Catalent stockholder will receive one copy of this Proxy Statement per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares of Common Stock through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Catalent will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any Catalent stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, at Catalent’s principal executive offices, 14 Schoolhouse Road, Somerset, New Jersey 08873, or contact Investor Relations by telephone at 732-537-6325 or by email at investors@catalent.com.

Questions

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Investor Relations, at Catalent’s principal executive offices at 14 Schoolhouse Road, Somerset, New Jersey 08873.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Special Meeting, please contact Catalent’s proxy solicitation agent:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

THE MERGER (PROPOSAL 1)

The discussion of the Merger and the Merger Agreement in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Proxy Statement as Annex C. You should read the Merger Agreement carefully in its entirety.

Background of the Merger

As part of its ongoing evaluation of Catalent’s business, the Catalent Board, together with members of Catalent senior management and the assistance of Catalent’s outside advisors, regularly reviews and assesses Catalent’s performance, future growth prospects, business plans and overall strategic direction. The Catalent Board also regularly assesses opportunities to increase stockholder value and routinely evaluates a variety of strategic alternatives that may be available to Catalent, including pursuing potential strategic acquisitions or dispositions or continuing to pursue its long-term strategic plan as a standalone company. Catalent also regularly engages with its stockholders to discuss Catalent and its business, operations and financial results and to consider the views of its stockholders.

From time to time during the summer and fall of 2022, the chief executive officer of an existing commercial relationship of Catalent (“Party A”) made informal inquiries to Catalent’s then-executive chair as to whether Catalent would consider a potential strategic transaction with Party A. The Catalent Board was regularly briefed on these informal discussions and determined that Catalent should continue to execute on its long-term strategy rather than engage with Party A at such time, which determination was relayed to Party A. On December 10, 2022, Catalent received a letter from Party A setting forth its preliminary non-binding proposal to acquire Catalent at a price of $75.00 per share. Shortly thereafter, Catalent senior management consulted with an investment bank (which was formally engaged as a financial advisor, following review by the Catalent Board of the material terms of the engagement, on February 5, 2023, and subsequently terminated on July 20, 2023, subject to the advisor’s right to receive a fee in connection with a definitive transaction agreement entered into in the 12 months after termination) to assist the Catalent Board in its review of Party A’s proposal and consideration of strategic alternatives, which matters were discussed with the Catalent Board during a special meeting held on December 16, 2022. During such meeting, the Catalent Board determined, after review and consideration of feedback from Catalent senior management and such financial advisor, that Party A’s proposal did not provide sufficient value to Catalent’s stockholders to warrant further engagement, which Catalent’s then-executive chair subsequently relayed to the chief executive officer of Party A.

On January 10, 2023, a member of senior management of another existing commercial relationship of Catalent (“Party B”) expressed to Alessandro Maselli, the president and chief executive officer of Catalent, that if Catalent ever decided to initiate a review of strategic alternatives, Party B would be interested in engaging with Catalent. Thereafter, Catalent senior management engaged in several discussions with Party B regarding its interest in a possible business combination between the two companies, and on February 8, 2023, Party B executed a mutual non-disclosure agreement with Catalent, which included a customary standstill provision with an exception that permitted the counterparty to make a confidential proposal to Catalent or the Catalent Board at any time.

On January 20, 2023, Catalent received an additional unsolicited letter from Party A setting forth a revised non-binding proposal to acquire Catalent at a price of $87.00 per share. In connection with the Catalent Board’s review and consideration of the revised proposal from Party A, the Catalent Board directed Catalent senior management to contact representatives of Citigroup Global Markets Inc. (“Citi”) to discuss engaging Citi as a financial advisor to Catalent. On January 25, 2023, Catalent senior management contacted representatives of Citi and Catalent subsequently, following review by the Catalent Board of the material terms of the engagement, executed an engagement letter with Citi on February 5, 2023, pursuant to which Citi was engaged to provide financial advisory services to Catalent in connection with its evaluation of a potential strategic transaction involving the sale of Catalent and, if applicable, render an opinion to the Catalent Board in connection with such transaction. During a special meeting of the Catalent Board on February 2, 2023, following discussion of Party A’s revised proposal and certain preliminary financial information reviewed by Citi with the Catalent Board, the Catalent Board determined that Party A’s revised proposal continued to undervalue Catalent at that time, and instructed Catalent senior management to inform Party A that while its revised proposal did not present sufficient value to stockholders to warrant further engagement, the Catalent Board would consider further engaging with Party A if it provided a proposal that offered compelling value consistent with the Catalent Board’s then-current view of Catalent’s value. On February 3, 2023, Catalent’s then-executive chair of the Catalent Board relayed such message to Party A’s chief executive officer.

On February 4, 2023, an article was published in Bloomberg News indicating that a strategic counterparty was exploring a potential acquisition of Catalent, on which Catalent did not comment. The next trading day after such publication, February 6, 2023, the price of Common Stock closed at $67.00 per share, 19.5% higher than the closing price of Common Stock on February 3, 2023.

Following a February 15, 2023 meeting between Catalent’s and Party A’s respective advisors regarding the potential continuation of discussions, on February 20, 2023, Catalent sent a letter to Party A proposing that the parties enter into a customary non-disclosure agreement in order to continue to explore a potential business combination and stated that an acquisition of Catalent should deliver value to its stockholders in excess of $100.00 per share in light of Catalent’s then-existing opportunities and unique position in its industry, and the potential benefits of a combination of the two companies. On February 26, 2023, Catalent entered into a mutual non-disclosure agreement with Party A, which did not include a standstill provision. On March 2, 2023, certain members of Catalent senior management held a management presentation in New York with representatives of Party A present, along with representatives from Citi and Party A’s financial advisor. For several weeks thereafter, Party A was provided with due diligence materials and representatives of Catalent and Party A engaged in a number of discussions regarding a possible business combination between the two companies (and the Catalent Board was kept informed of the status of such discussions and directed Catalent senior management in connection therewith).

Over the course of the same period as Catalent’s discussions with Party A, Catalent senior management and its advisors, at the direction of the Catalent Board, engaged in parallel discussions with Party B and two other potential strategic counterparties, including a party that had expressed interest in a potential transaction with Catalent following the February 4, 2023 unauthorized publication describing a potential sale of Catalent and a party that had been identified by the Catalent Board. Both parties executed mutual non-disclosure agreements with Catalent, each of which included a customary standstill provision with an exception that permitted the counterparty to make a confidential proposal to Catalent or the Catalent Board at any time. However, as of late March 2023, none of these discussions had advanced beyond preliminary conversations.

On March 27, 2023, the Catalent Board held a meeting, during which Catalent’s then-chief financial officer updated the directors as to certain operational disruptions and challenges that were emerging at Catalent’s Baltimore and Bloomington sites, noting the potential adverse impacts such challenges could have on its financial results and its negotiating position in its discussions with Party A and other potential counterparties. Following discussion, the Catalent Board directed Catalent senior management to contact Party A to discuss these operational disruptions and challenges at Catalent’s Baltimore and Bloomington sites. Throughout the week of March 27, 2023, Party A and Catalent senior management engaged in multiple meetings and exchanged information regarding these matters and their potential impacts on Catalent’s financial results.

On April 3, 2023, Party A notified Catalent that it had decided to terminate further discussions between them, citing Catalent’s potentially reduced expectations regarding its third quarter and full year financial results and Party A’s lack of confidence in Catalent’s 2023 fiscal year forecasts for the remainder of the year.

Between April 3, 2023 and April 14, 2023, Catalent senior management continued to assess the potential impact that the operational disruptions and challenges emerging at Catalent’s Baltimore and Bloomington sites were likely to have on its forecasts for the remainder of its 2023 fiscal year. In addition, Catalent senior management also gained additional visibility as to expected weakening of COVID-related demand in future periods. From a peak in fiscal year 2022 of approximately $1.3 billion, COVID revenue was expected to fall to approximately $625 million in fiscal year 2023 with a projected decline below $200 million in fiscal year 2024. This decrease in COVID revenue was expected to have a significant negative impact on Catalent’s net revenue and Adjusted EBITDA. Furthermore, Catalent anticipated additional deterioration of its financial forecasts related to a deeper and more extended expected impact of the biotech funding and consumer spending environment.

On April 14, 2023, Catalent issued a press release announcing productivity issues and higher-than-expected costs experienced at three of its facilities, including two of its largest manufacturing facilities, that were expected to materially and adversely impact its financial results for the third quarter of fiscal 2023 and its outlook for the remainder of the 2023 fiscal year. Catalent also announced the departure of its chief financial officer and appointment of an interim chief financial officer while it evaluated candidates for the position. The price of Common Stock subsequently closed at $46.77 per share, a decline of nearly 25% from the closing price of Common Stock of $61.00 on April 13, 2023, the last full trading day prior to the announcement.

On May 8, 2023, Catalent issued a press release announcing that the release of its financial results for the third quarter of fiscal 2023 would be delayed, noting that in addition to the operational and productivity issues announced on April 14, 2023, Catalent had subsequently identified significant issues with its forecasts over the prior year and potential non-cash adjustments related to certain operations and that as a result of the issues identified, Catalent expected to significantly reduce both its fiscal 2023 net revenue and Adjusted EBITDA guidance by more than $400 million each. Following such announcement, the price of Common Stock declined further to close at $35.60 per share on May 8, 2023, representing a decrease of over 40% since the trading day prior to the initial announcement of operational and productivity issues on April 14, 2023.

Throughout the summer of 2023, Catalent senior management and John Greisch, a Catalent Board member, engaged with a number of investors regarding Catalent’s efforts to address the various operational challenges that had been announced in the prior months. Among other items, certain investors discussed the possibility of participating in a capital raise depending on Catalent’s assessment of its capital needs going forward and expressed their views regarding potential strategic alternatives they believed the Catalent Board should and should not consider. To facilitate the Catalent Board’s ongoing consideration and evaluation of these stockholder engagements, as well as to provide additional focus, structure and oversight on Catalent’s strategy with respect to certain financial, capital markets and governance matters, the Catalent Board determined, on June 9, 2023, to create a Finance and Capital Markets Committee, comprised of Mr. Greisch, as chair of the committee, J. Martin Carroll, Dr. Christa Kreuzburg, Gregory T. Lucier and Jack Stahl. The Catalent Board and the Finance and Capital Markets Committee were kept apprised of the discussions with stockholders and met on numerous occasions, along with Catalent senior management and legal and financial advisors, to consider and evaluate various potential strategic alternatives, including new capital raises, the sale of select assets or businesses and the spin-off of a business segment. In connection with the stockholder engagements and the Catalent Board’s consideration of potential strategic alternatives, Catalent retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal counsel and the Catalent Board retained Jones Day as its legal counsel to facilitate discussions at the board-level.

On July 25, 2023, Catalent received an unsolicited joint letter from two private equity sponsors (“Party C” and “Party D”) setting forth their preliminary non-binding proposal to acquire Catalent. Such letter did not include an indication of price or valuation or any other specific terms for such acquisition and was subject to substantial contingencies. Following discussion with the Catalent Board on July 31, 2023, in which the directors determined it was not in the best interests of Catalent and its stockholders to explore a sale of Catalent to Party C and Party D at such time given the lack of any indication of value and substantial contingencies in their non-binding proposal, as well as Catalent’s operational improvement efforts then underway, the then-chair of the Catalent Board relayed the Catalent Board’s determination to Party C on August 3, 2023, with the express understanding that Party C would relay the same to Party D. No definitive proposal with respect to any transaction between Catalent and Party C and/or Party D was made, and there were no further outreaches by, or discussions between, Catalent and Party C or Party D regarding a potential acquisition.

Among the stockholders that Catalent engaged with during the summer of 2023 regarding its financial and operational challenges, Catalent senior management was approached by Elliott Investment Management L.P. (“Elliott”). Catalent senior management and Mr. Greisch had a number of discussions with Elliott in July and August of 2023 regarding Elliott’s proposed governance initiatives, which were considered by the Catalent Board and the Finance and Capital Markets Committee and discussed with Catalent’s and the Catalent Board’s legal and financial advisors throughout this period. On August 28, 2023, Catalent entered into a cooperation agreement with Elliott, and in connection therewith, the Catalent Board approved the appointment of four new independent directors, including Steven Barg, a representative of Elliott, and established an ad hoc Strategic and Operational Review Committee, comprised of Messrs. Barg, Greisch, Lucier and Stahl and Michelle R. Ryan, to conduct a review of Catalent’s business, strategy and operations, and capital-allocation priorities, as part of certain governance initiatives undertaken by Catalent to maximize Catalent’s long-term value. The cooperation agreement and related governance initiatives, which also included the appointment of Mr. Greisch as executive chair of the Catalent Board and chair of the Strategic and Operational Review Committee, were publicly announced by Catalent on August 29, 2023.

On September 11, 2023, a meeting of the Strategic and Operational Review Committee was held with members of Catalent senior management present. During such meeting, the Strategic and Operational Review Committee directed management to begin preparing the Base Case Projections (as defined in the section entitled “The Merger (Proposal 1)—Certain Unaudited Forecasted Financial Information” beginning on page 54 of this Proxy Statement) to inform the committee’s review of Catalent’s business, strategy and operations. Following the meeting, Catalent senior management began preparing the Base Case Projections.

In late September 2023, Jonathan Levy, a senior partner of Novo Holdings Equity US Inc., a subsidiary of Novo Holdings, contacted a representative of Citi indicating Novo Holdings’ and Novo Nordisk’s (collectively, the “Novo Parties”) interest in a potential transaction with Catalent and requesting an introduction to Catalent. Citi representatives thereafter relayed such request to Mr. Greisch, who indicated, after discussion with other members of the Catalent Board, that Catalent would be receptive to the Novo Parties reaching out, which message Citi thereafter relayed to Mr. Levy.

On October 4, 2023, David Moore, executive vice president of corporate development of Novo Nordisk, contacted Mr. Greisch to propose a virtual meeting to discuss Novo Nordisk’s and Catalent’s existing commercial relationship and proposed that Kasim Kutay, the chief executive officer of Novo Holdings, and Mr. Maselli also participate in such discussion. Messrs. Moore and Greisch agreed that a meeting between the parties would occur on October 12, 2023.

On October 9, 2023, a meeting of the Strategic and Operational Review Committee was held with members of Catalent senior management present. At this meeting, Catalent senior management presented the Strategic and Operational Review Committee with the Base Case Projections.

During the virtual meeting on October 12, 2023 among Messrs. Greisch, Maselli, Kutay and Moore, Mr. Kutay indicated that the Novo Parties may be interested in exploring a potential acquisition of Catalent. The parties agreed to meet again the following day to discuss further.

On October 13, 2023, Messrs. Greisch, Maselli, Kutay and Moore held another virtual meeting to continue their discussion from the previous day. Among other preliminary matters discussed, Messrs. Kutay and Moore indicated that Novo Nordisk was primarily interested in Catalent’s fill and finish facilities and related assets, while Novo Holdings was interested in all other assets. Mr. Maselli indicated that he and Mr. Greisch would discuss with the Catalent Board and follow up with Messrs. Kutay and Moore if appropriate.

On October 16, 2023, Messrs. Greisch, Maselli, Kutay and Moore met again virtually following additional discussions between Messrs. Greisch and Maselli and their consultation with members of the Catalent Board and Catalent’s advisors regarding the expressed interest of the Novo Parties in a potential transaction. During such meeting, Mr. Greisch indicated that Catalent would need to receive a formal proposal from the Novo Parties that the Catalent Board could review before it would be willing to further engage, but that, as a general matter, there was a strategic logic in such a combination. Mr. Greisch noted that Catalent was focused on maximizing value for its stockholders and would consider all options intended to do so.

On October 22, 2023, Messrs. Greisch, Maselli and Moore held another virtual meeting to discuss a potential transaction between the parties. Mr. Moore conveyed that the Novo Parties’ preliminary analysis was yielding a purchase price in the range of “mid to high $50s” per share of Common Stock. Mr. Greisch stated that such a range would not be received favorably by the Catalent Board and that if the Novo Parties sought to engage in further discussions with Catalent regarding a potential transaction, they would need to increase their purchase price. Mr. Moore later contacted Messrs. Greisch and Maselli by phone on October 22, 2023, to further discuss a potential transaction. Mr. Moore noted that if the Novo Parties were given the opportunity to conduct preliminary due diligence on Catalent’s non-public information, they may be able to find additional value in Catalent that would allow them to increase their purchase price. Mr. Greisch stated that he would relay this information to the Catalent Board.

Later on October 22, 2023, Catalent senior management contacted representatives of Citi to relay the recent discussions with Messrs. Kutay and Moore and discuss next steps, including to request that Citi follow up with the Novo Parties’ financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”). On October 23, 2023, as instructed by Catalent, representatives of Citi had an initial call with representatives of Morgan Stanley to discuss, among other things, process and timing expectations.

On October 25, 2023 and October 26, 2023, during regular meetings of the Catalent Board with representatives present from Catalent senior management and Citi, Mr. Greisch reported on the recent discussions with Messrs. Kutay and Moore, including the preliminary purchase price range indicated on behalf of the Novo Parties on October 22, 2023. Also at such meeting, Catalent senior management presented the Base Case Projections previously discussed with the Strategic and Operational Review Committee on October 9, 2023. Following discussion, including with respect to the Base Case Projections, the Catalent Board instructed Messrs. Greisch and Maselli to inform the Novo Parties that their preliminary indication of value was below a purchase price at which the Catalent Board would be willing to permit any non-public due diligence to be conducted, and that if the Novo Parties sought to engage in further discussions with Catalent regarding a potential transaction, they would need to increase their purchase price into the range of “mid to high $60s” per share.

On October 26, 2023, Messrs. Greisch and Maselli called Mr. Moore to communicate the Catalent Board’s position that the Novo Parties would need to increase their purchase price into the range of “mid to high $60s” per share to receive access to any non-public due diligence information regarding Catalent. Mr. Moore indicated that Novo Nordisk would be able to consider a purchase price in that range if Catalent provided additional information that would allow Novo Nordisk to conduct preliminary due diligence.

On October 27, 2023, Catalent entered into a mutual non-disclosure agreement with Novo Nordisk and Novo Holdings Equity US Inc., a subsidiary of Novo Holdings, which included a customary standstill provision with an exception that permitted the counterparty to make a confidential proposal to Catalent or the Catalent Board at any time. Also, on October 27, 2023, Catalent entered into a clean team confidentiality agreement with Novo Nordisk and Novo Holdings Equity US Inc. governing the disclosure of certain competitively sensitive information.

On November 7, 2023, certain members of Catalent senior management held a management presentation in New York with Messrs. Moore and Levy and other representatives from the Novo Parties present, along with representatives from Citi and Morgan Stanley. The management presentation included the Novo Case Projections

(as defined in the section entitled “The Merger (Proposal 1)—Certain Unaudited Forecasted Financial Information” beginning on page 54 of this Proxy Statement) and other due diligence information regarding Catalent.

On November 8, 2023, a meeting of the Strategic and Operational Review Committee was held with representatives present from Catalent senior management and Citi. During this meeting, Messrs. Greisch and Maselli updated the directors on the management presentation given to the Novo Parties the previous day and Catalent senior management reviewed with the directors the Novo Case Projections that had been provided to the Novo Parties as part of such management presentation. The committee members emphasized the need for the Novo Parties to provide a formal proposal for review and discussed next steps in the event the Novo Parties submitted a formal proposal with a compelling purchase price, including the process for contacting other potentially interested parties.

On November 9, 2023, at the direction of the Catalent Board, Catalent senior management contacted representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) to discuss engaging J.P. Morgan as an additional financial advisor to Catalent and subsequently, following review by the Catalent Board of the material terms of the engagement, executed an engagement letter with J.P. Morgan on November 16, 2023, pursuant to which J.P. Morgan would act as joint financial advisor in connection with the evaluation of a potential strategic transaction involving the sale of Catalent. After consideration of various factors, including that Citi’s engagement contemplated, if requested by the Catalent Board, the rendering of an opinion to the Catalent Board in connection with its evaluation of a potential strategic transaction involving the sale of Catalent, and the general consistency in the work separately performed by Citi and J.P. Morgan, Catalent subsequently determined that it was not necessary to request an additional opinion from J.P. Morgan.

Following the management presentation on November 7, 2023 and through November 25, 2023, representatives of Morgan Stanley contacted Citi and J.P. Morgan on several occasions to request additional information on various topics that were discussed in the management presentation, which information was provided by Catalent on a rolling basis throughout such period.

On November 20, 2023, the Catalent Board held a meeting during which it determined, among other things, to establish an ad hoc working group, comprised of the members of the Strategic and Operational Review Committee, along with Frank D’Amelio, a member of the Catalent Board, Matti Masanovich, Catalent’s chief financial officer, and Mr. Maselli (the “Working Group”), to facilitate Catalent’s consideration and evaluation of potential strategic alternatives.

On November 25, 2023, Messrs. Greisch and Maselli had a virtual meeting with Messrs. Kutay and Moore, during which Messrs. Kutay and Moore conveyed that following their review of the additional preliminary due diligence information provided over the last several weeks, the Novo Parties’ proposed purchase price remained in the “mid-$50s range” and their analysis did not support an acquisition proposal with a value of over $60.00 per share. Messrs. Greisch and Maselli responded that, consistent with their prior communications, such proposed purchase price was not sufficient to warrant further engagement by the Catalent Board or for Catalent to provide access to any additional due diligence information. At the conclusion of the meeting, the parties agreed to pause discussions regarding a potential combination given their differing perspectives on the value of Catalent.

From November 28, 2023 to December 3, 2023, representatives of Morgan Stanley had various discussions with representatives of Citi and J.P. Morgan, during which Morgan Stanley indicated that the Novo Parties remained interested in a potential acquisition of Catalent and were working to refine their views on valuation, and that it would help them build a more robust financial model of the transaction if Catalent could provide certain additional information on potential capacity expansion opportunities.

On December 3, 2023, Mr. Moore called Mr. Greisch to request a discussion between Novo Nordisk and Catalent management regarding potential capacity expansion opportunities, noting that such information may enable the Novo Parties to consider increasing their proposed purchase price if such additional information justified such an increase. On December 4, 2023, Mr. Moore and other representatives of Novo Nordisk called Mr. Maselli to further discuss such additional capacity expansion opportunities.

From December 5, 2023 to December 13, 2023, representatives of Morgan Stanley had various discussions with representatives of Citi and J.P. Morgan to provide periodic updates regarding the Novo Parties’ analysis of the additional information received on the call on December 4, 2023 in order to determine potential additional value and indicated that the Novo Parties would follow up once that analysis was complete.

On December 6, 2023, Catalent received a letter from a potential counterparty (“Party E”) indicating Party E’s interest in potentially acquiring one or more Catalent facilities in Europe and North America, with no indication of value ascribed to such facilities. Party E’s letter was provided to the Catalent Board and, following discussion, the Catalent Board determined it was not in the best interests of Catalent and its stockholders to pursue a piecemeal sale of any facilities at this time. No definitive proposal with respect to any transaction between Catalent and Party E was made, and there were no further outreaches by, or discussions between, Catalent and Party E following Catalent’s receipt of such letter.

On December 7, 2023, a meeting of the Strategic and Operational Review Committee was held with representatives present from Catalent senior management, Citi and J.P. Morgan. During this meeting, Messrs. Greisch and Maselli updated the directors on the status of discussions with the Novo Parties, including Mr. Maselli’s recent discussion regarding potential expansion of Catalent’s production capacity, at which time the Novo Parties acknowledged that unless and until they submitted a written proposal, the Novo Parties would not be provided any additional diligence information.

On December 14, 2023, Catalent received a letter from the Novo Parties setting forth their joint preliminary non-binding proposal to acquire all of the outstanding shares of Common Stock for $61.50 per share in cash, which constituted a premium of approximately 55% to the closing price of Common Stock on December 13, 2023 (the “December 14 Proposal”). The December 14 Proposal also noted the Novo Parties’ expectation that Catalent provide exclusivity for some period of time.

Following receipt of the December 14 Proposal, Mr. Greisch called Mr. Kutay to discuss the terms of the December 14 Proposal and relayed his expectation based on discussions with the Catalent Board that a purchase price per share in the mid-$60s would likely be required for the Catalent Board to permit additional due diligence to be conducted or engage in further discussions.

Later on December 14, 2023, Mr. Greisch convened a meeting of the Working Group to discuss the terms of the December 14 Proposal, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day. Citi and J.P. Morgan reviewed key terms of the December 14 Proposal from a financial perspective. Representatives of Skadden and Jones Day discussed with the director members of the Working Group their fiduciary duties in the context of Catalent’s receipt of the December 14 Proposal, as well as potential responses to the exclusivity request. Also at this meeting, representatives of Skadden reviewed certain information previously provided by Citi and J.P. Morgan regarding their respective material investment banking relationships with Catalent and the Novo Parties during the prior two-year period, and the Working Group determined that neither Citi nor J.P. Morgan had any disqualifying conflicts of interest in continuing to serve as Catalent’s financial advisors. Following discussion of the terms of the December 14 Proposal, the director members of the Working Group agreed that the per share purchase price proposed in the December 14 Proposal remained below a price at which it would be willing to recommend that the Catalent Board engage in further discussions with the Novo Parties and additionally discussed that even if the proposed price was increased to a satisfactory level, the Catalent Board was likely to remain unwilling to grant exclusivity. The director members of the Working Group instructed Mr. Greisch to inform the Novo Parties of this position.

Following the Working Group meeting on December 14, 2023, Mr. Greisch called Mr. Kutay to relay the position with respect to the December 14 Proposal, including that the Novo Parties’ proposed purchase price remained insufficient and must be closer to the mid-$60s per share to warrant further engagement, and that even at such price, the Catalent Board would not be willing to grant exclusivity.

From December 14, 2023 to December 18, 2023, Mr. Greisch, in connection with the Catalent Board’s receipt of the December 14 Proposal, had a number of discussions with other members of the Catalent Board to further review the terms of such proposal and consider the views of the Working Group. Consistent with the Catalent Board’s feedback, Mr. Greisch called Mr. Kutay on December 18, 2023 to relay that the Catalent Board was targeting a minimum purchase price of $63.00 per share in order to engage further and that at such price, the Catalent Board would be willing to grant access to additional due diligence information to allow the Novo Parties to further improve their proposal. Mr. Kutay indicated that he would discuss with others from the Novo Parties and revert with their feedback.

On December 19, 2023, Mr. Kutay called Mr. Greisch to inform him that the Novo Parties would be submitting a revised “best and final” proposal of $62.50 per share in cash with a request for six weeks of exclusivity while the Novo Parties completed confirmatory due diligence. Mr. Greisch reiterated the Catalent Board’s previous position, including that exclusivity would not be granted. He also relayed Catalent’s expectation that the Novo Parties complete their confirmatory due diligence expeditiously if the parties were to pursue a transaction.

Later on December 19, 2023, Catalent received a letter from the Novo Parties setting forth their revised non-binding proposal to acquire all of the outstanding shares of Common Stock for $62.50 per share in cash, which constituted a premium of approximately 49% to the closing price of Common Stock on December 18, 2023 (the “December 19 Proposal”). The letter reflecting the December 19 Proposal did not make reference to a “best and final” proposal, did not include a request for exclusivity and shortened the proposed timeframe to four to five weeks to complete due diligence and execute a definitive agreement.

Following receipt of the December 19 Proposal, Mr. Greisch convened a meeting of the Working Group to discuss the December 19 Proposal, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day. Mr. Greisch reviewed the key terms of the December 19 Proposal with the Working Group, noting the increase in the per share purchase price since the December 14 Proposal, efficient timeframe to complete due diligence and execute a definitive agreement and the withdrawal of the exclusivity request. Following discussion, the Working Group determined that the terms presented in the December 19 Proposal were sufficient to present to the Catalent Board for further consideration and thereafter the proposal was provided to the Catalent Board.

On December 20, 2023, the Catalent Board held a meeting, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day, to review and evaluate the December 19 Proposal. The Catalent Board received feedback from the Working Group, with input from Catalent’s and the Catalent Board’s legal and financial advisors, as to potential responses, including that the Catalent Board could decide to engage with the Novo Parties if it determined that the December 19 Proposal was a sufficient basis on which Catalent would be prepared to share information that would potentially allow the Novo Parties to improve upon their latest proposal. The Catalent Board also discussed the merits of contacting other parties that might be interested in acquiring Catalent, including Party A given its prior interest in exploring a transaction with Catalent. Representatives of Skadden and Jones Day additionally reviewed with the directors their fiduciary duties in the context of the Catalent Board’s ongoing evaluation of proposals and strategic alternatives. At the conclusion of the meeting, it was the consensus of the Catalent Board that the potential value to stockholders presented by the December 19 Proposal was sufficient to warrant further engagement with the Novo Parties that might allow them to increase their proposed purchase price, while also exploring potential transactions with other strategic acquirors given that exclusivity was not granted to the Novo Parties. Accordingly, the Catalent Board instructed its advisors to provide the Novo Parties with access to Catalent’s virtual data room and directed Catalent senior management to contact Party A and another potential strategic acquiror identified by the Catalent Board (“Party F”) regarding their potential interest in a transaction with Catalent in parallel with ongoing discussions with the Novo Parties.

Later on December 20, 2023, consistent with the Catalent Board’s direction, Messrs. Greisch and Maselli called the chief executive officer of Party A to gauge Party A’s interest in having discussions regarding a potential combination with Catalent. Mr. Maselli noted that Catalent was in receipt of a proposal and that if Party A was interested in pursuing a potential transaction, Catalent would arrange for its prompt review of due diligence materials. The chief executive officer of Party A indicated that representatives of Party A would consider internally and revert if there was interest in engaging further.

On December 21, 2023, Party A’s financial advisor contacted Citi and J.P. Morgan to confirm Party A’s interest in engaging with Catalent regarding a potential transaction and that Party A would propose to have such discussions in the new year, but that Party A might be willing to expedite this timeline if necessary.

Also on December 21, 2023, as directed by the Catalent Board, Mr. Maselli contacted the chief executive officer of Party F to gauge Party F’s interest in exploring a potential combination with Catalent and a call was scheduled for the following day.

During such call on December 22, 2023, the chief executive officer of Party F told Mr. Maselli that Party F would require certain financial information of Catalent in order to assess its interest in a potential transaction and noted that Party F would be prepared to enter into a non-disclosure agreement with Catalent in order to receive such information. Later that day, representatives of Catalent shared a draft mutual non-disclosure agreement with Party F, which the parties negotiated over the course of the following week.

Also on December 22, 2023, Party A’s financial advisor contacted Citi and J.P. Morgan to inform them that while Party A remained interested in the opportunity, Party A determined that it would not be in a position to respond until the new year and acknowledged that such timing may disadvantage any bid it may submit.

Later on December 22, 2023, Morgan Stanley contacted Citi and J.P. Morgan to inquire as to the timing for the Novo Parties to receive access to additional due diligence materials and noted that their financial due diligence review was already underway.

On December 23, 2023, representatives of Skadden had an introductory call with representatives of Goodwin Procter LLP, legal advisor to Novo Holdings (“Goodwin”) and Davis Polk & Wardwell LLP, legal advisor to Novo Nordisk (“Davis Polk”), to discuss the parties’ expectations for the due diligence process, transaction documents and transaction structure, including the Novo Parties’ expectation that if the parties were to proceed with a transaction, Novo Holdings (or one of its subsidiaries) would be the party to acquire the shares of Common Stock in the Merger and, following completion of the Merger, would sell certain Catalent facilities and related assets to Novo Nordisk.

Later on December 23, 2023, Catalent provided the Novo Parties and their advisors with access to a virtual data room containing due diligence materials concerning Catalent. From December 23, 2023 to February 1, 2024, Catalent continued to populate the data room on a rolling basis.

On December 27, 2023, Party A’s financial advisor contacted Citi and J.P. Morgan to inform them that Party A declined to participate in any potential process to acquire Catalent, noting that Party A would require that Catalent demonstrate additional periods of recovery and stability before it would consider possibly engaging. Shortly thereafter, the chief executive officer of Party A contacted Mr. Maselli to confirm that Party A had determined not to proceed with its consideration of a potential transaction with Catalent.

On December 28, 2023, Catalent executed a mutual non-disclosure agreement with Party F, which included a customary standstill provision with an exception that permitted the counterparty to make a confidential proposal to Catalent or the Catalent Board at any time. Later that day, representatives of Catalent provided representatives of Party F with an overview presentation of Catalent’s portfolio, operations, business model and certain projected financial information.

On December 29, 2023, Skadden provided a draft of the Merger Agreement to Goodwin and Davis Polk, which provided for, among other terms, (i) a termination fee of 2.0% of equity value, (ii) no financing condition or financing cooperation provisions and (iii) a “hell or high water” standard for required regulatory approvals, including an obligation to litigate any legal challenges to the transaction and a requirement that the Novo Parties not make acquisitions during the period between signing and closing that would impose any delay in obtaining, or increase the risk of not obtaining, required regulatory approvals.

From December 29, 2023 to January 3, 2024, Messrs. Greisch and Maselli had a number of discussions with Messrs. Kutay and Levy and other representatives of the Novo Parties regarding the scope and volume of due diligence requests that Catalent had received since making the data room available, emphasizing the need for the Novo Parties to focus their requests on critical items.

On January 4, 2024, representatives of Skadden, Jones Day, Goodwin and Davis Polk held a virtual meeting to discuss various aspects of the Merger Agreement, including the approach to Novo Holdings potentially seeking to obtain debt financing to finance a portion of the transaction and the process for separation of certain assets that Novo Nordisk would acquire from Novo Holdings following completion of the Merger, with Goodwin and Davis Polk noting that the approach to the parties’ regulatory obligations was a key issue that the Novo Parties were not yet in a position to discuss.

On January 6, 2024, the chief executive officer of Party F contacted Mr. Maselli to inform him that Party F was no longer interested in exploring a potential business combination with Catalent, citing possible deal certainty considerations, but that it might be interested in acquiring certain assets or businesses of Catalent. Party F did not then specify which assets or businesses it may be interested in acquiring or ascribe any value to such assets or businesses.

On January 7, 2024, a meeting of the Working Group was convened with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day. Mr. Maselli updated the Working Group as to his recent discussions with Party A and Party F, during which each communicated that they were no longer interested in exploring a whole company acquisition of Catalent, as well as the status of discussions with the Novo Parties and their ongoing due diligence efforts.

On January 9, 2024, Skadden sent an initial draft of the disclosure schedules to the Merger Agreement to Goodwin and Davis Polk. Between January 20, 2024 and January 27, 2024, Skadden sent several updated iterations of the disclosure schedules to the Merger Agreement to Goodwin and Davis Polk.

On January 10, 2024, Mr. Maselli met with Mr. Kutay and other representatives of Novo Holdings to further discuss Catalent’s business and operations and other due diligence matters.

From January 11, 2024 until January 30, 2024, Catalent provided additional financial, legal, accounting, tax and other due diligence information to representatives of the Novo Parties and hosted numerous legal, commercial and functional due diligence calls among representatives of Catalent and the Novo Parties and their respective advisors, as well as due diligence site visits at various Catalent facilities.

On January 12, 2024, Goodwin and Davis Polk sent their initial markup of the Merger Agreement to Skadden and Jones Day, which provided, among other things, (i) that the transaction would be financed through a combination of debt and equity financing, without a financing contingency and with Novo Holdings providing a full equity backstop and a limited guarantee of certain of Parent’s obligations under the Merger Agreement, (ii) that Catalent would have certain cooperation obligations in connection with Parent obtaining debt financing and effecting the Carve-Out, (iii) a termination fee of 3.75% of equity value, (iv) a “naked no vote” expense reimbursement whereby Parent would be entitled to expense reimbursement in the event Catalent stockholders did not approve the Merger and (v) that regulatory obligations would be addressed in a subsequent markup. In addition, Parent requested that Elliott and certain of its affiliates enter into a voting agreement that would require them to vote in favor of the Merger.

Also on January 12, 2024, with the authorization of the Catalent Board, Mr. Maselli contacted the chief executive officer of another potential strategic counterparty (“Party G”) to gauge its interest in exploring a potential transaction with Catalent. Following a brief discussion, the chief executive officer of Party G indicated that the representatives of Party G would consider internally and revert as to whether there was interest in engaging with Catalent. Later that day, the chief executive officer of Party G contacted representatives of J.P. Morgan to inform them that Party G was not interested in exploring a potential business combination with Catalent, as Party G was unable to identify a manner of structuring and implementing such a transaction that would be attractive to Party G.

On January 17, 2024, representatives of Party F contacted representatives of Citi and J.P. Morgan to reiterate Party F’s potential interest in select assets and businesses of Catalent, but that Party F was not interested in exploring a whole company acquisition of Catalent. Representatives of Catalent inquired as to whether Party F would be willing to consider an acquisition of the entire company and the subsequent divestiture of any unwanted businesses or assets, to which the representatives of Party F replied that they would follow up with Catalent if there was any interest in doing so. Party F did not subsequently express interest in a whole company acquisition of Catalent.

Also on January 17, 2024, Skadden sent a revised draft of the Merger Agreement to Goodwin and Davis Polk, which provided for, among other things, (i) a termination fee of 2.5% of equity value, (ii) removal of the “naked no vote” expense reimbursement and (iii) limited obligations of Catalent to cooperate with Parent to obtain the debt financing and effect the Carve-Out. The regulatory framework remained open pending receipt of the Novo Parties’ proposal and acceptance of the voting agreement remained subject to discussion with Elliott.

On January 18, 2024, a meeting of the Working Group was convened with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day. Messrs. Greisch and Maselli updated the Working Group on (i) the recent discussions with Party F and Party G, in which each had declined to engage further regarding an acquisition of Catalent and (ii) the status of discussions with the Novo Parties, including the negotiations of the transaction documents and ongoing due diligence. Representatives of Skadden provided an update on certain open items in the Merger Agreement, including regulatory covenants, approach to the Carve-Out, capacity considerations, proposed termination fee amount, “naked no vote” expense reimbursement and the proposed voting agreement. The Working Group then reviewed the Catalent Projections (as defined in the section entitled “The Merger (Proposal 1)—Certain Unaudited Forecasted Financial Information” beginning on page 54 of this Proxy Statement) and discussed the relative merits of potential alternatives to a sale of Catalent, including remaining as a standalone company, pursuing a capital raise or a sale of certain businesses or assets of Catalent and the impacts of each on Catalent.

On January 19, 2024, the Catalent Board held a meeting, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day, at which the Catalent Board was updated on the status of management’s outreach to additional third parties regarding their potential interest in a transaction with Catalent, which had not resulted in any additional interest in an acquisition of Catalent. It was noted that Party A, Party F and Party G had communicated that they would not be submitting proposals to acquire Catalent, but that Party F continued to indicate potential interest in acquiring certain Catalent businesses. The Catalent Board determined that a sale of certain Catalent businesses was not in the best interests of Catalent and its stockholders at this time given potential business, operational, valuation and financial considerations. It was additionally noted that Party B had previously been given an opportunity to engage in discussions regarding a potential transaction, but such discussions failed to advance due to Party B’s lack of interest in a significant business segment of Catalent that would make an acquisition of 100% of Catalent unlikely. The Catalent Board was also updated as to the status of negotiations with the Novo Parties, including the key open items to be resolved in the Merger Agreement, and the progress made towards completion of due diligence. Catalent management also reviewed with the Catalent Board the Catalent Projections and Citi reviewed a preliminary financial analysis of Catalent. The consensus of the Catalent Board was that Catalent should continue to progress the transaction documents with the Novo Parties while noting that the proposed purchase price and regulatory risk allocation, among other things, remained subject to further negotiation.

On January 24, 2024, Goodwin and Davis Polk sent a revised draft of the Merger Agreement to Skadden and Jones Day, which provided for, among other things, (i) a termination fee of 3.5% of equity value, (ii) a “naked no vote” expense reimbursement of up to $80 million and (iii) the Novo Parties proposed regulatory framework, which included a regulatory reverse termination fee of $300 million (or approximately 2.5% of equity value) payable to Catalent if regulatory approvals were not obtained in certain circumstances, in lieu of a “hell or high water” regulatory standard.

Later on January 24, 2024, following discussion with Catalent, Skadden sent Goodwin and Davis Polk an issues list with Catalent’s revised proposals on the key open items in the Merger Agreement, including (i) a termination fee of 2.95% of equity value, (ii) a regulatory reverse termination fee of 5.75% of equity value and (iii) a revised regulatory framework with respect to the obligations of Parent and certain of its affiliates to accept remedies and to litigate against private parties, and a proposed approach to control of the regulatory strategy. Following receipt of such issues list, Goodwin and Davis Polk sent a further revised issues list to Skadden that (i) accepted the termination fee of 2.95% of equity value, (ii) proposed a regulatory reverse termination fee of 4.0% of equity value and (iii) proposed a revised regulatory framework that would limit the obligations of the Novo Parties to accept remedies that would materially impair the expected benefits of the transaction, require the Novo Parties to litigate against private parties, but not accept remedies in connection therewith, and agreed to joint control of the regulatory strategy so long as Parent had control in the event of a dispute. Thereafter, Skadden sent a further revised issues list to Goodwin and Davis Polk that (i) reinserted the regulatory reverse termination fee of 5.75% and (ii) accepted Goodwin and Davis Polk’s proposal on control of the regulatory strategy, pending agreement upon an objective standard to measure the Novo Parties’ obligations to accept remedies (including in connection with private party litigation), and reaching mutual agreement with respect to capacity considerations.

Also on January 24, 2024 and January 25, 2024, the Catalent Board held its regularly scheduled annual meeting to review and evaluate, among other matters, Catalent’s business, long-term strategy and strategic plan. Representatives of Citi, J.P. Morgan, Skadden and Jones Day were also present for a portion of the meeting to provide an update on the potential transaction with the Novo Parties. There was discussion regarding the relative merits of the various alternatives under consideration by the Catalent Board, including continuing to execute on Catalent’s long-term strategy and pursuing a sale of Catalent.

On January 26, 2024, Skadden sent a revised draft of the Merger Agreement to Goodwin and Davis Polk, which reflected a reverse termination fee of 5.5% of equity value and otherwise reflected the positions proposed by Catalent in the last issues list sent by Skadden to Goodwin and Davis Polk on January 24, 2024.

Also on January 26, 2024, Mr. Greisch called Mr. Kutay to emphasize the importance of deal certainty to Catalent as it related to the ongoing negotiations of the regulatory matters. Mr. Greisch additionally reminded Mr. Kutay that the Catalent Board remained unwilling to transact at the $62.50 per share price included in the December 19 Proposal and that he anticipated that the Novo Parties would need to increase their proposed purchase price to $65.00 per share to receive the support of the Catalent Board.

On January 28, 2024, Goodwin and Davis Polk sent revised drafts of the Merger Agreement and the disclosure schedules to the Merger Agreement to Skadden and Jones Day. From January 28, 2024 to February 2, 2024, Skadden, Jones Day, Goodwin and Davis Polk continued to negotiate the open items in the Merger Agreement, reaching agreement on a 5.0% reverse termination fee pending resolution of certain issues with respect to the parties’ regulatory obligations, and continued to discuss and negotiate certain healthcare regulatory covenants and the disclosure schedules, including the list of actions that Catalent would be permitted to take during the interim operating period.

On February 2, 2024, the Catalent Board held a meeting, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day to update the Catalent Board on the status of negotiations with the Novo Parties and remaining open items with respect to the definitive transaction documents. Representatives of Skadden noted that substantial progress had been made to finalize the various transaction documents during the last several days, but that certain items remained open, including with respect to the Novo Parties’ obligations to obtain regulatory approvals, Catalent’s obligations with respect to healthcare regulatory matters and the actions that Catalent would be permitted to take during the pre-closing period.

Additionally, on February 2, 2024, Goodwin sent a revised draft of the disclosure schedules to the Merger Agreement to Skadden and Jones Day. Between February 2, 2024 and February 5, 2024, Skadden, Jones Day, Goodwin and Davis Polk continued to negotiate open items in the disclosure schedules to the Merger Agreement, reaching agreement prior to the signing of the Merger Agreement.

Throughout the course of the day on February 3, 2024, Messrs. Greisch and Maselli had a number of calls with Messrs. Kutay and Levy to negotiate key open items in the Merger Agreement, including limitations on the Novo Parties’ obligations to obtain regulatory approvals, certain obligations of Catalent with respect to healthcare regulatory matters, and the scope of restrictions on the actions Catalent would be permitted to take between the signing and closing of the Merger Agreement, as well as the proposed purchase price. During the final discussion among them that evening, Mr. Kutay proposed to increase the Novo Parties’ purchase price to $63.00 per share, which Mr. Greisch replied remained inadequate, and no consensus was reached with respect to the other open items.

On the morning of February 4, 2024, Messrs. Greisch, Maselli, Kutay and Levy held a call to continue their negotiations of the Novo Parties’ regulatory obligations and Catalent’s interim operating covenants. During such call, the parties substantially resolved the issues relating to the regulatory obligations and interim operating covenants and, in relation to the purchase price, Messrs. Greisch and Maselli made a counterproposal of $64.00 per share, following which the parties agreed to reconvene after Messrs. Kutay and Levy discussed with other representatives of the Novo Parties. Shortly thereafter, Messrs. Greisch, Maselli, Kutay and Levy reconvened over telephone and Mr. Kutay made a counteroffer, characterized as the Novo Parties’ “best and final” offer, of $63.50 per share, which Messrs. Greisch and Maselli agreed to present to the Catalent Board for its consideration in light of the significant progress made on other fronts over the course of the last several days.

On the afternoon of February 4, 2024, the Working Group held a meeting, with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day. Messrs. Greisch and Maselli reviewed the key terms that had been negotiated between the parties over the course of the last several days, including the Novo Parties’ proposed increased purchase price of $63.50 per share, noting that the Novo Parties’ described such price as their “best and final” offer. Referring to the Merger Agreement and summary thereof, copies of each of which had been provided to the Working Group in advance of the meeting, representatives of Skadden summarized the essentially complete terms of the Merger Agreement, including the parties thereto, transaction structure, purchase price, regulatory obligations and closing conditions, among other terms, and updated the Working Group as to the resolution of certain deal points that had been outstanding at the time of prior review of the material terms of the Merger Agreement. Representatives of Skadden also reported that Elliott and the Novo Parties had reached agreement on the terms of the voting agreement. Also at this meeting, Citi reviewed its financial analysis of the Merger Consideration, noting that it expected to render its opinion during the meeting of the Catalent Board that was scheduled to follow the Working Group meeting. After considering various factors, including those described in the section entitled “The Merger (Proposal 1)—Recommendation of Catalent Board and Its Reasons for the Merger” beginning on page 48 of this Proxy Statement, the director members of the Working Group unanimously recommended that the Catalent Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Following the conclusion of the Working Group meeting, the Catalent Board held a meeting with representatives present from Catalent senior management, Citi, J.P. Morgan, Skadden and Jones Day.

Representatives of Jones Day reviewed with the directors their fiduciary duties and representatives from Skadden reviewed updated information provided to Catalent regarding Citi’s and J.P. Morgan’s material investment banking relationships during the prior two-year period, which information included no material changes from the information previously provided. Referring to the Merger Agreement and summary thereof, copies of each of which had been provided to the Catalent Board in advance of the meeting, representatives of Skadden then summarized the essentially complete terms of the Merger Agreement, including the parties thereto, transaction structure, purchase price, regulatory obligations and closing conditions, among other terms, and updated the Catalent Board as to the resolution of certain deal points that had been outstanding at the time of prior review of the material terms of the Merger Agreement. Representatives of Skadden also reported that Elliott and the Novo Parties had reached agreement on the terms of the voting agreement. Also at this meeting, the Catalent Board discussed and considered the increased purchase price of $63.50 per share following multiple rounds of proposals from, and counterproposals to, the Novo Parties, as well as the outcome of the discussions with various other potential counterparties. Citi then reviewed its financial analysis of the Merger Consideration with the Catalent Board and rendered an oral opinion, confirmed by delivery of a written opinion dated February 4, 2024, to the Catalent Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be received in the Merger by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk and their respective affiliates). After discussion and considering the recommendation of the Working Group and various other factors, including those described in the section entitled “The Merger (Proposal 1)—Recommendation of Catalent Board and its Reasons for the Merger” beginning on page 48 of this Proxy Statement, the Catalent Board unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, Catalent and its stockholders, (ii) approved the execution, delivery, and performance of the Merger Agreement by Catalent and approved the Merger and (iii) declared its advisability and recommended the adoption of the Merger Agreement by the holders of Common Stock and directed that the Merger Agreement be submitted for adoption by the Catalent stockholders at the Special Meeting (subject to the right of the Catalent Board to withdraw, modify or amend such recommendation or terminate the Merger Agreement in accordance with the terms of the Merger Agreement).

Following the conclusion of the Catalent Board meeting, representatives and advisors of Catalent and the Novo Parties finalized the Merger Agreement and related ancillary agreements and continued to resolve the remaining open points on the disclosure schedules throughout the evening of February 4, 2024 and into the early morning of February 5, 2024. Prior to the opening of market hours on NYSE on February 5, 2024, the parties executed the Merger Agreement and related ancillary agreements, including the voting agreement between Elliott and the Novo Parties, and the parties announced the transaction.

Recommendation of Catalent Board and Its Reasons for the Merger

In considering the recommendation of the Catalent Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Catalent Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Proposal be approved by Catalent stockholders. See the section entitled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger” beginning on page 65 of this Proxy Statement.

By unanimous vote, the Catalent Board, at a special meeting held on February 4, 2024 and after careful consideration at this and prior Catalent Board meetings, among other things:

•	determined that the Merger is advisable and fair to, and in the best interests of, Catalent and its stockholders;

•	approved the execution, delivery, and performance of the Merger Agreement by Catalent and approved the Merger;

•	declared its advisability and recommended the adoption of the Merger Agreement by the holders of Common Stock; and

•	directed that the Merger Agreement be submitted for adoption by the Catalent stockholders at the Special Meeting.

The Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Catalent Board consulted with Catalent senior management, outside legal counsel and financial advisors. The Catalent Board determined that it is in the best interests of Catalent and its stockholders, and declared it advisable, to enter into the Merger Agreement. In arriving at this determination and in recommending that Catalent stockholders vote their shares of Common Stock in favor of adoption of the Merger Agreement, the Catalent Board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Catalent Board viewed as generally positive or favorable in coming to its determination, approval and related recommendation:

•

Attractive Value. The Catalent Board’s belief that the Merger Consideration represented attractive value for the shares of Common Stock, based on, among other things, the Catalent Board’s familiarity with Catalent’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Catalent’s business plan and potential long-term value, and the Catalent Board’s determination, after a thorough review of the process conducted, that the Merger Consideration afforded, as of the date of the Catalent Board’s approval of the Merger Agreement, the best value reasonably available for holders of Common Stock.

•

Form of Consideration. The fact that the all-cash Merger Consideration will provide Catalent stockholders with certainty of value and immediate liquidity for their shares of Common Stock at the completion of the Merger, while avoiding the long-term business and execution risks of retaining their shares of Common Stock.

•

Premium to Market Value. The fact that the Merger Consideration of $63.50 per share payable pursuant to the Merger Agreement represents a significant premium over the market price at which shares of Common Stock traded in the period leading up to the announcement of the Merger Agreement, including that the Merger Consideration of $63.50 per share represents a premium of:

•

47.5% over the volume weighted average stock price of shares of Common Stock during the sixty (60)-day period ended February 2, 2024, the last trading day prior to the Catalent Board’s approval of the Merger Agreement;

•

39.1% over the closing stock price of shares of Common Stock as of August 28, 2023, the last trading day prior to Catalent’s announcement that the Catalent Board had formed a Strategic and Operational Review Committee with a view towards maximizing value for Catalent’s stockholders; and

•	16.5% over the closing stock price of shares of Common Stock as of February 2, 2024, the last trading day prior to the Catalent Board’s approval of the Merger Agreement.

•

Implied Transaction Multiple. The fact that the Merger Consideration of $63.50 per share represents a valuation of Catalent at a multiple of approximately 24 times Catalent’s 2023 fiscal year Adjusted EBITDA and approximately 23 times Catalent’s 2024 fiscal year estimated Adjusted EBITDA (as forecasted in the Base Case Projections).

•

Arms’-Length Negotiations. The benefits that Catalent, in coordination with Catalent senior management and legal and financial advisors, were able to negotiate on an arms’-length basis with Parent, including several increases in Parent’s purchase price per share from the beginning of the process to the end of the negotiations, and the Catalent Board’s belief that the Merger Consideration reflected in the Merger Agreement represented Parent’s best and final offer, and that Catalent had negotiated the best value and terms reasonably available from Parent as of the date of approval of the Merger Agreement.

•

Risks Inherent in Catalent’s Business Plan. The Catalent Board’s belief that the Merger was more favorable to Catalent’s stockholders than the alternative of continuing to execute on Catalent’s strategic plan as a standalone public company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

•	Catalent’s historical results of operations (including productivity issues and higher-than-expected costs experienced at certain of its drug product and drug substance manufacturing facilities);

•	Catalent’s short-term and long-term strategic goals;

•

Catalent’s elevated leverage position, which limits its ability to raise additional equity capital on attractive terms to execute its business plan and react to changes in the economy or in the industry;

•

the uncertain returns to Catalent’s stockholders if Catalent were to remain independent, taking into account the Base Case Projections (as defined and described in the section entitled “The Merger (Proposal 1)—Certain Unaudited Forecasted Financial Information” beginning on page 54 of this Proxy Statement), and the challenges and risks associated with Catalent’s ability to meet the results forecasted in the Base Case Projections, as well as the risks and uncertainties described under the heading “Cautionary Statement Concerning Forward-Looking Statements” and elsewhere in Catalent’s public periodic filings with the SEC, including that Catalent’s actual financial results in future periods could differ materially from projected results;

•	the fact that there had been significant downward adjustments to Catalent’s projected financial information over the course of the last twelve (12) months; and

•

the Catalent Board’s belief that the risks and challenges to Catalent’s business described above creates substantial execution risks as compared to the certainty of the $63.50 per share all-cash price in the Merger.

•

Board Review of Transaction and Strategic Alternatives. The fact that, during the months leading up to the execution of the Merger Agreement, the Catalent Board explored and evaluated various potential strategic alternatives, including new capital raises, a sale of the company, a sale of only certain businesses or assets, a spin-off of a business segment and continuing to execute on Catalent’s strategic plan as a standalone public company, and that over an extended period from October 12, 2023, the date on which the Novo Parties first indicated their interest in exploring a transaction with Catalent, to February 5, 2024, the date on which the Merger Agreement was signed, the Catalent Board, the Strategic & Operational Review Committee and the Working Group met, with Catalent senior management and legal and financial advisors present, on numerous occasions throughout such period to evaluate and discuss the structure, terms and conditions of the Merger in light of such strategic alternatives, and that following such review, the Working Group determined that it is advisable and in the best interests of Catalent and its stockholders to recommend to the Catalent Board that the Catalent Board approve the Merger and the Catalent Board viewed the Merger as presenting a more favorable opportunity for Catalent stockholders than the potential value that may result from other available alternatives.

•

Targeted Market Check. The fact that Catalent, following receipt of the unsolicited proposal from Parent, with the assistance of Catalent senior management and legal and financial advisors, conducted a targeted strategic review process that enabled it to (i) identify the strategic partners that were most likely to be interested in acquiring Catalent and had the ability to finance and complete an acquisition of this size, taking into account the knowledge acquired from Catalent’s prior discussions with the parties that had shown interest in such an acquisition since the summer of 2022, and (ii) contact and engage in discussions with Party A, Party F and Party G, concurrently with Parent, regarding a potential acquisition of Catalent, and that, following such discussions, as of the date of the Catalent Board’s approval of the Merger Agreement, none of such parties indicated a willingness to propose a transaction competitive with the terms and Merger Consideration proposed by Parent, as more fully described in the section entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 35 of this Proxy Statement. Additionally, the Catalent Board considered the fact that following each of (x) the unauthorized public disclosure in February 2023 that a strategic counterparty was exploring a potential acquisition of Catalent and (y) the public disclosure in August 2023 regarding the Catalent Board’s review of Catalent’s business, strategy and operations and capital-allocation priorities following execution of the cooperation agreement with Elliott, the parties reasonably likely to make a business combination proposal would have been aware of such developments.

•

Opinion of Citi. The opinion, dated February 4, 2024, of Citi as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received in the Merger by holders of Common Stock (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, as more fully described below under the heading “The Merger (Proposal 1)—Financial Advisors to Catalent—Opinion of Citigroup Global Markets Inc.”

•

Terms of the Merger Agreement. The Catalent Board’s belief, following consultation with its and Catalent’s legal advisors, that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties, are reasonable and customary, and include the most favorable terms reasonably attainable from Parent as of the date of the Catalent Board’s approval of the Merger Agreement.

•

Ability to Respond to Certain Alternative Proposals. The fact that, while the Merger Agreement restricts its ability to solicit competing bids to acquire Catalent, the Catalent Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals (including parties that Catalent previously had contact with during the strategic review process) and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that it determines constitutes a Superior Offer (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 92 of this Proxy Statement), subject to payment of the Company Termination Fee, which the Catalent Board further considered would be unlikely to deter third parties from submitting any such proposals.

•

Ability to Change its Recommendation. The Catalent Board’s right to make a Company Adverse Change Recommendation to Catalent’s stockholders in the event of a Superior Offer or a Change in Circumstance if the Catalent Board determines in good faith that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties under applicable law, subject to payment of the Company Termination Fee.

•

Company Termination Fee. The Catalent Board’s belief that the termination fee of $344,800,000 that could become payable by Catalent under certain circumstances, as described in the section entitled “The Merger Agreement—Termination—Catalent Termination Fee” beginning on page 103 of this Proxy Statement, is reasonable in amount and consistent with or below the range of termination fees payable in comparable transactions considered by the Catalent Board.

•

Conditions to the Closing of the Merger; Likelihood of Closing. The likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement, which are limited in number and scope, in light of the conditions in the Merger Agreement to the obligations of Parent and Merger Sub, including the exceptions to the events that would constitute a material adverse effect on Catalent for purposes of the Merger Agreement, and that the closing of the Merger is not conditioned upon receipt of consents from customers or other third parties.

•

Regulatory Approvals; Parent Termination Fee. The Catalent Board’s belief that the Merger Agreement offered reasonable assurances as to the likelihood that the Merger will receive all necessary regulatory approvals without a burdensome condition. To that end, the Catalent Board further considered the potential length of the regulatory approvals process and that the Merger Agreement provides that, subject to certain exceptions, it may not be terminated until February 5, 2025, which may be automatically extended by three (3) months on each of four (4) occasions under specified circumstances, together with the fact that Catalent would be entitled to receive a reverse termination fee of $584,400,000 from Parent in certain circumstances in which regulatory approvals are not received and the Merger Agreement is terminated.

•

Financing; No Financing Condition. The fact that Novo Holdings has committed to provide all of the financing necessary for the consummation of the Merger and that the Merger Agreement is not subject to a financing condition. Further, the Catalent Board considered Catalent’s general entitlement to specifically enforce Parent’s obligation to cause the completion of the Merger, including by causing Novo Holdings to fund its equity commitment, and the fact that Novo Holdings is guaranteeing certain payment obligations of Parent and Merger Sub under the Merger Agreement.

•

Stockholder Approval. The fact that the consummation of the Merger is subject to the approval of Catalent’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement, and additionally the fact that the Merger is supported by Elliott, as evidenced by its execution of the Voting Agreement.

•

Appraisal Rights. The availability of appraisal rights with respect to the Merger for Catalent stockholders who properly exercise their rights under the DGCL, which would give such stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Common Stock at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page 112 of this Proxy Statement.

The Catalent Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative or unfavorable factors in making its determination, approval and related recommendation concerning the Merger, including the following (not necessarily in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The fact that, following the Merger, Catalent stockholders will not participate in any future earnings or growth of Catalent and will not benefit from any appreciation in the value of Catalent, including any appreciation in value that could be realized as a result of improvements to Catalent’s operations.

•	Diversion of Management Attention. The diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

•

Impact of Announcement. The potential negative effect of the pendency of the transaction on Catalent’s business, including its relationships with employees, customers and suppliers, and the restrictions on the conduct of Catalent’s business prior to completion of the Merger.

•

Closing Certainty. The risk that the Merger may not be completed despite the parties’ efforts or that completion of the Merger may be unduly delayed, even if the requisite approval is obtained from Catalent stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied (including the possibility that applicable regulatory approvals may not be obtained), and the potential resulting disruptions to Catalent’s business.

•

Regulatory Risks. The fact that the consummation of the Merger will require certain approvals from regulatory agencies, which agencies may delay, object to or challenge the Merger, and the fact that Parent is not required to agree to accept certain remedies that would result in a burdensome condition.

•

No Solicitation. The fact that, subject to certain limited exceptions, during the term of the Merger Agreement, Catalent is prohibited from soliciting any inquiry or proposal with respect to a competing proposal for Catalent.

•

Change of Recommendation. The restrictions in the Merger Agreement on the Catalent Board’s ability to make a Company Adverse Change Recommendation, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Company Adverse Change Recommendation, Catalent is required to negotiate in good faith with Parent regarding revisions to the Merger Agreement, which the Catalent Board must take into account in determining whether to make a Company Adverse Change Recommendation.

•	Expenses. The fact that the parties have incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

•

Director and Officer Interests. The fact that Catalent’s directors and officers have interests in the Merger that may be different from, or in addition to, those of Catalent’s stockholders generally, as detailed in the section entitled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger” beginning on page 65 of this Proxy Statement.

•

Pre-Closing Covenants. The restrictions on the conduct of Catalent’s business during the period between the execution of the Merger Agreement and the consummation of the Merger, as described in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 89 of this Proxy Statement.

•

Tax Treatment. The fact that the consideration received by Catalent’s U.S. stockholders in the Merger will generally be taxable for U.S. federal income tax purposes as more fully described in the section entitled “The Merger (Proposal 1)—U.S. Federal Income Tax Considerations” beginning on page 76 of this Proxy Statement.

•

Risk Factors; Forward-Looking Statements. The risks described under the section entitled “Risk Factors” in Catalent’s most recent filing on Form 10-K, and the matters described under the section entitled “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 26 of this Proxy Statement.

The Catalent Board considered all of the above factors as a whole, as well as others, and, on balance, concluded that the potential benefits of, and potentially positive factors associated with, the Merger to Catalent stockholders outweighed the risks, uncertainties, restrictions and potentially negative factors associated with the Merger.

The foregoing discussion of factors considered by the Catalent Board is not intended to be exhaustive, but is meant to include material factors considered by the Catalent Board. The Catalent Board collectively reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that the members of the Catalent Board believed were appropriate. In light of the variety of factors considered in connection with its evaluation of the Merger, the Catalent Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Catalent Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Catalent Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Catalent Board based its recommendation on the totality of the information available to it, including discussions with Catalent senior management and outside legal and financial advisors. It should be noted that this explanation of the reasoning of the Catalent Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 26 of this Proxy Statement. Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Merger Proposal.

Certain Unaudited Forecasted Financial Information

Catalent does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. At the request of the Catalent Board in connection with its review of strategic alternatives and evaluation of the Merger, Catalent’s management prepared certain unaudited internal financial forecasts with respect to (i) management’s view of Catalent’s expected future financial performance on a standalone basis for fiscal years 2024 through 2028, which we refer to, together with certain extrapolations of such prospective financial information prepared at the direction of Catalent management, as the “Base Case Projections” and (ii) an illustrative upside view of Catalent’s expected future financial performance for fiscal years 2024 through 2028 taking into account certain impacts of a strategic acquisition of Catalent, which we refer to, together with certain extrapolations of such prospective financial information prepared at the direction of Catalent management, as the “Novo Case Projections” and, together with the Base Case Projections, the “Catalent Projections,” each of which were provided to the Catalent Board and Catalent’s financial advisors. In addition, the Novo Case Projections were made available to the Novo Parties in connection with their due diligence review of a potential acquisition of Catalent. Based on assessments of Catalent’s management, in consultation with the Catalent Board, as to the significant challenges Catalent must meet in order to achieve, on a standalone basis, the financial results reflected in the Novo Case Projections, due to, among other factors, the lack of available capital to invest in new growth initiatives and the inherent volatility in its business related to fluctuations in customer demand (which is not accounted for in the Novo Case Projections), the Catalent Board focused on the Base Case Projections in its evaluation of the Merger and Citi was directed to use and rely solely upon the Base Case Projections for purposes of its financial analyses and opinion, as described in the section entitled “The Merger (Proposal 1)—Financial Advisors to Catalent—Opinion of Citigroup Global Markets Inc.” beginning on page 56 of this Proxy Statement.

The Catalent Projections were not prepared with a view toward public disclosure, and the summary thereof is included in this Proxy Statement only because such information was made available to the Catalent Board in connection with its review of strategic alternatives and to Catalent’s financial advisors, and because portions thereof were made available to Parent in connection with its due diligence review of a potential transaction. The summary of the Catalent Projections is not included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement or to influence any other investment decision, including whether or not to seek appraisal rights with respect to your shares of Common Stock. The Catalent Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or in conformity with accounting principles generally accepted in the United States (“GAAP”), and the Catalent Projections do not include footnote disclosures as may be required by GAAP. Neither Ernst & Young LLP, Catalent’s independent registered public accounting firm (“EY”) at the time of preparation of the Catalent Projections, nor any other independent accountant has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Catalent Projections, and, accordingly, neither EY nor any other independent accountant has expressed an opinion or any other form of assurance with respect thereto. The EY report included in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, which is incorporated by reference into this Proxy Statement, relates to Catalent’s historical financial information and does not extend to the Catalent Projections and should not be read to do so.

The Catalent Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Catalent Projections are based upon a variety of estimates and assumptions that are inherently uncertain, although considered reasonable by Catalent management as of the date of their preparation. These estimates and assumptions contain forward-looking information that may prove to be inappropriate for any number of reasons, including general economic, regulatory and market conditions, industry performance, competition, other future events and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 26 of this Proxy Statement. The Catalent Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Catalent Projections will be affected by Catalent’s ability to achieve strategic goals, objectives and targets over the applicable periods. There can be no assurance that the projections contained in the Catalent Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further in the future the period is to which Catalent Projections relate, the more uncertain the projections become.

The information in the Catalent Projections is not factual and should not be relied upon as necessarily predictive of actual future results, and Catalent’s stockholders are cautioned not to place undue reliance on the Catalent Projections. The Catalent Projections should be evaluated in conjunction with the historical financial statements and other information regarding Catalent contained in Catalent’s public filings with the SEC.

The Catalent Projections contain certain “non-GAAP financial measures,” which are numerical measures of financial performance, financial position or cash flows that are not calculated and presented in accordance with GAAP. These non-GAAP financial measures include EBITDA (which means earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (which is adjusted for certain non-recurring items and before stock-based compensation expense). Catalent believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding Catalent’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than Catalent, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP.

The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Proxy Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Catalent Board in connection with its evaluation of the Merger or by Citi for purposes of its financial analyses and opinion. Accordingly, Catalent has not provided a reconciliation of the non-GAAP financial measures included in the Catalent Projections to the most directly comparable GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated and presented in accordance with GAAP, and non-GAAP financial measures as used by Catalent may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures calculated and presented in accordance with GAAP.

None of Catalent or its affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Catalent Projections, and, except as required by applicable securities laws, Catalent undertakes no obligation to update, or otherwise revise or reconcile, the Catalent Projections to reflect circumstances existing after the date on which the Catalent Projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Catalent Projections are shown to be inappropriate. Since the date of the Catalent Projections, Catalent has made publicly available its actual results of operations and financial condition for the second quarter ended December 31, 2023. You should review Catalent’s Current Reports on Form 8-K filed with the SEC on February 9, 2024 for this information. None of Catalent or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Catalent stockholder or the Novo Parties (in the Merger Agreement or otherwise) regarding the Catalent Projections, regarding Catalent’s ultimate performance compared to the information contained in the Catalent Projections or that forecasted results will be achieved or the timing associated therewith.

Base Case Projections

The following table presents a summary of certain unaudited prospective financial information of Catalent under the Base Case Projections prepared by Catalent management in September 2023. The Base Case Projections reflect Catalent on a standalone basis without giving effect to, and as if Catalent had not contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger, and does not take into account any potential cost synergies or revenue opportunities arising out of the Merger.

(in millions)
	2024E	2025E	2026E	2027E	2028E
Revenue	$4,400	$4,592	$4,885	$5,313	$5,726
Adjusted EBITDA	$720	$947	$1,069	$1,232	$1,394
Capital Expenditures	$396	$459	$586	$638	$744
Unlevered Free Cash Flow(1)	$443	$357	$313	$244	$262

(1)

Unlevered Free Cash Flow was calculated as Adjusted EBITDA, less stock-based compensation, less income tax expense (assuming an illustrative tax rate of 27%), less capital expenditures and adjusted for changes in net working capital, based on the Base Case Projections and other unaudited prospective financial information provided by Catalent management.

Novo Case Projections

The following table presents a summary of certain unaudited prospective financial information of Catalent under the Novo Case Projections prepared by Catalent management in early November 2023. The Novo Case Projections reflect (i) various assumptions of Catalent’s management related to the impact of a potential strategic acquisition of Catalent, including additional capital investment and growth initiatives that could be undertaken by a potential acquirer, (ii) certain potential upside opportunities, including increased GLP-1 demand and accelerated consumer health revenue and (iii) removal of certain performance-related hedges reflected in the Base Case Projections.

(in millions)
	2024E	2025E	2026E	2027E	2028E
Revenue	$4,450	$4,900	$5,463	$6,102	$6,757
Adjusted EBITDA	$750	$1,056	$1,269	$1,533	$1,750
Capital Expenditures	$416	$556	$674	$687	$796
Unlevered Free Cash Flow(1)	$382	$237	$234	$420	$497

(1)

Unlevered Free Cash Flow was calculated as Adjusted EBITDA, less stock-based compensation, less income tax expense (assuming an illustrative tax rate of 27%), less capital expenditures and adjusted for changes in net working capital, based on the Novo Case Projections and other unaudited prospective financial information provided by Catalent management.

Financial Advisors to Catalent

Catalent has engaged each of Citi and J.P. Morgan as financial advisors to Catalent in connection with the proposed Merger.

Opinion of Citigroup Global Markets Inc.

In connection with Citi’s engagement, the Catalent Board requested that Citi evaluate the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by holders of Common Stock (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk and their respective affiliates)

pursuant to the Merger Agreement. On February 4, 2024, at a meeting of the Catalent Board held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated February 4, 2024, to the Catalent Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be received in the Merger by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk and their respective affiliates).

The full text of Citi’s written opinion, dated February 4, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Catalent Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Catalent to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Catalent or the effect of any other transaction which Catalent might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Catalent Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated February 4, 2024, of the Merger Agreement;

•	held discussions with certain senior officers, directors and other representatives of Catalent concerning the business, operations and prospects of Catalent;

•

reviewed certain publicly available and other business and financial information relating to Catalent provided to or discussed with Citi by the management of Catalent, including certain financial forecasts and other information and data relating to Catalent provided to or discussed with Citi by the management of Catalent;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of Common Stock, the financial condition and certain historical and projected financial and operating data of Catalent, and the capitalization of Catalent;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of Catalent;

•	analyzed, to the extent publicly available, the financial terms of certain other transactions that Citi considered relevant in evaluating the Merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of Catalent that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to Catalent that Citi was directed to utilize in its analyses, Citi was advised by the management of Catalent and Citi assumed, with Catalent’s consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Catalent as to, and were a reasonable basis upon which to evaluate, the future financial performance of Catalent and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they were based) provided to or otherwise reviewed by or discussed with Citi.

Citi relied, at Catalent’s direction, upon the assessments of the management of Catalent as to, among other things, (i) the potential impact on Catalent of macroeconomic, geopolitical, market, seasonal, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the healthcare industry and the pharmaceutical services, biopharmaceutical and consumer health solutions sectors thereof, including applicable laws and regulations, and the pricing, availability and suitability of active pharmaceutical ingredients, excipients or other components, materials and supplies utilized in Catalent’s business, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (ii) Catalent’s disclosure controls and procedures, including implications of material weaknesses identified in Catalent’s internal control over financial reporting and the remediation of such material weaknesses, (iii) implications for Catalent’s business of the COVID-19 pandemic, including changes in the global demand for vaccines and treatments, (iv) Catalent’s intellectual property and proprietary rights, including licenses and patents, and associated risks, and (v) Catalent’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships. Citi assumed, with Catalent’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Catalent or any other entity and Citi did not make any physical inspection of the properties or assets of Catalent or any other entity. Citi did not evaluate the solvency or fair value of Catalent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on Catalent or any other entity or the Merger. Citi assumed, with Catalent’s consent, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Catalent or the Merger or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Representatives of Catalent advised Citi, and Citi also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any view or opinion as to the prices at which Common Stock or any other securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Catalent or the Merger, and Citi relied, with Catalent’s consent, upon the assessments of representatives of Catalent as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration (to the extent expressly specified therein), without regard to individual circumstances of holders of Common Stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Catalent held by such holders, and Citi’s opinion did not in any way address proportionate allocation or relative fairness. Citi’s opinion did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any arrangements relating to the sale of certain facilities and related businesses of Catalent following consummation of the Merger or any support agreements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Catalent to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Catalent or the effect of any other transaction which Catalent might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Catalent Board was aware, the credit, financial and stock markets, the industry in which Catalent operates and the securities of Catalent have experienced and may continue to experience volatility and disruptions, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on Catalent or the Merger. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Catalent. No company, business or transaction reviewed is identical or directly comparable to Catalent or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Catalent and Novo Holdings and the decision to enter into the Merger Agreement was solely that of the Catalent Board. Citi’s opinion and financial analyses were only one of many factors considered by the Catalent Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Catalent Board or management of Catalent with respect to the Merger or the Merger Consideration.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the Catalent Board and performed by Citi in connection with Citi’s opinion, dated February 4, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the analyses described below, (i) the term “adjusted EBITDA” generally refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items and before stock-based compensation expense (as applicable), and (ii) approximate implied per share equity value reference ranges derived from the financial analyses and certain additional information described below, other than historical trading prices for Common Stock, were rounded to the nearest $0.05.

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of Catalent and the following five selected companies that Citi viewed as generally relevant for purposes of analysis as publicly traded companies with operations similar to those of Catalent (collectively, the “selected companies”):

•	Charles River Laboratories International, Inc.

•	ICON public limited company

•	Lonza Group AG

•	Siegfried Holding AG

•	Thermo Fisher Scientific Inc.

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on February 2, 2024 plus total debt, after-tax pension liability, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and equity method investments (as applicable), as a multiple of calendar year 2024 adjusted EBITDA. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of Catalent was based on public filings and certain financial information and data relating to Catalent provided to or discussed with Citi by the management of Catalent.

The overall low to high calendar year 2024 estimated adjusted EBITDA multiples observed for the selected companies was 12.7x to 22.7x (with a median of 14.0x). Citi then applied the observed range of calendar year 2024 estimated adjusted EBITDA multiples derived from the selected companies of 12.7x to 22.7x to corresponding data of Catalent, calendarized for comparative purposes.

This analysis indicated the following approximate implied per share equity value reference range for Catalent, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$32.70–$78.35	$63.50

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following eight selected transactions that Citi viewed as generally relevant for purposes of analysis as transactions involving target companies with operations similar to those of Catalent (collectively, the “selected transactions”):

Announcement Date	Acquiror	Target
September 2021	• PMI Global Services Inc.	• Vectura Group plc
May 2021	• Clayton, Dubilier & Rice, LLC	• UDG Healthcare plc
December 2020	• EQT AB	• Recipharm AB (publ)
August 2019	• Permira Advisors LLC	• Cambrex Corporation
September 2017	• Catalent, Inc.	• Cook Pharmica LLC
June 2017	• The Carlyle Group Inc. / GTCR LLC	• Albany Molecular Research, Inc.
May 2017	• Thermo Fisher Scientific Inc.	• Patheon N.V.
December 2016	• Lonza Group AG	• Capsugel S.A.

Citi reviewed, among other information, transaction values of the selected transactions, calculated as implied equity values for the target companies involved in the selected transactions based on the consideration paid in the selected transactions plus total debt, after-tax pension liability, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and equity method investments (as applicable), as a multiple of the latest 12 months adjusted EBITDA of such target companies based on publicly available information as of the applicable announcement date of such transactions. Financial data for the selected transactions were based on Wall Street research analysts’ estimates and public filings. Financial data for Catalent was based on public filings and certain financial information and data relating to Catalent provided to or discussed with Citi by the management of Catalent.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions was 13.8x to 17.4x (with a median of 16.6x). Citi then applied the observed range of latest 12 months adjusted EBITDA multiples derived from the selected transactions of 13.8x to 17.4x to the fiscal year 2024 estimated adjusted EBITDA of Catalent.

This analysis indicated the following approximate implied per share equity value reference range for Catalent, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$27.90–$42.05	$63.50

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Catalent, based on certain financial information and data relating to Catalent provided to or discussed with Citi by the management of Catalent, by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Catalent was forecasted to generate during the last nine months of the fiscal year ending June 30, 2024 through the full fiscal year ending June 30, 2028. For purposes of this analysis, stock-based compensation was treated as a cash expense and the potential net present value of Catalent’s tax attributes were taken into account. Citi calculated implied terminal values for Catalent by applying to Catalent’s fiscal year 2028 adjusted EBITDA a selected range of adjusted EBITDA multiples of 13.5x to 17.5x. The present values (as of September 30, 2023) of the cash flows and terminal values and Catalent’s potential tax attributes per the management of Catalent were then calculated using a selected range of discount rates of 9.8% to 10.9%. This analysis indicated the following approximate implied per share equity value reference range for Catalent, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$43.55–$66.10	$63.50

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical intraday prices of Common Stock during the 52-week period ended February 2, 2024, which indicated low to high intraday prices of Common Stock of $31.45 per Share to $74.49 per Share over such period;

•

publicly available Wall Street research analysts’ one-year forward price targets for Common Stock (discounted to February 2, 2024 using a selected discount rate of 11.4%), which implied overall low and high discounted target prices for Common Stock of $36.75 per Share and $53.30 per Share, respectively; and

•

implied premiums paid or proposed to be paid in selected mergers and acquisition transactions, with approximate implied transaction values greater than $10 billion announced from January 1, 2014 through February 2, 2024 and involving all-cash consideration and publicly traded U.S. target companies, based on the unaffected closing stock prices of the target companies involved in such transactions; applying a range of implied premiums of 20% to 40% derived from the premiums observed from such transactions to the closing price of Common Stock on February 2, 2024 of $54.41 per Share and to the volume-weighted average price of Common Stock over the 60-day period ended February 2, 2024 of $43.06 per Share indicated approximate implied equity value reference ranges for Catalent of $65.40 per Share to $76.30 per Share and $51.65 per Share to $60.30 per Share, respectively.

Miscellaneous

Catalent has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee currently estimated to be approximately $63 million, of which $5 million was payable upon delivery of Citi’s opinion and approximately $58 million is payable contingent upon consummation of the Merger. Citi also may be entitled to an additional fee for such services of up to $10 million payable at the discretion of Catalent. In addition, Catalent has agreed to reimburse Citi for reasonable expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Catalent Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Novo Nordisk and/or certain of its controlled affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having provided or providing lending and other debt services to Novo Nordisk, for which lending and other debt services Citi and its affiliates received aggregate fees of approximately $2.5 million from Novo Nordisk. Although Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services during the approximately two-year period prior to the date of Citi’s opinion to Catalent unrelated to the Merger or to Novo Holdings for which services Citi or its affiliates received or expect to receive compensation, Citi and its affiliates may provide such services to Catalent, Novo Holdings and/or certain of their respective affiliates in the future, for which services Citi and its affiliates would expect to receive compensation.

In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates. As of January 26, 2024, Citi held, on a proprietary basis, less than 1% of the outstanding (i) shares of Common Stock and (ii) Novo Nordisk B shares.

Catalent selected Citi to act as a financial advisor to Catalent based on Citi’s reputation, experience and familiarity with Catalent’s business and industry. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Information Regarding J.P. Morgan Securities LLC

Catalent selected J.P. Morgan to act as a financial advisor based on J.P. Morgan’s qualifications, expertise and reputation in Catalent’s industry.

Catalent has agreed to pay J.P. Morgan for its services in connection with the proposed Merger an aggregate fee currently estimated to be approximately $58 million, all of which is payable contingent upon consummation of the Merger. In addition, Catalent has agreed to reimburse J.P. Morgan for reasonable expenses, including fees and expenses of counsel, and to indemnify J.P. Morgan and related parties against certain liabilities, including liabilities under federal securities laws, arising from J.P. Morgan’s engagement.

During the approximately two years preceding the date of the Merger Agreement, J.P. Morgan and its affiliates had commercial or investment banking relationships with Catalent, for which J.P. Morgan and such affiliates have received customary compensation. Such services for Catalent during such period included corporate finance services, treasury services and asset management services for which services J.P. Morgan and its affiliates received aggregate fees of approximately $7.4 million from Catalent.

As the Catalent Board was aware, J.P. Morgan and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Novo Nordisk and/or certain of its controlled affiliates, for which services J.P. Morgan and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date of the Merger Agreement, having provided or providing treasury services to Novo Nordisk, for which treasury services J.P. Morgan and its affiliates received aggregate fees of approximately $5.5 million from Novo Nordisk.

Although J.P. Morgan and its affiliates have not provided investment banking, commercial banking or other similar financial services during the approximately two-year period prior to the date of the Merger Agreement to Novo Holdings for which services J.P. Morgan or its affiliates received or expect to receive compensation, J.P. Morgan and its affiliates may provide such services to Novo Holdings or its affiliates in the future, for which services J.P. Morgan and its affiliates would expect to receive compensation.

In the ordinary course of business, J.P. Morgan and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates for J.P. Morgan’s own account or for the account of J.P. Morgan’s customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, J.P. Morgan and its affiliates may maintain relationships with Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates. As of January 22, 2024, J.P. Morgan held, on a proprietary basis, less than 1% of the outstanding (i) shares of Common Stock and (ii) Novo Nordisk B shares.

Treatment of Senior Notes

Pursuant to the Merger Agreement, Catalent has agreed to use commercially reasonable efforts to give notices and take all other actions reasonably necessary in accordance with the terms of the each of (i) that certain Indenture, dated as of June 27, 2019, among Catalent Pharma Solutions, Inc. (the “Issuer”), the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, (ii) that certain Indenture, dated as of March 2, 2020, among the Issuer, the guarantors party thereto, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG,

London Branch as Principal Paying Agent, and Deutsche Bank Luxembourg S.A. as Transfer Agent and Registrar, (iii) that certain Indenture, dated as of February 22, 2021, among the Issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, and (iv) that certain Indenture, dated as of September 29, 2021, among the Issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, in each case, as amended, restated, amended and restated, or otherwise modified from time to time (collectively, the “Indentures”), including: (a) giving any notices that may be reasonably required in connection with the transactions and (b) delivering any other documents or instruments, as may be reasonably necessary to comply with all of the terms and conditions of the Indentures, in connection with the transactions. In addition, following written notice from Parent to be delivered no less than 20 business days in advance of the Closing Date, the Company will use its commercially reasonable efforts to consummate a repurchase offer, redemption, or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the notes outstanding under the Indentures.

Financing of the Merger

Novo Holdings has provided an equity commitment in the form of an equity commitment letter (the “Equity Commitment Letter”) to Parent in the aggregate amount of $16,650,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. In addition, the Company is obligated to use commercially reasonable efforts to provide certain limited cooperation in connection with Parent’s efforts to obtain debt financing, if any, to fund a portion of the amount necessary to complete the Merger and pay related fees in connection with the Merger. Parent has obtained debt financing commitments and does not presently anticipate that the entire $16,650,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing. The Merger is not subject to any financing contingency.

Certain Effects of the Merger

If the Merger Proposal receives the required approvals of Catalent stockholders described elsewhere in this Proxy Statement and the other conditions to the Closing are either satisfied or waived and the Merger Agreement is not otherwise terminated in accordance with its terms, Merger Sub will be merged with and into Catalent upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Catalent will continue to exist following the Merger as a wholly owned subsidiary of Parent.

Catalent’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Bylaws will be amended and restated as a result of the Merger (which will include provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Indemnified Parties (as described in the section entitled “The Merger Agreement—Structure of the Merger; Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation” beginning on page 80 of this Proxy Statement, with respect to acts or omissions occurring at or prior to the Effective Time as those contained in the Certificate of Incorporation and the Bylaws as of February 5, 2024).

Following the Merger, all Common Stock will be beneficially owned by Parent, and none of the holders of Common Stock as of immediately prior to the Merger will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, Catalent, the Surviving Corporation, Parent or Novo Holdings. As a result, the holders of Common Stock as of immediately prior to the Merger will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Common Stock. Following the Merger, Parent will benefit from any increase in Catalent’s value and also will bear the risk of any decrease in Catalent’s value.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), will be converted into the right to receive the Merger Consideration. Any shares of Common Stock held by Catalent as treasury stock immediately prior to the Effective Time will automatically be canceled and retired and not be entitled to receive the Merger Consideration, and any shares of Common Stock held, directly or indirectly, by Parent, Merger Sub, or any wholly owned subsidiary of Parent, immediately prior to the Effective Time will canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

For information regarding the effects of the Merger on Catalent’s outstanding equity awards and the ESPP, please see the sections entitled “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Options,” “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Restricted Stock Units,” “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of Performance Stock Units,” “The Merger Agreement—Treatment of Catalent Equity Awards—Treatment of the Employee Stock Purchase Plan,” and “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger.”

The Common Stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “CTLT.” Following the consummation of the Merger, shares of Common Stock will no longer be traded on the NYSE or any other public market. In addition, the registration of the Common Stock under the Exchange Act will be terminated. Following termination of registration of the Common Stock under the Exchange Act, Catalent will no longer be required to furnish information to the Catalent stockholders and the SEC, and the provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, will become inapplicable to Catalent. Parent will become the beneficiary of the cost savings associated with Catalent no longer being subject to the reporting requirements under the federal securities laws.

Effects on Catalent if the Merger Is Not Completed

In the event that the Merger Proposal does not receive the required approvals of Catalent stockholders described elsewhere in this Proxy Statement, or if the Merger is not completed for any other reason, Catalent’s stockholders will not receive any Merger Consideration or other payment for their shares of Common Stock in connection with the Merger. Instead, Catalent expects that its management will operate Catalent’s business in the ordinary course of business and Catalent will remain an independent public company, Common Stock will continue to be listed and traded on the NYSE, Common Stock will continue to be registered under the Exchange Act and Catalent stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

If the Merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of Common Stock may decline to the extent that the current market price of Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there can be no assurances that any other transaction acceptable to Catalent will be offered or that the business, operations, financial condition, earnings or prospects of Catalent will not be adversely impacted or that Catalent stockholders will ever receive a control premium for their shares of Common Stock. Pursuant to the Merger Agreement, under certain circumstances Catalent is permitted to terminate the Merger Agreement in order to enter into an alternative transaction. Please see the section entitled “The Merger Agreement—Termination.”

Under certain circumstances, if the Merger is not completed, Catalent may be obligated to pay to Parent the Company Termination Fee. Please see the section entitled “The Merger Agreement—Certain Additional Covenants—Catalent Termination Fee.”

Interests of Catalent’s Directors and Executive Officers in the Merger

Catalent’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of Catalent’s stockholders generally. The Catalent Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be approved by Catalent stockholders. These interests are described and quantified in detail in the narrative and tables below and in the section entitled “The Merger (Proposal 1)—Merger-Related Compensation for Catalent Named Executive Officers.” Catalent’s current executive officers are as follows:

Name	Position
Alessandro Maselli*	President and Chief Executive Officer
Matti Masanovich	Senior Vice President and Chief Financial Officer
Aristippos Gennadios*	Group President, Pharma and Consumer Health
Ricky Hopson*	President, Division Head for Clinical Development & Supply and Former Interim Chief Financial Officer
John Greisch	Executive Chair
Lisa Evoli	Senior Vice President and Chief Human Resources Officer
Joseph A. Ferraro	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Scott Gunther	Senior Vice President, Quality & Regulatory Affairs
Michael Hatzfeld	Vice President and Chief Accounting Officer
David McErlane	Group President, Biologics
Karen Santiago(1)	Vice President and Business Transformation & Integration Officer

*	These individuals were each a “named executive officer” for purposes of the Annual Report on Form 10-K for fiscal year ended June 30, 2023, filed by Catalent on December 8, 2023.
(1)

As of January 16, 2024, Mr. Hatzfeld succeeded Ms. Santiago as principal accounting officer of the Company. Ms. Santiago continued with the Company in the role of Vice President and Business Transformation & Integration Officer but will no longer carry the executive officer designation. For purposes of this Proxy Statement, references to “current executive officers” include Ms. Santiago.

Also included in the below discussion are the following former executive officers of Catalent each of whom was a “named executive officer” for purposes of the Annual Report on Form 10-K for fiscal year ended June 30, 2023, filed by Catalent on December 8, 2023:

Thomas Castellano, the former Senior Vice President and Chief Financial Officer, ended his employment relationship with Catalent, effective April 13, 2023. John Chiminski, the former Executive Chair, retired from Catalent, effective June 30, 2023. Steven L. Fasman, the former Executive Vice President and Chief Administrative Officer, ended his employment relationship with Catalent, effective September 13, 2023. Manja Boerman, the former President, Division Head for Biomodalities, ended her employment relationship with Catalent, effective December 31, 2023.

Catalent’s current non-employee directors are as follows:

Name
Madhavan Balachandran^
Michael J. Barber
Steven K. Barg
J. Martin Carroll
Rolf Classon
Rosemary A. Crane^
Frank D’Amelio
Karen Flynn^
Christa Kreuzburg^
Gregory T. Lucier
Donald E. Morel, Jr.
Stephanie Okey
Michelle R. Ryan
Jack Stahl

^

These individuals did not seek reelection in January 2024. For purposes of this Proxy Statement, references to “current non-employee directors” include Mr. Balachandran and Mses. Crane, Flynn and Kreuzburg.

Also included in the below discussion are the following former non-employee directors of Catalent:

Peter Zippelius retired from the Catalent board of directors, effective as of the end of January 2023 in accordance with the terms and conditions of the Stockholders’ Agreement, dated as of May 17, 2019, by and among Catalent, Inc., Green Equity Investors VII, L.P., Green Equity Investors Side VII, L.P., LGP Associates VII-A LLC and LGP Associates VII-B LLC and forfeited the Company Restricted Stock Units granted through his stock award for fiscal 2023 pursuant to the terms of the award agreement.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the tables set forth below in the section of this Proxy Statement entitled “The Merger (Proposal 1)—Merger-Related Compensation for Catalent Named Executive Officers,” were used:

•

the Effective Time is December 31, 2024, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”), and the date that the Effective Time actually occurs will likely be different than the assumed effective time;

•	the relevant price per Share is $63.50;

•	the completion of the Merger constitutes a change in control, or term of similar meaning for purposes of all Catalent plans and agreements described below;

•

each executive officer experiences a qualifying termination of employment (i.e., a termination of employment without “cause” or a resignation for “good reason,” as such terms are defined in the relevant plans and agreements) at or immediately following the assumed effective time; and

•	no director or executive officer receives any additional equity grants or other awards on or prior to the assumed effective time.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Outstanding Company Options

Pursuant to the terms of the Merger Agreement, at the Effective Time, each Company Option outstanding immediately prior to the Effective Time will become fully vested, be canceled, and convert into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Option multiplied by (B) the number of shares of Common Stock subject to such Company Option; provided that if the applicable exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled at the Effective Time without any cash payment or other consideration being made in respect thereof.

Treatment of Outstanding Company Restricted Stock Units

Pursuant to the terms of the Merger Agreement, at the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Restricted Stock Units.

Treatment of Outstanding Company Performance Stock Units

Pursuant to the terms of the Merger Agreement, at the Effective Time, each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time will vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Catalent Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which will vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units will be canceled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Performance Stock Units.

Value to Executive Officers in Respect of Catalent Awards

Based on the assumptions described above under “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger—Certain Assumptions,” and those described in the footnotes to the tables below, the tables below set forth the number of Company Restricted Stock Units and Company Performance Stock Units and Company Options (collectively, the “Catalent Awards”) held by executive officers as of the date of this Proxy Statement, and the value that the executive officers can expect to receive for such Catalent Awards at the assumed effective time based on the Merger Consideration. Depending on when the Merger is completed, certain Catalent Awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the Merger.

	Company Restricted Stock Units		Company Performance Stock Units
Name Executive Officers(1)	Number(2) (#)	Value(3) ($)	Number(4) (#)	Value(5) ($)
Alessandro Maselli	41,152	2,613,152	84,373	5,357,686
Matti Masanovich	24,576	1,560,576	47,794	3,034,919
Aristippos Gennadios	30,479	1,935,417	15,991	1,015,429
Ricky Hopson	3,845	244,158	7,714	489,839
Other current executive officers, as a group	57,434	3,647,059	64,253	4,080,066

(1)	As of the date of this Proxy Statement, none of Mr. Castellano, Mr. Chiminski, Mr. Fasman or Ms. Boerman holds any Company Restricted Stock Units or Company Performance Stock Units.
(2)	The amounts in this column represent the number of Company Restricted Stock Units for which vesting would be accelerated.
(3)

The amounts in this column reflect the aggregate value of each executive officer’s outstanding Company Restricted Stock Units as of the assumed effective time, which is equal to the product obtained by multiplying the number of such Company Restricted Stock Units by the corresponding Merger Consideration.

(4)

The amounts in this column represent the number of Company Performance Stock Units for which vesting would be accelerated based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Catalent Board or a committee thereof. For purposes of this column, the target level of performance for the open performance periods as of the assumed effective time is reflected.

(5)

The amounts in this column reflect the aggregate value of each executive officer’s outstanding Company Performance Stock Units as of the assumed effective time, which is equal to the product obtained by multiplying the number of such Company Performance Stock Units by the corresponding Merger Consideration.

	Company Options
Name Executive Officers(1)	Number of Shares subject to Vested Options(2) (#)	Weighted Avg. Exercise Price Per Share ($)	Value of Vested Options(3) ($)	Number of Shares subject to Unvested Options(4) (#)	Weighted Avg. Exercise Price Per Share ($)	Value of Unvested Options(5) ($)	Total Value of Company Options in the Merger ($)
Alessandro Maselli	120,850	67.73	1,425,796	103,626	63.90	1,131,792	2,557,588
Matti Masanovich	20,270	44.76	379,860	60,812	44.76	1,139,617	1,519,477
Aristippos Gennadios	41,163	64.58	455,077	20,004	62.67	251,741	706,818
Ricky Hopson	16,881	67.18	170,594	10,058	59.35	135,954	306,548
John Chiminski	42,582	113.00	—	—	—	—	—
Other current executive officers, as a group	75,740	55.29	1,014,924	151,765	49.89	2,259,487	3,274,411

(1)	As of the date of this Proxy Statement, none of Mr. Castellano, Mr. Fasman or Ms. Boerman holds any Company Options.
(2)	The amounts in this column represent the total number of vested Company Options held by Catalent executive officers.
(3)

The amounts in this column reflect the aggregate value of each executive officers vested Company Options, which is equal to the product obtained by multiplying the number of such Company Options by the difference between the corresponding Merger Consideration and the applicable exercise price.

(4)	The amounts in this column represent the total number of unvested Company Options held by Catalent’s executive officers.
(5)

The amounts in this column reflect the aggregate value of each executive officer’s unvested outstanding Company Options, which is equal to the product obtained by multiplying the number of such Company Options by the difference between the corresponding Merger Consideration and the applicable exercise price.

Value to Directors in Respect of Catalent Awards

As of the date of this Proxy Statement, each current non-employee director of Catalent holds 6,993 unvested Company Restricted Stock Units that are scheduled to vest on the earlier of October 27, 2024, or the Catalent Board’s annual meeting. The value of the unvested Company Restricted Stock Units held by each director is $444,056 based on the Merger Consideration. Mr. D’Amelio, Ms. Okey and Ms. Ryan each holds an additional 979 restricted stock units that are scheduled to vest on August 28, 2024. The value of the additional restricted stock units held by each of Mr. D’Amelio, Ms. Okey and Ms. Ryan is $62,167 based on the Merger Consideration. Mr. Barg holds an additional 718 Company Restricted Stock Units that are scheduled to vest on September 10, 2024, with a value of $45,593 based on the Merger Consideration. Mr. Carroll holds an additional 555 Company Restricted Stock Units that are scheduled to vest on July 1, 2024, with a value of $35,243 based on the Merger Consideration. Based on the assumptions described above under “—Certain Assumptions,” all of the unvested Company Restricted Stock Units held by the current non-employee directors as of the date of this Proxy Statement are expected to vest prior to the Effective Time.

In October, 2024, each non-employee director is expected to receive an annual Company Restricted Stock Unit grant with a grant date fair value of $275,000, vesting on the first anniversary of the grant date or, if sooner, the Effective Time, subject to continued service through such vesting date.

Treatment of Purchase Rights under the ESPP

Ricky Hopson, together with other eligible employees, participates in the ESPP, pursuant to which shares of Common Stock may be purchased, up to a maximum of $25,000 per calendar year offering, at a price per Share that is 10% lower of the fair market value of a Share. Pursuant to the terms of the Merger Agreement, prior to the Effective Time, (i) the final purchase period under the ESPP will be terminated no later than four business days prior to the date on which the Effective Time occurs; (ii) each participant’s accumulated contributions will be used to purchase shares of Common Stock in accordance with the terms of the ESPP as of the final exercise date; (iii) the ESPP will terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights will be granted or exercised under the ESPP thereafter; (iv)(A) no new participant will be permitted to join the current offering period in progress under the ESPP and (B) no participant in the ESPP with respect to the current offering period will be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions); and (v) the current offering period in progress as of the Effective Time will be the final offering period under the ESPP.

Annual Bonus

Pursuant to the terms of the Merger Agreement, in respect of Catalent’s calendar year in which the Effective Time occurs, each Catalent executive officer who is employed as of immediately prior to the Effective Time will be eligible to receive a pro-rated annual bonus equal to (x) the amount of the annual bonus based on the achievement of target level of performance, multiplied by (y) a fraction, the numerator of which is the number of days during the period beginning on July 1, 2024 and ending at the Effective Time, and the denominator of which is 365, which amount will be paid in cash as soon as reasonably practicable (but in no event later than 30 days) after the Effective Time. The target annual bonus for fiscal year 2024 for each executive officer is as follows $1,018,000 for Mr. Maselli, $640,000 for Mr. Masanovich, $500,000 for Mr. Gennadios, $350,000 for Mr. Hopson and $2,480,000 for the other current executive officers, as a group.

Retention Award

Executive officers who are employed immediately prior to the Effective Time may be eligible to receive a retention award that will vest 50% at the Effective Time and 50% on the 12-month anniversary of the Effective Time, subject to the employee’s continued employment or service through the applicable vesting date. The retention award will be paid within 30 days following such vesting date, except that if the executive’s employment or service is terminated without “cause” (as defined in the 2018 Omnibus Incentive Plan) or, if applicable, the executive resigns for “good reason” (as defined in the employee’s severance or employment agreement) on or following the Effective Time, the retention award will vest in full and be paid within 60 days following the executive’s termination of employment or service, subject to a release requirement. The aggregate amount of retention awards may not exceed $10 million in the aggregate and no individual award may exceed $2 million. The anticipated value of the retention awards for certain executive officers is as follows: $350,000 for Mr. Gennadios, $600,000 for Mr. Hopson, and $2,050,000 for the other executive officers, as a group. As of the date of this Proxy Statement, it is not anticipated that Mr. Maselli or Mr. Masanovich will receive retention awards.

Deferred Compensation Employer Match

The Catalent Board is permitted to terminate the Catalent deferred compensation plan in connection with the transaction; however, as of the date of this Proxy Statement, the Catalent Board has not yet taken such action. Assuming the deferred compensation plan is terminated, each executive officer participating in the deferred compensation plan will be eligible to receive any Company contributions that are unvested as of immediately prior to the Effective Time. Messrs. Masanovich and Greisch and Mses. Santiago and Evoli will each receive the value of the unvested Company contributions. The value of the unvested Company contributions is $24,000 for Mr. Masanovich and $436,481 for the other current executive officers, as a group.

280G Gross-Up

Pursuant to the terms of the employment agreement by and between Mr. Greisch and Catalent, Inc. dated August 28, 2023, in the event that Mr. Greisch receives a “parachute payment” within the meaning of Section 280G of the Code, Catalent will pay to Mr. Greisch or the applicable taxing authority an additional payment (an “Excise Tax Gross-Up Payment”) in an amount that will fund the payment by Mr. Greisch of any excise tax on payments received as well as income taxes imposed on the Excise Tax Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Gross-Up Payment or any Excise Tax provided, however, that the Excise Tax Gross-Up Payment may not exceed $5,000,000 in the aggregate. If the parachute payment does not exceed 110% of the maximum amount that could be paid without giving rise to the excise tax (the “Safe Harbor Amount”), then Mr. Greisch will not receive the Excise Tax Gross-Up Payment and the parachute payment will be reduced to the Safe Harbor Amount such that Section 4999 of the Code does not apply.

Catalent may, in consultation with Parent, be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code) as set forth in the Merger Agreement. To the extent that Catalent reasonably believes that such disqualified individuals may receive or be entitled to receive excess parachute payments in connection with the Merger, Catalent may indemnify such disqualified individual(s) on an after-tax basis for any excise taxes imposed under Section 4999 of the Code up to an aggregate limit of $25 million. The Compensation and Leadership Committee has not yet approved any specific actions to mitigate the anticipated impact of Section 280G of the Code on Catalent and any disqualified individuals. Executive officers other than Mr. Greisch are not entitled to receive gross-ups or tax reimbursements from Catalent with respect to any potential excise taxes.

Potential Severance Payments Upon a Qualifying Termination Following the Effective Time

Catalent enters into severance agreements with its executive officers. Except for Messrs. Maselli, Greisch and Hatzfeld and Ms. Santiago, each current executive officer has entered into a severance agreement that provides for enhanced severance benefits upon a change in control (which we refer to as the “ELT Severance Agreement”). Mr. Maselli and Mr. Greisch are entitled to enhanced severance benefits upon a change in control under their respective employment agreements. Mr. Hatzfeld and Ms. Santiago have entered into severance agreements that do not provide for enhanced severance benefits upon a change in control.

The ELT Severance Agreement provides that, in the event that within 18 months following a change in control (as defined in Catalent, Inc. 2018 Omnibus Incentive Plan), (i) the executive officer’s employment is terminated without “cause” (as defined in the ELT Severance Agreement) or (ii) the executive officer resigns with “good reason” (as defined in the ELT Severance Agreement), then the executive officer will be entitled to the following severance payments and benefits, subject to the executive officer’s compliance with certain restrictive covenants (as described below):

•

a cash amount equal to either 2 (for Messrs. Masanovich, Gennadios, Hopson, Ferraro and McErlane and Ms. Evoli) or 1.5 (for Mr. Gunther) times the sum of the executive officer’s (i) annual base salary and (ii) target annual bonus, payable in equal monthly installments over the one-year period following the date of the executive officer’s termination of employment; and

•	for U.S. executive officers only, COBRA health care continuation for up to 12 months following the date of the executive officer’s termination of employment.

Mr. Hatzfeld and Ms. Santiago are each party to an individual severance agreement that generally follows the same form as the ELT Severance Agreement, except that there is no enhanced change in control severance. If either executive officer’s employment is terminated without “cause” (as defined in the severance agreement) or (ii) the executive officer resigns with “good reason” (as defined in the severance agreement), then the executive officer will be entitled to a cash amount equal to the sum of the executive officer’s (i) annual base salary and (ii) target annual bonus, payable in equal monthly installments over the one-year period following the date of the executive officer’s termination of employment and COBRA health care continuation for up to 12 months following the date of the executive officer’s termination of employment.

Mr. Maselli’s employment agreement dated January 4, 2022, provides that, in the event (i) the executive’s employment is terminated without “cause” (as defined in the employment agreement) or (ii) the executive resigns for “good reason” (as defined in the employment agreement), within the two-year period following a change in control (as defined in the Catalent, Inc. 2018 Omnibus Incentive Plan) then executive will be entitled to the following severance benefits, provided the executive executes and does not revoke within the period of time provided therein, a general release of claims against Catalent:

•

a cash amount equal to 2 times the sum of the executive’s (i) annual base salary and (ii) target annual bonus, payable in a single lump sum payment within 30 days following the date of the executive’s termination of employment and

•	COBRA health care continuation for up to 24 months following the date of the executive’s termination of employment.

Mr. Greisch’s employment agreement dated August 28, 2023, provides that in the event (i) the executive’s employment is terminated without “cause” (as defined in the employment agreement) or (ii) the executive resigns for “good reason” (as defined in the employment agreement), within 18 months following a Change in Control (as defined in the Catalent, Inc. 2018 Omnibus Incentive Plan) then the executive will be entitled to the following severance benefits, provided the executive executes and does not revoke within the period of time provided therein, a general release of claims against Catalent, a cash amount equal to 1.5 times the sum of executive’s then (i) annual base salary and (ii) target annual bonus for the remaining portion of the employment term (ending in fall 2026), payable in a single lump sum payment.

Each executive officer’s entitlement to severance payments and benefits is conditioned upon their compliance with (a) the non-competition and non-solicitation provision in each equity grant agreement they have executed in connection with their employment and their compensation as a Catalent employee and (b) the confidentiality obligations imposed on them by the Catalent Standards of Business Conduct, which can be found at https://cdn.catalent.com/files/cr/SBC-English.pdf and each equity grant agreement they have executed in connection with their employment and their compensation as a Catalent employee.

Based on the assumptions described above under “—Certain Assumptions,” the table below sets forth the estimated value of the severance payments and benefits that the executive officers of Catalent would be eligible to receive under the ELT Severance Agreement (or in the case of Mr. Maselli and Mr. Greisch, their respective employment agreements and in the case of Mr. Hatzfeld and Ms. Santiago, their respective severance agreements). The estimated amounts below do not attempt to quantify any reductions in order to avoid any applicable “golden parachute” excise taxes under the Code, or any legal fees that could be incurred by an executive officer in connection with a dispute to enforce rights under the ELT Severance Agreement (or in the case of Mr. Maselli and Mr. Greisch, their respective employment agreements and in the case of Mr. Hatzfeld and Ms. Santiago, their respective severance agreements) or any tax audit or proceeding regarding the imposition of any “golden parachute” excise tax.

Named Executive Officers	Base Salary ($)	Target Bonus ($)	Continued Benefits Participation(1) ($)
Alessandro Maselli	1,850,000	2,036,000	30,000
Matti Masanovich	1,600,000	1,280,000	15,000
Aristippos Gennadios	1,200,000	1,000,000	15,000
Ricky Hopson	850,000	700,000	15,000
Other current executive officers, as a group	4,447,500	3,206,125	90,000

(1)	Based on an annual employer cost for health care of $15,000 and a severance period of either 12 or 24 months.

Merger-Related Compensation for Catalent Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Catalent that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the Merger-related compensation payable to named executive officers of Catalent. The Merger-related compensation payable to these individuals is the subject of an advisory (non-binding) vote of Catalent’s stockholders, as described below in the section of this Proxy Statement entitled “The Advisory Compensation Proposal (Proposal 2).”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumed effective time (solely for purposes of this disclosure) of December 31, 2024, and other assumptions described below and above in the section of this Proxy Statement entitled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger—Certain Assumptions,” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by a Catalent named executive officer may materially differ from the amounts set forth below. Accordingly, for purposes of calculating such amounts, the following assumptions were used:

•

Each named executive officer of Catalent experiences a qualifying termination of employment (i.e., a termination of employment without “cause” or for “good reason” as such terms are defined in the ELT Severance Agreement (or in the case of Mr. Maselli, his employment agreement dated January 4, 2023)) immediately following the assumed effective time of December 31, 2024; and

•	No named executive officer receives any additional equity grants or other awards on or prior to the Effective Time.

Agreements with Parent Following the Merger

As of the date of this Proxy Statement, none of Catalent’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with the Company after the Merger. Although no agreements have been entered into at this time with any of Catalent’s executive officers, prior to or following the completion of the Merger, they may enter into new agreements and/or amendments to existing employment or severance agreements with Parent or one of its affiliates regarding their employment with the Company after the Merger.

Golden Parachute Compensation

Named Executive Officers	Cash(7) ($)	Equity(8) ($)	Nonqualified Deferred Compensation(9) ($)	Perquisites / Benefits (10) ($)	Total (11) ($)
Alessandro Maselli	4,395,000	9,102,630	—	30,000	13,527,630
Matti Masanovich(1)	3,200,000	5,735,112	24,000	15,000	8,974,112
Aristippos Gennadios	2,800,000	3,202,586	—	15,000	6,017,586
Ricky Hopson(2)	2,325,000	869,950	—	15,000	3,209,950
John Chiminski(3)	—	—	—	—	—
Thomas Castellano(4)	—	—	—	—	—
Steven L. Fasman(5)	—	—	—	—	—
Manja Boerman(6)	—	—	—	—	—

(1)

Although Mr. Masanovich was not a “named executive officer” for purposes of the Annual Report on Form 10-K for fiscal year ended June 30, 2023, filed by Catalent on December 8, 2023, he was appointed Senior Vice President and Chief Financial Officer of Catalent effective July 5, 2023, as reported on the Current

Report on Form 8-K, filed by Catalent on June 20, 2023, and therefore a “named executive officer” of Catalent as of the date of this Proxy Statement pursuant to the applicable SEC disclosure rules.
(2)

Mr. Hopson was a “named executive officer” for purposes of the Annual Report on Form 10-K for fiscal year ended June 30, 2023, filed by Catalent on December 8, 2023, while acting as Interim Chief Financial Officer. Following the appointment of Mr. Masanovich, effective July 5, 2023, Mr. Hopson returned to his previous position as President, Division Head of Clinical Development and Supply.

(3)

Mr. Chiminski retired from Catalent effective June 30, 2023. He is no longer eligible for additional severance benefits under the ELT Severance Agreement. Mr. Chiminski’s in-the-money vested Company Options will expire by July 23, 2024, which is expected to be prior to the Effective Time and Mr. Chiminski’s outstanding unvested Company Options were granted with an exercise price of $113, which is higher than the per Share Merger Consideration.

(4)

Mr. Castellano separated from the Company on April 21, 2023. He is no longer eligible for additional severance benefits under the ELT Severance Agreement and no longer holds outstanding Catalent Awards. As a result of his departure, all of his outstanding unvested awards were immediately forfeited and all of his vested and unexercised Company Options expired on July 20, 2023.

(5)

Steven L. Fasman resigned from Catalent effective September 13, 2023. He is no longer eligible for additional severance benefits under the ELT Severance Agreement and no longer holds outstanding Catalent Awards. As a result of his departure, all of his outstanding unvested awards were immediately forfeited and all of his vested and unexercised Company Options expired on December 12, 2023.

(6)

Manja Boerman separated from Catalent effective December 31, 2023. She is no longer eligible for additional severance benefits under the ELT Severance Agreement and no longer holds outstanding Catalent Awards.

(7)

The amounts in this column represent the estimated cash payments set forth in the table below. With respect to the table below, the amounts in the columns representing Base Salary Severance and Annual Target Bonus Severance are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason within 18 months following the Effective Time (or in the case of Mr. Maselli, within the two-year period following the Effective Time), as discussed above in the section of this Proxy Statement titled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger—Potential Severance Payments Upon a Qualifying Termination Following the Effective Time.” The amounts in the column representing Pro-Rated Annual Bonus are “single-trigger” and are subject to the executive officer’s continued employment through the Effective Time and contingent upon the consummation of the Merger, as discussed above in the section of this Proxy Statement titled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger—Annual Bonus.” The amounts in the column representing Retention Awards will vest 50% at the Effective Time and 50% on the 12-month anniversary of the Effective Time, subject to the executive officer’s continued employment or service through the applicable vesting date, except that if the executive’s employment or service is terminated without cause or, the executive resigns for good reason, on or following the Effective Time, the retention awards will vest in full and be paid within 60 days following the executive officer’s termination of employment or service, subject to a release requirement, as discussed above in the section of this Proxy Statement titled “The Merger (Proposal 1)—Interests of Catalent’s Directors and Executive Officers in the Merger—Retention Award.”

Name	Base Salary Severance(a) ($)	Annual Target Bonus Severance(b) ($)	Pro-rated Annual Bonus(c) ($)	Retention Awards(d) ($)	Total ($)
Alessandro Maselli	1,850,000	2,036,000	509,000	—	4,395,000
Matti Masanovich	1,600,000	1,280,000	320,000	—	3,200,000
Aristippos Gennadios	1,200,000	1,000,000	250,000	350,000	2,800,000
Ricky Hopson	850,000	700,000	175,000	600,000	2,325,000

(a)

The amounts in this column represent a cash payment equal to 2 times the named executive officer’s base salary pursuant to the ELT Severance Agreement (or in the case of Mr. Maselli, his employment agreement dated January 4, 2023).

(b)

The amounts in this column represent a cash payment equal to 2 times the named executive officer’s annual target bonus pursuant to the ELT Severance Agreement (or in the case of Mr. Maselli, his employment agreement dated January 4, 2023).

(c)

The amounts in this column represent a cash payment equal to the named executive officer’s pro-rated annual target bonus for the year of termination, calculated through the assumed effective time, pursuant to the terms of the Merger Agreement.

(d)	The amounts in this column represent the value of Mr. Gennadios and Mr. Hopson’s retention awards.

(8)

The amounts in this column represent the value of Company Restricted Stock Units and Company Performance Stock Units and Company Options held by the named executive officers that will become fully vested (or vested at target level of performance, in the case of Company Performance Stock Units) and be cashed out at the assumed effective time based on the Merger Consideration. The amounts shown in the table below are “single trigger” and are payable solely in connection with the closing of the Merger. The following table quantifies the Company Restricted Stock Units and Company Performance Stock Units and Company Options reported in this column:

	Stock Awards		Options
Named Executive Officers	Number(a) (#)	Value(b) ($)	Number(c) (#)	Value(d) ($)	Total ($)
Alessandro Maselli	125,525	7,970,838	103,626	1,131,792	9,102,630
Matti Masanovich	72,370	4,595,495	60,812	1,139,617	5,735,112
Aristippos Gennadios	46,470	2,950,845	20,004	251,741	3,202,586
Ricky Hopson	11,559	733,997	10,058	135,954	869,950

(a)	The amounts in this column represent the number of Company Restricted Stock Units and Company Performance Stock Units for which vesting would be accelerated.
(b)	The amounts in this column represent the dollar value of Company Restricted Stock Units and Company Performance Stock Units for which vesting would be accelerated.
(c)	The amounts in this column represent the number of in-the-money Company Options for which vesting would be accelerated.
(d)	The amounts in this column represent the dollar value of in-the-money Company Options for which vesting would be accelerated.

(9)

The amounts in this column represent unvested Company contributions to the deferred compensation plan that will become vested if the Catalent Board terminates the deferred compensation plan in connected with the Merger.

(10)

The amounts in this column represent the total cost attributable to the health care premiums paid by Catalent with respect to the named executive officer’s continued participation in employee benefit plans pursuant to the ELT Severance Agreement for 12 months following the date of termination, or in the case of Mr. Maselli, 24 months following the date of termination pursuant to his employment agreement dated January 4, 2023. The amounts shown in this column will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason. Each named executive officer would also be entitled to be paid for any unused paid-time-off days accrued during 2024.

(11)

The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid any applicable excise tax thereunder, as discussed above in the section of this Proxy Statement entitled “Potential Severance Payments Upon a Qualifying Termination Following the Effective Time.” A definitive analysis of the need, if any, for such reductions will depend on the actual date of the Effective Time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Indemnification, Exculpation and Insurance

All rights to indemnification, advancement of expenses, and exculpation by the Company or any of its subsidiaries existing in favor of any person who is a director or officer of Catalent or any of its subsidiaries as of February 5, 2024, who has been a director or officer of Catalent or any of its subsidiaries at any time at or prior to the Effective Time or were or are a director or officer of Catalent or any of its subsidiaries at any time at or prior to the Effective Time, serving, at the request or with the knowledge and consent of Catalent or any of its subsidiaries, as a director, officer, member, manager or fiduciary of any other person for their acts and omissions in such capacities occurring at or prior to the Effective Time, as provided in the organizational documents of Catalent or its subsidiaries existing as of the Effective Time or in any indemnification agreements between the Company or any Company subsidiary and said Catalent indemnified parties, existing as of February 5, 2024 and made available to Parent, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that could adversely affect the rights thereunder of Catalent indemnified parties in such capacities, and the Surviving Corporation and its subsidiaries will be bound to the fullest extent available under Delaware Law or other applicable law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the terms of the Merger Agreement and the rights provided under the Merger Agreement until full and final disposition of such claim.

Prior to the Effective Time, for a period of six years following the Effective Time, Parent will cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Catalent indemnified parties who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by Catalent as of the February 5, 2024, with respect to acts and omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable than the coverage provided under Catalent’s existing policies as in effect as of the date of the Merger Agreement; provided that the Surviving Corporation will not pay an amount for such new insurance in excess of 300% of the annual premium currently paid by Catalent for such insurance. In lieu of the foregoing, prior to the Effective Time, Catalent may (or at Parent’s request will) purchase directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period of six years from the Effective Time covering the Catalent indemnified parties who are covered by Catalent’s existing policies as of the date of the Merger Agreement with respect to acts or omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the Catalent indemnified parties who are covered by Catalent’s existing policies as of the date of the Merger Agreement.

For more information, see section entitled “The Merger (Proposal 1)—Indemnification, Exculpation and Insurance.”

U.S. Federal Income Tax Considerations

The following discussion summarizes the U.S. federal income tax considerations generally applicable to U.S. holders (as defined below) who exchange Common Stock for cash pursuant to the Merger. This discussion applies only to holders of Common Stock who hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, which we refer to as the “Code” (generally, an asset held for investment). This summary is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the “Treasury Regulations,” and administrative rulings and court decisions in effect as of the date of this Proxy Statement, all of which are subject to change at any time, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This summary is not binding on the Internal Revenue Service, which we refer to as the “IRS,” or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes (i) a citizen or an individual who is a resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is not a complete description of all of the U.S. federal income tax considerations relating to the Merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Common Stock who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, tax-exempt entities (including private foundations), mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former citizens or long-term residents of the United States, holders who acquired Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Common Stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. Also, this summary does not address U.S. federal income tax considerations applicable to a holder of Common Stock who exercises appraisal rights under the DGCL. In addition, no information is provided with respect to the tax consequences of the Merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any state, local, or non-U.S. tax laws that may be applicable to a holder. This summary does not address the tax consequences of any transaction other than the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Common Stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the Merger to them in their specific circumstances.

The tax consequences of the Merger will depend on a holder’s specific situation. Holders of Common Stock should consult their tax advisor as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences to U.S. holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the Merger and (ii) the U.S. holder’s adjusted tax basis in its Common Stock exchanged therefor.

If a U.S. holder acquired shares of Common Stock by purchasing them, the U.S. holder’s adjusted tax basis in its shares of Common Stock will generally equal the amount the U.S. holder paid for the relevant shares of Common Stock. If a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S.

federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of Common Stock pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Certain U.S. holders (such as corporations) are exempt from backup withholding.

To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should return a properly completed and executed IRS Form W-9 included with the letter of transmittal, certifying that such U.S. holder is a United States person, that the taxpayer identification number provided in the IRS Form W-9 is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

The discussion set forth above is included for general information purposes only and is not a complete analysis or discussion of all potential tax consequences relevant to holders of Common Stock. Holders of Common Stock are strongly urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Litigation Related to the Merger

As of the date of this Proxy Statement, no stockholder litigation related to the Merger Agreement has been filed against Catalent or any members of the Catalent Board.

Regulatory Approvals

The completion of the Merger is subject to:

•

any waiting period (and any extension thereof, including under any agreement between a party and a governmental authority agreeing not to consummate the Merger prior to a certain date) under the HSR Act and the filings set forth in the specified section of the Company Disclosure Schedules (as defined in the Merger Agreement) applicable to the Merger or the Carve-Out (collectively, the “Transactions”) having expired or been terminated;

•

each other clearance or approval under the applicable antitrust and foreign subsidy and investment regimes set forth in the specified section of the Company Disclosure Schedules will have been obtained (or deemed obtained); and

•

no governmental authority having jurisdiction over Parent, Merger Sub, Catalent, Novo Holdings, Novo Nordisk or any of their respective affiliates has entered any injunction or similar order that remains in effect and no law has been adopted or is effective, in each case, that prohibits or makes illegal the consummation of the Transactions.

Under the HSR Act and related rules, the Merger may not be completed until each of Catalent and Parent files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and the applicable statutory waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act Notification and Report Forms (unless earlier terminated or extended by the issuance of a request for additional information and documentary material (a “Second Request”) to the parties by the FTC or the Antitrust Division prior to that time). On March 4, 2024, both Catalent and the Novo Nordisk Foundation (as the ultimate parent entity of Parent) filed their respective Notification and Report Forms with the Antitrust Division and the FTC. As agreed with Catalent, following informal discussions with the FTC staff, Parent notified the FTC that the Novo Nordisk Foundation elected to withdraw and refile its Notification and Report Form with the Antitrust Division and the FTC prior to expiration of the initial waiting period to give the FTC additional time to review the Transactions. The Novo Nordisk Foundation’s Notification and Report Form was withdrawn and refiled effective as of April 2, 2024, at which time a new 30-calendar-day waiting period commenced under the HSR Act. If the FTC or the Antitrust Division issues a Second Request, the parties must observe an additional 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the Antitrust Division or the parties otherwise agree to extend the waiting period. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the Antitrust Division, or any state could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Similarly, in certain other jurisdictions, the Merger cannot be closed until a notification is made and approvals, clearances, and expirations or terminations of any applicable waiting periods under applicable antitrust laws are obtained. Foreign investment approvals in certain jurisdictions are also required to close the Merger.

Required Vote of Stockholders

Approval of the Merger Proposal is a condition to completion of the Merger.

The vote on the Merger Proposal is a vote separate and apart from the vote to approve either the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, a Catalent stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Adjournment Proposal, and vice versa.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. A failure to vote (including a failure to instruct your bank, broker, trust or other nominee to vote) or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

Pursuant to the Voting Agreement and subject to the terms and conditions thereof, Elliott has agreed to vote any shares of Common Stock that it owns as of the Record Date in favor of the Merger Proposal at the Special Meeting. For a more complete discussion of the Voting Agreement, please see the section entitled “The Merger Agreement—Voting and Support Agreement.”

The Catalent board, after due and careful discussion and consideration, unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved to recommend that Catalent stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted for adoption by Catalent stockholders at the Special Meeting.

THE CATALENT BOARD ACCORDINGLY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex C and which is incorporated by reference into this Proxy Statement. This summary does not purport to be complete, may not contain all of the information about the Merger Agreement that is important to you, and is subject to, and qualified in its entirety by, the full text of the Merger Agreement. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex C to this Proxy Statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about Catalent or modify or supplement any factual disclosures about Catalent in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to Catalent. The Merger Agreement contains representations and warranties by, and covenants of, Catalent, Parent and Merger Sub that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being modified and qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Catalent’s public disclosures. Investors are not third-party beneficiaries under the Merger Agreement. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Catalent, Parent or Merger Sub.

Additional information about Catalent may be found elsewhere in this Proxy Statement and Catalent’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page 121 of this Proxy Statement.

Structure of the Merger; Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware Law as the Surviving Corporation, a wholly owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation will have all the properties, rights, privileges, powers, interests, and franchises and will be subject to all restrictions, debts, duties and liabilities of the Company and Merger Sub.

At the Effective Time, the Certificate of Incorporation will be amended and restated to conform to Exhibit B of the Merger Agreement (attached hereto as Annex D) and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation will be “Catalent, Inc.”), as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

The directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal. The officers of Catalent immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

When the Merger Becomes Effective; Closing and Effective Time

The Closing will take place remotely at 10:00 a.m., New York City time, on the third business day (or other date agreed to in writing by the parties) after the date that all conditions precedent to the Merger have been satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing), unless another time, date or place is agreed to in writing by Catalent and Parent (such date, the “Closing Date”). However, in no event will the Closing occur on or before June 4, 2024, without the written consent of Parent.

On the Closing Date, the parties will cause a certificate of merger with regard to the Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as will be agreed to by Catalent and Parent and specified in such certificate of merger in accordance with the DGCL.

Effect of the Merger on the Common Stock

At the Effective Time, each issued and outstanding share Catalent’s public common stock, par value $0.01 per share (the “Common Stock”, and each, a “Share”), that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest.

As of the Effective Time, each Share owned by Catalent (including shares of Common Stock held in treasury stock or otherwise) or any direct or indirect wholly owned subsidiary of Catalent (except for any Share reserved for issuance under any Company equity plan or the ESPP) or held, directly or indirectly, by Parent, Merger Sub, or any wholly owned subsidiary of Parent, immediately prior to the Effective Time will be canceled and will cease to exist and no consideration will be delivered in exchange thereafter.

Shares of Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a Catalent stockholder did not vote in favor of the adoption of the Merger Agreement (or consent thereto in writing) and is entitled to demand and has properly made a demand for appraisal and who does not thereafter fail to perfect, effectively withdraw, or otherwise lose such stockholder’s right to appraisal in accordance with Section 262, will not be converted into the right to receive the Merger Consideration, but instead at the Effective Time will be converted into the right to receive payment of such amounts as are payable in accordance with Section 262.

As of the Effective Time, each common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Withholding Rights

Each of the paying agent, the Company, Parent and Merger Sub will be entitled to deduct and withhold from the amounts that would otherwise be payable under the terms of the Merger Agreement such amounts that are be required to be deducted or withheld with respect to the making of such payment under any applicable tax law, and any amounts so deducted or withheld and that, if required, are paid over to the applicable governmental entity will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Catalent Equity Awards

Treatment of Options

At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Option multiplied by (B) the number of shares of Common Stock subject to such Company Option; provided that if the applicable exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled at the Effective Time without any cash payment or other consideration being made in respect thereof.

Treatment of Restricted Stock Units

At the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time will fully vest, be canceled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Restricted Stock Units, except for certain Company Restricted Stock Units granted to employees of the Company and its subsidiaries following the date of the Merger Agreement which will be converted at the Effective Time into restricted cash awards equal to the product of (a) the Merger Consideration multiplied by (b) the number of shares of Common Stock subject to such award and will otherwise remain subject to their terms, including vesting terms.

Treatment of Performance Stock Units

At the Effective Time, each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time will vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Catalent Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which will vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units will be canceled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such award of Company Performance Stock Units.

Treatment of the Employee Stock Purchase Plan

Prior to the Effective Time, the Catalent Board (or, if appropriate, any appropriate committee thereof) will adopt such resolutions or take such other necessary actions such that, with respect to the ESPP (i) the final exercise date will be the earlier of the original exercise date of the ESPP offering in progress as of the date of the Merger Agreement and no later than the date that is four business days prior to the Effective Time, (ii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iii) the ESPP will terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights will be granted or exercised under the ESPP thereafter, (iv)(A) no new participant will be permitted to join the current offering period in progress as of the date of the Merger Agreement under the ESPP and (B) no participant in the ESPP with respect to the current offering period as of the date of the Merger Agreement will be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions) and (v) the current offering period as of the date of the Merger Agreement in progress as of the date of the Merger Agreement will be the final offering period under the ESPP. All shares of Common Stock purchased on the Final Exercise Date will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

Merger Consideration–Payment for Common Stock in the Merger

Prior to the Effective Time, Parent will enter into an agreement (the form and substance of which is reasonably acceptable to Catalent) with a paying agent (that is approved by Catalent in writing, which such consent cannot be unreasonably withheld, conditioned or delayed). At or prior to the Effective Time, Parent will deposit with, or cause to be deposited with, the paying agent cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares and any Dissenting Shares). Within three business days after the Closing Date, Parent will cause the paying agent to mail, to each holder of shares of Common Stock represented by certificates (each a “Certificate”), that immediately prior to the Effective Time, represented issued and outstanding shares of Common Stock that were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use.

Upon surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the paying agent together with the letter of transmittal, duly completed and validly executed, and such other documents as may be required by the paying agent, the holder of such Certificate (or effective affidavit of loss in lieu thereof) will be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of shares of Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Merger Consideration. No interest will be paid or will accrue on any amount payable upon due such Certificate (or effective affidavit of loss in lieu thereof).

Holders of book-entry shares of Common Stock will not be required to deliver a Certificate or letter of transmittal to the paying agent, and will automatically upon the Effective Time (or, at any later time at which the book-entry shares of Common Stock will be converted) be entitled to receive the Merger Consideration, and in any event, within three business days following the Effective Time, the paying agent will issue and deliver the Merger Consideration to each holder of book-entry shares of Common Stock that immediately prior to the Effective Time represented shares of Common Stock that were converted pursuant to the Merger Agreement into the right to receive the Merger Consideration.

Conditions to Consummation of the Merger

Each party’s obligation to effect the Merger is subject to the fulfillment on or prior to the Closing Date, or waiver (to the extent not prohibited under applicable law) at Closing, of each of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock;

•	the Restraint Condition; and

•	the Antitrust and Foreign Investment Condition.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the fulfillment at or prior to the Closing Date or waiver (to the extent not prohibited under applicable law) at Closing, of each of the following conditions:

•	the representations and warranties of Catalent:

•

regarding capital stock of Catalent (except for any de minimis inaccuracies) and absence of certain changes regarding Catalent being true and correct as of as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

regarding corporate existence and good standing, Catalent’s organizational documents, corporate authority relative to the Merger Agreement and no violation thereof (with limited exceptions), certain required approvals to the Merger Agreement, opinion of Catalent’s financial advisor, no finders or broker and state takeover statutes, being true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

other than the representations and warranties described in the two bullets above (disregarding all materiality and “Material Adverse Effect” qualifications contained therein), being true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a “Material Adverse Effect.”

•	Catalent having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	no “Material Adverse Effect” having occurred following February 5, 2024;

•	Parent’s receipt of a certificate of Catalent signed by its chief executive officer or another senior officer certifying the satisfaction of the foregoing three conditions; and

•

the Antitrust and Foreign Investment Condition and the Restraint Condition (as it relates to the Antitrust and Foreign Investment Condition) having been satisfied without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals” beginning on page 96 of this Proxy Statement).

Catalent’s obligation to effect the Merger is subject to the fulfillment at or prior to the Closing Date or waiver (to the extent not prohibited under applicable law) at Closing, of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub:

•

regarding corporate existence and good standing, the formation of Merger Sub, corporate authority relative to the Merger Agreement, and no violation thereof (with limited exceptions), being true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

other than the representations and warranties described in the bullet above (disregarding all materiality and “Material Adverse Effect” qualifications contained therein), being true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a “Parent Material Adverse Effect.”;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Catalent’s receipt of a certificate of Parent signed by its chief executive officer or another senior officer certifying the satisfaction of the foregoing two conditions.

Representations and Warranties

The Merger Agreement contains representations and warranties of Catalent, Parent, Merger Sub.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” qualification with respect to Catalent or a “Parent Material Adverse Effect” qualification with respect to Parent and Merger Sub. For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to Catalent means any change, effect, event, occurrence or development that, individually or in the aggregate with all other changes, effects, events, occurrences or developments, has had or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, or results of operations of the Company and the Company subsidiaries, taken as a whole; provided that, no change, effect, event, occurrence or development, arising out of or resulting from any of the following will be deemed either alone or in combination to constitute a “Material Adverse Effect,” and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a “Material Adverse Effect”:

(i)

any change in the market price or trading volume of Common Stock or the credit rating of Catalent or any of its subsidiaries and any changes in any analysts’ recommendations or ratings with respect to Catalent or any of its subsidiaries or any of their respective securities (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a “Material Adverse Effect,” to the extent not otherwise excluded from the definition);

(ii)

the negotiation, execution, announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, the Carve-Out (including any action taken or omitted for the purpose of implementing the Carve-Out) or the terms of the Merger Agreement (including the identity of Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding the plans or intentions of Parent or any of its affiliates with respect to the composition or conduct of the business of Catalent or any of its subsidiaries), including the impact of any of the foregoing on the relationships, contractual or otherwise, of Catalent or any of its subsidiaries with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, resellers, contract manufacturers, distributors, licensors, licensees, governmental authorities, or other business or regulatory relationships (other than for limited exceptions provided for in the Merger Agreement);

(iii)

any change, effect, event, occurrence or development generally affecting any of the industries or geographies in which Catalent or any of its subsidiaries operates, including competition in any of the geographic areas in which Catalent or any of its subsidiaries operates;

(iv)

general economic conditions (or changes therein) or other general business, financial, credit, securities or other capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, inflation or inflation rates, or the prices or availability of commodities, raw materials, or energy supply used by Catalent or any of its subsidiaries) in the global, U.S., or any other national or regional economy;

(v)

any domestic, foreign or global political, regulatory, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any governmental authority affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and reasonable compliance by Catalent or any of its subsidiaries with any COVID-19 measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any governmental authority in response to any of the foregoing (including requirements for business closures, restrictions on operations or “sheltering-in-place”));

(vi)

the failure of Catalent or any of its subsidiaries to meet internal, published, or analyst’s expectation, forecast, estimate, guidance, milestone, budget or prediction in respect of revenues, earnings, or other internal or published financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a “Material Adverse Effect,” to the extent not otherwise excluded from this definition);

(vii)	any labor strike, slow down, lockage or stoppage, pending or threatened, affecting Catalent or any of its subsidiaries;

(viii)

any action taken (or failure to act) by Catalent or its subsidiaries at the written direction of Parent or any action specifically required to be taken by Catalent or its subsidiaries by the terms of the Merger Agreement;

(ix)	Parent’s or Merger Sub’s breach of the Merger Agreement;

(x)

any change in, or any compliance with or action taken for the purpose of complying with, any applicable law or GAAP (or interpretations of any applicable or GAAP), including the adoption, implementation, promulgation, repeal, modification, reinterpretation, or proposal of any applicable law or new requirement under GAAP after the date of the Merger Agreement;

(xi)

any determination by, or delay of a determination by, the FDA or any other governmental authority, or any panel, or advisory body empowered or appointed thereby, or any indication that any such entity, panel, or body will make any determination or delay in making any determination, with respect to any pending applications, approvals or clearances relating to Catalent’s customers or their competitors’ or potential competitors’ product candidates, products, or programs;

(xii)

any legal proceeding based on an allegation of a breach of fiduciary duty or violation of applicable law arising out of, relating to, or resulting from the Merger Agreement or the transactions contemplated thereby (other than the Carve-Out);

(xiii)	any action taken by Parent or any of its affiliates;

(xiv)

Catalent’s failure to file in a timely manner (a) any periodic report with the SEC, including its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, September 30, 2023, and December 31, 2023, and its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, in each case, only to the extent arising out of the matters set forth in Item 9A in the Company’s Annual Report on Form 10-K (the “Disclosure Controls and Procedures”) for the fiscal year ended June 30, 2023 or (b) its proxy statement for its 2023 annual meeting of stockholders;

(xv)

certain matters set forth in the Company Disclosure Schedule (as defined in the Merger Agreement) (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a “Material Adverse Effect,” to the extent not otherwise excluded from this definition); and

(xvi)

Catalent’s amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2023 only to the extent arising out of the Disclosure Controls and Procedures, and only to the extent arising out of or relating to the events described in the foregoing item (xiv) and this item (xvi) and except with respect to any Fraud (as defined in the Merger Agreement) by Catalent, its subsidiaries or their respective directors, officers or employees, any (A) legal proceedings, (B) governmental investigations or inquiries, (C) penalties, sanctions, fines, injunctive relief, remediation, or any other civil sanction (in each case whether threatened, pending, deferred, or otherwise, and whether financial or otherwise), or (D) default or event of default under the Credit Agreement (as defined in the Merger Agreement) for failure to furnish the lenders and other parties thereto, or under the Indentures for failure to furnish the holders of the notes issued thereunder, with financial or other information required to be provided thereunder or any failure to file such information with the SEC;

Provided, that any event, change, occurrence, or development referred to in the foregoing clause (iii), (iv), (v) or (x) may be taken into account in determining whether there is, or would reasonably likely to be, a “Material Adverse Effect” to the extent such change, effect, event, occurrence or development that has a materially disproportionate adverse effect on Catalent and its subsidiaries, taken as a whole, relative to other participants operating in the industries in which Catalent and its subsidiaries operate (in which case the incremental materially disproportionate adverse effect or effects may be taken into account in determining whether there is, or would reasonably likely to be, a “Material Adverse Effect”).

For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” with respect to Parent and Merger Sub means a change, effect, event, occurrence, or development that would prevent, materially delay, or materially impair the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of the parties thereto and not any other person. In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by (a) the exceptions and disclosures set forth in the disclosure schedules delivered in connection with the Merger Agreement and (b) matters specifically disclosed in all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with or to the SEC by the Company and publicly available at least two days prior to February 5, 2024, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such documents, (iii) are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact.

Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual or other information regarding Catalent or its subsidiaries or affiliates or to modify or supplement any factual disclosures about Catalent in its public reports filed with the SEC. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Catalent or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Catalent’s public disclosures. Catalent’s representations and warranties included in the Merger Agreement include, among other things:

•	due organization; subsidiaries;

•	organizational documents;

•	capitalization;

•	corporate authority and binding nature of the Merger Agreement;

•	non-contravention; consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

•	Catalent stockholder vote required;

•	reports, forms, documents and financial statements of Catalent required by the SEC;

•

absence of certain events or changes in the businesses of Catalent and its subsidiaries, including that there has not been a “Material Adverse Effect,” from June 30, 2023, through the date of the Merger Agreement;

•	title to certain assets owned by Catalent and its subsidiaries;

•	certain matters pertaining to the real estate owned and leased by Catalent or its subsidiaries;

•	certain matters pertaining to Catalent’s and its subsidiaries’ intellectual property;

•	certain matters pertaining to Catalent’s and its subsidiaries’ material contracts;

•	absence of undisclosed liabilities;

•	compliance with applicable laws;

•	certain matters with respect to healthcare laws and regulation of Catalent and its subsidiaries;

•	certain matters with respect to certain business practices and trade laws;

•	holding all permits and governmental authorizations necessary to conduct the business of Catalent;

•	certain tax matters pertaining to Catalent’s and its subsidiaries’;

•	certain matters with respect to Catalent’s employee benefit plans, employee relations and labor matters;

•	compliance with applicable environmental laws and certain details with respect to other environmental matters;

•	insurance;

•	certain matters with respect to legal proceedings and orders against Catalent or its subsidiaries;

•	opinion of Catalent’s financial advisor;

•	absence of broker’s and finder’s fees;

•	accuracy and completion of the information supplied by Catalent for inclusion in this Proxy Statement;

•	related party transactions; and

•	certain actions in respect of potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Certificate of Incorporation or Bylaws.

Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	due organization;

•	ownership, business and operations of Merger Sub;

•	corporate authority and binding nature of the Merger Agreement;

•	non-contravention; consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

•	accuracy and completion of the information supplied by Parent and Merger Sub for inclusion in this Proxy Statement;

•	absence of litigation in connection with the Merger Agreement or the Merger;

•	Novo Holdings’ equity commitment;

•	absence of ownership of Common Stock by Parent and Merger Sub and certain related parties as of the date of the Merger Agreement;

•	absence of arrangement with Catalent’s management and stockholders;

•	investment intentions; and

•	absence of broker’s and finder’s fees.

Conduct of Business Pending the Merger

The Merger Agreement provides that, during the period commencing on the signing of the Merger Agreement and ending on the earlier of the Effective Time and termination of the Merger Agreement in accordance with certain of the termination provisions of the Merger Agreement (the “Pre-Closing Period”), except (w) as required or otherwise permitted or contemplated under the Merger Agreement or as required by applicable law, (x) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned, or delayed), (y) for any action taken reasonably and in good faith in response to COVID-19 or certain measures related to COVID-19 or (z) as set forth in the Company Disclosure Schedule, Catalent will, and will cause its subsidiaries to, use (i) commercially reasonable efforts to conduct its business in all material respects in the ordinary course and (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with Catalent or any its subsidiaries; provided that (A) no action by Catalent or any of its subsidiaries to the extent expressly permitted by an exception to any of Section 5.02(b) of the Merger Agreement will be a breach of this sentence and (B) Catalent’s or any of its subsidiaries’ failure to take any action prohibited by any of Section 5.02(b) of the Merger Agreement will not be deemed to be a breach of Section 5.02(a) of the Merger Agreement.

The Merger Agreement also provides that during the Pre-Closing Period, except (w) as required or otherwise permitted or contemplated under the Merger Agreement or as required by applicable law, (x) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned, or delayed) or (y) as set forth in Section 5.02 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries will:

(i)

(A) establish a record date for, declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any share of its capital stock (including the Common Stock) (other than with respect to any dividend or distribution by a direct or indirect wholly owned Company subsidiary to its direct or indirect parent unless such a dividend would have material tax consequences); or (B) other than with respect to transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, repurchase, redeem, or otherwise reacquire any share of capital stock (including any Share), or any right, warrant, or option to acquire any share of its capital stock, other than in connection with the vesting, exercise, or settlement of any Company Options, Company Restricted Stock Units, or Company Performance Stock Units or in connection with withholding to satisfy the exercise price and/or tax obligations with respect to any Company Options, Company Restricted Stock Units, or Company Performance Stock Units;

(ii)	split, combine, subdivide, or reclassify any share of its capital stock (including the Common Stock) or other equity interests;

(iii)

other than with respect to transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, unless such transactions would have material tax consequences, sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, or grant by the Company or any Company subsidiary of (A) any capital stock, equity interest, or other security of the Company, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity interest, or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, or other security of the Company (except (x) on the exercise of Company Options or settlement of Company Restricted Stock Units or Company Performance Stock Units, in each case, outstanding as of the date hereof in accordance with the terms in effect as of the date hereof or (y) pursuant to purchase rights under the ESPP outstanding as of the date hereof);

(iv)	adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization of the Company or any Company subsidiary;

(v)

except as otherwise required under the terms of any Company employee plan in effect as of the date of this Agreement, (A) establish, adopt, terminate, or materially amend any Company employee plan, (B) accelerate the vesting of any compensation or benefits under any provision of any of the Company employee plans, (C) grant any current of former officer or other employee, or individual, who is a current or former independent contractor, consultant, or director, of or to the Company or any Company subsidiary (a “Company Associate”) any increase in compensation or bonus other than increases in base salary with respect to Company Associates in the ordinary course of business consistent with past practice in connection with the Company’s annual merit-based compensation review process which is based on such Company Associate’s performance in the applicable prior fiscal year as determined in the Company’s sole good faith discretion (x) commencing in July 2024 not to exceed 7% over the base salary level of any such Company Associate (but 5% for any Company Associate who is an executive officer as defined under Rule 3b-7 of the Exchange Act) and 5% over the base salary level of all Company Associates in the aggregate, in each case, as in effect on the date of this Agreement, or (y) commencing in July 2025, not to exceed 7% over the base salary level of any such Company Associate (but 5% for any Company Associate who is an executive officer as defined under Rule 3b-7 of the Exchange Act) and 5% over the base salary level of all Company Associates in the aggregate, in each case, as in effect on June 30, 2025; provided that in respect of the foregoing increases in July 2024 and July 2025, no Company Associate will receive an increase in their base salary level in excess of 5% unless (I) such Company Associate receives the highest performance rating in accordance with the Company’s annual merit-based compensation review process or is promoted or (II) such Company Associate’s base salary is below competitive market level, (D) enter into or amend (x) any change-of-control, retention, severance, transaction-related bonus or Tax-gross up agreement with any Company Associate or (y) any employment, consulting, or other similar material agreement with any Company Associate with an annual base salary of greater than $300,000, any Company Associate who is a General Manager at the Company or any Company Associate who directly reports to a General Manager within the Carve-Out Business (collectively, the “Covered Associates”); provided that (1) any such agreement with a Company Associate who is not a Covered Associate will be limited to ordinary course offer letters consistent with past practice that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions and (2) any such consulting agreements with a Company Associate who is not a Covered Associate will be entered into in the ordinary course consistent with past practice and terminable upon 30 days’ notice or less without penalty, I hire or terminate (other than for “cause” as determined by the Company or applicable Company subsidiary) any Covered Associate, other than hires that are made to fill vacant positions in the ordinary course of business consistent with past practice; provided that any such hire will be limited to ordinary course offers consistent with past practice and offer letters that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions; provided, further, in no event (other than a force majeure event at any site of the Company or its subsidiaries) will the Company terminate a number of Company Associates that would trigger the WARN Act or any equivalent state mini-WARN Law, (F) grant or promise to grant any new equity or equity based awards (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units) or amend or modify any outstanding equity-based award (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units), (G) amend or modify any performance criteria, metrics, or targets under any Company plan such that, as compared to those criteria, metrics, or targets under any Company plan in effect as of the date of the Merger Agreement, the performance criteria, metrics, or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification; provided, however, that the performance under such Company plans may be determined in accordance with the plan terms (including, without limitation, adjustments to account for non-recurring items) and to the extent applicable, reasonable adjustments may be made to take into account any costs and expenses associated with the transactions contemplated by the Merger Agreement or any non-recurring events that would not reasonably be expected to have materially affected the Company and its subsidiaries had the Transactions not arose, or (H) establish, adopt, or enter into or amend any collective bargaining agreement or other material agreement with a labor union, works council, or similar organization;

(vi)

amend or permit the adoption of any amendment to the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any Company subsidiary (other than immaterial or ministerial changes);

(vii)	acquire any equity interest in an entity that is not a wholly owned subsidiary or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii)

make or authorize aggregate capital expenditures in any fiscal year in excess of 110% of the Company’s guidance for fiscal year ended June 30, 2024 made available at the Company’s first quarter fiscal year 2024 earnings conference call, held on November 15, 2023 (the “Company Guidance”), which expenditures will be substantially in accordance with the categories set forth in such budget;

(ix)	other than as set forth in the Company Guidance, enter into or propose to enter into any new material line of business;

(x)

acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse, transfer, assign, encumber, or subject to any material encumbrance (other than permitted encumbrances) any right or other asset or property, including any Intellectual Property Right (as defined in the Merger Agreement), involving consideration in excess of $5,000,000 on an individual basis, and $20,000,000 in the aggregate (except, in the case of any of the foregoing, (A) non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice under an Excluded IP Contract (as defined in the Merger Agreement), (B) pursuant to dispositions of obsolete, surplus, or worn-out assets (for clarity, other than Intellectual Property Rights, which instead are the subject of the following subclause (C)) that are no longer useful for the conduct of the business of the Company or any Company subsidiary, (C) for any abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that the Company or a Company subsidiary, in the exercise of its reasonable business judgment consistent with past practice, has determined not to maintain, (D) pursuant to transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries unless such transactions would have material tax consequences, (E) as set forth in the Company Guidance and (F) pursuant to customer or supplier arrangements in the ordinary course of business consistent with past practice or any contract in effect on the date hereof (without giving effect to any restatement, modification, amendment, extension or waiver thereof after the date hereof) or in connection with any recall or spoliation of assets; provided as used in this clause, “asset or property” will not include the owned real property, the leased real property or any Catalent leases);

(xi)

enter into, amend, renew, or extend (or fail to exercise a renewal or extension option under), or modify a Catalent lease; provided, however, if such amendments, renewals, and modifications would not, individually or in the aggregate, increase the aggregate amount of payments under such Catalent leases (as amended, renewed, or modified, as the case may be) by in excess of $2,000,000 or terminate any Catalent lease (except any termination that will occur at the end of the maximum term of such Catalent lease), other than by extending such term through the payment of any extension fee in excess of $1,000,000 and does not pertain to a leased real property which is part of a Carve-Out Business;

(xii)

sell, encumber, or subject to any material encumbrance (other than permitted encumbrances) (x) the owned real property except (A) in the ordinary course of business consistent with past practice of operating the owned real property, (B) as required for maintenance and repair, or (C) as required by any of the property material contracts other than any of the property material contracts related to any of the Key Businesses (as defined in the Merger Agreement), or (y) any of the Key Businesses;

(xiii)

make any material capital contribution or advance to, or material investment in, any person, or assume or incur or guarantee any Indebtedness (as defined in the Merger Agreement) (in each case, other than between or among the Company and any of the wholly owned Company subsidiaries in the ordinary course of business or consistent with past practice) in excess of $20,000,000 for all such transactions in the aggregate, except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice, or (B) drawdowns or other Indebtedness incurred, in the ordinary course of business, under any existing credit facility of the Company or any Company subsidiary as of the date of the Merger Agreement that will be repaid on the Closing Date;

(xiv)

amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any material contract (including any property material contract) or enter into any contract that, if entered into prior to the date of the Merger Agreement, would have been a material contract (including any property material contract), except in the ordinary course of business consistent with past practice which exception will not apply with respect to the material contracts described under clauses (i), (vii), (viii), (ix), (xii), (xiii), and (xiv) of Section 3.12(a) of the Merger Agreement or permit the entry into a contract that would otherwise be prohibited by another clause of this section;

(xv)

settle any legal proceeding, in each case involving or against the Company or any Company subsidiary, other than (A) the settlement of legal proceedings that require payments by the Company and the Company subsidiaries, taken as a whole (net of insurance proceeds) in an amount not to exceed, in the aggregate, $6,000,000, or (B) the settlement of legal proceedings disclosed, reflected, or reserved against in the most recent financial statements (or the notes thereto) of the Company prior to the date of the Merger Agreement, included in the Company’s SEC filings for an amount not materially in excess of the amount so disclosed, reflected, or reserved and, in each case of clauses (A) and (B), that do not involve (x) the imposition of non-de minimis restrictions on the business or operations of the Company or any of the Company subsidiaries and (y) any criminal liability, any admission of wrongdoing or any wrongful conduct by the Company or any of the Company subsidiaries; provided that this clause (xv) will not apply to any legal proceeding arising out of or relating to any matter set forth in Section 2.01(b) or Section 6.02 of the Merger Agreement;

(xvi)

(A) make, change, revoke or rescind any material tax election, (B) settle or compromise any tax claim with respect to material taxes, (C) change (or request to change) any material method of accounting for tax purposes, (D) file any material amended tax return, (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any ordinary course of business consistent with past practice extension of time to file any tax return), (F) enter into a closing agreement with any governmental authority regarding any material taxes or (G) surrender any right to claim a material tax refund;

(xvii)	other than in the ordinary course of business consistent with past practice, fail to renew or permit to lapse any material governmental authorizations; or

(xviii)	enter into or authorize, agree, or commit to take any action described in clauses (i) through (xvii) above.

Other Covenants and Agreements

Non-Solicitation; Takeover Proposals

Except as expressly permitted by the Merger Agreement, during the Pre-Closing Period, Catalent will, and will cause each of its subsidiaries and will direct its representatives to cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any person that may be ongoing with respect to an Acquisition Proposal and the Company will not, and will direct its representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information)

any inquiry regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal, or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal (other than an acceptable confidentiality agreement in accordance with the Merger Agreement).

Under the Merger Agreement, an “Acquisition Proposal” means any proposal or offer from any person (other than Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company or any Company subsidiary equal to 20% or more of the Company and the Company subsidiaries’ assets (taken as a whole) or to which 20% or more of the Company and the Company subsidiaries’ revenues or earnings (taken as a whole) are attributable, (b) issuance or acquisition of 20% or more of the outstanding Common Stock and other equity and voting interests in the Company, (c) recapitalization, tender offer, or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the outstanding Common Stock and other equity and voting interests in the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company that, if consummated, would result in any person or group beneficially owning 20% or more of the outstanding Common Stock and other equity and voting interests in the Company, in each case, other than the Transactions or (e) any combination of the foregoing (in each case, other than the Merger or the Transactions).

Receipt of an Acquisition Proposal

Notwithstanding anything to the contrary in the Merger Agreement, if at any time after the date of the Merger Agreement and prior to approval of the Merger Proposal (but not after), Catalent or any of its representatives receives an Acquisition Proposal from any person or group of persons that did not result from a breach of the non-solicitation provisions of the Merger Agreement (i) Catalent and its representatives may contact such person or group of persons to clarify the terms and conditions thereof and inform such person or group of persons of the terms of the non-solicitation provisions of the Merger Agreement and (ii) if the Catalent Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Offer, then Catalent and its representatives may:

•

negotiate and enter into an acceptable confidentiality agreement with the person or persons making such Acquisition Proposal and furnish, pursuant to any such acceptable confidentiality agreement, information (including non-public information) with respect to the Company to the person or group of persons who has made such Acquisition Proposal and their potential sources of financing and their respective representatives; provided that (x) the Company will substantially concurrently (and in any event within 48 hours) provide to Parent all information concerning the Company that is provided to any such person and was not previously provided to Parent or its representatives and (y) any competitively sensitive information or data provided to such person will be provided in a separate “clean team room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel; and

•	engage in or otherwise participate in discussions or negotiations with such person making such Acquisition Proposal and their potential sources of financing and their respective representatives.

Under the Merger Agreement, a “Superior Offer” means any Acquisition Proposal that the Catalent Board determines, in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors that the Catalent Board deems relevant (including, for the avoidance of doubt, the relevant regulatory and financial aspects of such Acquisition Proposal, including the likelihood such Acquisition

Proposal is to be consummated), if consummated, would result in a transaction more favorable to the Company’s stockholders than the Transactions; provided that, for purposes of this definition of “Superior Offer,” the references to “20% or more” in the definition of Acquisition Proposal will be deemed to be references to “more than 50%.”

Notice of an Acquisition Proposal

Under the terms of the Merger Agreement, Catalent must (i) as promptly (and in any event within 48 hours) notify Parent if any inquiry, proposal, or offer with respect to an Acquisition Proposal is received by Catalent, including the identity of such person making the Acquisition Proposal, (ii) promptly (and, in any event within 48 hours) provide to Parent a copy of such Acquisition Proposal or if such Acquisition Proposal is oral, then a summary of the material terms and conditions of any such Acquisition Proposal (and any amendment thereto) and (iii) keep Parent reasonably informed of any material development, discussion, or negotiation regarding any Acquisition Proposal (and any amendment thereto) on a prompt basis.

The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the Catalent Board has unanimously made the recommendation that Catalent stockholders vote “FOR” the proposal to approve the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, which unanimous recommendation we refer to as the “Company Board Recommendation.” The Merger Agreement provides that the Catalent Board will not effect a “Company Adverse Change Recommendation” (as described below) except as defined below.

Under the Merger Agreement, generally, the Catalent Board may not: (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; or (B) approve, recommend, or declare advisable, or publicly propose to approve, recommend, or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in this Proxy Statement when disseminated to Catalent stockholders, (iii) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer within ten business days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such offer or (iv) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (iii) above, fail to publicly reaffirm the Company Board Recommendation within five business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions per Acquisition Proposal and one occasion per material modification thereto) (any action described in the foregoing clause (i), (ii), (iii), or (iv), a “Company Adverse Change Recommendation”).

The Catalent Board may, prior to the approval of the Merger Proposal (but not after):

•

if the Company has received a written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement from any person, and such Acquisition Proposal has not been withdrawn, (i) the Catalent Board may make a Company Adverse Change Recommendation, (ii) the Company may terminate the Merger Agreement pursuant to the termination provisions of the Merger Agreement to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal, in each case, if and only if (A) the Catalent Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Offer, (B) the Catalent Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Catalent Board to Catalent’s stockholders under applicable law, (C) Catalent will have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to the termination provisions of the

Merger Agreement at least five days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation), and (D) (1) Catalent will have provided to Parent a copy of such Acquisition Proposal containing the terms and conditions of the Acquisition Proposal in accordance with the non-solicitation provisions of the Merger Agreement, (2) the Company will have given Parent the five-day period after the delivery of a Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and will have made its representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, Catalent Board will have determined, in good faith, after consultation with financial advisors and outside legal counsel, that that such Acquisition Proposal is a Superior Offer and, after consultation with outside legal counsel, that the failure to make a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to termination provisions of the Merger Agreement to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal would be reasonably expected to be inconsistent with the fiduciary duties of the Catalent Board to the Catalent’s stockholders under applicable law.

•

make a Company Adverse Change Recommendation in response to a change in circumstance, if and only if: (A) the Catalent Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Catalent Board to the Catalent’s stockholders under applicable law; (B) Catalent will have given Parent a Determination Notice at least five days prior to making any such Company Adverse Change Recommendation; and (C) (1) Catalent will have specified the change in circumstance in reasonable detail, (2) Catalent will have given Parent the five-day period after the delivery of a Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and will have made its representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, after consultation with outside legal counsel, the Catalent Board will have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such change in circumstance would be reasonably expected to be inconsistent with the fiduciary duties of the Catalent Board to Catalent’s stockholders under applicable law.

Access to Information

Subject to certain exceptions and limitations, Catalent will, and will cause its subsidiaries to provide Parent with reasonable access during normal business hours to Catalent’s properties, books, contracts, commitments, personnel, and records; provided that any such access (i) will be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any Company subsidiary or create material risk of damage or destruction to any material asset or property and (ii) may be reasonably and in good faith limited by the Company to comply with any applicable COVID-19 measure and to ensure that such access, in light of COVID-19 or any COVID-19 measure, does not jeopardize the health and safety of any of the Company’s representatives or commercial partners.

Indemnification, Exculpation and Insurance

All rights to indemnification, advancement of expenses, and exculpation by the Company or any of its subsidiaries existing in favor of any person who is a director or officer of Catalent or any of its subsidiaries as of February 5, 2024, who has been a director or officer of Catalent or any of its subsidiaries at any time at or prior to the Effective Time or were or are a director or officer of Catalent or any of its subsidiaries at any time at or prior to the Effective Time, serving, at the request or with the knowledge and consent of Catalent or any of its subsidiaries, as a director, officer, member, manager or fiduciary of any other person for their acts and omissions in such capacities occurring at or prior to the Effective Time, as provided in the organizational documents of Catalent or its subsidiaries existing as of the Effective Time or in any indemnification agreements between the Company or any Company subsidiary and said Catalent indemnified parties, existing as of February 5, 2024 and made available to Parent, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that could adversely affect the rights thereunder of Catalent indemnified parties in such capacities, and the Surviving Corporation and its subsidiaries will be bound to the fullest extent available under Delaware Law or other applicable Law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the terms of the Merger Agreement and the rights provided under the Merger Agreement until full and final disposition of such claim.

Prior to the Effective Time, for a period of six years following the Effective Time, Parent will cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Catalent indemnified parties who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by Catalent as of the February 5, 2024, with respect to acts and omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable than the coverage provided under Catalent’s existing policies as in effect as of February 5, 2024; provided that the Surviving Corporation will not pay an amount for such new insurance in excess of 300% of the annual premium currently paid by Catalent for such insurance. In lieu of the foregoing, prior to the Effective Time, Catalent may (or at Parent’s request will) purchase directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period of six years from the Effective Time covering the Catalent indemnified parties who are covered by Catalent’s existing policies as of February 5, 2024 with respect to acts or omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the Catalent indemnified parties who are covered by Catalent’s existing policies as of February 5, 2024.

Efforts to Complete the Merger; Regulatory Approvals

The Merger Agreement provides that Catalent, Parent and Merger Sub will each take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate and make effective the transactions as soon as reasonably practicable, including to:

•

obtain all necessary, proper, or advisable actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of all waiting periods under applicable antitrust laws and make all necessary, proper, or advisable registrations and filings and take all steps as may be necessary or advisable to obtain any such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of all waiting periods under applicable antitrust laws by or from, or to avoid a legal proceeding by, any governmental authorities in connection with any required regulatory approval under the Merger Agreement;

•	obtain all necessary, proper, or advisable consents, authorizations, approvals, or waivers from third parties;

•

submit all notifications, and obtain all consents, authorizations, or approvals of any filings or applications, that may be required to obtain, maintain or transfer any governmental authorizations related to applicable healthcare laws; and

•	execute and deliver any additional instrument necessary, proper, or advisable to consummate the transactions contemplated by the Merger Agreement.

However, subject to limited exceptions provided for in the Merger Agreement, in no event will Parent, its controlled affiliates, Catalent or any of its subsidiaries be required to, nor will Catalent or any of its subsidiaries without Parent’s prior written consent, pay any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent, authorization, approval or waiver required for the consummation of the transactions contemplated by the Merger Agreement under any contract Catalent is a party to or otherwise.

Under the Merger Agreement, each party is required to promptly, and in no event later than March 6, 2024, (i) make its respective filings pursuant to the HSR Act and (ii) make or (subject to the receipt by Parent from the Company of any information required to complete the applicable filing, notification or other consent that is requested by Parent) initiate the regulatory process with a view to submitting filings, or draft filings or briefing paper as appropriate, including with respect to the applicable government authorities administering the foreign investment laws in certain jurisdictions, and any other governmental authorities in connection with the required regulatory approvals under the Merger Agreement as promptly as reasonably practicable.

Parent and Catalent have agreed to (i) cooperate and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry under or relating to antitrust or foreign investment laws, including allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filling and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or legal proceeding brought by a governmental authority or brought by a third party before any governmental authority, in each case, with respect to the transactions, (iii) keep the other parties informed as to the status of any such request, inquiry, investigation, action, or legal proceeding, (iv) promptly inform the other parties of any substantive communication to or from any governmental authority in connection with any such request, inquiry, investigation, action, or legal proceeding, (v) on request, promptly furnish to the other party a copy of such communications, subject to certain exceptions, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication to be made or submitted in connection with any such request, investigation, action or legal proceeding, and (vii) except as may be prohibited by any governmental authority, provide reasonable notice to the other parties of, and permit authorized representatives of the other parties to be present at, each meeting arising out of or relating to such request, inquiry, investigation, action, or legal proceeding. Each party will supply as promptly as practicable such information, documentation, other material, or testimony that may be requested by any governmental authority. Merger Sub will pay all filing fees under the HSR Act and for any filing required in connection with any antitrust or foreign investment laws.

Parent and Catalent have agreed to take all actions and steps requested or required (i) by any governmental authority as an inducement or condition to obtaining any such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods by or from, or to avoid a legal proceeding by, any governmental authorities, and (ii) to avoid the commencement of a legal proceeding by any governmental authority or any other person, in each case in connection with any required regulatory approval under the Merger Agreement or otherwise in connection with any antitrust, competition, foreign subsidy or investment or trade regulation law, including (subject to the next paragraph):

•

negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, contract, product line, product, technology or business of the Company, Parent, or any of their respective controlled affiliates;

•	terminating any existing relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled affiliates;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled affiliates;

•	effectuating any other change or restructuring of the Company, Parent, or any of their respective controlled affiliates; and

•

undertaking or agreeing to (or requesting or authorizing the Company or any of its subsidiaries to undertake, effective upon the Closing) any requirement or obligation to provide prior notice to, or obtain prior approval from, any governmental authority with respect to any transaction or any other matter.

•

otherwise taking or committing to take any action with respect to, or restricting the operations of, the assets, rights, contracts, product lines, products, technologies, or businesses of the Company, Parent, or any of their respective controlled affiliates.

However, (i) no party to the Merger Agreement or any of their respective controlled affiliates will be required to take any action, or commit to take any action, or agree to any condition or restriction that is not conditioned upon the Closing, (ii) Catalent nor any of its subsidiaries will take any action, or commit to take any action, or agree to any condition or restriction without the prior written consent of Parent, and (iii) at Parent’s request, Catalent will, and will cause its subsidiaries to, take any action, or commit to take any action, or agree to any condition or restriction, so long as it is conditioned upon the Closing.

If any legal proceeding is threatened or instituted by any governmental authority or any other person in connection with any required regulatory approval under the Merger Agreement or otherwise in connection with any antitrust, competition, foreign subsidy or investment or trade regulation law, or if any legal restraint is entered or becomes reasonably foreseeable to be entered in any legal proceeding, Parent (and if requested by Parent, Catalent) will take any action reasonably necessary to (A) oppose or defend any such legal proceeding, including by appeal if necessary, (B) overturn, vacate, resolve, or lift any legal restraint, and (C) initiate any legal proceeding necessary to avoid entry of, or overturn, vacate, resolve, or lift any legal restraint.

Under the HSR Act and related rules, the Merger may not be completed until each of Catalent and Parent files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and the applicable statutory waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act Notification and Report Forms (unless earlier terminated or extended by the issuance of a request for additional information and documentary material (a “Second Request”) to the parties by the FTC or the Antitrust Division prior to that time). On March 4, 2024, both Catalent and the Novo Nordisk Foundation (as the ultimate parent entity of Parent) filed their respective Notification and Report Forms with the Antitrust Division and the FTC. As agreed with Catalent, following informal discussions with the FTC staff, Parent notified the FTC that the Novo Nordisk Foundation elected to withdraw and refile its Notification and Report Form with the Antitrust Division and the FTC prior to expiration of the initial waiting period to give the FTC additional time to review the Transactions. The Novo Nordisk Foundation’s Notification and Report Form was withdrawn and refiled effective as of April 2, 2024, at which time a new 30-calendar-day waiting period commenced under the HSR Act. If the FTC or the Antitrust Division issues a Second Request, the parties must observe an additional 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the Antitrust Division or the parties otherwise agree to extend the waiting period. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the Antitrust Division, or any state could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Similarly, in other jurisdictions, the Merger cannot be closed until a notification is made and approvals, clearances, and expirations or terminations of any applicable waiting periods under applicable antitrust laws are obtained. Likewise, Parent must obtain approval under the foreign investment screening regimes of certain jurisdictions prior to completion of the Merger.

Parent and Catalent have agreed to jointly develop, determine and cooperate with one another with respect to (i) the strategy for obtaining the required regulatory approvals under the Merger Agreement, (ii) the defense and settlement of any actions bought by or before any governmental authority, and (iii) any commitments or agreements with any governmental authorities not to consummate the Merger for any period of time or to extend any applicable waiting period under the HSR Act or other applicable antitrust or foreign subsidy or investment laws. Parent and Catalent have further agreed that in the event of any disagreements with respect to the foregoing, the final determination as to the appropriate course of action will ultimately be made by Parent, acting reasonably after considering the comments and advice of Catalent in good faith.

In addition, subject to the terms of the Merger Agreement, neither Parent nor any of its controlled affiliates will be required to (i) take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate, an effect that is adverse and material on either (A) the capacity that would otherwise be available to Novo Nordisk and its controlled affiliates at the Carve-Out Business after the Closing or (B) Parent and its controlled affiliates, taken as a whole, assuming the Closing has occurred but measured on a scale relative to the size of Catalent and its subsidiaries (other than the Carve-Out Business) or (ii) take any action, including divesting, licensing, holding separate, otherwise transferring or disposing of, or allowing a third party to utilize, with respect to (A) any portion of Novo Nordisk’s or any of its controlled affiliates’ (other than Catalent and its controlled affiliates) (w) production assets, (x) product lines, (y) research, clinical or pharmaceutical products or (z) other material assets (with “material” measured on a scale relative to the size of the Carve-Out Business with respect to Novo Nordisk and its controlled affiliates) or (B) without limiting the foregoing clause (A) of this clause (ii), any portion of Novo Holdings’, Parent’s or any of its or their controlled affiliates’ (other than Novo Nordisk and its controlled affiliates and Catalent and its controlled affiliates) assets (any of the actions described in clauses (i)-(ii), a “Burdensome Condition”).

Subject to certain exceptions, Parent will not, and will not permit any of its controlled affiliates to, acquire or agree to acquire any asset, business, or person, or engage in any other transaction or take any other action (excluding performing under existing contracts), if such acquisition, agreement, transaction or activity would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of a governmental authority necessary to consummate the transactions, (ii) materially increase the risk of any governmental authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the transactions, or (iii) otherwise materially delay or prevent the consummation of the transactions.

Subject to applicable law and certain exceptions, with respect to Catalent’s compliance with healthcare laws, Catalent will: (i) give Parent as promptly as reasonably practicable notice of the making or commencement of any request, inquiry, investigation, action, inspection, enforcement or legal proceeding brought by or on behalf of a governmental authority if any of the foregoing would, individually or in the aggregate, reasonably be likely to be material and adverse to either (A) the Carve-Out Business or (B) Catalent (excluding the Carve-Out Business) (a “Regulatory Matter”); (ii) provide Parent a reasonable opportunity to review in advance and comment on drafts of responses to any Regulatory Matter; (iii) upon written request, keep Parent reasonably informed as to the status of any Regulatory Matter; (iv) inform Parent of any material communication to or from any governmental authority in connection with Regulatory Matters; and (v) as promptly as reasonably practicable, notify Parent of material incidents, complaints, and non-conformities in connection with any Regulatory Matter, in each case that would be reasonably expected to result in a recall, and the initiation of any product recall.

Novo Nordisk and certain of its affiliates have also separately agreed to specified obligations with respect to regulatory filings and approvals that are substantially similar to the parallel obligation under the Merger

Agreement and subject to the same limitations (including imposition of a Burdensome Condition). Additionally, the parties are entitled to seek specific performance under the Merger Agreement.

Employee Matters

For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time or, if shorter, during an employee’s period of employment with Parent, or with respect to any Company Associate whose employment is transferred to the Carve-Out Purchaser (as defined in the Merger Agreement) (the “Continuation Period”), Parent or its subsidiaries or Novo Nordisk or one of its affiliates (each, the “Continuing Employer”), will provide to each employee who is employed by the Company or any Company subsidiary immediately prior to the Effective Time (each, a “Continuing Employee”): (1) a base salary (or base wages) and target annual cash incentive opportunity, no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, and (2) other employee benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements) that are either (x) substantially comparable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Effective Time or (y) substantially comparable in the aggregate to benefits provided to similarly situated employees of the Continuing Employer.

During the Continuation Period, Parent will provide, or cause to be provided by the Continuing Employer, to each Continuing Employee who suffers a termination of employment severance payments and benefits that are no less favorable, in the aggregate, than those provided to such Continuing Employee as set forth on the Company Disclosure Schedule, or if greater, those provided under an individual contract entered into with such Continuing Employee.

Parent will use commercially reasonable efforts to provide that each Continuing Employee will be given full service credit for purposes of eligibility to participate and eligibility for vesting (but not for benefit accrual under any defined benefit pension or retiree health and welfare plan) under the Continuing Employer’s employee benefit plans and arrangements to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable Company plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date; provided that the foregoing will not result in the duplication of benefits under any such employee benefit plan or arrangement or apply to any retirement eligibility vesting under any equity or equity-based plan or arrangement.

With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent will, or will cause the Continuing Employer to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick, or vacation time and allow such Continuing Employee to use such accrued personal, sick, or vacation time in accordance with the practice and policies of the Company.

To the extent that service is relevant for eligibility, vesting, or allowances under any health or welfare benefit plan of Parent and/or the Continuing Employer, then Parent will, or will cause the Continuing Employer to, use commercially reasonable efforts to (A) to waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan will, (x) for purposes of eligibility and vesting, credit each Continuing Employee for service prior to the Effective Time with the Company (and its predecessors) to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company and (y) for purposes of deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for amounts paid during the plan year in which the Effective Time occurs to the same extent that such amounts paid were recognized under the corresponding health or welfare benefit plan of the Company.

With respect to any bonus that any Continuing Employee is eligible to earn under any annual, quarterly, or monthly cash incentive compensation plan or program for which the applicable performance period is ongoing as of the Closing (each, a “Pre-Closing Bonus”), Parent will, or will cause the Surviving Corporation or a subsidiary of the Surviving Corporation or the Continuing Employer to pay through the Surviving Corporation’s or the applicable subsidiary’s or Continuing Employer’s payroll to such Continuing Employee the amount (net of any withholding Tax required to be deducted and withheld by applicable Law) equal to (x) the amount of such Pre-Closing Bonus based on the target level of performance, multiplied by (y) a fraction, the numerator of which is the number of days elapsed during the portion of the applicable performance period ending on the Closing Date, and the denominator of which is the number of days in the applicable performance period, which amount will be paid in cash as soon as reasonably practicable (but in no event later than 30 days) after the Effective Time; provided that (A) under no circumstance will any Pre-Closing Bonus, or any portion thereof, be paid more than once, and (B) once such Pre-Closing Bonus has been paid, such Continuing Employee will have no right to any bonus payment for such period, with the remainder of such bonus payment and period similarly prorated.

Except with respect to payment of any bonus as described above, Continuing Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, their terms and conditions of employment will remain subject to such applicable Collective Bargaining Agreement until it is amended, modified or terminated in accordance with its terms or applicable law.

Company Special Meeting

Catalent has agreed to duly give notice of, convene and hold a meeting of Catalent stockholders for the purpose of voting upon the Merger Proposal following resolution of any SEC comments with respect to this Proxy Statement (which Catalent was required to use its reasonable best efforts to file by April 5, 2024). Subject to certain exceptions permitting a delay, Catalent must hold a meeting of Catalent stockholders for the purpose of voting on the Merger Proposal on or around 45 days following the commencement of the mailing of this Proxy Statement to Catalent stockholders.

Treatment of Senior Notes

Pursuant to the Merger Agreement, Catalent has agreed commercially reasonable efforts to give notices and take all other actions reasonably necessary in accordance with the terms of the each of the Indentures, including: (a) giving any notices that may be reasonably required in connection with the Transactions and (b) delivering any other documents or instruments, as may be reasonably necessary to comply with all of the terms and conditions of the Indentures, in connection with the Transactions. In addition, following written notice from Parent to Catalent no less than 20 business days in advance of the Closing Date, the Company will use its commercially reasonable efforts to consummate a repurchase offer, redemption, or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the notes outstanding under the Indentures.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this Proxy Statement, covenants relating to regulatory filings and approvals (which are described in the section entitled “The Merger (Proposal 1)—Regulatory Approvals” beginning on page 78 of this Proxy Statement), reporting requirements under Section 16 of the Exchange Act, certain takeover matters, coordination with respect to litigation relating to the Merger, public announcements with respect to the transactions contemplated by the Merger Agreement and notification regarding certain matters, debt financing cooperation, carve-out planning and cooperation, obligations with respect to Catalent SEC filings and certain healthcare regulatory covenants.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written agreement of the Company and Parent;

•	by either Catalent or Parent:

•

if the Merger is not consummated on or before the End Date (as may be extended as described in the following sentence); provided that if, (i) as of such date, the conditions to the Closing set forth in the Merger Agreement have been satisfied or waived (other than (A) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), (B) the Restraint Condition as it relates to antitrust and foreign investment laws, (C) the Antitrust and Foreign Investment Condition and (D) the absence of a Burdensome Condition as it relates to the Restraint Condition (but solely to the extent the applicable Legal Restraint relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws) and the Antitrust and Foreign Investment Condition, then such date will be automatically extended by three months on four occasions (the date of such occasion, a “Test Date”); provided, further, that, notwithstanding the foregoing, (1) if as of any Test Date, Catalent stockholder vote has not been obtained solely due to the inability of the Company to file this Proxy Statement due to any relevant Company SEC filing not being filed in a timely manner pursuant to applicable law, such automatic extension will still occur so long as the other conditions to the automatic extension set forth in the first proviso are satisfied and (2) if, solely on the first Test Date and the second Test Date, all conditions precedent will have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) Catalent stockholder vote has not been obtained solely due to the inability of the Company to file this Proxy Statement due to any relevant Company SEC filing not being filed in a timely manner pursuant to applicable law), such automatic extension will still occur and (ii) the party seeking to terminate the Merger Agreement pursuant to this clause will not have breached or failed to perform in any material respect its obligations under the Merger Agreement in any manner that will have principally caused the failure to consummate the Merger on or before such Test Date;

•	if any Legal Restraint has become final and nonappealable; or

•	if the required approval of the Merger Proposal at the Special Meeting (or at any adjournment or postponement thereof) is not obtained.

•	by Parent:

•

if Catalent has breached in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, which, in each case, such breach (i) would result in a failure to satisfy the closing conditions relating to Catalent’s representations and warranties or covenants and (ii) is not curable by the End Date or, if curable, is not cured within 30 business days following Parent’s delivery of written notice to Catalent stating Parent’s intention to terminate the Merger Agreement and the basis thereof; provided that Parent is not then in material breach of any representation, warranty, agreement, or covenant contained in the Merger Agreement (which breach would result in a failure to satisfy the closing conditions relating to Parent’s representations, warranties, agreements and covenants); or

•

at any time following a Company Adverse Change Recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals—The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 94 of this Proxy Statement).

•	by Catalent:

•

if Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, which, in each case, such breach (i) would result in a failure to satisfy the closing conditions relating to Parent’s and Merger Sub’s representations and warranties, agreements or covenants and (ii) is not curable by the End Date or, if curable, is not cured within 30 business days following Catalent’s delivery of written notice to Parent stating Catalent’s intention to terminate the Merger Agreement and the basis thereof; provided that Catalent is not then in material breach of any representation, warranty, agreement, or covenant contained in the Merger Agreement (which breach would result in a failure to satisfy the closing conditions relating to Catalent’s representations, warranties and covenants); or

•

prior to the approval of the Merger Proposal in order to enter into an agreement providing for a Superior Offer, subject to compliance with specified non-solicitation provisions of the Merger Agreement.

Catalent Termination Fee

If the Merger Agreement is terminated in specified circumstances, Catalent will be required to pay or cause to be paid to Parent the Company Termination Fee of $344,800,000 in cash.

Parent would be entitled to receive the Company Termination Fee from Catalent if the Merger Agreement is terminated:

•

by Catalent, prior to the approval of the Merger Proposal in order to enter into an agreement providing for a Superior Offer, subject to compliance with specified non-solicitation provisions of the Merger Agreement; or

•	by Parent if the Catalent Board will have effected a Company Adverse Change Recommendation.

Parent is also entitled to receive the Company Termination Fee if (A) an Acquisition Proposal is publicly proposed or publicly disclosed and not publicly withdrawn without qualification at least three business days prior to the Special Meeting or the breach giving rise to the right to terminate the Merger Agreement by Parent, as applicable, (B) the Merger Agreement is terminated by the Company or Parent because Catalent stockholder vote has not been obtained or by Parent due to the Company’s material breach of the Merger Agreement and (C) within 12 months of such termination, the Company enters into a definitive agreement relating to any competing proposal and such transaction is consummated (whether during or following such 12-month period).

In the event the Company Termination Fee becomes due payable, such fee will be paid in a timely manner as specified in the Merger Agreement. If the Company Termination Fee becomes due and payable under the Merger Agreement, the Company Termination Fee will be the sole and exclusive remedy of Parent and Merger Sub against the Company and its subsidiaries for any and all losses or damages suffered or incurred by them in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement without any further liability or obligation on the part of the Company.

Parent Termination Fee

If the Merger Agreement is terminated in specified circumstances, Parent will be required to pay or cause to be paid to Catalent a termination fee of $584,400,000 in cash. Catalent would be entitled to receive the Parent Termination Fee from Parent if the Merger Agreement is terminated by either Parent or Catalent:

•

because of a failure of the Closing to occur by the End Date or Test Date, as applicable, or due to a Legal Restraint (but solely to the extent the applicable Legal Restraint relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws) and at such time (i) (1) the Restraint Condition, (2) the Antitrust and Foreign Investment Condition or (3) the absence of a Burdensome Condition have not been fulfilled (or waived to the extent permissible under applicable law) (in the case of each of clauses (1) and (3), as it relates to regulatory approvals required under the Merger Agreement or otherwise in connection with antitrust or foreign investment laws) and (ii) all other closing conditions have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), and (iii) there has not been a breach by Catalent of its filing, consents and approvals efforts obligations under the Merger Agreement which has principally caused the failure of the satisfaction of all or any of the conditions listed in clause (i).

In the event the Parent Termination Fee becomes due payable, such fee will be paid in a timely manner as specified in the Merger Agreement. If the Parent Termination Fee becomes due and payable under the Merger Agreement, the Parent Termination Fee will be the sole and exclusive remedy of the Company against Parent and Merger Sub for any and all losses or damages suffered or incurred by them in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement without any further liability or obligation on the part of Parent or Merger Sub.

Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Transactions are consummated.

Specific Performance; Remedies

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of Catalent, Parent and Merger Sub is generally entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement unless the Company Termination Fee has been paid.

Amendment; Waiver

At any time prior to the Effective Time, any provision of the Merger Agreement may be amended at any time with the approval of each of the Catalent Board and the board of directors of Parent; provided that, no amendment to the Merger Agreement will be made after the approval of the Merger Proposal if such amendment requires Catalent stockholder approval without such further approval.

At any time prior to the Effective Time, either Catalent, on the one hand, or Parent and Merger Sub, on the other hand, may in writing:

•	extend the time for performance of any of the obligations or other acts of the other party to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties made to such party in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance with any of the covenants, agreements or conditions of the parties to the Merger Agreement.

Governing Law and Jurisdiction

The Merger Agreement is governed by Delaware Law.

Catalent, Parent and Merger Sub have agreed irrevocably and unconditionally (i) to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware or appellate court therefrom, with respect to any dispute arising out of, relating to or in connection with the Merger Agreement or transactions contemplated thereby, (ii) not to attempt to deny or defeat personal jurisdiction in any such court (“Chosen Courts”), (iii) not to bring any such action arising out of or relating to the Merger Agreement or the Transactions in any other court elsewhere other than the Chosen Courts, (iv) to waive any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) that, subject to applicable law, Delaware Law is not contrary to the fundamental policy of any other jurisdiction.

Financing

Novo Holdings has provided an equity commitment in the form of an equity commitment letter (the “Equity Commitment Letter”) to Parent in the aggregate amount of $16,650,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. Parent has obtained debt financing commitments and does not presently anticipate that the entire $16,650,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing.

Guarantee

Novo Holdings, in order to induce Catalent to execute and deliver the Merger Agreement, has absolutely, irrevocably and unconditionally guaranteed the due and prompt payments of Parent and Merger Sub related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, including certain reimbursements applicable to Catalent, the Parent Termination Fee and monetary damages for fraud or willful breach by Parent or Merger Sub, if and when required to be paid by Parent or Merger Sub pursuant to the Merger Agreement.

Voting and Support Agreement

As a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, on February 5, 2024, concurrently with the execution of the Merger Agreement, Parent entered into a voting and support agreement (the “Voting Agreement”) (the copy of the Voting Agreement attached as Annex E to this Proxy Statement) with Elliott Investment Management L.P. and certain of its affiliates (collectively, “Elliott”), pursuant to which, among other things, Elliott has agreed to vote any Common Stock owned by Elliott (as of the Record Date) in favor of the Merger and the adoption of the Merger Agreement.

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The table below shows how many shares of Catalent’s public common stock, par value $0.01 per share (the “Common Stock”, and each, a “Share”), were beneficially owned as of April 5, 2024 by (1) owners of more than 5% of the outstanding shares of Common Stock, (2) our current directors, (3) Catalent Named Executive Officers, and (4) all current directors and Named Executive Officers as a group. A person has beneficial ownership of shares of Common Stock if the person has voting or investment power over the shares of Common Stock or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares of Common Stock. Each person has (a) an address at 14 Schoolhouse Road, Somerset, NJ 08873 and (b) sole voting and investment power over the shares of Common Stock, in each case except as described below. The percent of class is based upon 180,974,218 shares of Common Stock outstanding as of April 5, 2024.

	Common Stock
Name of Beneficial Owner	Shares owned	Percent of Class
The Vanguard Group(1)	20,186,499	11.15%
Capital World Investors(2)	19,113,006	10.56%
BlackRock, Inc.(3)	16,175,385	8.93%
Janus Henderson Group plc(4)	13,249,339	7.32%
Nomura Holdings, Inc.(5)	11,487,158	6.34%
T. Rowe Price Investment Management, Inc.(6)	11,209,374	6.19%
Alessandro Maselli(7)	109,963	*
Thomas Castellano(7)(10)	12,545	*
Ricky Hopson(7)	23,720	*
Steven L. Fasman(7)(10)	74,360	*
Aristippos Gennadios(7)	86,721	*
John Chiminski(7)(10)	389,262	*
Manja Boerman(7)(10)	8,490	*
Michael J. Barber(7)	6,396	*
Steven K. Barg	0	*
J. Martin Carroll(7)	32,186	*
Rolf Classon(8)	36,328	*
Frank A. D’Amelio	0	*
John J. Greisch(8)	50,196	*
Gregory T. Lucier(8)	25,258	*
Donald E. Morel, Jr.(8)	58,462	*
Stephanie Okey	0	*
Michelle R. Ryan	1,000	*
Jack Stahl(7)	36,328	*
Current directors and executive officers as a group (21 persons)(9)	508,987	*

*	Represents less than 1%
(1)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2024, in which The Vanguard Group reported that it and its affiliates have shared voting power over 225,883 shares of Common Stock, sole dispositive power over 19,432,181 shares of Common Stock, and shared dispositive power over 754,318 shares of Common Stock. Filer’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 9, 2024, in which Capital World Investors reported that it and its affiliates have sole voting power over 19,101,384 shares of Common Stock and sole dispositive power over 19,113,006 shares of Common Stock. Filer’s address is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(3)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 25, 2024, in which Blackrock, Inc. reported that it has sole voting power over 15,147,451 shares of Common Stock and sole dispositive power over 16,175,385 shares of Common Stock. Filer’s address is 50 Hudson Yards, New York, NY 10001.

(4)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2024, in which Janus Henderson Group plc reported that it and its affiliates have shared voting power over 13,249,339 shares of Common Stock and shared dispositive power over 13,249,339 shares of Common Stock. Filer’s address is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(5)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 14, 2024, in which Nomura Global Financial Products, Inc. (“NGFP”), a wholly owned subsidiary of Nomura Holdings, Inc. (“Nomura Holdings”) reported that it has shared voting power over 11,487,158 shares of Common Stock and shared dispositive power over 11,487,158 shares of Common Stock. Filers’ addresses are NGFP, Worldwide Plaza, 309 West 49th Street, New York, NY 10019 and Nomura Holdings, 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan.

(6)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 14, 2024, in which T. Rowe Price Investment Management, Inc. (Price Investment Management) reported that it has sole voting power over 4,428,310 shares of Common Stock and sole dispositive power over 11,209,374 shares of Common Stock. Filer’s address is 101 E. Pratt Street, Baltimore, MD 21201.

(7)

The number of shares of Common Stock beneficially owned includes shares of Common Stock issuable upon (a) vesting of performance share units within 60 days after April 5, 2024, or exercise of options that are currently exercisable and/or will be exercisable within 60 days after April 5, 2024, as follows: Mr. Maselli 76,160, Mr. Hopson 15,532, Mr. Fasman 22,341, Dr. Gennadios 31,520, Mr. Chiminski 126,402.

(8)

Includes vested restricted stock units that that have been deferred under our deferred compensation plan, as follows: Mr. Barber 4,149, Mr. Classon 25,258, Mr. Greisch 6,632, Mr. Lucier 23,856, Dr. Morel 11,548, and Mr. Stahl 8,337.

(9)	Includes 147,342 shares of Common Stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after April 5, 2024.
(10)

Mr. Castellano ceased serving as Chief Financial Officer on April 13, 2023 and separated from the Company on April 21, 2023. Mr. Fasman departed the Company on September 13, 2023. Effective June 30, 2023, Mr. Chiminski retired from the Company. Dr. Boerman served as President, Division Head for Biomodalities until April 24, 2023 and, upon her removal from that position, was offered “garden leave” for the entirety of the six months’ notice period under her employment agreement.

THE ADVISORY COMPENSATION PROPOSAL (PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act, Catalent is asking Catalent stockholders to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Catalent’s named executive officers in connection with the Merger as described in the section entitled “The Merger (Proposal 1)–Interests of Catalent’s Directors and Executive Officers in the Merger” beginning on page 65 of this Proxy Statement. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on Catalent, Parent or Merger Sub. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be payable to Catalent’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.

Required Vote of Stockholders

The Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Advisory Compensation Proposal. Under the Bylaws, if a quorum is present or represented at the Special Meeting, the affirmative vote of the holders of a majority of the voting power of the shares of stock present or represented by proxy and entitled to vote on the Advisory Compensation Proposal is required to approve the Advisory Compensation Proposal. Accordingly, for stockholders of record who are not present in present or represented at the Special Meeting and for beneficial owners who fail to instruct their bank, broker, trust or other nominee to vote on any proposal, a failure to vote will have no effect on the outcome of the Advisory Compensation Proposal. Abstentions will have the same effect as a vote “against” on the outcome of the Adjournment Proposal.

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve either the Merger Proposal or the Adjournment Proposal. Accordingly, a Catalent stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Proposal or the Adjournment Proposal, and vice versa. The Catalent stockholder vote on this Advisory Compensation Proposal is an advisory vote only, and it is not binding on the Company or the Catalent Board. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, the Company’s named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the Merger.

THE CATALENT BOARD ACCORDINGLY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL.

ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Special Meeting may be adjourned one or more times to another time and place, if any, including if necessary, to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this Proxy Statement is timely provided to Catalent stockholders. Catalent is asking its stockholders to authorize the holder of any proxy solicited by the Catalent Board to vote in favor of any adjournment of the Special Meeting to solicit additional proxies if a quorum is not present, there are not sufficient votes to approve the Merger Proposal, or to ensure that any supplement or amendment to this Proxy Statement is timely provided to Catalent stockholders.

Required Vote of Stockholders

The Catalent Board unanimously recommends that Catalent stockholders vote “FOR” the Adjournment Proposal, if necessary.

Under the Bylaws, if a quorum is present or represented at the Special Meeting, the affirmative vote of the holders of a majority of the voting power of the shares of stock present or represented by proxy and entitled to vote on the Adjournment Proposal is required to approve the Adjournment Proposal. Accordingly, for stockholders of record who are not present or represented at the Special Meeting and for beneficial owners who fail to instruct their bank, broker, trust or other nominee to vote on any proposal, a failure to vote will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “against” on the outcome of the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a Catalent stockholder may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal, and vice versa.

THE CATALENT BOARD ACCORDINGLY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

As of the date of this Proxy Statement, the Catalent Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement.

CHANGES IN CATALENT’S CERTIFYING ACCOUNTANT

Effective February 27, 2024, the Audit Committee of the Catalent Board approved the appointment of Grant Thornton LLP as Catalent’s independent registered public accounting firm for the fiscal year ending June 30, 2024, and as a result, Ernst & Young LLP ceased serving as Catalent’s independent registered public accounting firm. For additional information, refer to the Company’s Current Report on Form 8-K filed on March 1, 2024.

APPRAISAL RIGHTS

If the Merger Agreement is adopted by Catalent stockholders, stockholders or beneficial owners who continuously hold or beneficially own, respectively, their shares of common stock, par value $0.01 per share, of Catalent (the “Common Stock”, and each, a “Share”), through the Effective Time, who do not vote in favor of the proposal to adopt the Merger Agreement and who properly demand in writing an appraisal of their shares of Common Stock delivered to Catalent prior to the taking of the vote on the proposal to adopt and approve the Merger Agreement and who comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under Section 262 of the DGCL (“Section 262”) will not be converted into the right to receive the Merger Consideration, but instead will be entitled to exercise appraisal rights in connection with the Merger. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders or beneficial owners exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Common Stock unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

Under Section 262, if the Merger is consummated, Catalent stockholders and beneficial owners who deliver a written demand for appraisal of their shares of Common Stock to Catalent, do not vote in favor of the proposal to adopt the Merger Agreement, who continuously hold of record or beneficially own, as applicable, such shares of Common Stock through the Effective Time, and who otherwise follow the procedures set forth in Section 262, and do not withdraw their demands or otherwise lose their appraisal rights under Section 262, will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares of Common Stock, as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each person entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the $63.50 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock. Additionally, assuming Common Stock remains listed on a national securities exchange immediately before the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Catalent stockholders and beneficial owners otherwise entitled to appraisal rights unless (a) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock (as measured in accordance with subsection (g) of Section 262) or (b) the value of the consideration provided in the Merger for such total number of shares of Common Stock exceeds $1 million (conditions (a) and (b), and the assumption that the Common

Stock remains listed on a national securities exchange immediately before the Merger, are referred to in this summary as the “ownership thresholds”).

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares of Common Stock for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Catalent’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder or beneficial owner of shares of Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review the text of Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, Catalent believes that if a Catalent stockholder or beneficial owner is considering exercising appraisal rights, that stockholder or beneficial owner should seek the advice of legal counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration as described in and in accordance with the terms of the Merger Agreement.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

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the person must NOT vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, a stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy with instructions to vote against the proposal to adopt the Merger Agreement or to affirmatively abstain;

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the person must deliver a written demand for appraisal to Catalent before the vote on the proposal to adopt the Merger Agreement at the Special Meeting is taken and such demand must reasonably inform Catalent of the identity of the stockholder or the beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable, intends thereby to demand appraisal of such shares of Common Stock (and, in the case of a demand made by a beneficial owner, the demand must reasonably identify the holder of record of the shares of Common Stock for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of the shares of Common Stock for which appraisal is demanded, include a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation in the Merger under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262);

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the person must continuously hold or beneficially own, as applicable, the shares of Common Stock from the date of making the demand through the Effective Time. A person will lose appraisal rights with respect to shares of Common Stock if the person transfers (or transfers beneficial ownership of) such shares of Common Stock before the Effective Time; and

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the person, another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Common Stock within one hundred 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of

Catalent stockholders or beneficial owners to take all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262.

In addition, a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of Common Stock of all persons entitled to appraisal must be filed within one hundred 120 days after the Effective Time, but not thereafter, by the Surviving Corporation or any stockholder or beneficial owner who has complied with Section 262 and who is entitled to appraisal rights. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Furthermore, one of the ownership threshold must be met.

Delivering a Demand for Appraisal

Any Catalent stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Catalent, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting is taken, a written demand for the appraisal of the person’s shares of Common Stock, and that person must not submit a blank proxy or vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement. In the case of a record holder of shares of Common Stock, a stockholder wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or affirmatively abstain from voting on the proposal to adopt the Merger Agreement. However, in the case of a beneficial owner, brokers, banks and other nominees that hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote those shares of Common Stock on the proposal to approve and adopt the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares of Common Stock as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Common Stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares of Common Stock in favor of the proposal to approve and adopt the Merger Agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the Merger Agreement, then such shares of Common Stock will be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal with respect to such shares of Common Stock. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the Merger Agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal.

Neither voting (in person or by proxy) against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A person’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose his, her or its appraisal rights in connection with the Merger.

Demand for Appraisal

A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the stockholder or beneficial owner, as applicable, and must reasonably inform Catalent of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a Catalent beneficial owner, the demand must also reasonably identify the holder of record of the shares of Common Stock for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares of Common Stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262 (discussed further below).

Whether made by a Catalent stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares of Common Stock in connection with the Merger. If the shares of Common Stock are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner in such capacity, and if the shares of Common Stock are owned of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a stockholder or beneficial owner, as applicable; however, the agent must identify the stockholder or stockholders or beneficial owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the stockholder or stockholders or beneficial owner or owners, as applicable. A stockholder, such as a broker, bank or other nominee, who holds shares of Common Stock as a nominee or intermediary for one or more beneficial owners may exercise his, her or its appraisal rights with respect to shares of Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the stockholder.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attn: Corporate Secretary

Such demand must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the stockholder or beneficial owner of the shares of Common Stock.

If a person who has made a demand for an appraisal in accordance with Section 262 will deliver to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Common Stock in accordance with subsection (e) of Section 262, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of such shares of Common Stock subject to the withdrawal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the court made under subsection (j) of Section 262; provided, however that any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is consummated, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder or beneficial owner who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of Common Stock held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Common Stock. Accordingly, any stockholders or beneficial owners of Common Stock who desire to have their shares of Common Stock appraised by the Delaware Court of Chancery should initiate all necessary action to perfect their appraisal rights with the Delaware Court of Chancery in respect of such shares of Common Stock within the time and in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 could nullify such person’s previous written demand for appraisal.

Within one hundred 120 days after the Effective Time, any person who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which Catalent has received demands for appraisal, and the aggregate number of stockholders or beneficial owners of such shares of Common Stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares of Common Stock will not be considered a separate stockholder holding such shares of Common Stock for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting person within ten days after receipt of the request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Delaware Court of Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the Surviving Corporation. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to persons who demanded appraisal of their shares of Common Stock as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal thereunder.

The Delaware Court of Chancery may require the persons demanding appraisal who hold certificated shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. Additionally, because we expect that Common Stock will have been publicly listed on the NYSE American immediately prior to the Effective Time, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings unless one of the ownership thresholds is met. If a petition for appraisal is not timely filed, then all Catalent stockholders’ and beneficial owners’ right to an appraisal will cease.

Determination of Fair Value

After determining the persons entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The appraisal proceeding is conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Common Stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Supreme Court of Delaware has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares of Common Stock is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares of Common Stock, together with interest, if any, to the persons entitled thereto and upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced.

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Common Stock and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Catalent believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Catalent nor Parent anticipates offering more than the $63.50 per share Merger Consideration to any person exercising appraisal rights. Each of Catalent and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a Share is less than the $63.50 per share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal and not dismissed by the Delaware Court of Chancery pursuant to Section 262(k) or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k)

If any person who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such demand for appraisal, the person’s shares of Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration applicable to the shares of Common Stock, net of applicable tax withholding, without interest. A person will fail to perfect, or effectively lose or withdraw a demand for appraisal if no petition for appraisal is filed within one hundred 120 days after the Effective Time or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in accordance with Section 262.

Subject to the terms of Section 262, from and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Common Stock in compliance with Section 262, will be entitled to vote shares of Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Common Stock, if any, payable to stockholders of Catalent as of a time prior to the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of statutory appraisal rights. Consequently, any stockholder or beneficial owner of shares of Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Catalent stockholders. However, if the Merger is not completed, Catalent stockholders will continue to be entitled to attend and participate in stockholder meetings.

Catalent does not anticipate holding a 2024 annual meeting of stockholders if the Merger is completed as currently expected. If the Merger is not completed within the expected time frame, or at all, Catalent stockholders may submit proposals for consideration at the Catalent 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”), stockholders may present proper proposals for inclusion in Catalent’s proxy statement for the 2024 Annual Meeting (the “2024 Proxy Statement”). To be eligible for inclusion in Catalent’s 2024 Proxy Statement under Rule 14a-8, your proposal must be received by Catalent no later than the close of business on August 17, 2024, and must otherwise comply with Rule 14a-8. While the Catalent Board will consider stockholder proposals, Catalent reserves the right to omit from its proxy statement stockholder proposals that it is not required to include under the Exchange Act and its implementing rules, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under the Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2024 Annual Meeting, you must comply with the advance notice eligibility and procedural requirements in the Bylaws (unless you wish to nominate a director in accordance with the proxy access provisions included in the Bylaws, as described below). In addition, assuming the date of the 2024 Annual Meeting is not more than 30 days before and not more than 70 days after the anniversary date of the 2023 annual meeting of stockholders on January 25, 2024, you must notify us in writing, and such written notice must be delivered to our Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 no earlier than September 27, 2024, and no later than October 27, 2024.

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act.

Stockholder Proxy Access. The Bylaws allow for proxy access, which allows a stockholder, or a group of up to 20 stockholders, that has continuously owned for three years or more at least 3% of Catalent’s outstanding common stock to nominate and include in Catalent’s proxy statement for each annual meeting of stockholders their own qualifying director nominees constituting up to the greater of two or 20% of the number of directors then serving on the Catalent Board (subject to certain limitations as set forth in our bylaws). The Catalent Board (prior to each annual meeting of stockholders) or the chair of any annual meeting of stockholders will have the power to determine whether a director nominee has been nominated in accordance with the requirements of the proxy access provision. Notice of director nominees submitted under the proxy access provision must include the information required under the Bylaws and must be delivered to Catalent’s Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 no earlier than the close of business on July 18, 2024, and no later than the close of business on August 17, 2024, unless the date of the 2024 Annual Meeting is more than 30 days before or after January 25, 2025, in which case such notice must be received by our Corporate Secretary by the close of business on the later of the 180th day prior to the 2024 Annual Meeting or the close of business on the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. The foregoing description of the stockholder proxy access provision included in the Bylaws does not purport to be complete and is qualified in its entirety by reference to the Bylaws.

A copy of the Bylaws may be obtained free of charge from our website, investor.catalent.com/corporate-governance, or from Catalent’s Corporate Secretary. Catalent is not required to consider a nomination or proposal that does not comply with the procedures set forth in the Bylaws, and compliance with these procedures does not necessarily require Catalent to include the proposed nominee or proposal in its proxy solicitation material.

FOR MORE INFORMATION REGARDING STOCKHOLDER PROPOSALS FOR THE CATALENT 2024 ANNUAL MEETING, SEE “SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS” IN THE “INFORMATION ABOUT 2024 ANNUAL MEETING” SECTION OF CATALENT’S DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON DECEMBER 15, 2023.

WHERE YOU CAN FIND MORE INFORMATION

Catalent files annual, quarterly and current reports, proxy statements and any amendments or supplements thereto and other information with the SEC. Catalent’s public filings are available to the public free of charge on the website maintained by the SEC at http://www.sec.gov and may also be obtained through other document retrieval services. Information contained on Catalent’s website or connected thereto does not constitute a part of this Proxy Statement.

The SEC allows Catalent to “incorporate by reference” information into this Proxy Statement. This means that Catalent can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement may update and supersede the information incorporated by reference. Similarly, the information that Catalent later files with the SEC may update and supersede the information in this Proxy Statement. Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the complete text of that contract or other document filed as an exhibit with the SEC.

Catalent also incorporates by reference into this Proxy Statement the following documents filed by it with the SEC under the Exchange Act:

•	Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed on December 8, 2023;

•	Catalent’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, filed on December 8, 2023 and February 13, 2024;

•	Catalent’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting, filed on December 15, 2023;

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Catalent’s Current Reports on Form 8-K filed on January 16, 2024, January  26, 2024, February  5, 2024, February  9, 2024 and March 1, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

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The description of the securities of Catalent contained in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed on December 8, 2023, and any other amendment or report filed for the purposes of updating such description.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above or from Catalent by requesting them in writing or by telephone at the following address and telephone number:

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

(732) 537-6200

These documents are available from Catalent without charge, excluding any exhibits to them, and the proxy materials will also be posted at www.virtualshareholdermeeting.com/CTLT2024SM. You can also find information about Catalent at its website at https://investor.catalent.com/investor-home-center/default.aspx. Information contained on this website does not constitute a part of this Proxy Statement.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by Catalent or any other person.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call (toll-free): (877) 869-0171

Banks and Brokers Call: (212) 297-0720

Email: info@okapipartners.com

Annex A

Opinion of Citigroup Global Markets Inc.

February 4, 2024

The Board of Directors

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock, par value $0.01 per share, of Catalent, Inc. (“Catalent” and, such common stock, “Catalent Common Stock”), other than as specified herein, of the Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Catalent, Creek Parent, Inc. (“Parent”), a wholly owned subsidiary of Novo Holdings A/S (“Novo Holdings”) and an affiliate of Novo Nordisk A/S (“Novo Nordisk”), and Creek Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Catalent (the “Merger”), with Catalent surviving the Merger as a wholly owned subsidiary of Parent, and (ii) all outstanding shares of Catalent Common Stock will be converted in the Merger into the right to receive $63.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed a draft, dated February 4, 2024, of the Agreement and held discussions with certain senior officers, directors and other representatives of Catalent concerning the business, operations and prospects of Catalent. We reviewed certain publicly available and other business and financial information relating to Catalent provided to or discussed with us by the management of Catalent, including certain financial forecasts and other information and data relating to Catalent provided to or discussed with us by the management of Catalent. We also reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Catalent Common Stock; the financial condition and certain historical and projected financial and operating data of Catalent; and the capitalization of Catalent. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Catalent and we also analyzed, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of Catalent that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to Catalent that we have been directed to utilize in our analyses, we have been advised by the management of Catalent and we have assumed, with your consent, that such financial forecasts and other information and data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Catalent as to, and are a reasonable basis upon which to evaluate, the future financial performance of Catalent and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with us.

We have relied, at your direction, upon the assessments of the management of Catalent as to, among other things, (i) the potential impact on Catalent of macroeconomic, geopolitical, market, seasonal, competitive and other

The Board of Directors

Catalent, Inc.

February 4, 2024

conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the healthcare industry and the pharmaceutical services, biopharmaceutical and consumer health solutions sectors thereof, including applicable laws and regulations, and the pricing, availability and suitability of active pharmaceutical ingredients, excipients or other components, materials and supplies utilized in Catalent’s business, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) Catalent’s disclosure controls and procedures, including implications of material weaknesses identified in Catalent’s internal control over financial reporting and the remediation of such material weaknesses, (iii) implications for Catalent’s business of the COVID-19 pandemic, including changes in the global demand for vaccines and treatments, (iv) Catalent’s intellectual property and proprietary rights, including licenses and patents, and associated risks, and (v) Catalent’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Catalent or any other entity nor have we made any physical inspection of the properties or assets of Catalent or any other entity. We have not evaluated the solvency or fair value of Catalent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on Catalent or any other entity or the Merger. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Catalent or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of Catalent have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any view or opinion as to the prices at which Catalent Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Catalent or the Merger, and we have relied, with your consent, upon the assessments of representatives of Catalent as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Consideration (to the extent expressly specified herein), without regard to individual circumstances of holders of Catalent Common Stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Catalent held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any arrangements relating to the sale of certain facilities and related businesses of Catalent following consummation of the Merger or any support agreements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Catalent to

The Board of Directors

Catalent, Inc.

February 4, 2024

effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Catalent or the effect of any other transaction which Catalent might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industry in which Catalent operates and the securities of Catalent have experienced and may continue to experience volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on Catalent or the Merger.

Citigroup Global Markets Inc. has acted as a financial advisor to Catalent in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon the delivery of this opinion and the principal portion is contingent upon consummation of the Merger. We also may be entitled to an additional fee for such services payable at the discretion of Catalent. In addition, Catalent has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Novo Nordisk and/or certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having provided or providing lending and other debt services to Novo Nordisk. Although we and our affiliates have not provided investment banking, commercial banking or other similar financial services during the past two years to Catalent unrelated to Merger or to Novo Holdings for which services we or our affiliates have received or expect to receive compensation, we and our affiliates may provide such services to Catalent, Novo Holdings and/or certain of their respective affiliates in the future, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Catalent, Novo Holdings, Novo Nordisk and/or their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Catalent (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how the Board of Directors of Catalent or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Catalent Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub, Novo Holdings, Novo Nordisk and their respective affiliates).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex B

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1%

of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex C

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

CREEK PARENT, INC.,

CREEK MERGER SUB, INC.

and

CATALENT, INC.

Dated as of February 5, 2024

C-i

C-ii

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Stockholder Support Agreement
Schedule I	Support Stockholders
Schedule II	Key Business

C-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of February 5, 2024, by and among Creek Parent, Inc., a Delaware corporation (“Parent”), Creek Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Catalent, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (such transactions, together with the Merger, but excluding the Carve-Out, the “Transactions”), (c) resolved to recommend that the Company stockholders adopt this Agreement (the “Company Board Recommendation”), and (d) directed that this Agreement be submitted for adoption by the Company stockholders at the Company Stockholders’ Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders, as set forth on Schedule I, have entered into support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit C (each, a “Support Agreement”), pursuant to which, among other things, such stockholders have agreed to vote in favor of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, the Investor has entered into (a) an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof and (b) a limited guarantee of the Investor (the “Limited Guarantee”), dated as of the date hereof, with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, the Carve-Out Purchaser and certain of its Affiliates have agreed to certain obligations in connection with filings, consents and approvals related to the Transactions (the “Regulatory Side Letters”);

WHEREAS, the boards of directors of Parent and Merger Sub have approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, Parent, Merger Sub, and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware (“Delaware Law”) as the Surviving Corporation.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by electronic exchange of executed documents, commencing at 10:00 a.m., New York City time, on the date that is three (3) business days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing), or (b) at such other place, time, and date as the Company and Parent may agree in writing; provided that in no event shall the Closing occur earlier than the date that is one hundred twenty (120) days following the date of this Agreement without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests, and franchises and shall be subject to all restrictions, debts, duties and liabilities of the Company and Merger Sub.

Section 1.05 Organizational Documents of the Surviving Corporation. Subject to Section 6.04, at the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit B; and

(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “Catalent, Inc.”), as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.06 Directors of the Surviving Corporation. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.07 Officers of the Surviving Corporation . At the Effective Time, the officers of the Company as of immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, or any holder of any security of Parent, the Company, or Merger Sub:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.01(a)(i) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and any holder of Book-Entry Shares, or Certificates that immediately prior to the Effective Time represented such Shares, shall cease to have any right with respect to such Shares other than the right to receive the Merger Consideration.

(ii) Cancellation of Shares. Each Share that is owned by the Company (including as treasury stock or otherwise), or any direct or indirect wholly owned Company Subsidiary, but excluding for the avoidance of doubt any Share held by any Employee Plan or trust related thereto (other than, for the avoidance of doubt, Shares reserved for issuance under any of the Company Equity Plans or the Company ESPP), or held, directly or indirectly, by Parent, Merger Sub, or any wholly owned Subsidiary of Parent, immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, to the extent required by the DGCL, any Share that is issued and outstanding immediately prior to the Effective Time (other than a Cancelled Share) and that is held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands appraisal of such Share, as applicable (a “Dissenting Share”), pursuant to, and who has properly exercised and perfected his or her demand for appraisal rights under and complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and a holder of any such Dissenting Share shall be entitled to receive payment of the appraised value of such Dissenting Share in accordance with the Appraisal Rights (it being understood and acknowledged that such a Dissenting Share shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any right with respect thereto other than the right to receive the fair value of such Dissenting Share to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to payment of the fair value of such Dissenting Share under the Appraisal Rights (whether occurring before, at or after the Effective Time), then the right of such holder to be paid the fair value of such Dissenting Share shall thereupon cease and such Dissenting Share shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 2.01(a) and such shares shall not be deemed to be Dissenting Shares. At the Effective Time, any holder of a Dissenting Share shall cease to have any right with respect thereto, except the Appraisal Rights. Notwithstanding the foregoing, the Company and its Subsidiaries shall not settle, compromise, or offer to settle or compromise any Legal Proceeding related to Appraisal Rights without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Certain Adjustments. If, during the Pre-Closing Period, the outstanding Shares of the Company shall have been changed into a different number of Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), such approval not to be unreasonably withheld, conditioned or delayed. No later than the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and any Dissenting Shares), in the case of Shares represented by certificates (“Certificates”) (or effective affidavits of loss in lieu thereof), payable upon due surrender of the Certificates, or in the case of noncertificated Shares represented by book-entry (“Book-Entry Shares”), automatically, pursuant to the provisions of this Article II (such cash being referred to as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of Parent, the Company, or any Company Subsidiary. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) business day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed, and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Merger Consideration. No interest shall be paid or accrued on any amount payable upon due surrender of

Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, payment of Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) business days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article II.

(iv) The Paying Agent, the Company, Parent, and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local, or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificate or Book-Entry Share shall be given a copy of the letter of transmittal referred to in Section 2.02(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the twelve (12) month anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not surrendered their Shares in accordance with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II, and following any loss from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares of the Company and (ii) such investments (A) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements, or bankers acceptances of domestic commercial banks with capital exceeding five billion dollars ($5,000,000,000) (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (B) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments that is not required to satisfy payments to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II shall be paid to the Surviving Corporation.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen, or destroyed, upon the making of an affidavit in customary form of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen, or destroyed Certificate multiplied by the Merger Consideration.

Section 2.03 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Equity Award, Parent, Merger Sub, or the Company (other than as set out in Section 2.03(d)):

(i) each Company Option, whether vested or unvested, outstanding immediately prior to the Effective Time shall fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of Company Common Stock subject to such Company Option multiplied by (B) the number of Shares subject to such Company Option; provided that if the applicable exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof;

(ii) each award of Company Restricted Stock Units outstanding immediately prior to the Effective Time shall fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such award of Company Restricted Stock Units; and

(iii) each award of Company Performance Stock Units outstanding immediately prior to the Effective Time shall vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Company Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which shall vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units shall be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such award of Company Performance Stock Units as determined in accordance with the foregoing provisions of this Section 2.03(a)(iii).

(b) With respect to any amount payable under Section 2.03(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of a Tax or penalty under Section 409A of the Code.

(c) All payments described in Section 2.03(a) shall be paid, without interest, through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate (net of any applicable withholding Tax) as soon as practicable following the Effective Time (but in no event later than five (5) days following the Effective Time, except as provided in Section 2.03(b)). Notwithstanding anything to the contrary in the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then the Surviving Corporation or its applicable Affiliate will issue a check for such payment (net of any applicable withholding Tax) promptly following the Effective Time (but in no event later than five (5) days thereafter, except as provided in Section 2.03(b)). Parent shall deposit, or cause to be deposited, with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payment, to the extent the Company does not have sufficient cash on hand available to fund such payment after the Effective Time.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions to effect the treatment described in Section 2.03(a) and to terminate the Company Equity Plans effective as of the Effective Time.

(e) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions such that, with respect to the Company ESPP (i) the final exercise date shall be the earlier of the original exercise date of the Company ESPP offering in progress as of the date hereof and no later than the date that is four (4) business days prior to the Effective Time (the “Final Exercise Date”), (ii) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, (iii) the Company ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the Company ESPP thereafter, (iv)(A) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (B) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions) and (v) the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(a).

Section 2.04 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty in this Article III is subject to (a) the exceptions and disclosures set forth in the Company Disclosure Schedule and (b) the disclosures set forth in the Company SEC Documents filed since June 30, 2022, and publicly available at least two (2) business days prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents):

Section 3.01 Due Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing, and in good standing under Delaware Law and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, and is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary, or by the Company and another Company Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary or any Permitted Encumbrances. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association, or other entity. No Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.02 Certificate of Incorporation and Bylaws. The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”) that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any provisions of the Certificate of Incorporation or the Bylaws, except for violations that would not, individually or in the aggregate, reasonably be like to have a Material Adverse Effect.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) one billion (1,000,000,000) Shares, of which 180,737,675 Shares have been issued or are outstanding as of the close of business on January 31, 2024 (the “Reference Date”) and (ii) one hundred million (100,000,000) shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. No Shares are held in the treasury of the Company. No Company Subsidiary owns any Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of the Company; (iii) no outstanding bond, debenture, note, or other Indebtedness of the Company has a right to vote on any matter on which the Company stockholders have a right to vote; and (iv) no Company Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 1,383,247 Shares are subject to issuance upon exercise of Company Options granted and outstanding under the Company Equity Plans, with a weighted average exercise price of $63.00; (ii) 777,805 Shares are subject to issuance upon settlement of outstanding Company Performance Stock Units granted and outstanding under the Company Equity Plans (assuming target level of performance); (iii) 2,237,080 Shares are subject to issuance upon settlement of outstanding Company Restricted Stock Units granted and outstanding under the Company Equity Plans (assuming target level of performance); (iv) 12,719,278 Shares remain available for issuance under the Company Equity Plans; and (v) 3,058,046 Shares are reserved and available for issuance under the Company ESPP. Other than as set forth in this Section 3.03(c), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to the Company to which the Company is a party or by which the Company is bound.

(d) Except as set forth in this Section 3.03, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in the Company; (ii) outstanding subscription, option, call, warrant, or right (whether or not currently exercisable) to acquire any share of capital stock, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any share of capital stock or other securities of the Company, in each case, issued by the Company or to which the Company is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(e) There are no options, warrants, rights, convertible or exchangeable securities, stock based performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, Contracts, or undertakings of any kind to which any Company Subsidiary is a party or by which any Company Subsidiary is bound (i) obligating any such Company Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of capital stock, or other securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other securities of or equity interest in, any Company Subsidiary or (ii) that give any Person (other than the Company and the Company Subsidiaries) the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.

Section 3.04 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company Board (at a meeting duly called and held) on or prior to the date of this Agreement has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery, and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company stockholders at the Company Stockholders’ Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.05 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any material Company Subsidiary, (iii) assuming (A) that all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods described in Section 3.05(b) have been obtained, (B) that all filings and other actions described in Section 3.05(b) have been made or taken, (C) the accuracy and completeness of the representations and warranties set forth in Section 4.04(b) and (D) the Required Company Stockholder Vote has been obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iv) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to each of the foregoing clauses (ii) through (iv), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, or the lapse of waiting periods of, or filing with or notification to any Governmental Authority except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, or “blue sky” laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the HSR Act, (vi) any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, and (vii) any other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of, or filing with or notification to any Governmental Authority which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger by the End Date.

Section 3.06 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holder of any other security of the Company, necessary to adopt this Agreement and approve the Merger.

Section 3.07 SEC Filings; Financial Statements.

(a) Except as set forth on Section 3.07(a) of the Company Disclosure Schedule, since June 30, 2022, the Company has filed or furnished all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”) on a timely basis. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents are in material compliance with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable. Except to the extent that information in such Company SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by the Company with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigations. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the Company SEC Documents were prepared in accordance with, and fairly present in conformity in all material respects with, generally accepted accounting principles (“GAAP”), in each case, consistently applied for the periods involved, the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations and changes in cash flows for the respective periods indicated (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements relating to the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company that could have a material effect on the Company’s consolidated financial statements.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. Since June 30, 2022 through the date of this Agreement, none of the Company Board nor, to the knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal financial officer and principal accounting officer are not aware of and have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor or the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 3.08 Absence of Changes.

(a) Since June 30, 2023 through the date of this Agreement, there has not occurred any Material Adverse Effect.

(b) Except as contemplated by, or as disclosed in, this Agreement or due to any COVID-19 Measure, since June 30, 2023 through the date of this Agreement, the Company and the Company Subsidiaries, taken as a whole, have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations and transactions related to this Agreement).

Section 3.09 Title to Assets. The Company and each Company Subsidiary has good and valid title to all material assets owned by it as of the date of this Agreement, including all material assets reflected on the Company’s consolidated balance sheet as of June 30, 2023 in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 (the “Balance Sheet”), except (a) for assets sold or otherwise disposed of in the ordinary course of business since June 30, 2023, and (b) where such failure would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth the address, and the identity of the owner of each parcel of real property owned by the Company or the Company Subsidiaries as of the date of this Agreement.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth each Company Lease. As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives an accurate and complete in all material respects copy of each Company Lease (including all material amendments and supplements thereto) as in effect as of the date of this Agreement. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company or any Company Subsidiary pursuant to, any Material Company Lease, except, for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company or one of the Company Subsidiaries is the sole owner of each parcel of real property that is material to the business of the Company and the Company Subsidiaries, taken as a whole (the “Owned Real Property”), provided, however, that any Owned Real Property related to the operation of the Key Business shall be material for purposes hereof, and the Company or one of the Company Subsidiaries has good and valid title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. With respect to the Owned Real Property, and except as would not, individually or in the aggregate, materially and adversely impair the current use or occupancy by the Company or a Company Subsidiary of the Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements granting to any party (other than the Company or any Company Subsidiary) the right to use or occupy any portion of the Owned Real Property, except for Permitted Encumbrances; (ii) to the knowledge of the Company, there are no outstanding options, rights of first offer, or rights of first refusal in favor of any third party (other than the Company or any Company Subsidiary) to purchase any such parcel of Owned Real Property or any material portion thereof or material interest therein; and (iii) there are no pending condemnation proceedings relating to the Owned Real Property.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company or one of the Company Subsidiaries holds a valid leasehold or subleasehold interest in, or license to use, the real property that (x) is licensed, leased, or subleased by the Company or such Company Subsidiary, as applicable, from another Person and (y) is material to the business of the Company and the Company Subsidiaries, taken as a whole, provided, however, that any Company Lease related to the operation of the Key Business shall be material for purposes hereof (such real property, the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the applicable

Company Lease (each such Company Lease, a “Material Company Lease”). As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all material Company Registered IP as of the date of this Agreement, including, to the extent applicable, (i) the owner of each filing, issuance, or registration, (ii) the date of filing, issuance, or registration, (iii) the filing, issuance, or registration number and (iv) the jurisdiction where the filing, issuance, or registration was made. All Company Registered IP is subsisting, and to the knowledge of the Company, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) the Company or a Company Subsidiary, as the case may be, solely and exclusively owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Company IP and (ii) the Company or a Company Subsidiary, as the case may be, owns or has a valid and enforceable right to use any and all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the business as presently conducted by the Company and the Company Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, all Company Registered IP is registered in the name of the Company or a Company Subsidiary and has been duly maintained.

(d) Since June 30, 2022, no Patent in the material Company Registered IP is currently the subject of any reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) the operation of the business and any activity of the Company and the Company Subsidiaries (A) as currently conducted is not infringing, misappropriating, or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (B) as conducted since June 30, 2022, has not infringed, misappropriated, or otherwise violated any valid and enforceable Intellectual Property Rights of any Person and (ii) (A) no Person is infringing, misappropriating, or otherwise violating any Company IP and (B) since June 30, 2022, no Person has infringed, misappropriated, or otherwise violated any Company IP. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is threatened in writing) against the Company or any Company Subsidiary alleging that the operation of the business of the Company or the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) The Company and the Company Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of Trade Secrets included in the Company IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, none of the material Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Company IP.

(h) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, all Company Associates who have created or developed any Company IP or, in the case of Company

Associates who are current or former employees, other material Intellectual Property Rights used in the business of the Company or any Company Subsidiary have executed written instruments with the Company that assign (or have otherwise assigned by operation of Law) to the Company all rights, title, and interest therein and thereto.

(i) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, no funding, facilities, or personnel of any Governmental Authority, university, college, other educational institution, or research center was used directly or indirectly in connection with the development of any Company IP in such a manner as to give any of the foregoing any ownership or other claim or right, current or contingent, in or to any Company IP.

(j) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, since June 30, 2022, there has not been any incident of unauthorized access or other security breach of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms, and related systems, owned, leased, or licensed by the Company and the Company Subsidiaries (collectively, “IT Assets”).

(k) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their business as currently conducted. The Company and the Company Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity, and security of the IT Assets (including all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption.

(l) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, since June 30, 2022: (i) the Company and the Company Subsidiaries comply and have complied with (1) all applicable Privacy Laws, (2) their published privacy policies, and (3) the requirements of any Contract concerning information security and data privacy to which the Company or any Company Subsidiary is a party (the foregoing (1)-(3), collectively, the “Privacy Requirements”); (ii) the Company and the Company Subsidiaries have adopted and followed appropriate physical, technical, organizational, and administrative security measures and policies consistent with the Privacy Requirements to protect all Personal Information in their custody or control; and (iii) the Company and the Company Subsidiaries have not (x) experienced a data breach or incident of any kind resulting in unlawful or otherwise unauthorized use, loss, disclosure, destruction, compromise, or access to Personal Information processed by or on behalf of the Company or any Company Subsidiary and (y) received written notice of any complaint, claim, or investigation related to their collection, use, storage, or processing of Personal Information.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule identifies each of the following Company Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement other than any Company Contract that is or constitutes (1) a non-disclosure agreement entered into (A) in the ordinary course of business or (B) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions, (2)(A) purchase orders and invoices with suppliers entered into in the ordinary course of business, or (B) purchase orders and invoices with customers (x) governed by the terms and conditions consistent in all material respects with the Company’s Purchase Order Terms and Conditions, a copy of which has been provided to Parent, or (y) that do not contain any terms that materially amend, or materially expand the applicable customer’s rights under, the underlying master services agreement (or similar Contract), or (3) an Employee Plan, which shall be governed by Section 3.19 (the Company Contracts required to be set forth on such schedule, the “Material Contracts”):

(i) any Company Contract that materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute, or manufacture any product or service, including by (A) materially limiting the freedom or right of the Company or a Company Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or solicit customers, (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than the Company or a Company Subsidiary, or (C) providing for a right of first offer, or right of first refusal or similar right to purchase, lease, sublease, license, use, possess, or occupy any material assets of the Company or any Company Subsidiary;

(ii) any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, annual payments or delivery of cash or other consideration to the Company and the Company Subsidiaries, taken as whole, in an amount having an expected value in excess of fifty million dollars ($50,000,000) in the fiscal year ending June 30, 2024 or in any single fiscal year thereafter;

(iii) any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, annual payments or delivery of cash or other consideration by the Company and the Company Subsidiaries, taken a whole, in an amount having a value in excess of twenty million dollars ($20,000,000) in the calendar year ending December 31, 2023 or in any single calendar year thereafter;

(iv) any material Company Contract under which the Company or any Company Subsidiary (A) licenses or sublicenses, or otherwise grants rights in Intellectual Property Rights to any third party or (B) is licensed, sublicensed, or otherwise granted Intellectual Property Rights from any third party (in each case, other than (1) non-exclusive licenses or sublicenses granted in the ordinary course of business or for which the grant of rights are incidental and not material to the performance of the applicable Contract, including under material transfer agreements and clinical trial agreements, (2) non-disclosure agreements entered into in the ordinary course of business on commercially reasonable terms that do not include any terms assigning or transferring Intellectual Property Rights or granting a covenant not to assert Intellectual Property Rights, (3) non-exclusive licenses granted to the Company or a Company Subsidiary by any customer primarily for the purpose of enabling the Company or applicable Company Subsidiary to provide services to such customer or by any employee, consultant, or independent contractor of the Company or any Company Subsidiary in the ordinary course of business, (4) licenses for which the grant of rights are incidental and not material to performance under the applicable Contract, (5) licenses of commercially available off the shelf software or other technology granted to the Company or a Company Subsidiary, or (6) licenses commonly referred to as “open source,” “public,” or “freeware” software licenses (collectively, “Excluded IP Contracts”));

(v) any Company Contract relating to Indebtedness in excess of twenty million dollars ($20,000,000) (whether incurred, assumed, guaranteed, or secured by any asset) of the Company and the Company Subsidiaries;

(vi) any Company Contract constituting a material joint venture, partnership, or limited liability company;

(vii) any Company Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, the pledging of the capital stock or other equity interests of the Company or any Company Subsidiary, or prohibits the issuance of any guaranty by the Company or any Company Subsidiary;

(viii) any Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of five percent (5%) or more of the Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than (A) offer letters that can be terminated at will without severance obligations and (B) Company Contracts pursuant to Company Equity Awards);

(x) any Company Contract that relates to the acquisition (after the date of this Agreement) of any real property or disposition (after the date of this Agreement) of any Owned Real Property or the granting of any right of first offer, right of first refusal, or other option to purchase or sell any interest in Leased Real Property, except any existing Encumbrances described in the Company Leases and except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule (together, the “Property Material Contracts”);

(xi) any Company Contract since June 30, 2022, that relates to the acquisition or disposition by the Company or any Company Subsidiary, involving consideration in excess of twenty million dollars ($20,000,000), of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any commercial Company Contract with any Governmental Authority under which payments in excess of one million dollars ($1,000,000) were received by the Company in the most recently completed fiscal year;

(xiii) any Company Contract pursuant to which the Company or any Company Subsidiary has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenue or income of the Company or any Company Subsidiary, in each case, that would reasonably be expected to result in payments in excess of twenty million dollars ($20,000,000);

(xiv) any Company Contract that contains any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire material assets or securities of another Person; and

(xv) any hedging, swap, derivative, or similar Company Contract.

(b) As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives an accurate and complete in all material respects copy of each Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time, or both would constitute a material breach of or material default under any Material Contract; (ii) each Material Contract, with respect to the Company or the applicable Company Subsidiary is, assuming the due authorization, execution, and delivery thereof by the other party or parties thereto, as of the date hereof, a valid agreement, binding, and in full force and effect; (iii) to the knowledge of the Company or Company Subsidiary, as applicable, each Material Contract is enforceable by the Company or Company Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions; and (iv) no top ten (10) supplier of the Company and the Company Subsidiaries, determined on the basis of the consolidated cost of goods and services paid to suppliers by the Company and the Company Subsidiaries, taken as a whole, for the calendar year ended December 31, 2023 or top ten (10) customer of the Company and the Company Subsidiaries, determined on the basis of the consolidated revenues received from customers by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended June 30, 2023, as of the date of this Agreement, has notified the Company or any Company Subsidiaries in writing, or to the knowledge of the Company, verbally, that it will, or, to the knowledge of the Company, has threatened in writing to, terminate, cancel, materially limit or materially and adversely alter any of its existing business with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or quarterly or annual contract negotiations in the ordinary course of business).

Section 3.13 Liabilities. Neither the Company nor any Company Subsidiary has any liability, except for: (a) liabilities disclosed on the Balance Sheet; (b) liabilities or obligations incurred in connection with this Agreement and the Transactions; (c) liabilities for performance of obligations of the Company or any Company Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to Parent or Parent’s Representatives or entered into in the ordinary course of business; (d) liabilities incurred in the ordinary course of business since July 1, 2023; and (e) liabilities that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.14 Compliance with Laws. The Company and the Company Subsidiaries have each been, since June 30, 2022, in compliance with all applicable Law, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Since June 30, 2022, neither the Company nor any Company Subsidiary has been given written notice of any violation of Law, except for any such violation that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.15 Regulatory Matters. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (a) since June 30, 2022, neither the Company nor any Company Subsidiary has made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Regulatory Authority, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy; (b) since June 30, 2022, neither the Company nor any Company Subsidiary has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to any Regulatory Authority, including the U.S. Drug Enforcement Administration (the “DEA”) or any similar foreign Regulatory Authority, or experienced any material diversion of controlled substances or listed chemicals or any material breach of the security systems and procedures required under any applicable Law governing the Company and the Company Subsidiaries’ development, testing, investigation, manufacture, storage, distribution, marketing, or sale of products; (c) since June 30, 2022, no product distributed or sold to any customer, consumer, pharmacy, or other medicine dispenser by the Company or any Company Subsidiary has been adulterated, misbranded, seized, withdrawn, recalled, or detained and, to the knowledge of the Company, there has occurred no fact or circumstance reasonably likely to cause (i) a change in the manufacture of any such product outside the ordinary course of business, (ii) a seizure, denial, withdrawal, recall, detention, material field notification, material field correction, or safety alert relating to any such product, (iii) a termination, seizure, or suspension of marketing of any such product, (iv) a product to become adulterated or misbranded; (d) since June 30, 2022, the Company and the Company Subsidiaries and their respective employees, officers, and directors have not been, and, to the knowledge of the Company, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Company and the Company Subsidiaries has been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b) or any similar Law), (ii) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Law), (iii) convicted of a crime for which a Person can be debarred or excluded, (iv) threatened to be debarred or excluded, or (v) subject to any equivalent sanction described in this Section 3.15 in any foreign jurisdiction; (e) since June 30, 2022, neither the Company nor any Company Subsidiary has (i) received from the FDA any warning letter or untitled letter, or (ii) been the subject of any Legal Proceeding commenced by or on behalf of a Governmental Authority, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of the Inspector General of the (“OIG”), or any similar foreign Regulatory Authority; (f) since June 30, 2022, neither the Company nor any Company Subsidiary has become, continued to be a party to, or been requested to enter into any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, with or imposed by any Governmental Authority, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Authority; (g) since June 30, 2022, the Company and the Company Subsidiaries have been in compliance with all Laws regarding the retention and integrity of records and documents; (h) since June 30, 2022, all reports, documents, claims, permits, submissions, filings, and notices required to be filed with, maintained in connection with, or furnished to a Governmental Authority by the Company and the Company Subsidiaries have been so filed, maintained, or furnished, and all such reports, documents, claims, permits, submissions, filings, and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (i) the Company and the Company Subsidiaries currently hold, in good standing (to the extent applicable), all regulatory authorizations and Governmental Authorizations required to engage in their respective operations including, as applicable, the research, investigation, development, design, manufacturing, packaging, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, use, and commercialization of health care products; and (j) the Company and the Company Subsidiaries are not authorized to bill, nor have they directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs. Since June 30, 2022, the Company and its Company Subsidiaries have been in compliance with all Healthcare Laws applicable to their respective businesses and products, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.16 Certain Business Practices; Trade Control Laws.

(a) Since June 30, 2022, none of the Company, any Company Subsidiary, or any officers, directors, employees, or to the knowledge of the Company, any agents of the Company or a Company Subsidiary (in each case, acting for or on behalf of the Company or any Company Subsidiary) has taken or failed to take any action that would cause the Company or any Company Subsidiary to be in violation of applicable Anti-Corruption Laws or applicable anti-money laundering Laws, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, including: (i) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any Person, including any Government Official for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (ii) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (iii) the making of any bribe, unlawful rebate, payoff, influence payment, kickback, or other unlawful payment of any nature. The Company and each of the Company Subsidiaries have implemented and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws. Since June 30, 2022, neither the Company nor any of the Company Subsidiaries has undergone or is undergoing any material audit, and to the knowledge of the Company, any review, inspection, investigation, survey, or examination by a Governmental Authority relating to any applicable Anti-Corruption Laws. To the knowledge of the Company, since June 30, 2022, there have been no material threatened claims with respect to applicable Anti-Corruption Laws concerning the Company or current or former Company Subsidiaries that were owned during such period.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company and each of the Company Subsidiaries have complied since June 30, 2022 with, and established and maintain policies and procedures reasonably designed to ensure compliance with, all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs regulations administered by U.S. Customs and Border Protection and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, satisfied the requirements of, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and made any filings with, any Governmental Authority required for (i) the import, export, or reexport of products, services, software, or technologies and (ii) releases of technologies or software to foreign nationals. Since June 30, 2022, neither the Company nor any Company Subsidiary has been given written or, to the knowledge of the Company, other notice of any violation of Trade Laws, except for violations relating to Trade Laws that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) The Company does not engage in the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the DPA, or the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.17 Governmental Authorizations. The Company and the Company Subsidiaries hold in good standing all Governmental Authorizations necessary to enable the Company and the Company Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except as would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, (b) there are no pending or threatened Legal Proceedings, investigations, inquiries, or enforcement or disciplinary actions that seek the limitation, modification, suspension, withdrawal, or revocation of any such Governmental Authorization and (c) there is no false, misleading, or unreliable data or information or omission in any Governmental Authorization.

Section 3.18 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by the Company or any Company Subsidiary with any Governmental Authority have been filed on or before the applicable due date (taking into account any extension of such due date granted or obtained), and all such Tax Returns are true, accurate, and complete, (ii) all Taxes of the Company or any Company Subsidiary due and payable (whether or not shown as due and owing on such Tax Returns) have been timely paid by the Company or any Company Subsidiary, as applicable, except to the extent such Taxes are being contested in good faith in appropriate proceedings and for which the Company or appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP, and (iii) the Company and each Company Subsidiary has timely withheld and paid over to the appropriate Governmental Authority (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it, and the Company and each Company Subsidiary has complied with all related Tax reporting and recordkeeping requirements.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) there are no pending audits, examinations, assessments or other proceedings by a Governmental Authority in respect of any Tax or Tax Return of the Company or any Company Subsidiary, (ii) no such audits or proceedings have been asserted or proposed in writing, (iii) the Company and each Company Subsidiary has not received written notice of any such audits or proceedings, and (iv) neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) no deficiency (other than a deficiency that is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP) for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Company Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of the Company or any Company Subsidiary, and (iii) no written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to any Tax by, or required to file Tax Returns in, that jurisdiction.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not Tax). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary (1) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any Company Subsidiary) or (2) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law) or as a transferee or successor under applicable Law.

(e) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the past five (5) years.

(f) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

Section 3.19 Employee Matters; Employee Plans.

(a) The Company is not a “contractor” or “subcontractor” (as defined by Executive Order 11246), required to comply with Executive Order 11246 or any other applicable U.S. Law requiring affirmative action or other employment-related actions for government contractors or subcontractors.

(b) The Company has delivered to Parent a materially accurate and complete anonymized list of all Company Associates, as of the date noted on the list, with, to the extent permitted by applicable Laws, each Company Associate’s (i) date of hire, (ii) job title, (iii) location of employment, (iv) employing entity, (v) annualized base pay, (vi) whether full-time or part-time and (vii) current target incentive or bonus compensation.

(c) Section 3.19(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of each Collective Bargaining Agreement, excluding any national, industry, or sector-level agreement. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, there is no, and since June 30, 2022, there has not been, any labor strike, slowdown or any other concerted interference with normal operations, work stoppage, lockout, job action, picketing of any nature, labor dispute, organizational campaign, union organizing activity or any similar activity or dispute with respect to any employees of the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened against or affecting the business of the Company or any Company Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company and each Company Subsidiary currently classifies, and has since June 30, 2022, properly classified, each of its Company Associates as exempt or non-exempt and as employees or independent contractors for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, to the extent that any independent contractors are or were since June 30, 2022, engaged by the Company or any Company Subsidiary, the Company and each Company Subsidiary currently classifies and has properly classified and treated them as independent contractors (as distinguished in the U.S. from Form W-2 employees) in accordance with applicable Law and for the purpose of all employee benefit plans and perquisites.

(e) Since June 30, 2022 through the date of this Agreement, neither the Company nor any Company Subsidiary has experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state, local, or foreign law or regulation affecting any site of employment of the Company, any Company Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

(f) Since June 30, 2022 through the date of this Agreement, neither the Company nor any Company Subsidiary has been a party to a settlement agreement with a current or former Company Associate that involves allegations of sexual harassment or unlawful discrimination or retaliation by a Company Associate at the level of Vice President or above.

(g) Section 3.19(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of each material Employee Plan. The Company has made available to Parent or Parent’s Representatives with respect to each material Employee Plan (excluding for this purpose all offer letters and consulting agreements that do not materially deviate from the Company’s standard forms, all Multiemployer Plans and all Foreign Plans) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Employee Plans, a written description of the material terms of such Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Employee Plan to and from any Governmental Authority received since June 30, 2022.

(h) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has, within the last six (6) years prior to the date of this Agreement, maintained, contributed to, or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan, within the meaning of Section 4001(a) of ERISA, or any Multiemployer Plan, (ii) a “multiple employer plan” that is subject to Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA and within the last six (6) years none of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been paid in full.

(i) With respect to any Employee Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (each a “Pension Plan”), none of the following has occurred or existed within the last six (6) years prior to the date of this Agreement, nor will any of the following occur or exist as a result of the Transactions: (i) a failure to make on a timely basis any contribution (including any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; or (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Company, any Company Subsidiary, or any ERISA Affiliate to incur any material liability or have a lien imposed on its assets under Title IV of ERISA. The actuarial present value of the accumulated plan benefits (whether or not vested) under each Pension Plan as of the last day of its most recent plan year did not exceed the market value of the assets allocable thereto by a material amount.

(j) With respect to any Multiemployer Plan to which the Company or any ERISA Affiliate contributes: (i) Section 3.19(j) of the Company Disclosure Schedule states the amount of withdrawal liability set out in the most recent withdrawal liability estimate, if any, received from such Multiemployer Plan in accordance with Section 101(l) of ERISA that would be incurred by the Company or an ERISA Affiliate if there were a cessation of operations or of the obligation to contribute to such plan during 2024, which constitutes a complete withdrawal (as defined in Section 4203 of ERISA) from such Multiemployer Plan; and (ii) no such Multiemployer Plan is, or within the last six (6) years prior to the date of this Agreement has been, in critical status, endangered status, or seriously endangered status (as those terms are defined in Section 305 of ERISA).

(k) Each of the Employee Plans, other than the Multiemployer Plans, that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Company, no event has occurred or condition exists that would reasonably be likely to (i) result in the loss of such qualified status or (ii) require corrective action pursuant to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(l) Each Employee Plan, other than the Multiemployer Plans but, for the avoidance of doubt, including the Company Equity Awards granted thereunder, has been established, operated, and administered in all material respects in accordance with applicable Law and with its terms, including ERISA, the Code, applicable securities Laws, ITEPA 2003 and the Affordable Care Act and, except as would not, individually or in the aggregate reasonably be likely to have a Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, each Multiemployer Plan has been established, operated and administered in accordance with applicable Law.

(m) Except as would not, individually or in the aggregate, reasonably be likely to be a material liability, none of the Employee Plans, other than the Multiemployer Plans, obligates the Company or any Company Subsidiary to provide a Company Associate (or any beneficiary or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(n) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) has been funded, to the extent applicable, in compliance with applicable Law; and (ii) required or intended to be registered, qualified, or approved under applicable Law has in fact been registered, qualified, or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities, and if intended to qualify for favorable Tax treatment, to the knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable Tax treatment with respect to such Foreign Plan.

(o) Neither the Company nor any of the Company Subsidiaries has (i) any gross-up or indemnity obligation for any Taxes under Section 4999 or 409A of the Code or (ii) any other material gross-up or material indemnity obligation for any Taxes.

(p) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions (alone or in combination with other events and circumstances) will not (i) result in any payment or benefit becoming due to any Company Associate or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate or under any Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any Company Associate or under any Employee Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(q) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) with respect to any Employee Plan (other than a Multiemployer Plan), no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of the Company, threatened against any Employee Plan (other than a Multiemployer Plan), against the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan (other than a Multiemployer Plan) with respect to the operation thereof and (ii) to the knowledge of the Company, as of the date of this Agreement, with respect to any Employee Plan that is a Multiemployer Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending, or threatened against such Employee Plan, against the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan that is Multiemployer Plan with respect to the operation thereof.

(r) Section 3.19(r) of the Company Disclosure Schedule sets forth an accurate and complete list as of the Reference Date of each outstanding Company Option, Company Restricted Stock Unit, and Company Performance Stock Unit, including, as applicable, the holder, date of grant, expiration date, exercise price, vesting schedule or forfeiture conditions and number of Shares subject thereto (at the target levels of achievement with respect to Company Performance Stock Units), whether the Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the Company Equity Plan under which the award is granted.

Section 3.20 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries are, and since June 30, 2022, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary; (c) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving, outstanding or unresolved violations or liabilities, on the part of the Company or any Company Subsidiary arising under Environmental Laws; and (d) to the knowledge of the Company, there has been no Hazardous Material released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be likely to result in any claim against or liability of the Company or any Company Subsidiary under any Environmental Law.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, (a) the Company and the Company Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and the Contracts to which the Company or any Company Subsidiary is a party or is bound, (b) all insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), (c) all premiums due thereon have been paid in full and (d) no written notice of cancellation or modification has been received by the Company, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.22 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) There is no order, writ, injunction, or judgment to which the Company or any Company Subsidiary is subject that would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.23 Opinion of Financial Advisor. The Company Board (in such capacity) has received the opinion of Citigroup Global Markets Inc. as a financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than, as applicable, Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.24 Financial Advisors. No broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.25 Proxy Statement. The information supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries for inclusion or incorporation by reference in the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Required Company Stockholder Vote (including any amendment or supplement thereto) shall not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the time the Proxy Statement is first mailed to Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Law governing the preparation, distribution, or dissemination of such documents. Notwithstanding anything to the contrary in the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of the Company for use therein.

Section 3.26 Related Party Transactions. No current director or officer of the Company or any Company Subsidiary (a) has outstanding any Indebtedness to the Company or any Company Subsidiary or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any Company Subsidiary of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and has not been so disclosed.

Section 3.27 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in Article IV are true, accurate, and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Transactions, and to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other Transactions.

Section 3.28 No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by the Company in this Article III and in the certificate delivered pursuant to Section 7.03(c), no Company Party makes any express or implied representation or warranty with respect to the Company or any Company Affiliate.

(b) Notwithstanding anything to the contrary in this Agreement, the Company hereby acknowledges and agrees (on its own behalf and on behalf of the Company Parties) that: except for the representations and warranties of Parent expressly set forth in Article IV, (i) none of the Parent Parties makes, or has made, any representation or warranty and (ii) none of the Company Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Parent Party, in each case, regarding any Parent Party, its or their business, this Agreement, the Transactions, or any other related matter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority to: (a) conduct its business in the manner in which its business is currently being conducted; and (b) own and use its assets in the manner in which its assets are currently owned and used.

Section 4.02 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activity or conducted any operation other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

Section 4.03 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, and the execution, delivery, and performance by each of Parent and Merger Sub of this Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Parent and Merger Sub, as the case may be, and is enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.04 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate either Parent’s or Merger Sub’s certificate of incorporation or bylaws, (ii) assuming (A) that all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods described in Section 4.04(b) have been obtained, (B) that all filings and other actions described in Section 4.04(b) of the Parent Disclosure Schedule have been made or taken and (C) the accuracy and completeness of the representations and warranties set forth in Section 3.04, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or any Subsidiary of Parent (including Merger Sub) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company pursuant to, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals or the lapse of waiting periods of, or filing with or notification to, any Governmental Authority except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws, or “blue sky” laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the HSR Act, (vi) any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, and (vii) any other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of, or filing with or notification to, any Governmental Authority which, in each case, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve Parent’s execution of this Agreement or the consummation of the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Transactions, and the other transactions contemplated hereby.

Section 4.05 Proxy Statement. The information supplied or to be supplied by or on behalf of Parent, Merger Sub, or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement shall not, at the time it (or any amendment or supplement thereto) is filed with the SEC, at the time it is first mailed to the Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.

Section 4.06 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any material property or asset of Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement, or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 4.07 Equity Financing.

(a) Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which the Investor has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing in the amounts set forth therein (the equity financing contemplated by the Equity Commitment Letter being collectively referred to as the “Equity Financing”). There are no side letters or other agreements to which Parent, Merger Sub or any of their respective Affiliates is a party that would prevent or materially delay the funding of the Equity Financing as and when required pursuant to the terms of the Equity Commitment Letter. As of the date of this Agreement, (i) the Equity Commitment Letter, in the form provided to the Company, has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, rescission or modification is contemplated, and (ii) assuming the truth and accuracy of the representations and warranties in Article III as modified by materiality, Material Adverse Effect and the disclosures set forth in the Company Disclosure Schedule and subject to the satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.03, to the knowledge of Parent, no event has occurred which would result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent, Merger Sub or the Investor that would prevent or materially delay the funding of the Equity Financing as and when required pursuant to the terms of the Equity Commitment Letter. The Equity Commitment Letter, in the form provided to the Company, is a legal, valid, and binding obligation of Parent and the Investor, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the Investor, subject, in each case, to the effect of any Enforceability Exceptions.

(b) Assuming the truth and accuracy of the representations and warranties in Article III as modified by materiality, Material Adverse Effect and the disclosures set forth in the Company Disclosure Schedule and subject to the satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.03 and that the Equity Financing is funded and applied in accordance with the Equity Commitment Letter, Parent and Merger Sub will have on the Closing Date aggregate funds, together with cash on hand or other sources of immediately available funds, sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the Transactions (such amount, the “Required Amount”).

(c) The Equity Commitment Letter (i) contains all of the conditions precedent to the obligations of the Investor to make the applicable portion of the Required Amount available to Parent on the terms set forth therein, and (ii) does not contain any contingencies that would permit the Investor to reduce, or rescind its obligation to provide, the total amount of the Equity Financing below the amount required to pay the Required Amount. The obligations and commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect.

(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of the Equity Commitment Letter, including with respect to specific performance of the parties’ obligations therein.

(e) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct, and complete copy of a duly executed the Limited Guarantee. The Limited Guarantee is (i) a legal, valid, and binding obligation of the Investor, (ii) enforceable against the Investor in accordance with its terms, and (iii) in full force and effect, subject, in the case of clauses (i) and (ii), to the effect of any Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee. As of the date hereof, Parent does not have any reason to believe that any of the conditions to providing the Limited Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Limited Guarantee will not be available to Parent on the Closing Date. Neither Parent nor Merger Sub is aware of any fact, event, or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Limited Guarantee misleading or inaccurate in any material respect. The Limited Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Limited Guarantee available to Parent on the terms therein. There are no side letters or other agreements to which Parent, Merger Sub, or any of their respective Affiliates is a party that would prevent or materially delay the enforcement of the Limited Guarantee in accordance with its terms.

Section 4.08 Ownership of Company Common Stock. None of Parent, Merger Sub, Investor, or Carve-Out Purchaser owns, or will prior to the Closing Date beneficially own, and at all times for the past two (2) years, none of Parent, Merger Sub, Investor, nor Carve-Out Purchaser has beneficially owned any share of the Company’s capital stock or any security, contract, or obligation convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 promulgated under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, none of Parent, Merger Sub, nor any other Affiliate of Parent is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 4.09 Absence of Arrangements with Management, Company Stockholders. Other than this Agreement and the Support Agreements, as of the date of this Agreement, none of Parent, Merger Sub, or any of their respective Affiliates (or any other Person on behalf of Parent, Merger Sub, or any of their respective Affiliates) has entered into any Contract, or authorized, committed, or agreed to enter into any Contract with (a) any member of the Company’s management, the Company Board, or any of their respective Affiliates or (b) any stockholder of the Company, in each case, relating in any way to the Company (including arising out of or relating to compensation and retention of the Company’s management), the Transactions, or the operations of the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation.

Section 4.10 Investment Intention. Parent is acquiring through the Merger Sub, the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a present view to the distribution (within the meaning of Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws, or pursuant to an exemption from any such registration.

Section 4.11 Brokers and Other Advisors. No broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or commission or the reimbursement of expenses in connection therewith in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent except for Persons, if any, whose fees, and expenses shall be paid by Parent.

Section 4.12 No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by Parent and Merger Sub in this Article IV and in the certificate delivered pursuant to Section 7.02(c), none of Parent, Merger Sub, or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, or any of their respective Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub each hereby acknowledge and agree (on its own behalf and on behalf of the Parent Parties) that: except for the representations and warranties of the Company expressly set forth in Article III, (i) none of the Company Parties makes, or has made, any representation or warranty and (ii) none of the Parent Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Company Party, in each case, regarding any Company Party, its or their business, this Agreement, the Transactions, the Carve-Out, or any other related matter.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

Section 5.01 Access to Information.

(a) Subject to applicable Law and without limiting Section 6.13, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.01 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions or integration planning relating thereto, on reasonable advance notice to the Company, the Company shall, and shall cause the Company Subsidiaries to, provide Parent and its Affiliates, and its and their Representatives with reasonable access during the Company’s normal business hours to the Company’s properties, books, contracts, commitments, personnel, and records; provided that any such access (i) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any Company Subsidiary or create material risk of damage or destruction to any material asset or property and (ii) may be reasonably and in good faith limited by the Company to comply with any applicable COVID-19 Measure and to ensure that such access, in light of COVID-19 or any COVID-19 Measure, does not jeopardize the health and safety of any of the Company’s Representatives or commercial partners. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing or sampling of soil, sediment, groundwater, building material, vapor, air, or any other environmental media. Nothing in this Agreement shall require the Company to disclose or provide access to any information if such disclosure would, determined after consultation with outside legal counsel, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or the confidentiality provisions of any Contract to which the Company or any Company Subsidiary is a party; provided, further, that the Company may, in its sole discretion, require that information be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Law. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to provide Parent with access to the requested information in a manner that would not contravene clauses (A) and (B) of this Section 5.01(a).

(b) With respect to the information disclosed pursuant to this Section 5.01, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated October 27, 2023 among the Company and affiliates of Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.01 shall be directed to the Persons listed on Section 5.01 of the Company Disclosure Schedule.

Section 5.02 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (w) as required or otherwise permitted or contemplated under this Agreement or as required by applicable Law, (x) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), (y) for any action taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures or (z) as set forth in Section 5.02 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, use (i) commercially reasonable efforts to conduct its business in all material respects in the ordinary course and (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary; provided that (A) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 5.02(b) shall be a breach of this sentence and (B) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 5.02(b) shall not be deemed to be a breach of this Section 5.02(a).

(b) During the Pre-Closing Period, except (w) as required or otherwise permitted or contemplated under this Agreement or as required by applicable Law, (x) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (y) as set forth in Section 5.02 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary shall:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any share of its capital stock (including the Company Common Stock) (other than with respect to any dividend or distribution by a direct or indirect wholly owned Company Subsidiary to its direct or indirect parent unless such a dividend would have material Tax consequences); or (B) other than with respect to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, repurchase, redeem, or otherwise reacquire any share of capital stock (including any Share), or any right, warrant, or option to acquire any share of its capital stock, other than in connection with the vesting, exercise, or settlement of Company Equity Awards or in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards;

(ii) split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii) other than with respect to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, unless such transactions would have material Tax consequences, sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by the Company or any Company Subsidiary of (A) any capital stock, equity interest, or other security of the Company, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity interest, or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, or other security of the Company (except (x) on the exercise of Company Options or settlement of Company Restricted Stock Units or Company Performance Stock Units, in each case, outstanding as of the date hereof in accordance with the terms in effect as of the date hereof or (y) pursuant to purchase rights under the Company ESPP outstanding as of the date hereof);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization of the Company or any Company Subsidiary;

(v) except as otherwise required under the terms of any Employee Plan in effect as of the date of this Agreement, (A) establish, adopt, terminate, or materially amend any Employee Plan, (B) accelerate the vesting of any compensation or benefits under any provision of any of the Employee Plans, (C) grant any Company Associate any increase in compensation or bonus other than increases in base salary with respect to Company Associates in the ordinary course of business consistent with past practice in connection with the Company’s annual merit-based compensation review process which is based on such Company Associate’s performance in the applicable prior fiscal year as determined in the Company’s sole good faith discretion (x) commencing in July 2024 not to exceed seven percent (7%) over the base salary level of any such Company Associate (but five percent (5%) for any Company Associate who is an executive officer as defined under Rule 3b-7 of the Exchange Act) and five percent (5%) over the base salary level of all Company Associates in the aggregate, in each case, as in effect on the date of this Agreement, or (y) commencing in July 2025, not to exceed seven percent (7%) over the base salary level of any such Company Associate (but five percent (5%) for any Company Associate who is an executive officer as defined under Rule 3b-7 of the Exchange Act) and five percent (5%) over the base salary level of all Company Associates in the aggregate, in each case, as in effect on June 30, 2025; provided that in respect of the foregoing increases in July 2024 and July 2025, no Company Associate shall receive an increase in their base salary level in excess of five percent (5%) unless (I) such Company Associate receives the highest performance rating in accordance with the Company’s annual merit-based compensation review process or is promoted or (II) such Company Associate’s base salary is below competitive market level, (D) enter into or amend (x) any change-of-control, retention, severance, transaction-related bonus or Tax-gross up agreement with any Company Associate or (y) any employment, consulting, or other similar material agreement with any Company Associate with an annual base salary of greater than $300,000, any Company Associate who is a General Manager at the Company or any Company Associate who directly reports to a General Manager within the Carve-Out Business (collectively, the “Covered Associates”); provided that (1) any such agreement with a Company Associate who is not a Covered Associate shall be limited to ordinary course offer letters consistent with past practice that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions and (2) any such consulting agreements with a Company Associate who is not a Covered Associate shall be entered into in the ordinary course consistent with past practice and terminable upon 30 days’ notice or less without penalty, (E) hire or terminate (other than for “cause” as determined by the Company or applicable Company subsidiary) any Covered Associate, other than hires that are made to fill vacant positions in the ordinary course of business consistent with past practice; provided that any such hire shall be limited to ordinary course offers consistent with past practice and offer letters that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions; provided further in no event (other than a force majeure event at any site of the Company or its Subsidiaries) shall the Company terminate a number of Company Associates that would trigger the WARN Act or any equivalent state mini-WARN Law , (F) grant or promise to grant any new equity or equity based awards (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units) or amend or modify any outstanding equity-based award (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units), (G) amend or modify any performance criteria, metrics, or targets under any Employee Plan such that, as compared to those criteria, metrics, or targets under any Employee Plan in effect as of the date of this Agreement, the performance criteria, metrics, or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification; provided, however, that the performance under such Employee Plans may be determined in accordance with the plan terms (including, without limitation, adjustments to account for non-recurring items) and to the extent applicable, reasonable adjustments may be made to take into account any costs and expenses associated with the Transactions or any non-recurring events that would not reasonably be expected to have materially affected the Company and its Company Subsidiaries had the Transactions not arose, or (H) establish, adopt, or enter into or amend any Collective Bargaining Agreement or other material agreement with a labor union, works council, or similar organization;

(vi) amend or permit the adoption of any amendment to the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any Company Subsidiary (other than immaterial or ministerial changes);

(vii) acquire any equity interest in an Entity that is not a wholly owned Subsidiary or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) make or authorize aggregate capital expenditures in any fiscal year in excess of one hundred and ten percent (110%) of the Company’s guidance for fiscal year ended June 30, 2024 made available at the Company’s first quarter fiscal year 2024 earnings conference call, held on November 15, 2023 (the “Company Guidance”), which expenditures shall be substantially in accordance with the categories set forth in such budget;

(ix) other than as set forth in the Company Guidance, enter into or propose to enter into any new material line of business;

(x) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse, transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any right or other asset or property, including any Intellectual Property Right, involving consideration in excess of five million dollars ($5,000,000) on an individual basis, and twenty million dollars ($20,000,000) in the aggregate (except, in the case of any of the foregoing, (A) non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice under an Excluded IP Contract, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets (for clarity, other than Intellectual Property Rights, which instead are the subject of the following subclause (C)) that are no longer useful for the conduct of the business of the Company or any Company Subsidiary, (C) for any abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that the Company or a Company Subsidiary, in the exercise of its reasonable business judgment consistent with past practice, has determined not to maintain, (D) pursuant to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries unless such transactions would have material Tax consequences, (E) as set forth in the Company Guidance and (F) pursuant to customer or supplier arrangements in the ordinary course of business consistent with past practice or any Contract in effect on the date hereof (without giving effect to any restatement, modification, amendment, extension or waiver thereof after the date hereof) or in connection with any recall or spoliation of assets; provided as used in this Section 5.02(b)(x), “asset or property” shall not include the Owned Real Property, the Leased Real Property or any Company Leases);

(xi) enter into, amend, renew, or extend (or fail to exercise a renewal or extension option under), or modify a Company Lease; provided, however, if such amendments, renewals, and modifications would not, individually or in the aggregate, increase the aggregate amount of payments under such Company Leases (as amended, renewed, or modified, as the case may be) by in excess of two million dollars ($2,000,000) or terminate any Company Lease (except any termination that shall occur at the end of the maximum term of such Company Lease), other than by extending such term through the payment of any extension fee in excess of one million dollars ($1,000,000) and does not pertain to a Leased Real Property which is part of a Carve-Out Business;

(xii) sell, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) (x) the Owned Real Property except (A) in the ordinary course of business consistent with past practice of operating the Owned Real Property, (B) as required for maintenance and repair, or (C) as required by any of the Property Material Contracts other than any of the Property Material Contracts related to any of the Key Businesses, or (y) any of the Key Businesses;

(xiii) make any material capital contribution or advance to, or material investment in, any Person, or assume or incur or guarantee any Indebtedness (in each case, other than between or among the Company and any of the wholly-owned Company Subsidiaries in the ordinary course of business or consistent with past practice) in excess of twenty million dollars ($20,000,000) for all such transactions in the aggregate, except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice, or (B) drawdowns or other Indebtedness incurred, in the ordinary course of business, under any existing credit facility of the Company or any Company Subsidiary as of the date of this Agreement that will be repaid on the Closing Date;

(xiv) amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any Material Contract (including any Property Material Contract) or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract (including any Property Material Contract), except in the ordinary course of business consistent with past practice which exception shall not apply with respect to the Material Contracts described under clauses (i), (vii), (viii), (ix), (xii), (xiii), and (xiv) of Section 3.12(a) or permit the entry into a Contract that would otherwise be prohibited by another clause of this Section 5.02(b);

(xv) settle any Legal Proceeding, in each case involving or against the Company or any Company Subsidiary, other than (A) the settlement of Legal Proceedings that require payments by the Company and the Company Subsidiaries, taken as a whole (net of insurance proceeds) in an amount not to exceed, in the aggregate, six million dollars ($6,000,000), or (B) the settlement of Legal Proceedings disclosed, reflected, or reserved against in the most recent financial statements (or the notes thereto) of the Company prior to the date of this Agreement, included in the Company SEC Documents for an amount not materially in excess of the amount so disclosed, reflected, or reserved and, in each case of clauses (A) and (B), that do not involve (x) the imposition of non-de minimis restrictions on the business or operations of the Company or any of the Company Subsidiaries and (y) any criminal liability, any admission of wrongdoing or any wrongful conduct by the Company or any of the Company Subsidiaries; provided that this Section 5.02(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 2.01(b) or Section 6.02;

(xvi) (A) make, change, revoke or rescind any material Tax election, (B) settle or compromise any Tax claim with respect to material Taxes, (C) change (or request to change) any material method of accounting for Tax purposes, (D) file any material amended Tax Return, (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any ordinary course of business consistent with past practice extension of time to file any Tax Return), (F) enter into a closing agreement with any Governmental Authority regarding any material Taxes or (G) surrender any right to claim a material Tax refund;

(xvii) other than in the ordinary course of business consistent with past practice, fail to renew or permit to lapse any material Governmental Authorizations; or

(xviii) enter into or authorize, agree, or commit to take any action described in clauses (i) through (xvii) of this Section 5.02(b).

Nothing in this Agreement shall give to Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of the Company Subsidiaries.

Section 5.03 No Solicitation.

(a) Except as permitted by this Section 5.03, during the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries to, and shall direct its Representatives to, cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any Person that may be ongoing with respect to an Acquisition Proposal and the Company shall not, and shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any inquiry regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal, or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.03(b)).

(b) Notwithstanding anything to the contrary in this Agreement, if, at any time prior to the time the Required Company Stockholder Vote is obtained, the Company or any Company Representative receives an Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from a material breach of this Section 5.03, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.03 and (ii) if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Offer, then the Company and its Representatives may (A) negotiate and enter into an Acceptable Confidentiality Agreement with the Person or Persons making such Acquisition Proposal and furnish, pursuant to any such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal and their potential sources of financing and their respective Representatives; provided that (x) the Company shall substantially concurrently (and in any event within forty-eight (48) hours) provide to Parent all information concerning the Company that is provided to any such Person and was not previously provided to Parent or its Representatives and (y) any competitively sensitive information or data provided to such Person will be provided in a separate “clean team room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their potential sources of financing and their respective Representatives.

(c) The Company shall (i) promptly (and, in any event within forty-eight (48) hours) notify Parent if any inquiry, proposal, or offer with respect to an Acquisition Proposal is received by the Company or any Company Representative, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) promptly (and, in any event within forty-eight (48) hours) provide to Parent a copy of such Acquisition Proposal or if such Acquisition Proposal is oral, then a summary of the material terms and conditions of any such Acquisition Proposal (and any amendment thereto) and (iii) keep Parent reasonably informed of any material development, discussion, or negotiation regarding any Acquisition Proposal (and any amendment thereto) on a prompt basis.

(d) Nothing in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law or the rules and regulations of NYSE, including taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders if the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably expected to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(e) In the event any officer or director, or any other Company Representative (acting on behalf of, and at the authorization of, the Company or the Company Subsidiaries) takes any action that, if taken by the Company, would constitute a breach of this Section 5.03, the Company shall be deemed to be in breach of this Section 5.03.

Section 5.04 Proxy Statement. As promptly as practicable, but in any event within sixty (60) days after the execution of this Agreement and subject to (i) the receipt from Parent of any information required to complete the Proxy Statement that is requested by the Company and (ii) the exceptions set forth on Section 5.04 of the Company Disclosure Schedule, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement and shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Subject to Section 6.01(b), the Company and the Company Board shall include the Company Board Recommendation in the Proxy Statement. The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement (including any amendment or supplement thereto) shall not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, on the date the Proxy Statement is first mailed to the Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 5.04, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of the Company for use therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As promptly as practicable after comments are received from the SEC or the staff of the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Parent and Merger Sub shall provide the Company with such information concerning themselves and their Affiliates as is required to prepare the Proxy Statement or any amendments or supplements to the Proxy Statement, in each case, sufficiently in advance of the mailing of the Proxy Statement or any amendments or supplements to the Proxy Statement to be included therein. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting.

Section 5.05 Company Stockholders’ Meeting. Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the DGCL and the Company’s Certificate of Incorporation and

Bylaws to establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders, within forty-five (45) days (or such other time that the Company and Parent should mutually agree) following the mailing of the Proxy Statement (the “Company Stockholders’ Meeting”) for the purpose of obtaining (A) the Required Company Stockholder Vote and (B) if so desired, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement, it being understood that the Company Stockholders’ Meeting may also be the Company’s annual meeting of stockholders, with the record date and meeting date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent, and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement; provided that the Company shall not be required to so solicit if a Company Adverse Change Recommendation shall have been effected. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess, or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to obtain the Required Company Stockholder Vote (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses, or postponements shall be for periods of no more than ten (10) business days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company stockholders within a reasonable amount of time in advance of the Company Stockholders’ Meeting; provided that the written consent of Parent shall be required in the event the Company seeks an adjournment, recess, or postponement beyond two (2) occasions (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Company Board Recommendation.

(a) Except as permitted by this Section 6.01, during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend, or declare advisable, or publicly propose to approve, recommend, or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company stockholders, (iii) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer within ten (10) business days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such offer, or (iv) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (iii) above, fail to publicly reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) occasions per Acquisition Proposal and one (1) occasion per material modification thereto) (any action described in the foregoing clause (i), (ii), (iii), or (iv), a “Company Adverse Change Recommendation”).

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Required Company Stockholder Vote is obtained, and subject to compliance with the other provisions of this Section 6.01:

(i) if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of Section 5.03) from any Person, and such Acquisition Proposal has not been withdrawn, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the

Company may terminate this Agreement pursuant to Section 8.01(g) to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal, in each case, if and only if: (A) the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Offer; (B) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.01(g) at least five (5) days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (D) (1) the Company shall have provided to Parent a copy of such Acquisition Proposal containing the terms and conditions of the Acquisition Proposal in accordance with Section 5.03(c), (2) the Company shall have given Parent the five (5) day period after the delivery of a Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, the Company Board shall have determined, in good faith, after consultation with financial advisors and outside legal counsel, that that such Acquisition Proposal is a Superior Offer and, after consultation with outside legal counsel, that the failure to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.01(g) to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The provisions of this Section 6.01(b)(i) shall also apply to any material amendment to any Acquisition Proposal, which shall require a new Determination Notice and compliance with clause (D) above, except that, in each case, the references to five (5) days shall be deemed to be three (3) days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Determination Notice at least five (5) days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the five (5) day period after the delivery of a Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The provisions of this Section 6.01(b)(ii) shall also apply to any material change to the facts and circumstances with respect to such Change in Circumstance, which shall require a new Determination Notice and compliance with clause (C) above, except that, in each case, the references to five (5) days shall be deemed to be three (3) days.

Section 6.02 Filings, Consents, and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective controlled Affiliates to, take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary, proper, or advisable actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods from Governmental Authorities and the making of all necessary, proper, or advisable registrations and filings and the taking of all steps as may be necessary or advisable to obtain any such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods by or from, or to avoid a Legal Proceeding by, any Governmental Authority in connection with any Requisite Regulatory Approvals, (ii) the obtaining of all necessary, proper, or advisable consents, authorizations, approvals, or waivers from third parties, (iii) the submission of all notifications, and obtaining of all consents, authorizations, or approvals of any filings or applications, that may be required to obtain, maintain or transfer any Governmental Authorizations related to applicable Healthcare Laws; and (iv) the execution and delivery of any additional instrument necessary, proper, or advisable to consummate the Transactions; provided, however, that except as set forth in Section 6.02(b), in no event shall Parent, its controlled Affiliates, the Company or any Company Subsidiary be required to, nor shall the Company or any Company Subsidiary without Parent’s prior written consent, pay any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent, authorization, approval or waiver required for the consummation of the Transactions under any Contract or otherwise.

(b) Without limiting the obligations imposed under Section 6.02(a), the Parties shall promptly take, and cause their controlled Affiliates to take, all actions and steps requested or required (A) by any Governmental Authority as an inducement or condition to granting any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods and to resolve objections, if any, as the FTC, the DOJ, or any other Governmental Authority for which any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods is sought with respect to the Transactions, so as to obtain such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under the HSR Act, in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, and (B) to avoid the commencement of a Legal Proceeding by the FTC, the DOJ, any other Governmental Authority, or any other Person in connection with any Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, and to avoid the entry of, or to effect the prompt dissolution of, any injunction, temporary restraining order, or other order in any Legal Proceeding that would otherwise have the effect of preventing or delaying the Closing, including, in each case, (i) negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, Contract, product line, product, technology or business of the Company, Parent, or any of their respective controlled Affiliates, (ii) terminating any existing relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled Affiliates, (v) effectuating any other change or restructuring of the Company, Parent, or any of their respective controlled Affiliates, (vi) undertaking or agreeing to (or requesting or authorizing the Company or any Company Subsidiary to undertake, effective upon the Closing) any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Authority with respect to any transaction or any other matter, and (vii) otherwise taking or committing to take any action with respect to, or restricting the operations of, the assets, rights, Contracts, product lines, products, technologies, or businesses of the Company, Parent, or any of their respective controlled Affiliates; provided, however, (1) that in no event shall any Party or any of their respective controlled Affiliates be required to take or commit to take any such action, or agree to any such condition or restriction that is not conditioned upon the occurrence of the Closing, (2) neither the Company nor any of its Subsidiaries may take or commit to take any such action, or agree to any such condition or restriction, without Parent’s prior written consent, and (3) at Parent’s request, the Company shall, and shall cause its Subsidiaries to, take or commit to take any such action, or agree to any such condition or restriction, so long as it is conditioned upon the occurrence of the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its controlled Affiliates be required to (i) take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate, an effect that is adverse and material on either (A) the capacity that would otherwise be available to Carve-Out Purchaser and its controlled Affiliates at the Carve-Out Business after the Closing or (B) Parent and its controlled Affiliates, taken as a whole, assuming the Closing has occurred but measured on a scale relative to the size of the Company and the Company Subsidiaries (other than the Carve-Out Business) or (ii) take any action, including divesting, licensing, holding separate, otherwise transferring or disposing of, or allowing a third party to utilize, with respect to (A) any portion of the Carve-Out Purchaser’s or any of its controlled Affiliates’ (other than the Company and its controlled Affiliates) (w) production assets, (x) product lines, (y) research, clinical or pharmaceutical products or (z) other material assets (with “material” measured on a scale relative to the size of the Carve-Out Business with respect to the Carve-Out Purchaser and its controlled Affiliates) or (B) without limiting the foregoing clause (A) of this clause (ii), any portion of Investor’s, Parent’s or any of its or their controlled Affiliates’ (other than the Carve-Out Purchaser and its controlled Affiliates and the Company and its controlled Affiliates) assets (any of the actions described in clauses (i)-(ii), a “Burdensome Condition”). If any objections or challenges are asserted with respect to the Transactions contemplated hereby under the Antitrust Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any other Person in connection with the Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, or in the event that any Legal Restraint is entered or becomes reasonably foreseeable to be entered in any Legal Proceeding, Parent (and if requested by Parent, the Company) shall take any action reasonably necessary to (A) oppose or defend against any such Legal Proceeding, including by appeal if necessary, (B) overturn, vacate, resolve, or lift any Legal Restraint, and (C) initiate any Legal Proceeding necessary to avoid entry of, or to have overturned, vacated, resolved, or lifted, any such Legal Restraint so as to permit consummation of the Transactions; provided, however, that nothing in the foregoing clauses (A)-(C) shall require Parent, Investors, Carve-Out Purchaser or their respective controlled Affiliates to take or commit to any Burdensome Condition. In furtherance thereof, and subject to applicable Law, the Company and its Subsidiaries shall not settle or compromise or offer to settle or compromise any Legal Proceeding by a Governmental Authority in connection with the Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws without the prior written consent of Parent.

(c) Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective controlled Affiliates, if applicable, to) as promptly as reasonably practicable, but in no event later than twenty (20) business days after the date of this Agreement (subject to the receipt by Parent from the Company of any information required to complete the applicable filing, notification or other consent that is requested by Parent), (i) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions, and (ii) initiate the regulatory process before any other Governmental Authority in connection with any Requisite Regulatory Approvals and the CMA with a view to submitting filings, or draft filings as appropriate, and a CMA Briefing Paper as promptly as reasonably practicable; provided, further, that if after submission of a CMA Briefing Paper, the CMA requests submission of a Merger Notice or otherwise indicates in the reasonable judgment of the Parent or the Company that an investigation is warranted into the transactions contemplated by this Agreement such that approval by the CMA is deemed a Requisite Regulatory Approval, Parent shall (and shall cause its controlled Affiliates, if applicable, to) submit a substantially complete draft Merger Notice to the CMA as promptly as reasonably practicable, but in no event later than thirty (30) business days after receipt of such a request or indication.

(d) Without limiting the generality of anything in this Section 6.02, each Party shall (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry under or relating to the HSR Act or in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any substantive communication to or from the FTC, the DOJ, or any other Governmental Authority in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside legal counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements, (B) to remove references to valuation of the Company and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Authority, provide reasonable notice to the other Parties of, and permit authorized Representatives of the other Parties to be present at, each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material, or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request for additional information, documents, or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.02 as “outside legal counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 6.02 so as to preserve any applicable privilege. Merger Sub shall pay all filing fees under the HSR Act and for any filing required in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws.

(e) The Parties shall jointly develop, determine and cooperate with one another with respect to (i) the strategy for obtaining any necessary clearances or approvals under the HSR Act and any other Antitrust Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses) any Governmental Authority arising out of this Agreement and the Transactions, including the strategy, timing, form, and content of any divestitures or other remedial undertakings made, or to be made, for the purpose of securing any required actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, (ii) the defense and settlement of any action brought by or before any Governmental Authority that has authority to enforce any Antitrust Laws, and (iii) any commitment or agreement with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, or any similar timing agreement, and any decision to pull and refile any filing made under the HSR Act or other applicable Antitrust Law; provided, however, that in the event of any disagreement between the Parties with respect to the matters described in the foregoing clause (i), (ii) or (iii), the Parties’ respective General Counsels shall seek to resolve such disagreement reasonably and in good faith; provided that if the General Counsels of the Parties cannot resolve any such disagreement, the Parties’ respective Chief Financial Officers shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Chief Financial Officers of the Parties cannot resolve any such disagreement, the Parties’ respective Chief Executive Officers shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Chief Executive Officers of the Parties cannot resolve any such disagreement, the final determination as to the appropriate course of action shall be made by Parent, acting reasonably after considering the comments and advice of the Company and its Representatives in good faith.

(f) Except as set forth on Section 6.02(f) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any asset, business, or Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person, or by any other manner or engage in any other transaction or take any other action (including entering into or amending any Contract but excluding performing under Contracts in effect on the date hereof (without giving effect to any restatement, modification, amendment, extension or waiver thereof after the date hereof)), if such acquisition, agreement, transaction or activity would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of a Governmental Authority necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable Law, (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Transactions, or (iii) otherwise materially delay or prevent the consummation of the Transactions.

(g) Subject to applicable Law, with respect to the Company’s compliance with Healthcare Laws, without limiting the generality of anything in this Section 6.02, the Company and the Company Subsidiaries shall: (i) give Parent as promptly as reasonably practicable notice of the making or commencement of any request, inquiry, investigation, action, inspection, enforcement or Legal Proceeding brought by or on behalf of a Governmental Authority if any of the foregoing would, individually or in the aggregate, reasonably be likely to be material and adverse to either (A) the Carve-Out Business or (B) the Company and the Company Subsidiaries (excluding the Carve-Out Business), taken as a whole (a “Regulatory Matter”); (ii) provide Parent a reasonable opportunity to review in advance and comment on drafts of responses to any Regulatory Matter; (iii) upon written request, keep Parent reasonably informed as to the status of any Regulatory Matter; (iv) inform Parent of any material communication to or from any Governmental Authority in connection with Regulatory Matters; and (v) as promptly as reasonably practicable, notify Parent of material incidents, complaints, and non-conformities in connection with any Regulatory Matter, in each case that would be reasonably expected to result in a recall, and the initiation of any product recall; provided that the Company shall not be required to take any of the foregoing actions to the extent that, based on the advice of outside counsel, Parent’s participation would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any fiduciary duty or the confidentiality provisions of any Contract to which the Company or any Company Subsidiary is a party; provided, further, that the Company may, in its sole discretion, require that information be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Law. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to provide Parent with access to the requested information in a manner that would not contravene clauses (A) and (B) of this Section 6.02(g).

Section 6.03 Employee Benefits.

(a) Parent hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the Employee Plans will occur at or prior to the Effective Time, as applicable. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if shorter, during an employee’s period of employment with Parent or its Subsidiaries, or with respect to any Company Associate whose employment is transferred to the Carve-Out Purchaser or one of its Affiliates in the Carve-Out, with the Carve-Out Purchaser or its Affiliate (as applicable, such post-Closing employer entity, the “Continuing Employer”) following the Effective Time) (the “Continuation Period”), Parent shall provide, or cause to be provided, to each natural Person who is employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who continues to be employed by the Continuing Employer or its Affiliate during such one-year period (each, a “Continuing Employee”): (1) a base salary (or base wages, as the case may be) and target annual cash incentive opportunity, each of which is no less favorable than the base salary (or base wages, as the case may be) and target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (2) other employee benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements) that are either (x) substantially comparable in the aggregate to benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, deferred compensation and severance arrangements) provided to such Continuing Employee immediately prior to the Effective Time or (y) substantially comparable in the aggregate to benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements) provided to similarly situated employees of the Continuing Employer. Without limiting the foregoing:

(i) During the Continuation Period, Parent shall provide, or cause to be provided by the Continuing Employer, to each Continuing Employee who suffers a termination of employment severance payments and benefits that are no less favorable, in the aggregate, than those provided to such Continuing Employee as set forth on Section 6.03(a)(i) of the Company Disclosure Schedule, or if greater, those provided under an Employee Plan that is an individual Contract entered into with such Continuing Employee.

(ii) Parent shall make commercially reasonable efforts to provide that each Continuing Employee will be given full service credit for purposes of eligibility to participate and eligibility for vesting (but not for benefit accrual under any defined benefit pension or retiree health and welfare plan) under the Continuing Employer’s employee benefit plans and arrangements to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits under any such employee benefit plan or arrangement or apply to any retirement eligibility vesting under any equity or equity-based plan or arrangement.

(iii) With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Continuing Employer to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick, or vacation time and allow such Continuing Employee to use such accrued personal, sick, or vacation time in accordance with the practice and policies of the Company.

(iv) To the extent that service is relevant for eligibility, vesting, or allowances under any health or welfare benefit plan of Parent and/or the Continuing Employer, then Parent shall, or shall cause the Continuing Employer to, use commercially reasonable efforts to (A) to waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan shall, (x) for purposes of eligibility and vesting, credit each Continuing Employee for service prior to the Effective Time with the Company (and its predecessors) to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company and (y) for purposes of deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for amounts paid during the plan year in which the Effective Time occurs to the same extent that such amounts paid were recognized under the corresponding health or welfare benefit plan of the Company.

(v) Notwithstanding any other provision of this Section 6.03 and except as provided under Section 6.03(a)(vi) below, with respect to each Continuing Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, the provisions of this Section 6.03 shall not apply. With respect to those Continuing Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent acknowledges that their terms and conditions of employment will remain subject to such applicable Collective Bargaining Agreement until it is amended, modified, or terminated in accordance with its terms or applicable Law.

(vi) With respect to any bonus that any Continuing Employee is eligible to earn under any annual, quarterly, or monthly cash incentive compensation plan or program for which the applicable performance period is ongoing as of the Closing (each, a “Pre-Closing Bonus”), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation or the Continuing Employer to pay through the Surviving Corporation’s or the applicable Subsidiary’s or Continuing Employer’s payroll to such Continuing Employee the amount (net of any withholding Tax required to be deducted and withheld by applicable Law) equal to (x) the amount of such Pre-Closing Bonus based on the target level of performance, multiplied by (y) a fraction, the numerator of which is the number of days elapsed during the portion of the applicable performance period ending on the Closing Date, and the denominator of which is the number of days in the applicable performance period, which amount will be paid in cash as soon as reasonably practicable (but in no event later than thirty (30) days) after the Effective Time; provided that (A) under no circumstance shall any Pre-Closing Bonus, or any portion thereof, be paid more than once, and (B) once such Pre-Closing Bonus has been paid, such Continuing Employee shall have no right (including pursuant to this Section 6.03) to any bonus payment for such period, with the remainder of such bonus payment and period similarly prorated.

(b) At and immediately following the Effective Time, Parent shall cause the Carve-Out Purchaser to take, or cause to be taken, all actions necessary to perform and abide by the covenants set forth under this Section 6.03 as the applicable Continuing Employer with respect to any Company Associate whose employment is transferred to the Carve-Out Purchaser or one of its Affiliates in the Carve-Out.

(c) The provisions of this Section 6.03 are solely for the benefit of the Parties to this Agreement, no provision of this Section 6.03 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Company Associate any right to continue in the employ or service of the Surviving Corporation, Parent, or any Subsidiary or Affiliate or Continuing Employer, or shall interfere with or restrict in any way any right that the Surviving Corporation, Parent, or any Subsidiary or Affiliate or Continuing Employer may have to discharge or terminate the services of any Company Associate at any time for any reason whatsoever, with or without cause.

Section 6.04 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses, and exculpation by the Company and Company Subsidiaries existing in favor of those Persons who are directors or officers of the Company or any Company Subsidiary as of the date of this Agreement, have been directors or officers of the Company or any Company Subsidiary at any time at or prior to the Effective Time or are or were director or officers of the Company or any Company Subsidiary and are or were at any time at or prior to the Effective Time, serving, at the request or with the knowledge and consent of the Company or any Company Subsidiary, as a director, officer, member, manager or fiduciary of any other Person (collectively, the “Indemnified Persons”) for their acts and omissions in such capacities occurring at or prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company or any Company Subsidiary (as in effect as of the Effective Time) or in any indemnification agreements between the Company or any Company Subsidiary and said Indemnified Persons (in effect as of the date of this Agreement and made available to Parent) shall survive the Merger and shall not be amended, repealed, or otherwise modified for a period of six (6) years from the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Person in such capacities, and the Surviving Corporation and its Subsidiaries shall be bound to the fullest extent available under Delaware Law or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.04(a) and the rights provided under this Section 6.04(a) until full and final disposition of such claim.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under Delaware Law or other applicable Law, indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, costs, expenses, judgments, or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding if and to the extent based on, arising out of, or relating to, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company or any Company Subsidiary at or prior to the Effective Time or such Indemnified Person is or was serving, at the request or with the knowledge and consent of the Company or any Company Subsidiary, as a director, officer, member, manager or fiduciary of any other Person and pertaining to any and all matters pending, existing, or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, for a period of six (6) years from the Effective Time, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.04(b) within fifteen (15) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of an appropriate undertaking (which shall not require any security) in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.04(b); provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict under applicable professional responsibility rules (in which case the fewest number of legal counsels necessary to avoid such conflict shall be used). Notwithstanding the foregoing, (i) with respect to any Legal Proceeding where indemnification is sought by an Indemnified Party, such Indemnified Party shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding such Legal Proceeding, without the written consent of the Indemnifying Parties (which consent will not be unreasonably withheld, conditioned or delayed), and (ii) with respect any Legal Proceeding where indemnification is sought by an Indemnified Party or an Indemnified Party could have sought indemnification, the Indemnifying Parties shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding such Legal Proceeding, without the written consent of such Indemnified Persons (which consent will not be unreasonably withheld, conditioned or delayed) unless such compromise, settlement or arrangement includes a full and unconditional release of all such Indemnified Persons and no admission or acknowledgement of fault or wrongdoing by such Indemnified Persons.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural Persons who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company as of the date of this Agreement (such insurance “Current Insurance”) with respect to acts and omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Current Insurance; provided that in no event shall the Surviving Corporation be required to expend for any one policy year an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the premium for the Current Insurance (the “Maximum Amount”); provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then the Surviving Corporation shall obtain the greatest coverage available for a cost equal to the Maximum Amount. In lieu of the foregoing, at or prior to the Effective Time, the Company may, or the Company shall at Parent’s request, purchase directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period of six (6) years from the Effective Time covering the Indemnified Persons and the other natural Persons who are covered by the Current Insurance with respect to acts or omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Current Insurance; provided that the aggregate premium for such “tail” insurance shall not exceed the Maximum Amount; provided, further, that if such “tail” insurance is not available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company may obtain the greatest coverage available for a cost not exceeding the Maximum Amount.

(d) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) consolidates with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.04.

(e) The provisions of this Section 6.04 shall survive the consummation of the Transactions and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns, and heirs and (ii) in addition to, and not in substitution for, any other right to insurance, indemnification, advancement, or contribution that any such Person may have by contract or otherwise.

(f) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right to any insurance under any policy that is or has been in existence with respect to the Company or any Company Subsidiary for any of their respective directors, officers, members, managers or employees, it being understood and agreed that the indemnification provided for in this Section 6.04 is not in substitution for any such insurance.

Section 6.05 Transaction Litigation. During the Pre-Closing Period, the Company shall, as promptly as practicable, but in any event within two (2) business days after obtaining knowledge thereof, notify Parent of any Transaction Litigation (including by providing available copies of pleadings with respect thereto), and keep Parent reasonably informed with respect to the status thereof. The Company shall control any Transaction Litigation; provided that the Company will: (a) give Parent the reasonable opportunity to participate in the defense, settlement, or prosecution of any Transaction Litigation; (b) reasonably consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle, or come to an arrangement regarding any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned, or delayed). For purposes of this Section 6.05, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that, based on the advice of outside counsel, such participation would not waive the attorney-client privilege between the Company and its counsel; it being agreed that the Company will notify Parent of the Company’s determination that such participation would waive privilege, and thereafter the Company will cooperate with Parent and use commercially reasonable efforts to develop alternative methods of providing information to maintain Parent’s participation rights without any loss of privilege), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the compromise, settlement or consent arrangement set forth above. For the avoidance of doubt, the provisions of this Section 6.05 shall not limit, affect or modify the provisions of Section 6.02.

Section 6.06 Disclosure. The initial press release with respect to the Transactions shall be a joint press release. Thereafter, none of the Company, Parent, or any of their Representatives acting on their behalf, shall, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except (a) as may be required by any applicable Law or the applicable rules and regulations of NYSE or any listing agreement with NYSE, (b) with respect to any Company Adverse Change Recommendation made in accordance with this Agreement or Parent’s response thereto, or (c) to enforce its rights and remedies under this Agreement; provided that the foregoing shall not apply to (x) any disclosure or communication contemplated by Section 5.03(d), Section 5.04 or Section 5.05 or (y) any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Company or Parent, as applicable, or to the extent that they have been reviewed and previously approved by both the Company and Parent.

Section 6.07 Takeover Laws. Unless there has been a Company Adverse Change Recommendation, if any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of Parent, Merger Sub, and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals, and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 6.08 Section 16 Matters. The Company and the Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09 Merger Sub Stockholder Consent. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

Section 6.10 Stock Exchange Delisting; Deregistration. The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Law to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Debt Financing Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to provide, and cause the Company Subsidiaries to provide, to Parent, at Parent’s sole expense, such customary cooperation as is reasonably requested in writing by Parent in connection with the arrangement and consummation of any debt financing in the form of a credit facility financing, one or more note purchase agreement financings, or one or more issuances of non-convertible and non-exchangeable debt securities in an offering registered under the Securities Act or in a private placement pursuant to an exemption from the registration requirements of the Securities Act to be obtained by Parent or Merger Sub in connection with the consummation of the Transactions (the “Debt Financing”), including using commercially reasonable efforts to, upon Parent’s written request: (i) upon reasonable notice and at reasonable times and locations, cause the appropriate members of senior management of the Company to assist in preparation of customary materials for and participate in a reasonable but limited number of meetings, presentations and road shows with arrangers or agents, prospective lenders and other investors and sessions with rating agencies and accountants and due diligence sessions (in each case which may be telephonic or virtual meetings or sessions) and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for any of the Debt Financing; (ii) assist Parent in connection with the preparation of any guarantee, pledge and security documents, other definitive financing documents (including, to the extent regarding the Company or the Company Subsidiaries, the schedules thereto), or other certificates or documents as may be reasonably requested in writing by Parent, including the use of commercially reasonable efforts to provide original copies of all certificated securities (with transfer powers executed in blank) to the extent in the possession of the Company or the applicable Company Subsidiaries and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests related to the collateral if required in connection with the Debt Financing, solely to the extent contingent upon the occurrence of the Closing; (iii) provide reasonable and customary assistance to Parent in (A) obtaining any corporate credit and family ratings from any ratings agencies to the extent required in connection with the Debt Financing and (B) the preparation of customary rating agency presentations, offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including executing customary authorization and representation letters authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders or investors (provided that such presentations, documents and memoranda shall include customary language with respect to the exculpation of the Company, each of the Company Subsidiaries and their respective Representatives and Affiliates from all liability in connection with the unauthorized use or misuse by the recipients thereof)); (iv) take reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing; (v) provide reasonable and customary assistance to assist Parent in producing any pro forma financial statements and data regarding the Company and its Subsidiaries to the extent required by the Definitive Financing Agreements; (vi) assist in the preparation of, and execution and delivery at the Closing, definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) (including schedules, annexes and exhibits thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, perfection certificates, and other customary documents and instruments as may be reasonably requested by Parent; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing and any officer of the Company or any Subsidiaries executing documentation at Closing will have the opportunity to review any such documentation (with their advisors or other employees of the Company), prior to execution by such officer; and (vii) at least three (3) business days prior to the Closing Date, provide documentation and other information about the Company and each applicable Company Subsidiary as is reasonably requested in writing by Parent at least ten (10) business days prior to the Closing Date that is required by applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. In addition, the Company shall use commercially reasonable efforts to furnish to Parent, as promptly as practicable, the Required Financial Information.

(b) Notwithstanding anything in this Agreement to the contrary, (i) any requested cooperation pursuant to Section 6.11(a) shall not unreasonably interfere with the business or the operations of the Company or the Company Subsidiaries, (ii) nothing in this Section 6.11 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing, (B) conflict with or violate the Company’s or any of the Company Subsidiaries’ organizational documents, or any applicable Law or result in the contravention of or that could reasonably be expected to result in a violation or breach of, or a default under, any contractual obligation to which the Company or any of the Company Subsidiaries is a party or (C) cause, or reasonably be expected to cause, any breach of this Agreement, (iii) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential cost, expense, liability or other obligation or provide or agree to provide any indemnity in connection with any Debt Financing prior to the Effective Time, (iv) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to execute, deliver, or enter into, or perform any agreement, certificate, document, or instrument with respect to, the Debt Financing that is not contingent upon the Closing (other than the execution and delivery of customary authorization letters and representation letters to the extent required under Section 6.11(a)), and the directors, managers, and officers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents, and instruments in connection with the Debt Financing unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person after the Closing (and such Persons have agreed to remain as such) and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) neither the Company nor any of the Company Subsidiaries shall be required to take any action requiring the Company or any of the Company Subsidiaries to disclose information that would jeopardize any attorney-client, attorney work product, or other legal privilege or violate any confidentiality obligation, (vi) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to deliver or cause to be delivered any legal opinion or other opinion of counsel, solvency certificate, or any other certificate in connection therewith, (vii) nothing in this Section 6.11 shall require cooperation to the extent that such action would cause any condition to the Closing set forth in Article VII to not be satisfied, cause the satisfaction of any such condition to be delayed or require the Company or the Company Subsidiaries to waive or amend any terms of this Agreement, (viii) nothing in this Section 6.11 shall require the Company or the Company Subsidiaries (A) to prepare any financial statements (other than the Required Financial Information or as currently prepared in the ordinary course of business) and in no case shall they be required to prepare, provide, or cause to be provided any Excluded Information, (B) to change any fiscal period, or (C) to cause or permit any Encumbrance or liens to be placed on any of its assets in connection with the Debt Financing prior to the Effective Time and (ix) cause, or reasonably be expected to cause, the Company, the Company Subsidiaries, or their respective Representatives to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to this Section 6.11). Nothing contained in this Section 6.11 or otherwise shall require the Company or the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any Debt Financing.

(c) The Company agrees to deliver to Parent evidence that it has delivered a notice of redemption of the notes in full under each Indenture pursuant to, and in accordance with, Section 3.03 thereof to effect a redemption on the Closing Date, which notice will be subject to the consummation of the Closing.

(d) Prior to the Closing, Parent shall use commercially reasonable efforts to keep the Company updated on any progress of the Debt Financing, upon the reasonable request of the Company in writing. In addition, prior to Closing, upon the reasonable request of the Company in writing, Parent will deliver to the Company executed copies of any commitment letters, engagement letters and fee letters with respect to the Debt Financing on a confidential basis (which may be redacted in a customary manner to remove fees, market flex and other economic terms, none of which affect the availability, conditionality or timing of the contemplated financing).

(e) Parent agrees to indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives prior to the Closing or the termination of this Agreement (and thereafter, promptly upon delivery of a reasonably detailed invoice and in each case directly to the applicable Representative) from losses, damages, claims, judgments, fines, penalties, interest, and awards (excluding lost profits and losses from any consequential, indirect, special, or punitive damages) such Persons may incur in connection with the Debt Financing (including the arrangement or obtaining thereof) or the performance of their respective obligations under this Section 6.11 and the provision of any information utilized in connection with the Debt Financing, Repurchase Transaction and/or Carve-Out (including all reasonable and documented out-of-pocket costs and expenses of counsel), except to the extent directly arising from the fraud or willful misconduct of the Company, the Company Subsidiaries and their respective Representatives or as determined in a final, nonappealable judgment of a court of competent jurisdiction, and such Company Subsidiaries and Representatives shall be express third-party beneficiaries of this sentence, and Parent’s obligations in this Section 6.11(e) shall survive any termination or expiration of this Agreement. Parent agrees to promptly following delivery of documentation evidencing such cost and expenses from the Company, reimburse the Company and the Company Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket costs incurred by them in connection with the cooperation contemplated by this Section 6.11 it being understood that such reimbursement shall not apply to any fees, costs, expenses (x) incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements, (y) any ordinary course amounts payable to existing employees of, legal, financial or other advisors of the Company or consultants to the Company or any of the Company Subsidiaries with respect to services provided prior to the Closing, and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing. The Company hereby consents to the reasonable and customary use of the trademarks, service marks and logos of the Company and the Company Subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

(f) All non-public, confidential information obtained by Parent or any of its Representatives pursuant to this Section 6.11 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, that for the avoidance of doubt, Parent and its Representatives may contact Debt Financing Sources in connection with the Debt Financing and provide such non-public, confidential information to potential Debt Financing Sources that agree to use and preserve the confidentiality of such information in accordance with the terms of the Confidentiality Agreement and for which the Company is an express third-party beneficiary.

(g) The Parties acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain financing for or relating to the transactions contemplated hereby (including the Equity Financing contemplated by the Equity Commitment Letter or any debt financing). Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) the Company’s breach of any of the covenants required to be performed by it under this Section 6.11 shall not be considered a basis for the termination of this Agreement by Parent or Merger Sub pursuant to Section 8.01 and (ii) the condition set forth in Section 7.03(b) as applied to the Company’s obligations under this Section 6.11 shall be deemed satisfied unless, in each of clauses (i) and (ii), Parent is unable to obtain the proceeds of the Debt Financing at the Closing as the result of the Company’s Willful Breach of its obligations under this Section 6.11 and such Willful Breach is the principal cause of Parent’s inability to obtain the proceeds of the Debt Financing at the Closing.

Section 6.12 Notes; Credit Agreement.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Company shall use commercially reasonable efforts to give any notices and take all other actions reasonably necessary in accordance with the terms of the Indentures, which actions shall include, without limitation, the Company (or its Subsidiaries) (i) giving any notices that may be reasonably required in connection with the Transactions and (ii) delivering any other documents or instruments, as may be reasonably necessary to comply with all of the terms and conditions of the Indentures, in connection with the Transactions.

(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices or other documents or instruments required to be delivered pursuant to or in connection with the Indentures in connection with the Transactions prior to the dispatch or making thereof.

(c) In connection with the Transactions, in the event that Parent delivers a written notice (the “Repurchase Transaction Notice”) to the Company no later than twenty (20) business days prior to the Closing Date of its desire to consummate a repurchase offer, redemption, or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the notes outstanding under the Indentures (any such transaction, a “Repurchase Transaction”), with such Repurchase Transaction Notice to include a description of the proposed terms, conditions, and timing of such Repurchase Transaction. The Company shall use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause its Subsidiaries and Representatives to, cause such Repurchase Transaction to be effected on such terms, conditions, and timing as set forth in the Repurchase Transaction Notice (subject to the terms and conditions under the Indentures), including if so requested by Parent in the Repurchase Transaction Notice, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall use commercially reasonable efforts to prepare and deliver, or cause to be delivered, any required documentation reasonably related thereto in form and substance reasonably satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation or action for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection with such documentation or action.

(d) On or prior to the Closing Date, the Company shall use reasonable best efforts to deliver to Parent a copy of a payoff letter in respect of the Credit Agreement together with UCC-3 termination statements and other customary documents to release the Encumbrances securing the obligations under the Credit Agreement, each in customary form. In no event shall the Company or any Company Subsidiary be required to take any action pursuant to Section 6.11 or this Section 6.12 that would reasonably be expected to result in the Credit Agreement, or the ability to incur any Indebtedness or issue letters of credit thereunder, being terminated prior to the Closing Date.

Section 6.13 Carve-Out Planning and Cooperation.

(a) Without limiting Section 5.01, prior to the Closing, and except as prohibited by Law (including Antitrust Laws), the Company shall, and shall cause each Company Subsidiary and their respective Representatives to, at Parent’s sole cost and expense, use commercially reasonable efforts to cooperate with each of Investor and the Carve-Out Purchaser (the “Acquiring Parties”), their respective controlled Affiliates and their respective Representatives in connection with effecting the Carve-Out (the “Carve-Out Planning”) so that the Carve-Out can be implemented as promptly as reasonably practicable following the Closing, which cooperation shall include upon Parent’s written request using commercially reasonable efforts to: (i) cooperate with any reasonable due diligence process as reasonably requested in writing by the Acquiring Parties, including providing additional information, copies of agreements and materials as may reasonably be requested and instructing appropriate members of senior management, other personnel, and advisors of the Company and its Subsidiaries to participate in meetings (it being understood that such meetings may occur telephonically or by videoconferencing) in connection with the Carve-Out Planning upon reasonable advance written notice and at mutually agreeable dates and times; (ii) provide pertinent historical financial and Tax information as is reasonably available to the Company and requested in writing by the Acquiring Parties in connection with the Carve-Out Planning; provided that neither the Company nor any of the Company Subsidiaries shall be required to provide any financial or other information not readily available or prepared in the ordinary course of business of the Company at the time requested by the Acquiring Parties; (iii) assisting the Acquiring Parties in their preparation of customary documentation required in connection with the implementation of the Carve-Out Planning and the Carve-Out (including preparing customer communications and notices to be sent upon consummation of the Carve-Out); and (iv) to the extent requested in writing by the Acquiring Parties, reasonably cooperate with the Acquiring Parties in their obtaining any necessary authorization, consent and approval in connection with the Carve-Out, including undertaking any necessary or desirable assignments or transfers in connection with the Carve-Out.

(b) Notwithstanding anything in this Agreement to the contrary, (i) any requested cooperation pursuant to Section 6.13(a) shall not unreasonably interfere with the business or the operations of the Company or the Company Subsidiaries, (ii) nothing in this Section 6.13 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective senior management, other personnel, or advisors to any actual or potential personal liability with respect to matters related to the Carve-Out or the Carve-Out Planning, (B) conflict with or violate the Company’s or any of the Company Subsidiaries’ organizational documents, or any applicable Law or result in the contravention of or that could reasonably be expected to result in a violation or breach of, or a default under, any contractual obligation to which the Company or any of the Company Subsidiaries is a party (other than for purposes of this clause (B), terms of any Contracts that prohibit assignment, or require consent or notice in a change of control or transfer, or similar terms, in each case, that may be contravened, violated or breached in connection with and upon the consummation of the Carve-Out), or (C) cause, or reasonably be expected to cause, any breach of this Agreement, (iii) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential out-of-pocket cost, expense, liability, or other obligation or provide or agree to provide any indemnity in connection with the Carve-Out or the Carve-Out Planning prior to the Effective Time unless promptly reimbursed by Parent, (iv) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to execute, deliver, or enter into, or perform any agreement, certificate, document, or instrument with respect to, the Carve-Out or the Carve-Out Planning that is not contingent upon the Closing and the directors and officers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents, and instruments in connection with the Carve-Out that are not contingent upon the Closing, (v) neither the Company nor any of the Company

Subsidiaries shall be required to take any action requiring the Company or any of the Company Subsidiaries to disclose information that would jeopardize any attorney-client, attorney work product or other legal privilege or violate any confidentiality obligation; provided that the Company or such Company Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, (vi) nothing in this Section 6.13 shall require cooperation to the extent that such action would cause any condition to the Closing set forth in Article VII to not be satisfied, cause the satisfaction of any such condition to be delayed or require the Company or the Company Subsidiaries to waive or amend any terms of this Agreement, (vii) nothing in this Section 6.13 shall require the Company or the Company Subsidiaries (A) to prepare any financial statements (other than those that are readily available or as currently prepared in the ordinary course of business), (B) to change any fiscal period, or (C) to cause or permit any Encumbrance or liens to be placed on any of its assets in connection with the Carve-Out Planning prior to the Effective Time, (viii) cause, or reasonably be expected to cause, the Company, the Company Subsidiaries, or their respective Representatives to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to this Section 6.13), and (ix) nothing in this Section 6.13 (or otherwise contained in this Agreement) shall permit any of the Parent Parties, the Acquiring Parties or any of their respective Affiliates or Representatives to, prior to the Closing, initiate or maintain contact with any customer, vendor, supplier, distributor, broker, independent contractor, services provider, agent, vendor or other business relation of the Company or its Subsidiaries in connection with the Carve-Out without the Company’s prior written consent (which shall not be unreasonably conditioned, delayed or withheld).

(c) All non-public, confidential information obtained by the Acquiring Parties or any of their respective Representatives pursuant to this Section 6.13 or otherwise in connection with the Carve-Out Planning shall be kept confidential in accordance with the terms of the Confidentiality Agreement and this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) the Company’s breach of any of the covenants required to be performed by it under this Section 6.13 shall not be considered a basis for the termination of this Agreement by Parent or Merger Sub pursuant to Section 8.01 and (ii) the condition set forth in Section 7.03(b) as applied to the Company’s obligations under this Section 6.13 shall be deemed satisfied unless, in each of clauses (i) and (ii), the Carve-Out is unable to be completed as promptly as reasonably practicable following the Closing as the result of the Company’s Willful Breach of its obligations under this Section 6.13 and such Willful Breach is the principal cause of the Carve-Out being unable to be completed as promptly as reasonably practicable following the Closing. None of the Company, any of its Subsidiaries or any of their respective Representatives shall have any obligations under this Section 6.13 following the Effective Time.

(e) Parent shall keep the Company reasonably updated on any progress of the Carve-Out, including, by delivering, upon reasonable request of the Company, drafts of, and executed copies of, any material documents required to effect the Carve-Out for review by the Company as promptly as reasonably practicable.

(f) The Parties acknowledge and agree that the consummation of the Carve-Out is not a condition to the Closing. If the conditions to Closing set forth in Article VII of this Agreement have been satisfied or, to the extent not prohibited by Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, irrevocable waiver of such conditions), but it is expected that the Carve-Out cannot be consummated immediately following the Closing, the parties to this Agreement shall nevertheless proceed with the Closing if and when required in accordance with Section 1.02. Notwithstanding anything in this Agreement to the contrary, obtaining any consents, approvals or waivers from third parties pursuant to this Section 6.13 shall not be a condition to the Closing.

Section 6.14 Company SEC Documents. In the event that a Company SEC Document is not filed in a timely manner pursuant to applicable Law, the Company shall use commercially reasonable efforts to file such Company SEC Document as promptly as reasonably practicable after the applicable deadline for the filing of such Company SEC Document.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

Section 7.01 Conditions to Obligation of Each Party to Consummate the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(b) No Legal Restraints. No (i) injunction or similar order by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, the Investor, the Carve-Out Purchaser or any of their respective Affiliates that prohibits the consummation of the Merger or the Carve-Out shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated, enforced, or deemed applicable by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, the Investor, the Carve-Out Purchaser or any of their respective Affiliates that, in any case, prohibits or makes illegal the Merger or the Carve-Out (any such order, injunction, or Law in the foregoing clause (i) or (ii), a “Legal Restraint”).

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 7.01(c) of the Company Disclosure Schedule applicable to the Merger or the Carve-Out (and any extension thereof) shall have expired or been earlier terminated, (ii) all other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and all expirations of waiting periods with respect to the Merger or the Carve-Out specified in Section 7.01(c) of the Company Disclosure Schedule shall have been made, expired, terminated, or obtained, as the case may be (all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, being the “Requisite Regulatory Approvals”), and (iii) all Requisite Regulatory Approvals shall be in full force and effect.

Section 7.02 Conditions to Obligation of the Company to Consummate the Merger. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.01, Section 4.02, Section 4.03, or Section 4.04(a)(i), shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub to Consummate the Merger. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.03 ( except for de minimis inaccuracies) and Section 3.08(a) shall be true and correct, as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 3.01, Section 3.02, Section 3.04, Section 3.05(a)(i), Section 3.06, Section 3.23, Section 3.24 and Section 3.27 shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of the Company set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied.

(d) Since the date of this Agreement, there shall have occurred no events or circumstances that individually or in the aggregate have resulted in a Material Adverse Effect.

(e) The condition set forth in Section 7.01(b) (if the Legal Restraint relates to any of the matters referenced in Section 7.01(c)) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

(f) The condition set forth in Section 7.01(c) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

ARTICLE VIII

TERMINATION

Section 8.01 Termination and Abandonment. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before February 5, 2025 (as may be extended pursuant to the following proviso, the “End Date”); provided that such date shall automatically be extended by three (3) months on four (4) occasions (the date of such occasion, a “Test Date”) if, as of such date (or a subsequent Test Date), all conditions set forth in Section 7.01, Section 7.02, and Section 7.03 shall have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) any of the conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.03(e) or Section 7.03(f)

(in the case of Section 7.01(b) or Section 7.03(e), only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws); provided further that, notwithstanding the foregoing, (1) if as of any Test Date, the condition set forth in Section 7.01(a) has not been satisfied solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC Document not being filed in a timely manner pursuant to applicable Law, such automatic extension shall still occur so long as the other conditions to the automatic extension set forth in the first proviso are satisfied and (2) if, solely on the first Test Date and the second Test Date, all conditions set forth in Section 7.01, Section 7.02, and Section 7.03 shall have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) the condition set forth in Section 7.01(a) only if such condition has not been satisfied solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC Document not being filed in a timely manner pursuant to applicable Law), such automatic extension shall still occur and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have principally caused the failure to consummate the Merger on or before such Test Date.

(c) by either the Company or Parent if any Governmental Authority shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournment, recess, or postponement thereof) shall have concluded and the Required Company Stockholder Vote contemplated by this Agreement shall not have been obtained following a vote thereon having been taken;

(e) by the Company if Parent or Merger Sub shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(e) and the basis for such termination; provided that the Company is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.03(a), or Section 7.03(b);

(f) by Parent if the Company shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(f) and the basis for such termination; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.02(a), or Section 7.02(b);

(g) by the Company prior to the time the Required Company Stockholder Vote is obtained, in order to enter into an agreement providing for a Superior Offer, in accordance with Section 6.01(b); and

(h) by Parent if the Company Board shall have effected a Company Adverse Change Recommendation pursuant to Section 6.01(b).

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, (a) except in the case of Section 8.01(a), the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any Parent Party or Company Party following any such termination; provided that (i) this Section 8.02, Section 8.03, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and the Limited Guarantee shall remain in full force and effect in accordance with their respective terms and to the extent provided hereunder or thereunder, as applicable, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in each case, in accordance with its terms, and (iii) subject to Section 8.03, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

Section 8.03 Termination Fee.

(a) Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, if (i) the Company shall have terminated this Agreement pursuant to Section 8.01(g), (ii) Parent shall have terminated this Agreement pursuant to Section 8.01(h), or (iii) (A) after the date of this Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed prior to, and not publicly withdrawn without qualification at least three (3) business days prior to, the Company Stockholders’ Meeting or the breach giving rise to the right to terminate this Agreement pursuant to Section 8.01(f), as applicable, (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(d) or Parent pursuant to Section 8.01(f) and (C) concurrently with or within twelve (12) months after such termination, (x) the Company shall have entered into a definitive agreement providing for an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12)-month period) or (y) an Acquisition Proposal is consummated (in the case of each of clauses (x) and (y), whether or not involving the same Acquisition Proposal which was made prior to the termination of this Agreement), then the Company shall pay, by wire transfer of immediately available funds to an account designated by Investor (including, for this purpose, any account designated by Investor that is an account of a Subsidiary of Investor), a fee of $344,800,000 in cash (the “Company Termination Fee”), such payment to be made concurrently with termination in the case of clause (i) above, within three (3) business days after such termination in the case of clause (ii) above, or within three (3) business days after the consummation of the Acquisition Proposal, in the case of clause (iii) above; it being understood that (x) for all purposes of clause (iii) above and the application of this Section 8.03(a), all references to twenty percent (20%) in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)” and (y) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.03(a), none of the current, former, or future Company Parties shall have any further liability with respect to this Agreement or the Transactions to any Parent Party. In the event the Company Termination Fee becomes due and payable, payment from the Company of the Company Termination Fee pursuant to this Section 8.03(a) (and any Enforcement Expenses due pursuant to Section 8.03(c)) shall be the sole and exclusive remedy of the Parent Parties against the Company Parties for any and all losses or damages suffered or incurred by the Parties or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof), or any matter forming the basis for such termination or abandonment, and, upon payment of the Company Termination Fee, none of the Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Transactions.

(b) Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, if Parent or the Company shall have terminated this Agreement pursuant to Section 8.01(b) or Section 8.01(c) (but only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws) and, at the time of such termination, (i) one or more of the conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.03(e) or Section 7.03(f) (in the case of Section 7.01(b) and Section 7.03(e), but only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws) has not been satisfied or waived, (ii) all of the other conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (iii) no breach by the Company of its obligations under Section 6.02 has principally caused the failure of the satisfaction of all or any of the conditions listed in clause (i) of this Section 8.03(b), then Parent shall pay, by wire transfer of immediately available funds to an account designated by the Company, a fee of $584,400,000 in cash (the “Parent Termination Fee”) within three (3) business days after such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Upon the payment by Parent of the Parent Termination Fee as and when required by this Section 8.03(b), none of the current, former, or future Parent Parties shall have any further liability with respect to this Agreement or the Transactions to any Company Party. In the event the Parent Termination Fee becomes due and payable, payment from Parent of the Parent Termination Fee pursuant to this Section 8.03(b) (and any Enforcement Expenses due pursuant to Section 8.03(c)) shall be the sole and exclusive remedy of the Company Parties against the Parent Parties for any and all losses or damages suffered or incurred by the Parties or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof), or any matter forming the basis for such termination or abandonment, and, upon payment of the Parent Termination Fee, none of the Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Transactions.

(c) Acknowledgements. Each Party acknowledges that the agreements in this Section 8.03 are an integral part of this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company (in the case of Section 8.03(a)) or Parent (in the case of Section 8.03(b)) fails to promptly pay any amount due pursuant to this Section 8.03, the failing party shall pay to the other party its reasonable and documented out-of-pocket fees, costs, and expenses of enforcement (including its reasonable attorneys’ fees and expenses), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (collectively, “Enforcement Expenses”). The Parties further acknowledge that the Company Termination Fee and the Parent Termination Fee, as applicable, shall not constitute a penalty but are each liquidated damages for losses and damages described in Section 8.03, in a reasonable amount that will compensate the receiving party in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of each of the Company Board and the board of directors of Parent at any time; provided, however, that, after the Required Company Stockholder Vote shall have been obtained, no such amendment shall be made that pursuant to applicable Law requires further approval by the Company stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.02 Waiver. Prior to the Effective Time, each of the Company, Parent, and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements, or conditions of the other Parties set forth in this Agreement. Any such extension or waiver by a Party shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.03 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, or covenants in this Agreement, the Company Disclosure Schedule, or any certificate or schedule or other document delivered pursuant to this Agreement, including any rights arising out of any breach or such representations, warranties, or covenants, shall survive the Merger, except that those covenants that by their terms survive the Effective Time, this Article IX, and any applicable defined term in Exhibit A shall survive the Effective Time.

Section 9.04 Entire Agreement; Counterparts. This Agreement, Exhibit A, Exhibit B, Exhibit C, the Equity Commitment Letter, the Limited Guarantee and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.05 Applicable Law; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party, (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party, (iii) no other jurisdiction has a materially greater interest in the foregoing and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Subject to Section 9.05(d), in any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware or appellate court therefrom (the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.05(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this clause (i) and shall not be deemed to confer rights on any Person other than the Parties), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding, (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 9.08 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 9.05 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions (other than payment of the Company Termination Fee when due and owing). Subject to the following sentence, (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance, in each case, except if Parent has been paid the Company Termination Fee when due and owing and (iii) the right of specific performance is an integral part of the Transactions, and, without that right, neither the Company nor Parent would have entered into this Agreement. Except if the Company Termination Fee has been paid when due and owing pursuant to Section 8.03, no Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.05(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 9.05(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS, OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.05(d). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.06 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect; provided, further, that, after the Closing, Parent and the Company may, without the prior written agreement of any other Party, assign any or all of their respective rights hereunder to (a) any creditors (including for collateral security purposes) or (b) any Affiliate of Parent; provided, however, such assignment will not relieve Parent of its obligations hereunder.

Section 9.07 No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Article II (which, from and after the Effective

Time, shall be for the express benefit of, and enforceable by, each holder of the Company Common Stock or Company Equity Awards as of the Effective Time) and Section 6.04 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Persons), (b) the third-party beneficiary rights specified in the Equity Commitment Letter and Section 6.11(e), (c) the limitations on liability of the Company Parties and Parent Parties set forth in Section 8.03 (which shall be for the express benefit of, and enforceable by, each of the Company Parties and Parent Parties, as applicable) and (d) subject to Section 8.03, the Company shall have the right to recover, through Legal Proceedings brought by the Company, monetary damages (which damages the Parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and shall include the benefit of the bargain lost by the Company stockholders (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Company’s board of directors on behalf of such holders)) in the event of any Fraud or Willful Breach by Parent or Merger Sub. The representations, warranties, covenants, and agreements in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may, in certain instances, be qualified, limited, or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the Parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations, warranties, covenants, and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations, warranties, covenants, and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given, and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Creek Parent, Inc.

c/o Novo Holdings A/S

Tuborg Havnevej 19

DK 2900 Hellerup

Denmark

Attention:	*
*
*
*
*

Email:	*
*
*
*
*

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

Attention:	Matt M. Mauney
Email:	mmauney@goodwinlaw.com

and

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention:	Joshua M. Zachariah
R. Kirkie Maswoswe
Email:	jzachariah@goodwinlaw.com
kmaswoswe@goodwinlaw.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William H. Aaronson
Shanu Bajaj
Email:	william.aaronson@davispolk.com
shanu.bajaj@davispolk.com

if to the Company (prior to the Effective Time):

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attention:	*
Email:	*

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Todd E. Freed
Richard J. Grossman
Patrick J. Lewis
Email:	todd.freed@skadden.com
richard.grossman@skadden.com
patrick.lewis@skadden.com

and

Jones Day

250 Vesey Street

New York, New York 10281

Attention:	Randi C. Lesnick
Email:	rclesnick@jonesday.com

and

Jones Day

150 West Jefferson

Suite 2100

Detroit, Michigan 48226

Attention:	Timothy J. Melton
Email:	tmelton@jonesday.com

Section 9.09 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 9.10 Expenses. Except as set forth in the last sentence of Section 6.02(c), Section 6.11 and Section 6.13, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated.

Section 9.11 Obligation of Parent. Parent shall cause Merger Sub and, following the Effective Time, the Surviving Corporation, to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and Parent shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.

Section 9.12 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due. The Parties shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes.

Section 9.13 Company Disclosure Schedule. The Company Disclosure Schedules and any such document attached to the Company Disclosure Schedules are (a) qualified in their entirety by reference to specific provisions of this Agreement, (b) intended to qualify and limit the representations, warranties, and covenants of the Company that are set forth in this Agreement to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to such other section or subsection, and (c) are not intended to constitute, and shall not be construed as constituting, any representation, warranty, and/or covenant of the Company or expanding their scope, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule. Nothing set forth in the Company Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations, warranties, and/or covenants contained in this Agreement, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule. The inclusion of any matter, information, item, or other disclosure set forth in any section of the Company Disclosure Schedule shall not be deemed to constitute an admission, acknowledgement, representation, or indication by the Company or any Subsidiary of the Company, or to otherwise imply, that any such matter is material, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or that such item or other matter is required to be disclosed by the Company under this Agreement, nor shall such disclosure establish a standard of materiality for any purpose whatsoever.

Section 9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to sections of this Agreement and Exhibits to this Agreement, as applicable. Except as otherwise indicated, all references in this Agreement to “hereof,” “herein,” “hereunder,” “hereby,” “herewith,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or clause of this Agreement.

(e) The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room at least one (1) day prior to the date hereof and maintained by or on behalf of the Company or its Representatives for purposes of the Transactions through the Closing and (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least two (2) business days prior to the date hereof.

(f) The table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Any reference to (i) any Contract (including this Agreement) are to the Contract, as amended, modified, supplemented, restated, or replaced from time to time, in each case, to the extent such amendment is made available to Parent; (ii) any Governmental Authority includes any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Law includes any successor to such section; provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended and made available to Parent, and to any rule or regulation promulgated thereunder, in each case, as of such date.

(h) The terms “dollars” and “$” mean U.S. dollars.

(i) The word “or” shall be disjunctive but not exclusive.

(j) Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(k) When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the Party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, and the word “from” means “from and including.”

(l) Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S., unless otherwise specified.

(m) No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CREEK PARENT, INC.

By:	/s/ Jonathan Levy
Name: Jonathan Levy
Title: President

By:	/s/ Charles Patten
Name: Charles Patten
Title: Vice President

CREEK MERGER SUB, INC.

By:	/s/ Jonathan Levy
Name: Jonathan Levy
Title: President

By:	/s/ Charles Patten
Name: Charles Patten
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

CATALENT, INC.

By:	/s/ Joseph A. Ferraro
	Name:	Joseph A. Ferraro
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (a) contains provisions (including standstill provisions) that relate to confidentiality that are no less favorable in the aggregate to the Company than those material terms in the Confidentiality Agreement and (b) does not prohibit the Company from (i) providing any information to Parent in accordance with Section 5.03 or (ii) complying with its obligations under Section 5.03.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company or any Company Subsidiary equal to twenty percent (20%) or more of the Company and the Company Subsidiaries’ assets (taken as a whole) or to which twenty percent (20%) or more of the Company and the Company Subsidiaries’ revenues or earnings (taken as a whole) are attributable, (b) issuance or acquisition of twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, (c) recapitalization, tender offer, or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, in each case, other than the Transactions or (e) any combination of the foregoing (in each case, other than the Merger or the Transactions).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act 2010, the Anti-Bribery Laws of the People’s Republic of China, and any applicable Law of similar effect.

“Antitrust Laws” means (a) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws, and all other applicable Law and regulations (including non-U.S. Laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers, or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly, (b) any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, in each case for compliance with public order or security or national security or similar considerations, and (c) the EU Foreign Subsidies Regulation (Regulation (EU) No.2022/2560).

“business day” means a day except a Saturday, a Sunday, or any other day on which commercial banks in the City of New York or in the nation of Denmark are authorized or required by Laws to be closed.

“Carve-Out” means the intended sale of the Carve-Out Business by the Company and its Affiliates to the Carve-Out Purchaser or any of its Affiliates as promptly as reasonably practicable following the Closing.

“Carve-Out Business” means those facilities and related businesses maintained by the Company in (1) Bloomington, Indiana, (2) Brussels, Belgium, and (3) Anagni, Italy, including all Owned Real Property, Leased Real Property and other related assets associated therewith.

“Carve-Out Purchaser” means Novo Nordisk A/S.

“Change in Circumstance” means any event, change, occurrence, or development with respect to the Company that (a) was neither known to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, and that becomes known to the Company Board after the date hereof and prior to the date of the Company Stockholders’ Meeting, and (b) does not relate to (i) any change in the market price or trading volume of the Company Common Stock, (ii) the receipt, existence of, or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any consequences thereof, (iii) any event, change, occurrence, or development with respect to Parent or any of its Affiliates, (iv) action pursuant to Section 6.02 or the timing of any Governmental Authorizations required pursuant to this Agreement to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement (including clearance of the Merger under the HSR Act) or (v) the Company meeting or exceeding any internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; provided that the exceptions in the foregoing clauses (i) and (v) shall not prevent or otherwise affect a determination that the underlying cause of any such event, change, occurrence, or development is a Change in Circumstance.

“CMA” means the UK Competition and Markets Authority.

“CMA Approval” means the CMA (a) following the submission of a CMA Briefing Paper, having provided written confirmation that it has no further questions in respect of the transactions contemplated by this Agreement, (b) indicating, following a Phase 1 Investigation, that it does not intend to make a Phase 2 Reference (whether as a result of undertakings in lieu or otherwise), (c) concluding in a report published in accordance with Section 38 of the Enterprise Act that the transactions contemplated by this Agreement may not be expected to result in a substantial lessening of competition within any market or market in the United Kingdom for goods or services, or in the event of a conclusion from the CMA that an anticompetitive outcome has resulted or may be expected to result pursuant to section 36(1) of the Enterprise Act, a decision by the CMA pursuant to section 41(2) and section 82 of the Enterprise Act to accept such undertakings as proposed by the Parties to remedy, mitigate or prevent the anticompetitive outcome and determine the reference, or (d) where the Secretary of State has issued a public interest intervention notice, (s)he has subsequently issued a decision not to make a reference under section 45 of the Enterprise Act, or subsequently reaches a decision under Section 54(2) of the Enterprise Act (or otherwise) that the transactions contemplated by the Agreement may proceed (whether as a consequence of any undertakings accepted by the Secretary of State pursuant to Schedule 7 of the Enterprise Act or otherwise). The above is subject to the obligations set forth in Section 6.02.

“CMA Briefing Paper” means the briefing paper submitted to the CMA by the Parent in relation to the transactions contemplated by this Agreement as contemplated in the Guidance on the CMA’s merger intelligence function (CMA56revised).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization, or works council to which the Company or a Company Subsidiary is a party or is subject.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

“Company Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to the Company or any Company Subsidiary.

“Company Contract” means any Contract between the Company or any Company Subsidiary, on the one hand, and any party other than the Company or any Company Subsidiary, on the other hand.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” means the Company Options, the Company Restricted Stock Units, and the Company Performance Stock Units.

“Company Equity Plans” means the Company’s 2014 Omnibus Incentive Plan and the Company’s 2018 Omnibus Incentive Plan.

“Company ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

“Company Lease” means any Company Contract pursuant to which real property is licensed, leased, or subleased by the Company or a Company Subsidiary, as applicable, from another Person.

“Company Option” means an option to purchase Shares granted by the Company pursuant to the Company Equity Plans.

“Company Parties” means the Company, any Company Subsidiary, and any of their respective current or former stockholders, optionholders, unitholders, members, Affiliates, or Representatives.

“Company Performance Stock Unit” means a restricted stock unit with respect to Shares granted by the Company pursuant to the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Registered IP” means any and all of the following included in the Company IP: any Patent, Trademark, Copyright, or domain name that is registered or issued under the authority of any Governmental Authority or internet domain name registrar, and any application for the registration of any of the foregoing.

“Company Restricted Stock Unit” means a restricted stock unit with respect to Shares granted by the Company pursuant to the Company Equity Plans, other than a Company Performance Stock Unit.

“Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, statement of work, work order, license, sublicense, insurance policy, benefit plan, or other legally binding commitment or undertaking of any nature, in each case oral or written.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses, or recommendations of, or promulgated by, any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19.

“Credit Agreement” means (a) that certain Amended and Restated Credit Agreement, dated as of May 20, 2014, by and among the Company, the Subsidiaries of Company party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties from time to time party thereto and (b) any Replacement Facility (as defined in Section 5.02 of the Company Disclosure Schedule), in each case, as amended, restated, amended and restated, or otherwise modified from time to time.

“Debt Financing Sources” means, at any time, the financial institutions or other Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing (including the parties to any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements, or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers, and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents, and representatives and their respective successors and assigns, in each case, solely in their capacities as such; provided that in no event shall Parent or any of its Affiliates be a Debt Financing Source for any purpose hereunder.

“DOJ” means the U.S. Department of Justice.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“Employee Plan” means any compensation, employment (including offer letter), consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change of control, transaction bonus, retention, relocation, repatriation or expatriation plan, policy, practice, program, agreement, or arrangement and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), or arrangement, in each case whether or not written, sponsored, maintained, contributed to, required to be contributed to, or entered into by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any direct or indirect present or future liability (excluding workers’ compensation, unemployment compensation, and other government programs (including any such arrangement to which the Company or any Company Subsidiary contributes or has an obligation to contribute pursuant to applicable Law that is sponsored or maintained by a Governmental Authority)).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means legal limitations on enforceability (a) arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally, (b) arising from Laws governing specific performance, injunctive relief, and other equitable remedies and (c) based on any indemnity against liabilities under securities laws in connection with the offering, sale, or issuance of securities.

“Enterprise Act” means the Enterprise Act 2002 (UK as amended).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any Law relating to: (a) pollution or protection of human health, worker health, or the environment (including ambient air (including indoor air), soil vapor, surface water, ground water, sediment, land surface, or subsurface strata), or (b) emissions, discharges, Releases, or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any Company Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means (a) any description of capital structure, including descriptions of indebtedness or equity of the Company or any of its Affiliates (other than the Company and Company Subsidiaries) on or after the Closing Date; (b) any information customarily provided by a lead arranger in a customary information memorandum for a bank financing, including sections customarily drafted by a lead arranger, such as those regarding confidentiality, timelines, syndication process, and limitations of liability; (c) description of all or any portion of the Debt Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability, and plan of distribution; (d) risk factors relating to all or any component of the Equity Financing; (e) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act, or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act; (f) any segment reporting financial information to the extent not otherwise prepared by the Company or any financial or other information not readily available or prepared in the ordinary course of business of the Company at the time requested by Parent; (g) any pro forma, projected or forward-looking information or pro forma financial statements (for the avoidance of doubt, information required for Parent to prepare such information or financial statements as expressly contemplated by Section 6.11); (h) any information relating to the transactions anticipated by Parent or Merger Sub (but not by the Company or the Company Subsidiaries) to occur after the Closing Date, including any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments; or (i) any information with respect to any Person other than the Company and the Company Subsidiaries.

“Excluded Share” means (a) any Share held by the Company, Parent, Merger Sub, or any of their respective Subsidiaries and (b) any Dissenting Share.

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by Parent, Merger Sub or the Company that resulted in a representation or warranty set forth in Article III or Article IV being materially breached (made with the knowledge that a representation or warranty set forth in Article III or Article IV was actually breached when made); provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

“FTC” means the U.S. Federal Trade Commission.

“Government Official” means any appointed or elected governmental official, any political party, party official, or candidate for political office or any officer, director, or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any public international organization) or any state-owned or state-controlled business.

“Governmental Authority” means any (a) nation, state, supra-national body, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government or (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, arbitrator, tribunal, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, or Entity and any court.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, approval, clearance, listing, or authorization issued, granted, given, or otherwise made available to, by, or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Governmental Program” means any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Authority.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated, or defined under any Environmental Law as a pollutant, contaminant, hazardous or toxic substance, or hazardous waste (or words of similar import or regulatory effect), and includes asbestos, toxic mold, radioactive material, medical or infectious waste, chlorinated solvents, per- and polyfluoroalkyl substances, polychlorinated biphenyls, petroleum, or petroleum-derived substance or waste.

“Healthcare Laws” means any and all federal, state, local, or foreign Laws applicable to the nonclinical and clinical research, investigation, development, design, manufacturing, packaging, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, use, and commercialization of healthcare products (and components thereof), including the United States Federal Food, Drug and Cosmetics Act, 21 U.S.C. §§ 301 et seq; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; Laws governing the protection of human research subjects; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; the Physician Payment Sunshine Act, 42 USC §1320a-7h; the Controlled Substances Act, 21 U.S.C. § 801 et seq., Laws governing the manufacture, possession, and distribution of controlled substances; and state board of pharmacy Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligation evidenced by notes, bonds, debentures, or similar Contracts to any Person, (c) any obligation in respect of letters of credit and bankers’ acceptances or similar transactions, (d) any obligation to any Person (other than the Company or any Subsidiary) that grant a right to revenue or royalty payments from Company products to such Person, (e) any indebtedness for the deferred purchase price of property, or services with respect to which a Person is liable, including earnouts, holdbacks, and similar deferred payment obligations (other than trade payables incurred in the ordinary course of business), (f) any prepayment, breakage, make-whole, accrued and unpaid interest, expense consent or other fees or payment obligations or similar penalties or amounts payable in connection with the foregoing on the Closing Date or (g) any guaranty of any such obligation described in the foregoing clauses (a) through (f) of any Person.

“Indentures” means, collectively, each of (a) that certain Indenture dated as of March 2, 2020, among the Company, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch as Principal Paying Agent, and Deutsche Bank Luxembourg S.A. as Transfer Agent and Registrar, (b) that certain Indenture dated as of February 22, 2021, among the Company and Deutsche Trustee Company Limited, as Trustee, (c) that certain Indenture dated as of September 29, 2021, among the Company and Deutsche Trustee Company Limited, as Trustee and (d) that certain Indenture dated as of June 27, 2019, among the Company and Deutsche Trustee Company Limited, as Trustee, in each case, as amended, restated, amended and restated, or otherwise modified from time to time.

“Intellectual Property Rights” means any of the following arising pursuant to the Laws of any jurisdiction throughout the world and under any international treaties or conventions: (a) trademarks, service marks, trade names, corporate names, trade dress, logos, slogans, rights to social media accounts, and similar or other indicia of source, quality, or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”), (b) copyrights in both published and unpublished works, mask work rights, and all registrations and applications for registration thereof (collectively, “Copyrights”), (c) trade secrets and, to the extent protected as confidential or deriving independent economic value (actual or potential) from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use, know-how, inventions, and invention disclosures (whether patentable or not and whether reduced to practice or not), information regarding research in progress, data, databases, analytical and quality control data, analytical methods (including applicable reference standards), assays, preclinical models, biomarkers, batch records, chemical structures and formulations, biological materials, compositions of matter, article of manufacture, process technology, algorithms, drawings, industrial designs, protocols, specifications, processes, procedures, formulae, techniques, methods, testing procedures, tools, sequences, standard operating procedures, pharmacological, toxicological and clinical test data and results, other testing results, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, business, financial, sales and marketing plans and other confidential, technical, or proprietary information and all rights under applicable Law in the foregoing (collectively, “Trade Secrets”), (d) patents, patent applications of any kind, and provisional patent applications (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, and extensions of any of the foregoing) and patent rights (collectively, “Patents”), (e) internet domain name registrations, (f) intellectual property rights in software, data, and databases, and (g) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“Investor” means Novo Holdings A/S.

“IRS” means the Internal Revenue Service.

“Key Business” means those facilities and related businesses maintained by the Company and listed on Schedule II, including all Owned Real Property and Leased Real Property associated therewith, together with the Carve-Out Business.

“knowledge,” with respect to an Entity, means, with respect to the matter in question, the actual knowledge of such Entity’s executive officers as of the date hereof, without obligation of inquiry.

“Law” means any federal, state, local, municipal, foreign, multinational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or other legal requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding) or hearing commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Authority, or any arbitrator or arbitration panel.

“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate with all other changes, effects, events, occurrences or developments, has had or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that, no change, effect, event, occurrence or development, arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company Common Stock or the credit rating of the Company or any Company Subsidiary and any changes in any analysts’ recommendations or ratings with respect to the Company or any Company Subsidiary or any of their respective securities (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (ii) the negotiation, execution, announcement, pendency or consummation of the Transactions, the Carve-Out (including any action taken or omitted for the purpose of implementing the Carve-Out) or the terms of this Agreement (including the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent or any of its Affiliates with respect to the composition or conduct of the business of the Company or any Company Subsidiary), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any Company Subsidiary with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, resellers, contract manufacturers, distributors, licensors, licensees, Governmental Authorities, or other business or regulatory relationships (other than for purposes of any representation or warranty in Section 3.05, but subject to disclosures in Section 3.05 of the Company Disclosure Schedule, to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Transactions and the other transactions contemplated hereby); (iii) any change, effect, event, occurrence or development generally affecting any of the industries or geographies in which the Company or any Company Subsidiary operates, including competition in any of the geographic areas in which the Company or any Company Subsidiary operates; (iv) general economic conditions (or changes therein) or other general business, financial, credit, securities or other capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, inflation or inflation rates, or the prices or availability of commodities, raw materials, or energy supply used by the Company or any Company Subsidiary) in the global, U.S., or any other national or regional economy; (v) any domestic, foreign or global political, regulatory, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and reasonable compliance by the Company or any Company Subsidiary with any COVID-19 Measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any Governmental Authority in response to any of the foregoing (including requirements for business closures, restrictions on operations or “sheltering-in-place”)); (vi) the failure of the Company or any Company Subsidiary to meet internal, published, or analyst’s expectation, forecast, estimate, guidance, milestone, budget or prediction in respect of revenues, earnings, or other internal or published financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (vii) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the Company or any Company Subsidiary; (viii) any action taken (or failure to act) by the Company or any Company Subsidiary at the written direction of Parent or any action specifically required to be taken by the Company or any Company Subsidiary by the terms of this Agreement; (ix) Parent’s or Merger Sub’s breach of this Agreement; (x) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), including the adoption, implementation, promulgation, repeal, modification, reinterpretation, or proposal of any Law or new requirement under GAAP after the date hereof; (xi) any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel, or advisory body empowered or appointed thereby, or any indication that any such entity, panel, or body will make any determination or delay in making any determination, with respect to any pending applications, approvals or clearances relating to the Company’s customers or their competitors’ or potential competitors’ product candidates, products, or programs; (xii) any Legal Proceeding based on an allegation of a breach of fiduciary duty or violation of applicable Law arising out of, relating to, or resulting from this Agreement or the Transactions; (xiii) any action taken by Parent or any of its Affiliates; (xiv) the Company’s failure to file in a timely manner (a) any periodic report with the SEC (whether required to be filed prior to, on or after the date of this Agreement), including its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023,

September 30, 2023, and December 31, 2023, and its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, in each case, only to the extent arising out of the matters set forth in Item 9A in the Company’s Annual Report on Form 10-K (the “Disclosure Controls and Procedures”) for the fiscal year ended June 30, 2023 or (b) its proxy statement for its 2023 annual meeting of stockholders; (xv) the matter set forth on Section A-1(xv) of the Company Disclosure Schedule (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); or (xvi) the Company’s amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2023 only to the extent arising out of the Disclosure Controls and Procedures, and only to the extent arising out of or relating to the events described in the foregoing clause (xiv) and this clause (xvi) and except with respect to any Fraud by the Company, its Subsidiaries or their respective directors, officers or employees, any (A) Legal Proceedings, (B) governmental investigations or inquiries, (C) penalties, sanctions, fines, injunctive relief, remediation, or any other civil sanction (in each case whether threatened, pending, deferred, or otherwise, and whether financial or otherwise), or (D) default or event of default under the Credit Agreement for failure to furnish the lenders and other parties thereto, or under the Indentures for failure to furnish the holders of the notes issued thereunder, with financial or other information required to be provided thereunder or any failure to file such information with the SEC; provided, further, however, that any event, change, occurrence, or development referred to in the foregoing clause (iii), (iv), (v) or (x) may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect to the extent such change, effect, event, occurrence or development that has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants operating in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate adverse effect or effects may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect).

“Merger Notice” means notice to the CMA in the prescribed form as contemplated by section 96 of the Enterprise Act.

“Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext, or any successor thereto.

“Parent Material Adverse Effect” means a change, effect, event, occurrence, or development that would prevent, materially delay, or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Parties” means Parent, Merger Sub, or any of their respective current, former, or future stockholders, optionholders, members, Representatives, or Affiliates.

“Parties” means Parent, Merger Sub, and the Company.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes that is either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves (if required by GAAP) have been established in accordance with GAAP, (b) any Encumbrance representing the right of any customer, supplier, or subcontractor in the ordinary course of business under the terms of any Contract to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanic’s, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, and similar statutory liens granted or which arise or are incurred in the ordinary course of business), (c) in the case of any Contract, any Encumbrance that is a restriction against the transfer or assignment thereof and is included in the terms of such Contract, (d) any license of Intellectual Property Rights granted in the ordinary course of business, (e) other than with respect to Intellectual Property Rights, defects or imperfections of title or other Encumbrances not materially interfering with the conduct of the business of the Company and the Company Subsidiaries in the ordinary course, (f) Encumbrances discharged at or prior to the Effective Time, (g) transfer restrictions imposed by Law, and (h) in the case of the Owned Real Property, (i) any Encumbrance that would be disclosed on or uncovered by a title commitment, title policy, or title report of the real property, (ii) any Encumbrance that is an easement, right-of-way, encroachment, protrusion, restriction, condition, or other similar Encumbrance that does not and would not materially impair the present use (or contemplated use), utility, access or value of the Owned Real Property or otherwise materially impair the present or contemplated business operations at such location, (iii) all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under or that may be produced from any of the lands constituting part of the real property or from any other lands or properties on which any part of the respective assets or properties of the Company or any Company Subsidiaries is located, and the rights of the holders or lessees thereof, provided such mineral leases, reservations, and conveyances do not have a Material Adverse Effect, (iv) any zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over such real property, (v) in the case of any Company Lease, any Encumbrance to which the underlying fee or any other interest in the underlying leased premises or other lands is subject, including rights of the landlord under the lease or lands and all superior, underlying and ground leases and renewals, extensions, amendments, or substitutions thereof, and (vi) any Encumbrance created by a Property Material Contract approved by Parent in accordance with Section 5.02(b), vesting the Company or any Company Subsidiary with any right, title or interest in or possession of real property.

“Person” means any individual, Entity, or Governmental Authority.

“Personal Information” means any information that identifies or could reasonably be used to identify any individual, household, or device, as well as any information defined as “personal information,” “personally identifiable information,” or any similar term by applicable Law.

“Phase 1 Investigation” means an investigation by the CMA to enable it to determine whether to make a reference under Section 33 of the Enterprise Act.

“Phase 2 Reference” means a reference pursuant to Section 22 or 33 of the Enterprise Act to the chair of the CMA for the constitution of a group under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

“Privacy Laws” means Laws and binding guidance relating to data, privacy, Personal Information, security, data breach notification, website and mobile application privacy policies and practices, and privacy with respect to email, text message, or telephone communications, including the California Consumer Protection Act, Federal Trade Commission Act, the Telephone Consumer Protection Act, CAN-SPAM Act, Fair Credit Reporting Act, the General Data Protection Regulation (2016/679) (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the e-Privacy Directive 2002/58/EC (as amended by Directive 2009/136/EC) and their national implementations in the European Economic Area and the United Kingdom, and all analogous Laws in all foreign jurisdictions as are applicable to the Company or any Company Subsidiary.

“Regulatory Authority” means any Governmental Authority with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, or sale of any product that the Company or any Company Subsidiary manufactures or is developing, or as to which the Company or any Company Subsidiary provides any service.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means officers, directors, employees, managers, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors, and other representatives.

“Required Financial Information” means the most recent Company financial statements required to be delivered pursuant to the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, in each case, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Offer” means any Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors that the Company Board deems relevant (including, for the avoidance of doubt, the relevant regulatory and financial aspects of such Acquisition Proposal, including the likelihood such Acquisition Proposal is to be consummated), if consummated, would result in a transaction more favorable to the Company’s stockholders than the Transactions; provided that, for purposes of this definition of “Superior Offer,” the references to “twenty percent (20%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%).”

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation,” or other similar state anti-takeover Laws and regulations.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, license tax, severance tax, occupation tax, premium tax, windfall profits tax, environmental tax, customs duties, profits tax, social security tax, disability tax, registration tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, alternative tax or add-on minimum tax or other tax or similar duties, fees, or charges or assessments in the nature of a tax), including any interest, penalty, or addition thereto, in each case, imposed, assessed, or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax.

“Third-Party Payor Program” means such private, non-governmental healthcare programs, including to any private insurance program.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened in writing by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating to this Agreement, the Merger, or the Transactions (including any such Legal Proceeding (a) based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any Transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of the Company Subsidiaries or (b) alleging or asserting any misrepresentation or omission in the Proxy Statement).

“Willful Breach” means any material breach of any covenant or agreement set forth in this Agreement (or with respect to Parent, any material breach of any covenant or agreement by the Carve-Out Purchaser or its Affiliates set forth in the Regulatory Side Letters) prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be likely to, result in such breach. Notwithstanding anything in the foregoing definition to the contrary, such term shall include the failure to consummate the Closing when required to do so by this Agreement.

In addition, the following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Acquiring Parties	6.13(a)
Appraisal Rights	2.01(b)
Balance Sheet	3.09
Book-Entry Shares	2.02(a)
Bylaws	3.02
Cancelled Shares	2.01(a)(ii)
Carve-Out Planning	6.13(a)
Certificate of Incorporation	3.02
Certificate of Merger	1.03
Certificates	2.02(a)
Chosen Courts	9.05(b)
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Adverse Change Recommendation	6.01(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	2.01(a)(i)
Company Guidance	5.02(b)(viii)
Company SEC Documents	3.07(a)
Company Stockholders’ Meeting	5.05
Company Subsidiaries	3.01(b)
Company Subsidiary	3.01(b)
Company Termination Fee	8.03(a)
Confidentiality Agreement	5.01(b)
Continuation Period	6.03(a)
Continuing Employee	6.03(a)
Continuing Employer	6.03(a)
Covered Associates	5.02(b)(v)
Current Insurance	6.04(c)
DEA	3.15
Debt Financing	6.11(a)
Definitive Financing Agreements	6.11(a)
Delaware Law	1.01
Determination Notice	6.01(b)(i)
DGCL	Recitals
Dissenting Share	2.01(b)
Effective Time	1.03
Equity Commitment Letter	Recitals
Equity Financing	4.07(a)
Exchange Fund	2.02(a)
Excluded IP Contracts	3.12(a)(iv)
FDA	3.15
Final Exercise Date	2.03(e)
Foreign Plan	3.19(n)
GAAP	3.07(b)
Indemnified Persons	6.04(a)
Indemnifying Parties	6.04(b)
IT Assets	3.11(j)
Leased Real Property	3.10(d), 3.10(d), 3.10(d)

Term	Section
Limited Guarantee	Recitals
Material Contracts	3.12(a)
Maximum Amount	6.04(c)
Merger	Recitals
Merger Consideration	2.01(a)(i)
Merger Sub	Preamble
OIG	3.15
Parent	Preamble
Parent Termination Fee	8.03(b)
Paying Agent	2.02(a)
Pension Plan	3.19(i)
Permitted Investments	2.02(f)
Pre-Closing Bonus	6.03(a)(vi)
Pre-Closing Period	5.01(a)
Privacy Requirements	3.11(l)
Property Material Contracts	3.12(a)(x)
Proxy Statement	3.25
Reference Date	3.03(a)
Regulatory Side Letters	Recitals
Repurchase Transaction	6.12(c)
Repurchase Transaction Notice	6.12(c)
Required Amount	4.07(b)
Required Company Stockholder Vote	3.06
Requisite Regulatory Approvals	7.01(c)
Sarbanes-Oxley Act	3.07(a)
Share	2.01(a)(i)
Support Agreement	Recitals
Surviving Corporation	Recitals
Trade Laws	3.16(b)
Transactions	Recitals
Transfer Taxes	9.12
WARN Act	3.19(e)

Annex D

FORM OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CATALENT, INC.

ARTICLE I

Name

The name of the corporation is Catalent, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.01 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

(2) To the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of Section (2) of this Article V, nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VI

Indemnification of Directors, Officers and Others

(1) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, or trustee or in any other capacity while serving as a director, officer, employee, agent, or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees and expenses, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (3) of this Article VI with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(2) In addition to the right to indemnification conferred in Section (1) of this Article VI, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees and expenses) incurred in defending or participating as a witness in any proceeding to such indemnitee in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VI (which shall be governed by Section (3) of this Article VI) (any such payment, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee in such indemnitee’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including service to an employee benefit plan) shall, subject to applicable provisions of the DGCL, be made solely upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections (1) and (2) of this Article VI or otherwise.

(3) If an indemnitee’s claim under Sections (1) and (2) of this Article VI is not paid in full by the Corporation within (a) sixty (60) days after a written claim for indemnification has been received by the Corporation or (b) twenty (20) days after a written claim for advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification under this Article VI (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in Delaware law or this Fifth Amended and Restated Certificate of Incorporation. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses under this Article VI or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses, as the case may be, under this Article VI or otherwise shall be on the Corporation.

(4) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VI, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee, or agent of the Corporation and as to action in any other capacity.

(5) The rights conferred upon indemnitees in this Article VI shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article VI that adversely affects any right of any indemnitee or any of its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VII

Bylaws

The directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Fifth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Fifth Amended and Restated Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Fifth Amended and Restated Certificate of Incorporation are subject to this reserved power.

ARTICLE IX

Miscellaneous

(1) If any provision or provisions of this Fifth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Fifth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Fifth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(2) Unless the Corporation consents in writing to the selection of an alternative forum, (a) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and (b) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Fifth Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action relating to the interpretation, application, enforcement or validity of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding” and the applicable court referenced by Section (2) of this Article IX, a “Permitted Court”). Section (2) of this Article IX shall not apply to any claim brought to enforce any liability or duty created by the Exchange Act.

(3) If any action the subject matter of which is a Covered Proceeding is filed in a court other than a Permitted Court (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Corporation, such Claiming Party shall be deemed to have consented to (a) the personal jurisdiction of the applicable Permitted Court in connection with any action brought in such Permitted Court to enforce Sections (2) or (4) of Article IX (an “Enforcement Action”), and (b) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

(4) To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of Sections (2) or (4) of Article IX and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

* * * * *

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 5, 2024 (this “Agreement”) is entered into among Creek Parent, Inc., a Delaware corporation (“Parent”), Elliott Investment Management L.P., a Delaware limited partnership (the “Elliott Management”) (solely for purposes of Section 2(a)(iii), Section 2(c) and Section 3), and each of the following stockholders of Catalent, Inc., a Delaware corporation (the “Company”): Elliott Associates, L.P., a Delaware limited partnership; Elliott International, L.P., a Cayman Islands limited partnership, and the Liverpool Limited Partnership, a Bermuda limited partnership (hereinafter severally referred to as a “Stockholder” and collectively referred to as the “Stockholders”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Company, Parent, and Creek Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein) (i) Merger Sub will be merged with and into the Company (the “Merger”), and (ii) all Shares shall be converted into the right to receive the Merger Consideration and automatically cancelled upon conversion subject to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, as of the date hereof, each Stockholder is the record owner or beneficial owner of the number of Shares set forth opposite such Stockholder’s name on Exhibit A hereto (together with such additional Shares of the Company that such Stockholder has the right to vote (or to direct the vote of) as of an applicable record date after the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the “Covered Shares” and for the avoidance of doubt, “Covered Shares” shall exclude any physically-settled or cash-swap instruments which a Stockholder does not have the right to control or direct the voting of the underlying shares of Company Common Stock).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Stockholders hereby agree as follows:

1. Agreement to Vote. Each of the Stockholders agrees that, with respect to each Covered Share that it is entitled to vote, it shall, and shall cause any other holder of record of any such Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the Stockholders is sought: (i) when a meeting concerning the Transactions (as defined below) is held, appear at such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or cause to be voted, including by proxy or by delivering a written consent) all such Covered Shares in favor of (x) the Merger and the adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), and (y) the approval of any proposal to adjourn or postpone such meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; and (iii) vote (or cause to be voted) all such Covered Shares against any other proposal (including any Acquisition Proposal), action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions. Except as set forth in this Section 1, nothing in this agreement shall restrict the Stockholders from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall limit the right of any Stockholder to vote any such Covered Shares in connection with the election of directors.

2. Covenants of the Stockholders.

(a) Except in accordance with the terms of this Agreement, each of the Stockholders and, solely with respect to clause (iii), Elliott Management hereby covenants and agrees that during the term of this Agreement, such Stockholder (in its capacity as such and not in any other capacity) and, solely with respect to clause (iii), Elliott Management will not (i) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Covered Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (ii) knowingly take any action that would make any representation or warranty of any of the Stockholders contained herein untrue or incorrect or have the effect of preventing or disabling any of the Stockholders from performing its obligations under this Agreement or (iii) encourage or solicit any holder of Company Common Stock to vote in opposition to the Transactions; provided that nothing in this Agreement shall be construed to restrict the Stockholder or Elliott Management from trading in the Covered Shares, any other securities of the Company or otherwise. For the avoidance of doubt, the fact that a Stockholder’s Covered Shares may be loaned by such Stockholder as part of customary securities lending arrangements and actions taken in connection therewith shall not be a violation of this Agreement.

(b) Each of the Stockholders shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Covered Shares that may arise in connection with the Merger.

(c) Except to the same extent that the Company, the Company Board or any of their Representatives is permitted to engage in, or take, any of the following activities pursuant to Section 6.01 of the Merger Agreement, none of the Stockholders, solely in their capacity as stockholders of the Company and not in any other capacity, nor Elliott Management shall, directly or indirectly, (i) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any inquiry regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal or (ii) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal. Notwithstanding anything in this Section 2(c) to the contrary, at and subject to the direction of the Company Board, the Stockholders and Elliott Management may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 6.01 of the Merger Agreement.

(d) Each of the Stockholder hereby agrees not to commence or participate in any Legal Proceeding against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 2(d) shall restrict or prohibit the Stockholders, their Representatives or their affiliates from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against any Stockholder or any of its Representatives or affiliates relating to this Agreement, the Merger Agreement or the Transactions contemplated by this Agreement or the Merger Agreement, or from enforcing their respective rights under this Agreement or the Merger Agreement. Parent shall not, directly or indirectly, assert any claim that the entry into, and performance under, this Agreement by any Stockholder or Elliott Management breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that such Stockholder or Elliott Management has (or may be alleged to have) to the Company or to the other holders of Shares.

3. Public Announcement. None of the Stockholders nor Elliott Management shall make any public announcement or statement that contradicts or disagrees with the terms of this Agreement, including the fact that each Stockholder is supporting the Transactions, except as required by applicable Law or the rules and regulations of the NYSE or with the prior written consent of the other parties or as otherwise contemplated by Section 2(c) above. Subject to Stockholders’ and Elliott Management’s prior review of any such documents and written consent (not to be unreasonably withheld, conditioned or delayed), each Stockholder and Elliott Management acknowledge the contemplated publication and disclosure by the Company and/or Parent of each Stockholder’s identity and holdings of the Covered Shares, the nature of each Stockholder’s and Elliott Management’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and any communications in connection therewith) and other information that the Company and/or Parent reasonably determines is required to be disclosed by applicable Law in any press release, legal proceeding or any other disclosure document in connection with the Transactions (including all documents filed or furnished with the Securities and Exchange Commission).

4. Termination. This Agreement shall terminate upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any modification, waiver or amendment to the Merger Agreement that is effected without the Stockholders’ prior written consent and that is adverse to the Company or any of the Company’s stockholders (including any amendment which reduces the amount or changes the form or type of Merger Consideration, reduces, or imposes any conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment), (d) receipt by the Company of the Required Company Stockholder Vote, (e) the mutual written consent of the parties hereto, (f) a Company Adverse Change Recommendation and (g) any material breach of this Agreement by Parent. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 4 shall relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof; provided, further, that in the event of a termination of this Agreement pursuant to the foregoing clause (b) and (d), (x) Section 3 of this Agreement shall survive such termination through the earlier of (a) the date on which the Merger is consummated and (b) the date on which the Merger Agreement is terminated in accordance with its terms without the Merger having occurred and (y) Section 2(d) shall survive such termination.

5. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(iii) No controlled Parent Affiliate directly or indirectly owns, or will at any time prior to the Closing Date beneficially own, any share of the Company’s capital stock or any security, contract, or obligation convertible into or exercisable or exchangeable for shares of the Company’s capital stock.

(b) Representations and Warranties of each Stockholder. Each Stockholder on its own behalf, severally and not jointly, hereby represents and warrants as follows:

(i) Existence, Power; Binding Agreement. Each of the Stockholders is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Stockholders and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms, subject to the Enforceability Exceptions.

(ii) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of any of such Stockholder for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) in the case of such Stockholder, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents) of such Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrances, other than any Encumbrances that would not adversely affect the ability such Stockholder to perform fully its obligations hereunder with respect to its applicable Covered Shares, or (3) violate any Law, judgment, order or decree applicable to such Stockholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of such Stockholder to perform its obligations hereunder.

(iii) No Inconsistent Agreements. Each Stockholder (A) has not entered into any voting agreement or voting trust with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, (B) has not granted a proxy or power of attorney with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement and (C) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

(iv) Covered Shares. Such Stockholder (or a person under the control of such Stockholder) has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case, with respect to all of the Covered Shares held by such Stockholder (except as otherwise permitted in connection with this Agreement), with no limitations, qualifications or restrictions on such rights (in each case other than as permitted under this Agreement), subject to applicable federal securities laws and those arising under the terms of this Agreement.

(v) No Arrangements. No Stockholder, nor any of its controlled Affiliates, is a party to any Contract or other arrangement or understanding (whether or not binding), with the Company or any stockholder, director, officer or other controlled Affiliate (or their respective officers and directors) of the Company or any of its Subsidiaries solely relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, except as expressly set forth in or contemplated by the Merger Agreement or this Agreement.

6. Amendment. This Agreement may not be amended, modified or waived in any manner, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by (i) each of the parties, in the case of an amendment or modification or (ii) the waiving party, in the case of a waiver. No failure or delay by any party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7. Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

8. Notices. Any notice or other communication required or permitted to be delivered to the parties under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered to the addresses of the parties, (i) in the case of Parent, as set forth in the Merger Agreement and (ii) in the case each Stockholder, on its signature page to this Agreement or such other address as may be designated by such Stockholder in writing to Parent, and, in each of the foregoing clauses (i) and (ii), in the manner contemplated by the Merger Agreement.

9. Severability. If any term or other provision of this Agreement is invalid or unenforceable in any situation in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

10. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

11. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

12. Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b) In any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware or appellate court therefrom (the “Chosen Court”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding, (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated in any court or elsewhere other than the Chosen Courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.

(d) The consents to jurisdiction set forth in this Section 12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

15. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent and each of the Stockholders have executed or caused to be executed this Agreement as of the date first written above.

CREEK PARENT, INC.

By:	/s/ Jonathan Levy
Name: Jonathan Levy
Title: President

By:	/s/ Charles Patten
Name: Charles Patten
Title: Vice President

[Voting and Support Agreement Signature Page]

ELLIOTT INVESTMENT MANAGEMENT L.P. (solely for purposes of Section 2(a)(iii), Section 2(c) and Section 3)

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT ASSOCIATES, L.P. By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P. By: Hambledon, Inc., its General Partner By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

THE LIVERPOOL LIMITED PARTNERSHIP By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Voting and Support Agreement Signature Page]

Exhibit A

Stockholder	Shares
Elliott Associates, L.P.	818,879
Elliott International, L.P.	2,720,000
The Liverpool Limited Partnership	461,121

A-1

CATALENT, INC. 14 SCHOOLHOUSE ROAD SOMERSET, NJ 08873

VOTE BY INTERNET

Before The Special Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Special Meeting - Go to www.virtualshareholdermeeting.com/CTLT2024SM

You may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Catalent, Inc. (“Catalent”) in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42299-S86751 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

CATALENT, INC.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.				For	Against	Abstain

1. To adopt and approve the Agreement and Plan of Merger, dated as of February 5, 2024, by and among Catalent, Creek Parent, Inc., and Creek Merger Sub, Inc. (the “Merger” and “Merger Proposal”);				☐	☐	☐

2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Catalent’s named executive officers that is based on or otherwise relates to the Merger; and				☐	☐	☐

3.  To approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if a quorum is not present or there are not sufficient votes cast at the Special Meeting to approve the Merger Proposal.

				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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V42300-S86751

CATALENT, INC.

Special Meeting of Stockholders

May 29, 2024 8:00 am Eastern Time

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Alessandro Maselli and Matti Masanovich, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Catalent that the stockholder is entitled to vote at the Special Meeting of Stockholders to be held at 8:00 am Eastern Time on May 29, 2024 at www.virtualshareholdermeeting.com/CTLT2024SM and any adjournment or postponement thereof, as indicated on this proxy and on such other matters as may properly come before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are authorized to vote in their discretion on any matter or other business as may properly be brought before the Special Meeting of Stockholders or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side